EXECUTION VERSION

CREDIT AGREEMENT
Dated as of February 3, 2014
among
W. R. GRACE & CO.,
as Holdings,
W. R. GRACE & CO.-CONN.,
as the Borrower,
GRACE GMBH & CO. KG,
as the German Borrower,
GOLDMAN SACHS BANK USA,
as Administrative Agent,
THE OTHER LENDERS PARTY HERETO
_____________________________
GOLDMAN SACHS BANK USA,
DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
HSBC SECURITIES (USA) INC.,
as Joint Lead Arrangers and Joint Bookrunners
_____________________________
DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent
_____________________________
BANK OF AMERICA, N.A.,
and
HSBC SECURITIES (USA) INC.
as Co-Documentation Agents

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Page

ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS	1

SECTION 1.01	Defined Terms 1

SECTION 1.02	Other Interpretive Provisions 72

SECTION 1.03	Accounting Terms 73

SECTION 1.04	Rounding 74

SECTION 1.05	References to Agreements and Laws 74

SECTION 1.06	Times of Day 74

SECTION 1.07	Timing of Payment or Performance 74

SECTION 1.08	Exchange Rates; Currency Equivalents Generally 74

SECTION 1.09	Pro Forma Calculations 76

SECTION 1.10	Letter of Credit Amounts 78

SECTION 1.11	Certifications 78

SECTION 1.12	Compliance with Article VII 78

ARTICLE 2. THE COMMITMENTS AND CREDIT EXTENSIONS	78

SECTION 2.01	The Loans 78

SECTION 2.02	Borrowings, Conversions and Continuations of Loans 80

SECTION 2.03	Letters of Credit. 82

SECTION 2.04	Swingline Loans 91

SECTION 2.05	Prepayments 95

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SECTION 2.06	Termination or Reduction of Commitment 108

SECTION 2.07	Repayment of Loans 110

SECTION 2.08	Interest 111

SECTION 2.09	Fees 111

SECTION 2.10	Computation of Interest and Fees 115

SECTION 2.11	Evidence of Indebtedness 115

SECTION 2.12	Payments Generally 116

SECTION 2.13	Pro Rata Shares; Sharing of Payments; Availability of Funds 117

SECTION 2.14	Increase in Commitments 118

SECTION 2.15	Refinancing Amendments 123

SECTION 2.16	Extensions of Loans and Commitments. 125

SECTION 2.17	Cash Collateral. 128

SECTION 2.18	Defaulting Lenders. 129

SECTION 2.19	Appointment of Borrower as Representative of German Borrower 131

ARTICLE 3. TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY	131

SECTION 3.01	Taxes 131

SECTION 3.02	Making or Maintaining Eurocurrency Rate Loans 135

SECTION 3.03	Increased Cost; Capital Adequacy 137

SECTION 3.04	Funding Losses 139

SECTION 3.05	Matters Applicable to Requests for Compensation 139

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SECTION 3.06	Replacement of Lenders Under Certain Circumstances 140

SECTION 3.07	Survival 141

ARTICLE 4. CONDITIONS PRECEDENT	141

SECTION 4.01	Conditions Precedent to Closing Date 141

SECTION 4.02	Conditions Precedent to All Credit Extensions 144

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	145

SECTION 5.01	Corporate Status. 145

SECTION 5.02	Corporate Power and Authority. 145

SECTION 5.03	No Violation. 146

SECTION 5.04	Governmental Authorization; Other Approvals. 146

SECTION 5.05	Financial Statements; No Material Adverse Effect 146

SECTION 5.06	Solvency, etc. 146

SECTION 5.06	Litigation and Environmental Matters. 147

SECTION 5.07	Disclosure. 147

SECTION 5.08	Use of Proceeds, Margin Regulation. 148

SECTION 5.09	Taxes 148

SECTION 5.10	ERISA Compliance 148

SECTION 5.11	Ownership of Property 149

SECTION 5.12	Subsidiaries 149

SECTION 5.13	Compliance with Law 149

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SECTION 5.14	Investment Company Act 149

SECTION 5.15	Environmental Matters. 149

SECTION 5.16	Labor Matters 150

SECTION 5.17	Intellectual Property. 151

SECTION 5.18	Collateral Documents. 151

SECTION 5.19	Patriot Act 151

SECTION 5.20	FCPA 152

SECTION 5.21	Sanctioned Persons 152

SECTION 5.22	Certain Matters Regarding the German Borrower 152

ARTICLE 6. AFFIRMATIVE COVENANTS	152

SECTION 6.01	Financial Statements 153

SECTION 6.02	Certificates; Other Information 154

SECTION 6.03	Notices 155

SECTION 6.04	Payment of Obligations 156

SECTION 6.05	Preservation of Existence, Etc. 156

SECTION 6.06	Maintenance of Properties 156

SECTION 6.07	Maintenance of Insurance 157

SECTION 6.08	Compliance with Laws 157

SECTION 6.09	Books and Records 158

SECTION 6.10	Inspection Rights 158

SECTION 6.11	Use of Proceeds 158

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SECTION 6.12	Unrestricted Subsidiaries; Covenant to Guarantee Obligations and Give Security 158

SECTION 6.13	Maintenance of Ratings 162

SECTION 6.14	Further Assurances 162

SECTION 6.15	Post-Closing Covenants 164

ARTICLE 7. NEGATIVE COVENANTS	164

SECTION 7.01	Liens 164

SECTION 7.02	Investments 168

SECTION 7.03	Indebtedness 172

SECTION 7.04	Fundamental Changes 175

SECTION 7.05	Dispositions 176

SECTION 7.06	Restricted Payments 179

SECTION 7.07	Change in Nature of Business 182

SECTION 7.08	Transactions with Affiliates 182

SECTION 7.09	Burdensome Agreements 183

SECTION 7.10	Holdings. 184

SECTION 7.11	Amendments of Certain Documents 185

SECTION 7.12	Fiscal Year 185

SECTION 7.13	Prepayments, Etc. of Subordinated Indebtedness 185

SECTION 7.14	Total Leverage Ratio 186

ARTICLE 8. EVENTS OF DEFAULT AND REMEDIES	186

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SECTION 8.01	Events of Default 186

SECTION 8.02	Remedies Upon Event of Default 189

SECTION 8.03	Application of Funds 190

SECTION 8.04	Rights not Exclusive 190

ARTICLE 9. ADMINISTRATIVE AGENT AND OTHER AGENTS	191

SECTION 9.01	Appointment of Agents. 191

SECTION 9.02	Powers and Duties 191

SECTION 9.03	General Immunity 191

SECTION 9.04	Agents Entitled to Act as Lender 193

SECTION 9.05	Lenders’ Representations, Warranties and Acknowledgment 193

SECTION 9.06	Right to Indemnity 194

SECTION 9.07	Successor Administrative Agent, Collateral Agent and Swing Line Lender. 194

SECTION 9.08	Collateral Documents and Guaranty 196

SECTION 9.09	Withholding Taxes 198

SECTION 9.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim 198

SECTION 9.11	Secured Bank Product Provider 199

ARTICLE 10. MISCELLANEOUS	200

SECTION 10.01	Amendments, Etc. 200

SECTION 10.02	Notices and Other Communications; Facsimile Copies 204

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SECTION 10.03	No Waiver; Cumulative Remedies; Enforcement 207

SECTION 10.04	Attorney Costs, Expenses and Taxes 207

SECTION 10.05	Indemnification by the Borrower. 208

SECTION 10.06	Marshalling; Payments Set Aside 210

SECTION 10.07	Successors and Assigns 211

SECTION 10.08	Confidentiality 216

SECTION 10.09	Setoff 218

SECTION 10.10	Interest Rate Limitation 218

SECTION 10.11	Counterparts 219

SECTION 10.12	Integration 219

SECTION 10.13	Survival of Representations and Warranties 219

SECTION 10.14	Severability 219

SECTION 10.15	Service of Process 220

SECTION 10.16	GOVERNING LAW 220

SECTION 10.17	WAIVER OF RIGHT TO TRIAL BY JURY 221

SECTION 10.18	No Advisory or Fiduciary Responsibility 222

SECTION 10.19	Electronic Execution of Assignments and Certain Other Documents 222

SECTION 10.20	Binding Effect 222

SECTION 10.21	PATRIOT Act Notice 223

SECTION 10.22	Affiliate Activities 223

SECTION 10.23	Obligations Several; Independent Nature of Lenders’ Rights 223

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SECTION 10.24	Headings 224

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SIGNATURES    S-1
SCHEDULES

I	Guarantors

1.01(a)	Existing U.S. Letters of Credit

1.01(b)	Existing Multicurrency Letters of Credit

2.01	Commitments

4.01(i)	Foreign Credit Facilities

5.11(b)	Material Real Properties

5.12	Subsidiaries

5.16	Labor Matters

6.12	Post-Closing Requirements

7.01(b)	Existing Liens

7.02(f)	Existing Investments

7.03(h)	Existing Indebtedness

7.08	Transactions with Affiliates

7.09	Burdensome Agreements

10.02	Principal Offices, Certain Addresses for Notices
EXHIBITS
Form of

A	Committed Loan Notice

B-1	Initial Term Note

B-2	Revolving Note

B-3	Swingline Note

B-4	Delayed Draw Term Note

C	Compliance Certificate

D	Assignment and Assumption

E	Guarantee Agreement

F-1	Security Agreement

F-2	Lux Holdco Pledge Agreement

G	Administrative Questionnaire

H	Discount Range Prepayment Notice

I	Discount Range Prepayment Offer

J	Specified Discount Prepayment Notice

K	Specified Discount Prepayment Response

L	Solicited Discounted Prepayment Notice

M	Acceptance and Prepayment Notice

N	Solicited Discounted Prepayment Offer

O	Solvency Certificate

P	Prepayment Notice

Q	Joinder Agreement

R	Certificate re: Non-Bank Status

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CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of February 3, 2014 among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “Borrower”), Grace GmbH & Co. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357 (the “German Borrower”), each lender from time to time party hereto and Goldman Sachs Bank USA, as Administrative Agent.
PRELIMINARY STATEMENTS
The Borrower, together with Holdings and its direct and indirect wholly owned United States Subsidiaries, will emerge from the Bankruptcy Cases pursuant to the Plan (the “Exit”).
Holdings has requested that (a) substantially contemporaneously with the Exit, the Lenders (as defined herein) make Term Loans and Revolving Loans to the Borrower to finance the Transactions and to pay fees and expenses in connection with the Transactions (the “Transaction Costs”) and the L/C Issuer issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries, (b) from time to time, the Lenders make Delayed Draw Term Loans and Revolving Loans to the Borrower (or the German Borrower, as applicable) and the L/C Issuer issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries.
The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement. In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:
Article 1.

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptance Date” has the meaning specified in Section 2.05(a)(iv)(D)(2).
“Acceptable Discount” has the meaning specified in Section 2.05(a)(iv)(D)(2).
“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(D)(3).
“Accepting Lender” has the meaning specified in Section 2.05(b)(vii).
“Account(s)” means “accounts” as defined in the UCC, and includes without limitation a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by

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chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property or (e) letter-of-credit rights or letters of credit.
“Accounting Changes” has the meaning specified in Section 1.03(d).
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Additional Commitments Effective Date” has the meaning specified in Section 2.14(b).
“Additional Facility” means an Additional Term Facility or an Additional Revolving Facility, as the context may require.
“Additional Lenders” means the Additional Term Lenders and the Additional Revolving Lenders.
“Additional Loans” means Additional Revolving Loans or Additional Term Loans, as the context may require.
“Additional Multicurrency Revolving Commitments” has the meaning specified in Section 2.14(a).
“Additional Multicurrency Revolving Loans” means any loans made in respect of any Additional Multicurrency Revolving Commitments that shall have been added pursuant to Section 2.14.
“Additional Notes” means any series of notes evidencing or consisting of Indebtedness that is, at the time of incurrence, either (x) secured by the Collateral on a pari passu basis or junior basis with the Loans or (y) unsecured, provided that (a) the maturity date of such Additional Notes (other than Earlier Maturing Indebtedness) shall be no earlier than the latest Maturity Date at the time incurred, (b) such Additional Notes, if secured, shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans, and, whether or not secured, shall not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, (c) the amortization requirements for such Additional Notes may differ from the existing Term Loans, so long as the then remaining Weighted Average Life to Maturity (other than Earlier Maturing Indebtedness) of such Additional Notes is no shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans, (d) to the extent secured, shall be subject to a customary intercreditor agreement with terms to be mutually agreed by the Administrative Agent, the Borrower and the trustee or holders of such Additional Notes, and (e) on the date that such Additional Notes are Incurred, after giving Pro Forma Effect to any Incurrence of Indebtedness on such date, (1) the aggregate principal amount of such Additional Notes, taken together with all Additional Loans and Additional Term Commitments then outstanding, does not exceed the General Incremental

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Availability plus the Ratio Incremental Availability (in each case assuming for the purpose of this calculation that the cash proceeds of such Additional Notes, as applicable, are not treated as Cash on Hand for such purpose), (2) the aggregate principal amount of such Additional Notes that are Earlier Maturity Indebtedness, taken together with all other Earlier Maturing Indebtedness then outstanding does not exceed $300,000,000 and (3) no Event of Default exists or would exist after giving effect to such incurrence, subject, where agreed to by the institutions purchasing such Additional Notes, to customary “Sunguard” limitations to the extent the proceeds of such Additional Notes are being used to finance a Permitted Acquisition or any other permitted Investment.
“Additional Revolving Borrowing” means a borrowing consisting of simultaneous Additional Revolving Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Additional Revolving Lenders.
“Additional Revolving Commitments” has the meaning specified in Section 2.14(a).
“Additional Revolving Facility” means (a) the Additional U.S. Revolving Commitments and the Credit Extensions thereunder and (b) the Additional Multicurrency Revolving Commitments and the Credit Extensions thereunder.
“Additional Revolving Lenders” means the lenders providing the Additional U.S. Revolving Commitments and/or Additional Multicurrency Revolving Commitments.
“Additional Revolving Loans” means Additional U.S. Revolving Loans and/or Additional Multicurrency Revolving Loans, as applicable.
“Additional Term A Loans” means Additional Term Loans that are term A loans.
“Additional Term Borrowing” means a borrowing consisting of simultaneous Additional Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Additional Term Lenders.
“Additional Term Commitments” has the meaning specified in Section 2.14(a).
“Additional Term Facility” means the Additional Term Commitments and the Additional Term Loans.
“Additional Term Lenders” means the lenders providing the Additional Term Loans.
“Additional Term Loans” means any loans made in respect of any Additional Term Commitments that shall have been added pursuant to Section 2.14.
“Additional U.S. Revolving Commitments” has the meaning specified in Section 2.14(a).
“Additional U.S. Revolving Loans” means any loans made in respect of any Additional U.S. Revolving Commitments that shall have been added pursuant to Section 2.14.

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“Adjusted Eurocurrency Rate” means for any Interest Rate Determination Date with respect to an Interest Period with respect to a Eurocurrency Rate Borrowing, (I) in relation to a Loan denominated in Canadian Dollars, the CDOR Rate and (II) in all other cases, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or the successor thereto (such page currently being (x) in relation to a Loan denominated in Dollars or any Alternative Currency (other than Euros or Canadian Dollars), the LIBOR01 page and (y) in relation to a Loan denominated in Euros, the EURIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in the relevant currency, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, (b) in the event the rates referenced in the preceding clause (a) do not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other commercially available page or other service which displays an average British Bankers Association Interest Settlement Rate, or the successor thereto, for deposits (for delivery on the first day of such period) with a term equivalent to such period in the relevant currency, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in such currency of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement. Notwithstanding the foregoing, with respect to any determination of the Adjusted Eurocurrency Rate (i) with respect to Term Loans, the Adjusted Eurocurrency Rate shall not be less than 0.75% per annum and (ii) with respect to a Eurocurrency Borrowing with an Interest Period of less than one month, the Adjusted Eurocurrency Rate shall be the rate that would otherwise apply for an Interest Period of one month.
“Administrative Agent” means Goldman Sachs Bank USA in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower, the Lenders and the L/C Issuers.
“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit G.
“Affected Lender” has the meaning specified in Section 3.02(b).
“Affected Loans” has the meaning specified in Section 3.02(b).

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“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Persons” means the Administrative Agent, the Collateral Agent and, in each case, the officers, directors, employees, agents and attorneys-in-fact of such Person.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.
“Agreement Currency” has the meaning specified in Section 1.08(h).
“Aggregate Amounts Due” has the meaning specified in Section 2.13(d).
“Aggregate Multicurrency Revolving Commitments” means the Multicurrency Revolving Commitments of all the Revolving Lenders. The amount of the Aggregate Multicurrency Revolving Commitments on the Closing Date is $150,000,000.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The amount of the Aggregate Revolving Commitments on the Closing Date is $400,000,000.
“Aggregate U.S. Revolving Commitments” means the U.S. Revolving Commitments of all the Revolving Lenders. The amount of the Aggregate U.S. Revolving Commitments on the Closing Date is $250,000,000.
“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Alternative Currency” means (i) with respect to Euro Term Loans, Euros and (ii) with respect to Multicurrency Revolving Loans and Multicurrency Letters of Credit, Euros, Canadian Dollars and Pounds Sterling.
“Alternative Currency Equivalent” means, with respect to an amount denominated in any Alternative Currency, such amount, and with respect to an amount denominated in Dollars or another Alternative Currency, the equivalent in such Alternative Currency of such amount determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Alternative Currency Equivalent for purposes of determining the aggregate available Multicurrency Revolving Commitments on any Credit Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which the Borrower requests the Credit Extension for such Credit Date pursuant to the provisions of this Agreement.
“Anti-Corruption Laws” means all Laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

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“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
“Applicable Discount” has the meaning specified in Section 2.05(a)(iv)(C)(2).
“Applicable Law” means, as to any Person: (a) all Laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.
“Applicable Rate” means a percentage per annum equal to:
(a)    with respect to U.S. Term Loans and Delayed Draw Term Loans, initially, (1) for Eurocurrency Rate Loans, the Adjusted Eurocurrency Rate plus 2.25% and (2) for the Base Rate Loans, the Base Rate plus 1.25%; provided that, from and after delivery of the Compliance Certificate pursuant to Section 6.02(b) for the period ended December 31, 2014, the Applicable Rate with respect to U.S. Term Loans and Delayed Draw Term Loans shall be (1) for Eurocurrency Rate Loans, the Adjusted Eurocurrency Rate plus the applicable margin set forth below and (2) for the Base Rate Loans, the Base Rate plus the applicable margin set forth below, in each case, based on the First Lien Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

First Lien Leverage Ratio	Margin for Eurodollar Rate Loans	Margin for Base Rate Loans
> 1.25:1.00	2.25%	1.25%
≤ 1.25:1.00	2.00%	1.00%

(b)    with respect to Euro Term Loans, the Adjusted Eurocurrency Rate plus 2.50%; provided that, from and after delivery of the Compliance Certificate pursuant to Section 6.02(b) for the period ended December 31, 2014, the Applicable Rate with respect to Euro Term Loans shall be the Adjusted Eurocurrency Rate plus the applicable margin set forth below based on the First Lien Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

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First Lien Leverage Ratio	Margin for Euro Term Loans
> 1.25:1.00	2.50%
≤ 1.25:1.00	2.25%

(c)    with respect to U.S. Revolving Loans, (1) for Eurocurrency Rate Loans, the Adjusted Eurocurrency Rate plus 1.75% and (2) for Base Rate Loans, the Base Rate plus 0.75%,
(d)    with respect to Multicurrency Revolving Loans, the Adjusted Eurocurrency Rate plus 1.75%,
(e)    with respect to Letter of Credit fees, 1.75%,
(f)    with respect to the unused Delayed Draw Commitments, 1.00%,
(g)    with respect to the unused U.S. Revolving Commitments, (i) until receipt by the Administrative Agent of financial statements pursuant to Section 6.01(b) for the first full fiscal quarter of the Borrower completed after the Closing Date, 0.375% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Total Leverage Ratio	U.S. Revolving Commitment Fee Rate
≥ 1.00:1.00	0.50%
< 1.00:1.00	0.375%

(h)    with respect to the unused Multicurrency Revolving Commitments, (i) until receipt by the Administrative Agent of financial statements pursuant to Section 6.01(b) for the first full fiscal quarter of the Borrower completed after the Closing Date, 0.375% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

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Total Leverage Ratio	Multicurrency Revolving Commitment Fee Rate
≥ 1.00:1.00	0.50%
< 1.00:1.00	0.375%

(i)    with respect to any Additional Term Loans, any Extended Term Loans, any Extended Revolving Loans, Extended Revolving Commitments and Replacement Term Loans, such amounts as may be agreed to by the Borrower and the Additional Term Lenders, Extended Term Lenders or Extended Revolving Lenders as the case may be.
42    Any increase or decrease in the Applicable Rate set forth in subsections (g) and (h) above resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Required Revolving Lenders, or automatically in the case of an Event of Default under Section 8.01(a), (e) or (f), the highest pricing shall apply, (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a), (e) or (f) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

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“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the L/C Sublimit, (i) the L/C Issuers, (ii) with respect to U.S. Letters of Credit, the U.S. Revolving Lenders and (iii) with respect to Multicurrency Letters of Credit, the Multicurrency Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) with respect to Swingline Loans, the U.S. Revolving Lenders.
“Approved Currency” means Dollars and any Alternative Currency.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and HSBC Securities (USA) Inc., each in its capacity as a joint lead arranger and joint bookrunner for the Facilities.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and out-of-pocket disbursements of any law firm or other external counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.05(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).
“Authorization Order” means that certain Order Authorizing the Debtors to (A) Enter Into the Exit Financing Commitment and Engagement Letter and the Fee Letters, (B) Pay Certain Fees, Indemnities, Costs and Expenses in Connection Therewith; and (C) File the Commitment and Engagement Letter and the Fee Letters Under Seal, as entered in the United Stated Bankruptcy Court for the District of Delaware on January 28, 2014, Docket No. 31576.
“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Available Amount” means, at any time (the “Reference Date”) and, in each case, without duplication, the sum of:
(a)    the greater of (i) $100,000,000 per fiscal year commencing with the fiscal year 2014 and (ii) Excess Cash Flow Not Otherwise Applied for such fiscal year; plus

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(b)    the amount of any capital contributions or cash and Cash Equivalent proceeds, and the fair market value of property or assets or marketable securities, from Equity Issuances (or issuances of debt securities converted or convertible into or exchanged or exchangeable for Qualified Capital Stock) received by the Borrower or any Subsidiary Guarantor during the period following the Closing Date through and including the Reference Date; plus
(c)    the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary or minority investment during the period following the Closing Date through and including the Reference Date; plus
(d)    the aggregate amount of all cash or Cash Equivalent interest, returns of principal, cash repayments and similar payments received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary or minority investment during the period following the Closing Date through and including the Reference Date in respect of Loans or advances made by the Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary or minority investment; plus
(e)    to the extent not required to be applied to prepay Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all cash proceeds received by the Borrower or any Restricted Subsidiary in connection with (x) the sale, transfer or other disposition of its direct or indirect ownership interest (including Capital Stock) in any Unrestricted Subsidiary or minority investment or (y) the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary or minority investment, in each case, during the period following the Closing Date through and including the Reference Date; plus
(f)    an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02; provided, that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(m); plus
(g)    an amount equal to Retained Declined Proceeds; plus
(h)    the fair market value of any Unrestricted Subsidiary which is re-designated as a Restricted Subsidiary or merged, liquidated, consolidated or amalgamated into the Borrower or any Restricted Subsidiary; minus
(i)    the aggregate amount of any Investments made pursuant to Section 7.02, any Restricted Payment made pursuant to Section 7.06 and any prepayments of Junior Financings made pursuant to Section 7.13 during the period following the Closing Date and ending on the Reference Date, in each case to the extent funded from the Available Amount;

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provided, however that if at the time such Available Amount is calculated the Interest Coverage Ratio (calculated on a Pro Forma Basis after giving effect to any Investment, Restricted Payment or prepayment of Indebtedness for which the Available Amount is being calculated) is less than 2.00:1.00, the amounts described in clause (a)(ii) shall not be included in calculating the Available Amount for purposes of any Restricted Payment pursuant to Section 7.06 or any prepayments of Permitted Additional Junior Debt pursuant to Section 7.13.
“Available Liquidity” means, as of any date of determination, the sum of (i) the aggregate amount of undrawn Revolving Commitments and Delayed Draw Commitments that are in effect as of such date, (b) the amount of undrawn commitments in respect of Additional Term Loans that are in effect on such date and (c) the aggregate amount of Cash on Hand.
“Bankruptcy Cases” means the cases of each of Holdings, the Borrower and their direct and indirect wholly owned United States Subsidiaries in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of Title 11 of the United States Code consolidated under Case No. 01-1139.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bank Product” means any of the following products, services or facilities provided to the Borrower or any Restricted Subsidiary: (a) products under Swap Contracts with a Secured Bank Product Provider; or (b) Cash Management Services or other similar banking products or services as may be requested by the Borrower or any Restricted Subsidiary, other than letters of credit, and provided by a Secured Bank Product Provider.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurocurrency Rate that would be payable on such day for a Eurocurrency Rate Loan with a one-month interest period (which, in respect of Term Loans only, shall in no event be less than 0.75% per annum) plus (b) 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benefit Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” has the meaning specified in the preamble hereto.
“Borrower Materials” has the meaning specified in Section 6.02.

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“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.05(a)(iv)(B).
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(a)(iv)(C).
“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(a)(iv)(D).
“Borrowing” means a Revolving Borrowing, a Swingline Borrowing, a Term Borrowing, Extended Term Borrowing, Extended Revolving Borrowing, Replacement Term Borrowing, Additional Revolving Borrowing or Additional Term Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, when used in relation to the Borrower, New York and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.
“Canadian Dollars” means the lawful money of Canada.
“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment or similar items which should be capitalized, reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capital Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.
“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided, that any instrument evidencing Indebtedness convertible or exchangeable for

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Capital Stock shall not be deemed to be Capital Stock, unless and until any such instruments are so converted or exchanged.
“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Captive Insurance Subsidiaries” means, collectively or individually as of any date of determination, those regulated Subsidiaries of the Borrower primarily engaged in the business of providing insurance and insurance-related services to the Borrower and its other Subsidiaries.
“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or the Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances denominated (x) in the case of collateral for Swingline Loans, in Dollars and (y) in the case of collateral for L/C Obligations, in the Approved Currency in which the applicable Letter of Credit was issued, or, if the applicable L/C Issuer or Swingline Lender, as applicable, benefitting from such collateral agrees in its reasonable discretion, other credit support (including by backstopping with other letters of credit), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the applicable L/C Issuer or Swingline Lender (as applicable) and (c) the Borrower (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:

(a)
(1)    Dollars, Canadian Dollars, Euros, or any national currency of any member state of the European Union; or (2) any other foreign currency held by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(b)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or

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instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c)
certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender, the Administrative Agent or by any bank or trust company (1) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (2) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250,000,000;

(d)	repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

(e)
commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(f)
readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(g)
Indebtedness or Preferred Capital Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(h)
bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(i)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above; and

(j)
solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (i) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

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Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) within ten Business Days following the receipt of such amounts.
“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to a Secured Bank Product Provider in respect of any overdraft and liabilities arising from treasury, depository and Cash Management Services or similar services designated by the Borrower as constituting Cash Management Obligations.
“Cash Management Services” means any one or more of the following types of services or facilities provided to the Borrower or any Restricted Subsidiary by any Person who on the date of the agreement giving rise thereto is entered into is a Credit Party or any Secured Bank Product Provider: (a) ACH transactions; (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, bank acceptance draft issuance and commercial acceptance draft discounting, sight draft and electronic funds transfer services; (c) foreign exchange facilities; (d) credit card processing services; (e) purchase cards; and (f) credit or debit cards.
“Cash on Hand” means, on any date of determination, the sum of the amount of cash and Cash Equivalents of the Borrower and each Restricted Subsidiary, as set forth on the balance sheet of the Borrower and its Consolidated Subsidiaries (it being understood that such amount shall exclude in any event any cash or Cash Equivalents identified on such balance sheet as “restricted” (including cash or Cash Equivalents subject to a control agreement in favor of any Person other than the Administrative Agent, but excluding cash or Cash Equivalents restricted in favor of the Secured Parties)).
“Casualty Event” means any event that gives rise to the receipt by the Borrower of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property (including any improvements thereon).
“CDOR Rate” means, with respect to each day during an Interest Period pertaining to a Loan denominated in Canadian Dollars, the interest rate per annum which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances, for a term comparable to such Interest Period, appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 1991 definitions, as modified and amended from time to time) at approximately 11:00 a.m. (New York City time) on the first day of such Interest Period, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate for such Interest Period shall be the rate for a term comparable to such Interest Period applicable to Canadian Dollar bankers’ acceptance quoted by a bank listed in Schedule 1 of the Bank Act (Canada) and selected by the Administrative Agent.
“CFC” means a “controlled foreign corporation” (within the meaning of Section 957 of the Code).

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“Change of Control” means (i) any Person or “group” (within the meaning of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of more than forty percent (40%) (on a fully diluted basis) of the total then outstanding Capital Stock of Holdings or the Borrower entitled to vote for the election of directors of Holdings or the Borrower, as applicable (other than a transaction following which holders of securities that represented 100% of such voting Capital Stock of Holdings or the Borrower, as applicable, immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at least a majority of such voting Capital Stock of the surviving Person in such transaction immediately after such transaction); or (ii) the majority of the seats on the board of directors of Borrower cease to be occupied by Persons who either (x) were members of the board of directors of Borrower on the Closing Date or (y) were nominated for election by the board of directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) all or substantially all of the Borrower’s (taken as a whole) assets are sold or transferred, other than pursuant to a transaction permitted by Section 7.04.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders are U.S. Revolving Lenders, Multicurrency Revolving Lenders, U.S. Term Lenders, Euro Term Lenders, Delayed Draw Term Lenders, Additional Term Lenders of a Series or Extending Lenders of a Series, (b) when used with respect to Commitments, refers to whether such Commitments are U.S. Term Commitments, Euro Term Commitments, Delayed Draw Commitments, U.S. Revolving Commitments, Multicurrency Revolving Commitments, Additional Term Commitments of a Series or Extended Revolving Commitments of a Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are U.S. Term Loans, Euro Term Loans, Delayed Draw Term Loans, U.S. Revolving Loans, Multicurrency Revolving Loans, Additional Term Loans of a Series, Extended Term Loans of a Series, Extended Revolving Loans of a Series or Replacement Term Loans of a Series.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01, which date is February 3, 2014.
“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or under the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties; provided, that in no event shall “Collateral” include any equity interests or assets of any Excluded Subsidiary (other than equity interests in any “first tier” Excluded Foreign Subsidiary to the extent required to be pledged pursuant to Section 6.12).
“Collateral Agent” means Goldman Sachs Bank USA, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent hereunder.

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“Collateral Documents” means, collectively, the Security Agreement, the Lux Holdco Pledge Agreement, each Intellectual Property Security Agreement, the Mortgages, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties as security for the Secured Obligations, including collateral assignments, Security Agreement Supplements and other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12.
“Commitment” means a Initial Term Commitment, a Delayed Draw Commitment, a Revolving Commitment, an Additional Term Commitment, an Additional Revolving Commitment or an Extended Revolving Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Borrowing, (c) a Swingline Borrowing, (d) a conversion of Loans from one Type to the other or (e) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form approved by the Administrative Agent and the Borrower.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, (a) Consolidated cash interest expense in respect of indebtedness for borrowed money of such Person and its Restricted Subsidiaries for such period on a Consolidated basis (excluding amortization of original issue discount or premium resulting from the Issuance of Indebtedness at less than par, amortization of deferred financing costs, costs associated with obtaining or terminating Swap Contracts, fees and expenses in connection with any amendment or waiver of Indebtedness and any interest expense in respect of DPO Obligations), minus (b) interest income for such period, all determined in accordance with GAAP.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of intangible assets and amortization of favorable or unfavorable lease assets or liabilities and other non-cash charges (including interest expense) related to any Securitization Financing of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(a)    increased (without duplication) by the following:

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(i)        provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus
(ii)    (v) Consolidated interest expense of such Person for such period, (w) interest accretion and interest expense in respect of the DPO, (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(iv)    any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges related to the incurrence of the Loans and any other credit facilities or the offering of debt securities and (B) any amendment or other modification of this Agreement, any other credit facilities or other Indebtedness or the offering of debt securities (in each case, whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(v)    the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including charges, reserves and expense related to the Exit, and costs related to the closure and/or consolidation of facilities and to exiting lines of business; plus
(vi)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period; plus
(vii)    (1) pro forma adjustments in respect of cost savings, operating expense reductions and cost synergies relating to any Specified Transaction or the implementation of an operational initiative or operational change, in each case, projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within twelve (12) months after the date any such transaction is consummated and (2) the amount of “run-rate” cost savings, synergies and operating efficiencies projected by the Borrower in good faith to be realized in connection with any Specified

NY\6127033.17

Transaction or the implementation of an operational initiative or operational change, in each case, within twelve (12) months after the date any such transaction is consummated (which cost savings, synergies or operating efficiencies shall be subject only to certification by a Responsible Officer of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings, synergies or operating efficiencies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that, in the case of each of clause (1) and (2), (x) a Responsible Officer of the Borrower shall have certified to the Administrative Agent that such cost savings or synergies are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) the aggregate amount added back pursuant to this clause (vii) for any four fiscal quarter period shall not exceed 15.0% of Consolidated EBITDA (calculated on a Pro Forma Basis after giving effect to this clause (vii)) for such period; plus
(viii)    any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower; plus
(ix)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus
(x)    to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance (to the extent actually received and net of expenses incurred to obtain such proceeds, unless otherwise deducted in determining Consolidated Net Income); plus
(xi)    any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus
(xii)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus
(xiii)    net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

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(xiv)    the amount of loss on sale of Securitization Assets in connection with a Qualified Securitization Financing;
(b)    decreased (without duplication) by the following:
(i)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus
(ii)    realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus
(iii)    any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus
(iv)    any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus
(v)    the amount of any minority interest income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus
(vi)    cash payments made during such period in respect of non-cash items added back to Consolidated EBITDA pursuant to clause (a)(vi) above in a prior period; and
(c)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.
There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period, including the UNIPOL Acquisition (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof

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occurring during such period but prior to such acquisition). For purposes of determining the Interest Coverage Ratio, the Total Leverage Ratio and the First Lien Leverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring during such period but prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Acquired EBITDA for the UNIPOL Acquisition shall be $11,250,000 for each of the fiscal quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013.
The Borrower may elect whether to include any adjustments in the calculation of Consolidated Net Income or Consolidated EBITDA that increases the amount of Consolidated Net Income or Consolidated EBITDA to the extent the Borrower determined such adjustment to be immaterial to the Lenders. Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustment to Consolidated EBITDA, and any adjustments to Consolidated EBITDA shall be without duplication of any adjustments to Consolidated Net Income.
“Consolidated Joint Venture” of Borrower means a corporation, partnership, limited liability company or other business entity selected by Borrower in its discretion (x) of which 50% or less of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by Borrower, and (y) that is consolidated with Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and including the net income (loss) of Consolidated Joint Ventures in an amount not to exceed $20,000,000; provided, however, that there will not be included in such Consolidated Net Income, without duplication:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary (other than up to $20,000,000 of net income (loss) of Consolidated Joint Ventures), except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a joint venture with outstanding third party indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to the Borrower or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject,

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in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;
(2)    solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Loan Documents or the documents governing any Indebtedness permitted under Section 7.03(a)), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause);
(3)    any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations of the Borrower or any Restricted Subsidiary;
(4)    any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrower);
(5)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including any Exit Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;
(6)    the cumulative effect of a change in accounting principles;
(7)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and (ii) income (loss) attributable to deferred compensation plans or trusts;
(8)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(9)    any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or

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the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;
(10)    any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(11)    any acquisition accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(12)    any impairment charge, write-down or write-off relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities;
(13)    any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;
(14)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item;
(15)    any non-cash items in respect of (x) pension and other post retirement obligations, (y) environmental obligations and (z) litigation or other disputes in respect of events and exposures will be excluded from Consolidated Net Income;
(16)    any cash payments in respect of (x) pension and other post retirement obligations, (y) environmental obligations and (z) litigation or other disputes will be deducted from Consolidated Net Income (but only to the extent not already reducing Consolidated Net Income in accordance with GAAP) and in each case of clauses (x) through (z), excluding any payments in respect of charges taken on or prior to the Closing Date; and
(17)    cash payments of the Warrant and the DPO Obligations shall be excluded for all purposes.
In addition, to the extent not already excluded from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed in such period by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the

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extent covered by insurance and actually reimbursed in such period, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; provided that Consolidated Total Debt shall not include (x) Letters of Credit (or other letters of credit and bankers’ acceptances), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (y) obligations under Swap Contracts not entered into for speculative purposes except to the extent terminated and (z) Indebtedness in respect of any Qualified Securitization Financing.
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (a) all Indebtedness consisting of Revolving Loans, Swingline Loans and L/C Obligations and other revolving loans, letter of credit and bankers acceptance obligations to the extent otherwise included therein, (b) the current portion of interest, (c) the current portion of current and deferred income taxes, (d) the current portion of any Capital Lease Obligations, (e) deferred revenue arising from cash receipts that are earmarked for specific projects, (f) the current portion of deferred acquisition costs, (g) pension assets and the current portion of pension liabilities, and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).
“Contaminant” means any material or substance with respect to which any Environmental Law or Environmental Permit imposes a duty, liability, obligation or standard of conduct or otherwise controls, limits or regulates, including without limitation any pollutant contaminant (as those terms are defined in 42 U.S.C. §9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. §1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR §1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. §6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), solid waste (as that term is defined in 42 U.S.C. § 6903(27)), or breakdown or decomposition product thereof, or

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any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.
“Contract Consideration” has the meaning specified in the definition of Excess Cash Flow.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.
“Converted Unrestricted Subsidiary” has the meaning specified in the definition of Consolidated EBITDA.
“Covenant Transaction” has the meaning specified in Section 1.08(d).
“Credit Agreement Refinancing Indebtedness” means (a) any new term loan facilities used to refinance all or a portion of the loans under any Term Loan Facility (each, a “Refinancing Term Loan Facility”) entered into with the consent of the Borrower and the institutions providing such Refinancing Term Loan Facility, (b) any new revolving facilities used to refinance all or a portion of the loans and revolving commitments under any Revolving Facility (each, a “Refinancing Revolving Facility” and, together with the Refinancing Term Loan Facilities, the “Refinancing Facilities”) entered into with the consent of the Borrower and the institutions providing such Refinancing Revolving Facility or (c) one or more additional series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu basis with the Facilities or secured notes that will be secured on a junior priority basis to the Facilities (including any Registered Equivalent Notes) (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Facilities or Refinancing Notes that are secured shall be subject to a customary intercreditor agreement with terms to be mutually agreed by the Administrative Agent, the Borrower and the lenders with respect to such Refinancing Facilities or Refinancing Notes, (ii)(A) all of the net cash proceeds of such Refinancing Term Loan Facility or Refinancing Notes are immediately applied to permanently repay in whole or in part the Term Loan Facility being refinanced, (B) all of the net cash proceeds of such Refinancing Revolving Facility are immediately applied to repay in whole or in part the Revolving Facility being refinanced and the Revolving Commitments being refinanced shall be permanently reduced by the amount of the commitments under the Refinancing Revolving Facility, and (C) such Refinancing Term Loan Facility, Refinancing Notes and Refinancing Revolving Facility are in an original aggregate principal amount not greater than the aggregate principal amount of the Term Loan Facility or Revolving Facility (as applicable) being refinanced except by an amount equal to (x) accrued interest and premium plus (y) upfront fees and OID plus (z) other fees and expenses or other amounts paid, in each case with respect to such Refinancing Term Loan Facility, Refinancing Notes or Refinancing Revolving Facility, as applicable, (iii) such Refinancing Term Loan Facility or Refinancing Notes have a maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the loans under the Term Loan Facility being refinanced and, with respect to any Refinancing Notes, shall not have

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mandatory prepayment provisions (other than those related to customary asset sale, change of control or similar event offers and AHYDO payments) that would result in prepayment of such Refinancing Notes prior to the Term Loans being refinanced (it being understood that the Borrower shall be permitted to prepay or offer to purchase any first lien secured Refinancing Notes pursuant to the proviso in Section 2.05(b)(ii)(A)), (iv) such Refinancing Revolving Facility shall not mature (or require scheduled commitment reductions or amortization) prior to the Maturity Date of the Revolving Commitments being refinanced, (v) there shall be no borrowers or guarantors in respect of any Refinancing Term Loan Facility, Refinancing Notes or Refinancing Revolving Facility that are not the Borrower, the German Borrower or a Guarantor, (vi) if secured, such Refinancing Term Loan Facility, Refinancing Notes or Refinancing Revolving Facility shall not be secured by any assets that do not constitute Collateral for the Facilities, (vii) with respect to any Refinancing Revolving Facility in respect of the U.S. Revolving Facility (each, a “U.S. Refinancing Revolving Facility”), all payment, borrowing, participation and commitment reduction shall be on a pro rata basis with (or more favorable to) the U.S. Revolving Facility (provided that (x) subject to the provisions of Sections 2.03 and 2.04 to the extent dealing with Swingline Loans and Letters of Credit under any Revolving Facility which mature or expire after a Maturity Date when there exist Commitments under a Refinancing Revolving Facility with a longer Maturity Date, all such Swingline Loans and U.S. Letters of Credit shall be participated in on a pro rata basis by all Lenders with U.S. Revolving Commitments and any U.S. Refinancing Revolving Facility in accordance with their Pro Rata Share of the U.S. Revolving Facility and such U.S. Refinancing Revolving Facility (on an aggregate basis across the U.S. Revolving Facility and each U.S. Refinancing Revolving Facility) and (y) all borrowings under U.S. Revolving Commitments and any U.S. Refinancing Revolving Facility and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Commitments under a U.S. Refinancing Revolving Facility (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending U.S. Revolving Commitments)); (viii) with respect to any Refinancing Revolving Facility in respect of the Multicurrency Revolving Facility (each, a “Multicurrency Refinancing Revolving Facility”), all payment, borrowing, participation and commitment reduction shall be on a pro rata basis with (or more favorable to) the Multicurrency Revolving Facility (provided that (x) subject to the provisions of Sections 2.03 and 2.04 to the extent dealing with Letters of Credit under any Revolving Facility which mature or expire after a Maturity Date when there exist Commitments under a Refinancing Revolving Facility with a longer Maturity Date, all such Multicurrency Letters of Credit shall be participated in on a pro rata basis by all Lenders with Multicurrency Revolving Commitments and any Multicurrency Refinancing Revolving Facility in accordance with their Pro Rata Share of the Multicurrency Revolving Facility and such Multicurrency Refinancing Revolving Facility (on an aggregate basis across the Multicurrency Revolving Facility and each Multicurrency Refinancing Revolving Facility) and (y) all borrowings under Multicurrency Revolving Commitments and any Multicurrency Refinancing Revolving Facility and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Commitments under a Multicurrency Refinancing Revolving Facility (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Multicurrency Revolving Commitments)); and (ix) such Refinancing Term Loan Facility, Refinancing Notes or Refinancing Revolving Facility shall either (A) have covenants no more restrictive (taken as a whole) than those under the Facilities as reasonably determined by the Administrative Agent (except for covenants applicable only to the periods after the final Maturity

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Date of the Facilities at the time of the incurrence of such Refinancing Term Loan Facility, Refinancing Notes or Refinancing Revolving Facility; it being understood that to the extent that any financial maintenance covenant is added for the benefit of the Facilities, no consent shall be required from the Administrative Agent or any Lender and such Refinancing Term Loan Facility, Refinancing Notes or Refinancing Revolving Facility shall not be deemed to be more restrictive solely because of such financial maintenance covenant) or (B) be on then current market terms for such type of Indebtedness (as reasonably determined in good faith by the Borrower).
“Credit Date” means the date of a Credit Extension.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” means (a) the Lenders and Affiliates thereof, (b) the Agents and their respective Affiliates and branches, (c) the Arrangers and (d) the permitted successors and permitted assigns of each of the foregoing.
“Current Assets” means, at any time, the Consolidated current assets (other than cash and Cash Equivalents) of the Borrower that would, in accordance with GAAP, be classified on a Consolidated balance sheet of Borrower as current assets at such date of determination, other than amounts related to current or deferred Tax assets based on income or profits (for the avoidance of doubt, Current Assets should exclude any (i) assets held for sale, (ii) loans (permitted) to third parties, (iii) Pension Plan assets, (iv) deferred bank fees and (v) derivative financial instruments).
“Current Liabilities” means, at any time, the Consolidated current liabilities of the Borrower all liabilities that would, in accordance with GAAP, be classified on a Consolidated balance sheet of Borrower as current liabilities at such date of determination, other than (a) the current portion of any long-term Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) any Revolving Loans with maturities in excess of one year and (g) the current portion of pension liabilities.
“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including, with respect to the German Borrower, the German Insolvency Code (Insolvenzordnung).
“Declining Lender” has the meaning specified in Section 2.05(b)(vii).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of grace period, or both, would be an Event of Default.

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“Default Rate” means, with respect to overdue principal, an interest rate equal to (a) the Applicable Rate applicable to the respective borrowing plus (b) 2.0% per annum and, with respect to any other overdue amount, the interest rate applicable to Base Rate Loans plus 2.0% per annum (other than to Defaulting Lenders).
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with any of such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swingline Lender and each Lender.
“Delayed Draw Commitment” means, as to each Lender, its obligation to make Delayed Draw Term Loans to the Borrower in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable,

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as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Commitments as of the Closing Date is $250,000,000.
“Delayed Draw Commitment Fee” has the meaning specified in Section 2.09(a)(iii).
“Delayed Draw Commitment Period” means the time period commencing on the Closing Date through and including the Delayed Draw Commitment Termination Date.
“Delayed Draw Commitment Termination Date” means the earliest to occur of (a) the first anniversary of the Closing Date, (b) the date of termination of the Delayed Draw Commitments by the Borrower pursuant to Section 2.06(a) and (c) the date of termination of the Delayed Draw Commitments pursuant to Section 8.01.
“Delayed Draw Credit Date” means the date of funding of Delayed Draw Term Loans.
“Delayed Draw Term Lender” means a lender that has a Delayed Draw Commitment.
“Delayed Draw Percentage” means, with respect to any Lender at any time, the percentage of the total Delayed Draw Commitments and/or Delayed Draw Term Loans of all the Lenders represented by such Lender’s Delayed Draw Commitment and/or Delayed Draw Term Loan. The initial Delayed Draw Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Delayed Draw Commitment”.
“Delayed Draw Term Borrowing” means a borrowing consisting of simultaneous Delayed Draw Term Loans of the same Type (if applicable) and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a)(ii).
“Delayed Draw Term Loan” means a term loan denominated in Dollars and made by a Lender to the Borrower pursuant to Section 2.01(a)(ii).
“Delayed Draw Term Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B-4 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Delayed Draw Term Loans made by such Lender.
“Designated Credit Line Provider” means any Person that is the lender, administrative agent or other representative with respect to a Designated Credit Line so long as such Person was identified to the Administrative Agent by the Borrower in writing on or prior to the Closing Date or, in the case of any Designated Credit Lines entered into after the Closing Date, on or prior to the date such Designated Credit Line is entered into; provided, that such provider delivers written notice that has been consented to in writing by the Borrower, in form reasonably satisfactory to the Administrative Agent, (i) describing the Designated Credit Line and setting forth the amount of the Designated Credit Line to be secured by the Collateral and (ii) agreeing to be bound by Section 6.02 of the Security Agreement and Article 9 hereof, as provided in Section 9.11.
“Designated Credit Lines” means lines of credit, letter of credit facilities and working capital credit facilities of Foreign Subsidiaries provided by a Designated Credit Line Provider and

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designated by the Borrower in writing to the Administrative Agent; provided that, at the time of any such designation, the aggregate principal amount of such Designated Credit Line together with all other then outstanding Designated Credit Lines, shall not exceed $150,000,000.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 7.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.
“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(a)(iv)(B)(2).
“Discount Range” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(1).
“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(1).
“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(iv)(C) substantially in the form of Exhibit H.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit I, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(1).
“Discount Range Proration” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(3).
“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.05(a)(iv)(A).
“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(a)(iv)(D)(3).
“Discounted Prepayment Effective Date” means in the case of any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the respective Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(iv)(B), Section 2.05(a)(iv)(C) or Section 2.05(a)(iv)(D), respectively, unless a different period is agreed to between the Borrower and the Auction Agent acting in their reasonable discretion.
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary, as applicable, all as determined

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on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as applicable.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), (b) is redeemable at the option of the holder thereof (other than if the issuer has the option to settle for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loan Facility at the time such capital stock is issued; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means, unless otherwise consented to by the Borrower in writing, (a) those financial institutions, lenders and other Persons identified by the Borrower to the Arrangers by name in writing on or prior to the close of business on January 5, 2014, (b) competitors of the Borrower or their respective affiliates, in the case of this clause (b) identified by the Borrower to the Administrative Agent by name in writing on or prior to the close of business on January 5, 2014 or from time to time after the Closing Date or (c) any affiliates of the foregoing that are readily identifiable according to their names, but excluding (in the case of clauses (b) and (c)) bona fide debt funds.
“Documentation Agents” means Bank of America, N.A. and HSBC Securities (USA) Inc., each in its capacity as a co-documentation agent under this Agreement.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, with respect to an amount denominated in Dollars, such amount, and with respect to an amount denominated in any Alternative Currency, the equivalent in Dollars of

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such amount determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Dollar Equivalent for purposes of determining the aggregate available Multicurrency Revolving Commitments on any Credit Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which any Borrower requests the Credit Extension for such Credit Date pursuant to the provisions of this Agreement.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States of America, any State thereof, or the District of Columbia.
“DPO” means (i) the Deferred Payment Agreement (Class 7A PD) between the Borrower and the WRG Asbestos PI Trust, (ii) the Asbestos PI Deferred Payment Agreement between the Borrower and the WRG Asbestos PI Trust and (iii) the Deferred Payment Agreement (Class 7B ZAI) between the Borrower and the WRG Asbestos PD Trust, each dated as of the Closing Date.
“DPO Obligations” means the obligations of the Borrower and Holdings under the DPO.
“Earlier Maturity Indebtedness” means (i) Additional Term A Loans, (ii) Additional Notes that would not meet the requirements of clauses (a) or (c) of the definition thereof at the time incurred and (iii) Permitted Additional Junior Debt that would not meet the requirements of the proviso in the definition thereof at the time incurred.
“Eligible Assignee” means, as of any date of determination, (a) a Lender as of such date; (b) an Affiliate of a Lender described in clause (a); (c) an Approved Fund with respect to a Lender described in clause (a); and (d) any other Person (other than a natural person or any Affiliate of the Borrower) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuers and the Swingline Lender and (iii) unless an Event of Default has occurred and is continuing under Section 8.01(a), (e) and (f), the Borrower (each such approval not to be unreasonably withheld or delayed).
“Eligible Equity Proceeds” means the Net Cash Proceeds received by Holdings from any sale or issuance of any Capital Stock (other than Disqualified Capital Stock) of Holdings (or any direct or indirect parent) to the extent such Net Cash Proceeds are directly or indirectly contributed to, and actually received by, the Borrower (or, if only a portion thereof is so contributed and received, to the extent of such portion).
“Environmental Claim” means any notice of violation, claim (including common law claims), accusation, allegation, cause of action, suit, administrative, regulatory or judicial action or proceeding, investigation, written demand, lien, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any Person for any liability, loss, damage (foreseeable and unforeseeable), personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, cost recovery, indemnity, indirect or consequential damages, punitive damages, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultant fees, damage to the environment or natural resources, or for nuisance, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from, arising from, based upon or related to (i) the occurrence or existence of a Release or threat of a Release (whether sudden

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or non-sudden or accidental or non-accidental) of, the exposure to or presence of any Contaminant in, into or onto the environment, (ii) the use, handling, generation, transportation, storage, treatment or disposal of any Contaminant, or (iii) the violation, or alleged violation, of any Environmental Law or Environmental Permit.
“Environmental Laws” means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules or regulations or orders, decrees, judgments or directives issued by a Governmental Authority, Environmental Permits or Remedial Action standards, levels or objectives imposing liability, duties, obligations or standards of conduct for or relating to pollution, the protection of health, safety or the environment or the use, treatment, storage, transportation, handling, disposal or release of any hazardous material, substance or waste, including, but not limited to, the following United States statutes, as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. §1251 et seq., the Clean Air Act, as codified in 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. §6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. §9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. §300f et seq., and any related regulations, as well as all state and local equivalents.
“Environmental Liability” means any liability, loss, duty or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation, or alleged violation, of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Contaminant, (c) exposure to any Contaminant, (d) the presence, release or threatened release of any Contaminant into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or Environmental Permits, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws or necessary or reasonably required for the current and anticipated future operation of the business of any Loan Party or any of their Restricted Subsidiaries.
“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Capital Stock, (b) any of its Capital Stock pursuant to the exercise of options or warrants, (c) any of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock. A Disposition shall not be deemed to be an Equity Issuance.

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“ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, insolvent, in reorganization or in critical or endangered status; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (g) the failure to satisfy the minimum funding standard under Section 412 or 430 of the Code or Section 302 of ERISA, whether or not waived with respect to any Pension Plan; or (h) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.
“Euro Term Borrowing” means a borrowing consisting of simultaneous Euro Term Loans of the same Type (if applicable) and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a)(i)(y).
“Euro Term Commitment” means, as to each Lender, its obligation to make a Euro Term Loan to the Borrower in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Euro Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Euro Term Commitments as of the Closing Date is €150,000,000.
“Euro Term Lender” means a Lender who has a Euro Term Commitment.
“Euro Term Loan” means a term loan denominated in Euros and made by a Lender to the Borrower pursuant to Section 2.01(a)(i)(y).

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“Euro Term Loan Exposure” means, as to any Lender as of any date of determination, the outstanding principal amount of the Euro Term Loans of such Lender; provided, that at any time prior to the making of the Euro Term Loans, the Euro Term Loan Exposure of any Lender shall be equal to such Lender’s Euro Term Commitment.
“Eurocurrency Rate Borrowing” means a Borrowing comprised of Eurocurrency Rate Loans.
“Eurocurrency Rate Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article 2.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income for such period;
(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;
(iii)    decreases in Consolidated Working Capital for such period (other than (v) appreciation of the Dollar relative to other foreign currencies, (w) any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting, (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) as a result of a liability or obligation that becomes probable or estimable or (z) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts);
(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and
(v)    cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in Consolidated Net Income; over
(b)    the sum, without duplication, of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income;

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(ii)    without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or Permitted Acquisitions made in cash during such period, except to the extent that such Capital Expenditures or Permitted Acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries;
(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including the principal component of Capital Lease Obligations, but excluding (X) Indebtedness created hereunder or under any other Loan Document (other than pursuant to Section 2.07(a)) and (Y) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries;
(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;
(v)    increases in Consolidated Working Capital for such period (other than (v) appreciation of the Dollar relative to other foreign currencies, (w) any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting, (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) as a result of a liability or obligation that becomes probable or estimable or (z) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts);
(vi)    cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Restricted Subsidiaries;
(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a), (c) and (m)(y)) except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries;
(viii)    the amount of Restricted Payments paid during such period pursuant to Section 7.06 (other than Section 7.06(a) (solely in respect of amounts paid to the Borrower or a Restricted Subsidiary), (b) and (f)(B)) except to the

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extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries;
(ix)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries;
(x)    the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period (or otherwise deducted in Consolidated Net Income during such period) and were not financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries;
(xi)    without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts and (B) expenditures required to be paid in cash by Borrower or any of its Restricted Subsidiaries pursuant to Applicable Law during the period of four consecutive fiscal quarters of the Borrower following the end of such period (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;
(xii)    the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;
(xiii)    cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;
(xiv)    cash payments in respect of DPO Obligations in such period;
(xv)    to the extent added to Consolidated Net Income, cash losses from discontinued operations;

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(xvi)    without duplication of any other deduction, cash expenditures in respect of pension and other post retirement obligations and environmental obligations in such period; and
(xvii)    without duplication of any other deduction, any cash expenditure in respect of the Warrant (other than any such cash expenditure funded with Indebtedness (other than revolving loans)).
“Exchange Rate” means the rate at which any currency (the “Original Currency”) may be exchanged into Dollars, Euros or another currency (the “Exchanged Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (New York time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to such Original Currency into such Exchanged Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s quoted spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Original Currency are then being conducted, at or about 11:00 a.m. (local time), on such date for the purchase of the Exchanged Currency, with such Original Currency for delivery two Business Days later.
“Excluded Foreign Subsidiary” means (i) any direct or indirect Foreign Subsidiary, (ii) any direct or indirect Subsidiary of a Foreign Subsidiary or any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary Holding Company and (iii) any Foreign Subsidiary Holding Company.
“Excluded Information” means information (including material non-public information) regarding the Loans of the applicable Class or the Loan Parties hereunder or the German Borrower that is not known to a Lender participating in a Discounted Voluntary Prepayment or in an assignment to the Borrower, that may be material to a decision by such Lender to participate in such Discounted Voluntary Prepayment or such assignment to the Borrower, as applicable.
“Excluded Subsidiary” means any (i) Excluded Foreign Subsidiary, (ii) Unrestricted Subsidiary, (iii) Immaterial Subsidiary, (iv) Captive Insurance Subsidiary, (v) Non-Profit Subsidiary, (vi) Joint Venture and (vii) subsidiary which is a special purpose entity.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately

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before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d), and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indebtedness” means Indebtedness existing on the Closing Date.
“Exit” has the meaning specified in the Preliminary Statements.
“Exit Expenses” means all fees, expenses and charges incurred in connection with the Exit.
“Expiring Credit Commitment” has the meaning specified in Section 2.04(f).
“Extended Loans” means the Extended Term Loans and/or the Extended Revolving Loans, as the context may require.
“Extended Revolving Borrowing” means a borrowing consisting of simultaneous Extended Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Extended Revolving Lenders.
“Extended Revolving Commitments” has the meaning specified in Section 2.16(a).
“Extended Revolving Lender” has the meaning specified in Section 2.16(a).
“Extended Revolving Loans” has the meaning specified in Section 2.16(a).
“Extended Term Borrowing” means a borrowing consisting of simultaneous Extended Term Loans of the same Type (if applicable) and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Extended Term Lenders pursuant to Section 2.16(a).
“Extended Term Lender” has the meaning specified in Section 2.16(a).
“Extended Term Loans” has the meaning specified in Section 2.16(a).
“Extending Lender” has the meaning specified in Section 2.16(a).
“Extension” has the meaning specified in Section 2.16(a).
“Extension Amendments” has the meaning specified in Section 2.16(c).
“Extension Offer” has the meaning specified in Section 2.16(a).
“Facility” means each Term Loan Facility, each Revolving Facility, or each Additional Term Facility or Additional Revolving Facility, as the context may require.
“FATCA” means (a) Sections 1471 through 1474 of the Code as of the date of this Agreement (and any successor or future version thereof that is substantially comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated or Revenue Ruling, Revenue Procedure, Notice or other administrative guidance issued thereunder, (b) any treaty, law,

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regulation or other official guidance enacted in any other jurisdiction, in each case, that relates to an intergovernmental agreement between the U.S. and any other jurisdiction and facilitates the implementation of the preceding clause (a), or (c) any agreement entered into (including pursuant to Section 1471(b)(1) of the Code) regarding the implementation of the preceding clauses (a) or (b) with the United States Internal Revenue Service, the U.S. Government or any governmental or taxation authority under any other jurisdiction.
“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.
“Fee Letter” means the Facilities Fee Letter executed by Holdings, the Borrower, the Arrangers and the other parties thereto, dated as of January 7, 2014.
“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured or is secured solely by a Lien that is junior to the Liens securing the Obligations) as of the last day of such Test Period (net of Cash on Hand) to (b) Consolidated EBITDA of the Borrower for such Test Period.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
“FLSA” means the federal Fair Labor Standards Act, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.
“Foreign Plan Event” means (a) a foreign governmental authority has instituted proceedings to terminate a Foreign Pension Plan, (b) a foreign governmental authority has appointed a trustee to administer any Foreign Pension Plan in place of the existing administrator, in each case by reason of a distress termination within the meaning of Section 4041(c) of ERISA, treating such Foreign Pension Plan as if it were subject to ERISA; or (c) any Foreign Pension Plan that is required by

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applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by the Borrower or one or more of its Subsidiaries or its Affiliates primarily for the benefit of employees of the Borrower or such Subsidiaries or its Affiliates residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means a Domestic Subsidiary all of the assets of which (except for an immaterial amount) consist of the equity (or the equity and debt) of one or more direct or indirect Foreign Subsidiaries that are CFCs.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s U.S. Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other U.S. Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become

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effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Borrower may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrower or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrower may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrower, including pursuant to Sections 6.01(a) and (b), in IFRS; provided further, that the treatment of, and all computations with respect to, leases contained in this Agreement may, in the sole discretion of the Borrower, be treated, and performed, in accordance with GAAP as in effect on the Closing Date.
“General Incremental Availability” has the meaning specified in Section 2.14(a)(i).
“German Borrower” has the meaning specified in the preamble hereto.
“Goldman Sachs” means Goldman Sachs Bank USA.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(g).
“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), and provided further that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity or product warranty obligations, including, but not limited to, those in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The

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amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement” means the Guarantee Agreement made by the Borrower and the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guarantee agreement and guarantee agreement supplement of any Subsidiary in respect of the Obligations of the Borrower delivered pursuant to Section 6.12.
“Guarantors” means, collectively, (a) Holdings and the Subsidiaries listed as such on Schedule I that, as of the Closing Date, have Guaranteed the Obligations of the Borrower (in its capacity as the Borrower under the Loan Documents) pursuant to the Guarantee Agreement, (b) the Borrower (with respect to Obligations other than the direct Obligations of the Borrower) and (c) each other Restricted Subsidiary that is a Subsidiary of the Borrower that has become a Guarantor pursuant to Section 6.12, provided that in no event shall the German Borrower and any Excluded Subsidiary be a Guarantor under this Agreement. For avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not otherwise required to become a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute the Guarantee Agreement and Collateral Documents required by Section 6.12.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Contract.
“Historical Financial Statements” means (i) the audited consolidated balance sheet of Holdings and its subsidiaries as at December 31, 2010, December 31, 2011, and December 31, 2012, and the related, as applicable, audited consolidated statements of earnings and cash flows of Holdings and its subsidiaries and (ii) the unaudited consolidated balance sheet of Holdings and its subsidiaries as at March 31, 2013, June 30, 2013 and September 30, 2013, and the related, as applicable, consolidated statements of earnings and cash flows of Holdings and its subsidiaries in each case, prepared in accordance with GAAP (except as otherwise disclosed).
“Holdings” has the meaning specified in the preamble hereto.
“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(iv)(C)(3).
“Identified Qualifying Lender” has the meaning specified in Section 2.05(a)(iv)(D)(3).
“Immaterial Subsidiary” means a Subsidiary of the Borrower that, individually or in the aggregate with all other Immaterial Subsidiaries so designated by the Borrower, has assets which represent less than 5% of the Total Assets of Holdings as of the last day of the most recently completed fiscal quarter with respect to which, pursuant to Section 6.01(b), financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements; provided, prior to the first such

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delivery of financial statements, such determination shall be made based on the pro forma balance sheet dated September 30, 2013 provided to the Lenders prior to the Closing Date.
“Incremental Equivalent Term Indebtedness” has the meaning specified in Section 2.14(a)(v)(D).
“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(i)    in respect of borrowed money;
(ii)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(iii)    in respect of banker’s acceptances;
(iv)    all Attributable Indebtedness;
(v)    representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed, other than trade payables incurred in the ordinary course of business; or
(vi)    net obligations of such Person under any Swap Contract,
if and to the extent any of the preceding items (other than letters of credit and Swap Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of any such Indebtedness shall not exceed the lesser of the amount of such Indebtedness and fair market value of the assets subject to such Lien) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. In no event shall DPO Obligations or the Warrant be deemed “Indebtedness” for any purpose under this Agreement. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

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“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05.
“Information” has the meaning specified in Section 10.08.
“Informational Website” has the meaning specified in Section 6.02.
“Initial Term Commitments” means a U.S. Term Commitment and/or a Euro Term Commitment, and “Initial Term Commitments” means such commitments of all Lenders.
“Initial Term Loans” means a U.S. Term Loan and/or a Euro Term Loan, and “Initial Term Loans” means such loans of all Lenders.
“Initial Term Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Initial Term Loans made by such Lender.
“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement (each as defined in the Security Agreement), referred to in and substantially in the forms attached to the Security Agreement executed and delivered pursuant to Section 6.12 or the applicable Security Agreement.
“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower for such Test Period to (b) Consolidated Cash Interest Expense of the Borrower for such Test Period.
“Interest Payment Date” means (i) with respect to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan (provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period) and the Maturity Date of the Facility under which such Loan was made and (ii) with respect to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December of each year and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, with respect to any Eurocurrency Rate Loan, the period commencing on the date of such Borrowing and ending on (i) the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter or (ii) if available to all of the relevant Lenders, the numerically corresponding day in the calendar month that is shorter than one month or twelve (12) months thereafter, as selected by Borrower in the applicable Committed Loan Notice; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period

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shall end on the immediately preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall, subject to clause (c) of this definition, end on the last Business Day of the calendar month of such Interest Period, and (c) no Interest Period in respect of any Borrowing of any given tranche shall extend beyond the respective Maturity Date therefor. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (i) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid back, repaid, returned, distributed or otherwise received in respect of such Investment.
“IP Rights” has the meaning set forth in Section 5.17.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means an agreement substantially in the form of Exhibit Q, with such changes as are necessary to specify, in compliance with Section 2.14, the terms of any Additional Term Commitments or Additional Revolving Commitments and extensions of credit thereunder.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the Borrower or any of its Restricted Subsidiaries beneficially owns any Capital Stock that is not a Subsidiary.
“Judgment Currency” has the meaning specified in Section 1.08(h).
“Junior Financing” has the meaning specified in Section 7.13.
“Junior Financing Documentation” means any documentation governing any Junior Financing.

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“Jurisdictional Requirements” means that (i) the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia and (ii) the German Borrower remains organized under the laws of the Federal Republic of Germany.
“L/C Advance” means a U.S. L/C Advance and/or a Multicurrency L/C Advance, as applicable.
“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer and acceptable to the Administrative Agent, the applicable L/C Issuer and the Borrower.
“L/C Borrowing” means a U.S. L/C Borrowing and/or a Multicurrency L/C Borrowing, as applicable.
“L/C Commitment” means, as to any L/C Issuer, its U.S. L/C Commitment and/or its Multicurrency L/C Commitment, as applicable. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the L/C Sublimit at all times.
“L/C Credit Extension” means a U.S. L/C Credit Extension and/or a Multicurrency L/C Credit Extension, as applicable.
“L/C Documents” means, as to any Letter of Credit, each L/C Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“L/C Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect with respect to the applicable Revolving Facility (or, if such day is not a Business Day, the immediately preceding Business Day).
“L/C Fees” means the U.S. L/C Fees and/or the Multicurrency L/C Fees, as applicable.
“L/C Issuer” means Bank of America, N.A. in its capacity as issuer of U.S. Letters of Credit and Multicurrency Letters of Credit hereunder and each other Revolving Lender reasonably acceptable to each of the Administrative Agent and the Borrower that has entered into a letter of credit issuer agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, in each case, in its capacity as an issuer of U.S. Letters of Credit and/or Multicurrency Letters of Credit hereunder, together with their respective permitted successors and assigns in such capacity. Each L/C Issuer may, with the prior written consent of the Borrower, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.
“L/C Obligations” means the U.S. L/C Obligations and the Multicurrency L/C Obligations.

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“L/C Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the Aggregate Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facilities.
“Laws” means, collectively, all applicable international, foreign, federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, common laws and administrative or judicial precedents or authorities, including the interpretation thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means, at any time, any lender that has a Commitment or holds a Loan at such time and, as the context requires, includes each L/C Issuer and the Swingline Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means a U.S. Letter of Credit and/or a Multicurrency Letter of Credit, as applicable.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license of any IP Rights.
“Loan” means an extension of credit by a Lender to the Borrower or the German Borrower under Article 2.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guarantee Agreement, (d) the Collateral Documents, (e) each L/C Application and (f) the Fee Letter.
“Loan Parties” means, collectively, the Borrower and each Guarantor; provided that, for the avoidance of doubt, “Loan Parties” shall exclude the German Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market.
“Lux Holdco” means Grace Luxembourg S.à r.l.
“Lux Holdco Pledge Agreement” means the Share Pledge Agreement by the Borrower in favor of the Collateral Agent, dated as of the Closing Date and substantially in the form of Exhibit F-2.
“Margin Stock” has the meaning assigned to such term in Regulation U.

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“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, results of operations, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower, the other Loan Parties and the German Borrower, taken as a whole, to perform their payment obligations under the applicable Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material First Tier Foreign Subsidiary” means any Foreign Subsidiary (i) whose Capital Stock is directly owned by any Loan Party and (ii) that constitutes a Material Subsidiary.
“Material Indebtedness” means Indebtedness (other than the Obligations under the Loan Documents) of the Loan Parties or the German Borrower, individually or in the aggregate, having an aggregate principal amount exceeding $50,000,000.
“Material Real Property” means (a) as of the Closing Date, the fee owned real property set forth on Schedule 5.11(b) and (b) fee owned real property owned by any Loan Party and acquired after the Closing Date with a fair market value in excess of $20,000,000; provided that, “Material Real Property” shall be limited to fee owned real property located in the United States.
“Material Subsidiary” means any Subsidiary of the Borrower other than an Immaterial Subsidiary.
“Maturity Date” means (a) with respect to each Revolving Facility, the date that is five years following the Closing Date, (b) with respect to each Term Loan Facility, the date that is seven years following the Closing Date, (c) with respect to any Additional Term Loans, the maturity date for such Series of Additional Term Loans specified in the applicable Joinder Agreement and (d) with respect to any Replacement Term Loans, the maturity date for such Series of Replacement Term Loans determined in accordance with Section 10.01; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day; provided, further, that any Maturity Date may be extended as provided by Section 2.16.
“Maximum Rate” has the meaning specified in Section 10.10.
“Minimum Collateral Amount” means, at any time, (a) as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.
“Minimum Extension Condition” has the meaning specified in Section 2.16(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means any deed of trust, trust deed, mortgages or other comparable instrument covering the Material Real Property required to be mortgaged pursuant to this Agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower executed and delivered pursuant to Section 6.12.

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“Multicurrency L/C Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Multicurrency L/C Borrowing in accordance with its Multicurrency Revolving Percentage.
“Multicurrency L/C Borrowing” means an extension of credit resulting from a drawing under any Multicurrency Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Multicurrency Revolving Borrowing.
“Multicurrency L/C Commitment” means, as to any L/C Issuer, its commitment to issue Multicurrency Letters of Credit, and to amend, renew or extend Multicurrency Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Multicurrency L/C Commitments” and (b) in the case of any Revolving Lender that becomes a L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding face amount of Multicurrency Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent.
“Multicurrency L/C Credit Extension” means, with respect to any Multicurrency Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the principal amount thereof.
“Multicurrency L/C Fee” has the meaning assigned to such term in Section 2.09(b)(ii).
“Multicurrency L/C Issuer” means an L/C Issuer that has agreed to issue Multicurrency Letters of Credit.
“Multicurrency L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Multicurrency Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Multicurrency Letters of Credit, including, without duplication, all Multicurrency L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Multicurrency Letter of Credit” means any letter of credit issued by an L/C Issuer hereunder for the account of the Borrower or any of its Subsidiaries, including each letter of credit listed on Schedule 1.01(b) that is issued and outstanding as of the Closing Date that is designated as a Multicurrency Letter of Credit. Each such letter of credit listed on Schedule 1.01(b) shall be deemed to constitute a Multicurrency Letter of Credit and a Letter of Credit issued hereunder on the Closing Date for all purposes under this Agreement and the other Loan Documents.

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“Multicurrency Refinancing Revolving Facility” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”
“Multicurrency Revolving Borrowing” means a borrowing consisting of simultaneous Multicurrency Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Revolving Lenders.
“Multicurrency Revolving Commitment” means, as to any Lender, its commitment to (a) make Multicurrency Revolving Loans, and (b) purchase participations in Multicurrency L/C Obligations, in an aggregate principal and/or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Multicurrency Revolving Commitments” or in the Assignment and Assumption or other agreement pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof. The amount of the Aggregate Multicurrency Revolving Commitments on the Closing Date is $150,000,000.
“Multicurrency Revolving Commitment Fee” has the meaning specified in Section 2.09(a)(ii).
“Multicurrency Revolving Facility” means the Multicurrency Revolving Commitments and the Credit Extensions thereunder.
“Multicurrency Revolving Lender” means a Lender that has a Multicurrency Revolving Commitment or, if the Multicurrency Revolving Commitments have expired or been terminated, that holds a Multicurrency Revolving Loan or a participation in a Multicurrency Letter of Credit.
“Multicurrency Revolving Loan” has the meaning set forth in Section 2.01(b)(ii).
“Multicurrency Revolving Percentage” means, as to any Revolving Lender as of any date of determination, the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the Aggregate Multicurrency Revolving Commitments or, at any time after the Multicurrency Revolving Commitments shall have expired or terminated, the percentage which the sum of the aggregate Outstanding Amount of the Multicurrency Revolving Loans of such Lender, plus such Lender’s participations in the Outstanding Amount of all Multicurrency L/C Obligations at such time then constitutes of the Aggregate Multicurrency Revolving Commitments, but subject to adjustment as provided in Section 2.18(a)(iv).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by the Borrower or any of its ERISA Affiliates or any Subsidiary of the Borrower or ERISA Affiliates of such Subsidiary.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.
“Net Cash Proceeds” means:

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(a)    with respect to the Disposition of any asset by the Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) Taxes (or Restricted Payments to the extent permitted hereunder made in respect of taxes) paid or reasonably estimated to be payable in connection therewith by the Borrower or such Restricted Subsidiary and attributable to such Disposition or Casualty Event (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Borrower, deductions in respect of withholding Taxes that are payable in cash if such funds are repatriated to the jurisdiction of the Borrower), (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other Disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (E) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of Borrower or a wholly owned Restricted Subsidiary as a result thereof and (F) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds). It being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in respect of any such Disposition or Casualty Event and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no proceeds realized in a single transaction or series of related

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transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $20,000,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $40,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and
(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) (x) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance (including, in the case of Indebtedness of any Foreign Subsidiary, deduction in respect of withholding Taxes that are payable in cash if such funds are repatriated) and (y) all taxes paid or reasonably estimated to be payable as a result thereof.
“Non-Consenting Lender” has the meaning specified in Section 3.06(d).
“Non-Defaulting Lender” means, as to any Facility, a Lender thereunder that is not a Defaulting Lender.
“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(f).
“Non-Profit Subsidiary” means any Subsidiary of the Borrower that is qualified under Section 501(c) of the Code as a nonprofit corporation.
“Non-Repatriated Amounts” has the meaning specified in Section 2.05(b)(v).
“Non-US Lender” has the meaning specified in Section 3.01(d).
“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to mandatorily prepay the Loans pursuant to Section 2.05(b) (calculated, in the case of Excess Cash Flow, without giving effect to any credits for Non-Repatriated Amounts allowed by the provisions of Section 2.05(b)(v)) and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount.
“Note” means an Initial Term Note, Delayed Draw Term Note, Revolving Note or Swingline Note, as the context may require.
“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or the German Borrower arising under any Loan Document with respect to any Loan or Letter of Credit, (ii) all advances to, and debts, liabilities, obligations, covenants and duties arising under any Designated Credit Line and (iii) all Secured Bank Product Obligations, in each

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case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or the German Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties and the German Borrower under the Loan Documents include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or the German Borrower under any Loan Document and (b) the obligation of any Loan Party or the German Borrower to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Offered Amount” has the meaning specified in Section 2.05(a)(iv)(D)(1).
“Offered Discount” has the meaning specified in Section 2.05(a)(iv)(D)(1).
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“OSHA” means the Occupational Health and Safety Act, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.
“Other Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.
“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance,

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enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Parent Expenses” means:

(1)
costs (including all professional fees and expenses) Incurred by Holdings in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the indenture or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Securities Exchange Act of 1934 (as amended) or the respective rules and regulations promulgated thereunder;

(2)
customary indemnification obligations of Holdings (or any direct or indirect parent) owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Borrower and its Subsidiaries;

(3)	obligations of Holdings in respect of director and officer insurance (including premiums therefor) to the extent relating to the Borrower and its Subsidiaries;

(4)
general corporate overhead expenses, including professional fees and expenses and other operational expenses of Holdings related to the ownership or operation of the business of the Borrower or any of its Restricted Subsidiaries; and

(5)	expenses Incurred by Holdings in connection with any public offering or other sale of Capital Stock or Indebtedness:

(a)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary,

(b)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(c)
otherwise on an interim basis prior to completion of such offering so long as Holdings shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant” has the meaning specified in Section 10.07(d).

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“Participant Register” has the meaning specified in Section 10.07(d).
“Participating Lender” has the meaning specified in Section 2.05(a)(iv)(C)(2).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a perfection certificate in the form of the perfection certificate provided to the Administrative Agent on the Closing Date (or such other form as the Administrative Agent may approve).
“Pension Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are or have, within the preceding six years, been made, by the Borrower or any of its ERISA Affiliates or any Subsidiary of the Borrower or any ERISA Affiliates of such Subsidiary, but not including any Multiemployer Plan.
“Permitted Acquisition” has the meaning specified in Section 7.02(i).
“Permitted Additional Junior Debt” shall mean senior unsecured, senior subordinated or subordinated debt (including, as applicable, Registered Equivalent Notes), in each case issued or incurred by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided that such Indebtedness other than Earlier Maturing Indebtedness, if, on the date such debt is incurred, the aggregate principal amount thereof, taken together with all other Earlier Maturity Indebtedness then outstanding, does not exceed $300,000,000, does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale, change of control, casualty or condemnation provisions and AHYDO payments), in each case, prior to 91 days after the latest Maturity Date at the time such debt is issued or incurred.
“Permitted Encumbrances” means any encumbrances permitted under any Mortgage.
“Permitted Liens” means any Lien permitted under Section 7.01.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, replaced, restructured, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such modification, replacement, restructuring, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification,

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replacement, restructuring, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of, the Indebtedness being modified, replaced, restructured, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, replaced, restructured, refinanced, refunded, renewed or extended is subordinated in right of payment or lien to the Obligations, such modification, replacement, restructuring, refinancing, refunding, renewal or extension is subordinated in right of payment or lien, as applicable, to the Obligations on subordination terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, replaced, restructured, refinanced, refunded, renewed or extended, taken as a whole (as reasonably determined in good faith by the Borrower), (d) if secured, such modification, replacement, restructuring, refinancing, refunding, renewal or extension is secured on the same basis as the Indebtedness being modified, replaced, restructured, refinanced, refunded, renewed or extended or by a Lien otherwise permitted by Section 7.01, and (e) such modification, replacement, restructuring, refinancing, refunding, renewal or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, replaced, restructured, refinanced, refunded, renewed or extended, and such new or additional obligors as are permitted under Section 7.03.
“Permitted Repricing Amendment” has the meaning specified in Section 10.01.
“Permitted Tax Restructuring” means one or more transactions pursuant to which the Capital Stock of one or more Foreign Subsidiaries owned, immediately before the Closing Date, by the Borrower or by any other Loan Party is transferred to Lux Holdco or a direct or indirect Foreign Subsidiary of Lux Holdco in exchange for equity or debt of the transferee or as a capital contribution to the transferee; provided that none of the Subsidiaries that were not Excluded Subsidiaries prior to such transactions shall become Excluded Subsidiaries as a result thereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders as Modified Through December 23, 2010, Docket No. 26368 (including all exhibits thereto).
“Platform” has the meaning specified in Section 6.02(d).
“Pledged Debt” has the meaning specified in the applicable Security Agreement.
“Pledged Equity” has the meaning specified in the applicable Security Agreement.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

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“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be substantially in the form of Exhibit P (or such other form as the Administrative Agent may approve).
302    “Prepayment Percentage” means the applicable percentage based on the Total Leverage Ratio set forth below for each item set forth below:

Level	Excess Cash Flow
Level I ≥1.50:1.00	50%
Level II <1.50:1.00 but ≥1.00:1.00	25%
Level III <1.00:1.00	0%

Any increase or decrease in the Prepayment Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date financial statements have been delivered pursuant to Section 6.01(a) and a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that, at the option of the Required Lenders, Level I shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to but excluding the date on which such Compliance Certificate is so delivered (and thereafter the level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a), (e) or (f) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the level otherwise determined in accordance with this definition shall apply).
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” means, for each of the Administrative Agent, the Swingline Lender and each L/C Issuer, such Person’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as such Person may from time to time notify in writing to the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuers.
“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(c).
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

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“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the U.S. Term Loans of any Lender, as the context requires, the percentage obtained by dividing (x) the U.S. Term Loan Exposure of that Lender by (y) the aggregate U.S. Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Euro Term Loans of any Lender, as the context requires, the percentage obtained by dividing (x) the Euro Term Loan Exposure of that Lender by (y) the aggregate Euro Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Delayed Draw Commitment or Delayed Draw Term Loans of any Lender, the Delayed Draw Percentage of that Lender, (iv) with respect to all payments, computations and other matters relating to the U.S. Revolving Commitment or U.S. Revolving Loans of any Lender or any U.S. Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swingline Loans purchased by any Lender, as the context requires, the U.S. Revolving Percentage of that Lender, (v) with respect to all payments, computations and other matters relating to the Multicurrency Revolving Commitment or Multicurrency Revolving Loans of any Lender or any Multicurrency Letters of Credit issued or participations purchased therein by any Lender, as the context requires, the Multicurrency Revolving Percentage of that Lender, and (vi) with respect to all payments, computations and other matters relating to any other Facility, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and/or Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments and/or Loans then outstanding under the applicable Facility or Facilities at such time.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:  (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower, its Restricted Subsidiaries party to the Securitization Financing and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower), (c) the Securitization Financing shall be non-recourse (except for Standard Securitization Undertakings) to the Borrower and its Restricted Subsidiaries and the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower), and (d) the aggregate principal amount of Securitization Financings in respect of Securitization Assets of the Borrower and its Restricted Subsidiaries does not exceed $100,000,000 at any one time outstanding.
“Qualifying Lender” has the meaning specified in Section 2.05(a)(iv)(D)(3).
“Ratio Incremental Availability” has the meaning specified in Section 2.14(a)(i).
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Revolving Lender, and (d) the L/C Issuer, as applicable.

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“Refinanced Term Loans” has the meaning specified in Section 10.01.
“Refinancing” means the refinancing of certain of Holdings’ and its Subsidiaries’ existing Indebtedness, substantially on the terms set forth in the Plan.
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) the Borrower, (b) the Administrative Agent and (c) each lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.
“Refinancing Notes” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinancing Revolving Facility” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinancing Term Facility” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refunded Swingline Loans” has the meaning specified in Section 2.04(c)(i).
“Register” has the meaning set forth in Section 10.07(c).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Taxes” means any Tax, including without limitation, any income or withholding tax (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), arising as a result of a repatriation or distribution of funds by a Restricted Subsidiary in connection with a Specified Asset Sale, Specified Debt Issuance or Excess Cash Flow payment, as required pursuant to Section 2.05(b)(v) hereof. For the avoidance of doubt, a tax may be a Related Tax without regard to whether it is imposed on the payor or the recipient of such funds.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.
“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent, minimize or otherwise address

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the Release or threat of a Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Contaminants.
“Replacement Term Borrowings” means a borrowing consisting of simultaneous Replacement Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the applicable Lenders.
“Replacement Term Loan” has the meaning set forth in Section 10.01.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Repricing Transaction” has the meaning specified in Section 2.09(d).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, an L/C Application, and (c) with respect to a Swingline Loan, a Committed Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Commitments; provided that the unused Term Commitment of, unused Revolving Commitment of, and the portion of the Total Outstandings held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the sum of (a) the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s participations (including funded participations) in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Commitments. The portion of the Total Revolving Outstandings and the unused Revolving Commitment, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders at any time.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party or, in the case of the Borrower, the German Borrower or any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or the German Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or the German Borrower, as applicable, and such Responsible Officer shall be

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conclusively presumed to have acted on behalf of such Loan Party or the German Borrower, as applicable.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Borrower or any Restricted Subsidiary.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary. For the avoidance of doubt, the German Borrower shall at all times constitute a Restricted Subsidiary.
“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date of the applicable Revolving Facility or any earlier date on which the applicable Revolving Commitments shall terminate as provided herein.
“Revolving Borrowing” means a U.S. Revolving Borrowing and/or a Multicurrency Revolving Borrowing, as applicable.
“Revolving Commitment” means a U.S. Revolving Commitment and/or a Multicurrency Revolving Commitment, as applicable.
“Revolving Facility” means the U.S. Revolving Facility and/or the Multicurrency Revolving Facility.
“Revolving Lender” means a U.S. Revolving Lender and/or a Multicurrency Revolving Lender, as applicable.
“Revolving Loan” means a U.S. Revolving Loan and/or a Multicurrency Revolving Loan, as applicable.
“Revolving Note” means a promissory note evidencing Revolving Loans made or held by a Revolving Lender, substantially in the form of Exhibit B-2.
“Revolving Percentage” means the U.S. Revolving Percentage or the Multicurrency Revolving Percentage, as applicable.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

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“Secured Bank Product Obligations” means Indebtedness and other obligations or liabilities of the Borrower or any Restricted Subsidiary owing to a Secured Bank Product Provider in connection with a Bank Product.
“Secured Bank Product Provider” means any Person that is providing a Bank Product so long as (i) such Person is a Credit Party on or immediately following the Closing Date and such Bank Product is in effect on the Closing Date, (ii) such Person was a Credit Party when entering into such Bank Product or (iii) such Person was identified in writing on or prior to the Closing Date to the Administrative Agent.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Obligations” has the meaning specified in the Security Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Arrangers, the Secured Bank Product Providers, the Designated Credit Line Providers and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article 9; provided, that in no event shall “Secured Parties” include any Disqualified Institution.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Assets” means any accounts receivable and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable, books and records related to such assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving accounts receivable.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.
“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer, or grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, to (a) a Securitization Subsidiary or other Subsidiary of the Borrower that in turn then transfers to a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any Person other than the Borrower or any of its Subsidiaries (in the case of a transfer by a Securitization Subsidiary).
“Securitization Purchase Obligation” means any Standard Securitization Undertaking that obligates the Borrower or a Restricted Subsidiary in a Qualified Securitization Financing to purchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any

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asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such party.
“Securitization Subsidiary” means any wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Security Agreement” means the Security Agreement by and among the Borrower, the Guarantors, the Additional Grantors as defined and named therein and the Collateral Agent, dated as of the Closing Date and substantially in the form of Exhibit F-1, together with each related security agreement supplement executed and delivered pursuant to Section 6.12. For the avoidance of doubt, the German Borrower shall not be party to the Security Agreement.
“Security Agreement Supplement” has the meaning specified in the applicable Security Agreement, if applicable.
“Series” means each series of Additional Term Commitments and Additional Term Loans made thereunder as designated in and made pursuant to any Joinder Agreement and each series of Extended Term Loans and each series of Extended Revolving Commitments designated and made pursuant to an Extension.

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“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(iv)(D)(3).
“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(D)(1).
“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Prepayment Offers made pursuant to Section 2.05(a)(iv)(D) substantially in the form of Exhibit L.
“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(D)(1).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets (on a going concern basis) of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present saleable value of the property (on a going concern basis) of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) such Person is not engaged in, and is not about to engage in, business contemplated as of such date for which it has unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, as determined by such Person in good faith.
“Sold Entity or Business” has the meaning specified in the definition of Consolidated EBITDA.
“SPC” has the meaning specified in Section 10.07(g).
“Specified Asset Sale” has the meaning specified in Section 2.05(b)(v).
“Specified Debt Issuance” has the meaning specified in Section 2.05(b)(v).
“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(B)(1).
“Specified Discount Prepayment Notice” means a written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(iv)(B) substantially in the form of Exhibit J.
“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(B)(1).

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“Specified Discount Proration” has the meaning specified in Section 2.05(a)(iv)(B)(3).
“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Incremental Revolving Credit Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Credit Commitments (including, for this purpose, any Additional Revolving Credit Commitment or Extended Revolving Credit Commitment) above the amount of Revolving Credit Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $10,000,000 may, at the Borrower’s option, not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary for a transferor or servicer of assets transferred in connection with a securitization transaction involving accounts receivable.
“Submitted Amount” has the meaning specified in Section 2.05(a)(iv)(C)(1).
“Submitted Discount” has the meaning specified in Section 2.05(a)(iv)(C)(1).
“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means any Restricted Subsidiary that has become a Guarantor.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any

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other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
351    “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Borrowing” means a borrowing of a Swingline Loan.
“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Swingline Commitments” as the maximum outstanding principal amount of Swingline Loans to be made by the Swingline Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of the Swingline Lender, the Borrower and the Administrative Agent. The Swingline Commitment of the Swingline Lender shall be less than or equal to the Swingline Sublimit at all times.
“Swingline Lender” means Goldman Sachs Bank USA, in its capacity as a lender of Swingline Loans hereunder or any successor swingline lender hereunder.
“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.04(a).
“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender or its registered assigns, in substantially the form of Exhibit B-3 hereto, evidencing the aggregate indebtedness of the Borrower to the Swingline Lender resulting from the Swingline Loans made by the Swingline Lender from time to time.
“Swingline Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate U.S. Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the U.S. Revolving Facility.
“Syndication Agent” means Deutsche Bank Securities Inc., as syndication agent under this Agreement.
“Tax Distribution Amount” means, without duplication:
(1)     any Taxes (other than (x) Taxes measured by income and (y) non-employment related withholding Taxes), required to be paid (provided such Taxes are in fact paid) by Holdings (and each direct or indirect parent thereof) solely by virtue of its:

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(a)    being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Borrower or any of the Borrower’s Subsidiaries);
(b)    being a holding company parent, directly or indirectly, of the Borrower or any of the Borrower’s Subsidiaries; or
(c)    receiving dividends, distributions or other payments from the Borrower or any of its Subsidiaries to the extent permitted to be made to Holdings pursuant to Section 7.06; and
(2)     for any taxable period of the Borrower ending after the date of this Agreement, either
(a)    if, for such period, the Borrower is a corporation for U.S. federal income tax purposes and for so long as the Borrower is a member of a group filing a consolidated, unitary or combined tax return with Holdings, any Taxes measured by income for which Holdings (or any direct or indirect parent of Holdings) is liable, up to an amount not to exceed the amount of any such Taxes that the Borrower and its Subsidiaries that are members of such group would have been required to pay on a separate group basis if the Borrower and such Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries; or
(b)    if, for such period (or portion thereof corresponding to a period used for computing estimated tax of a calendar year corporation), the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, tax distributions (in the case of an estimated tax period, prior to the related due date) to the owner or owners of equity of the Borrower in an aggregate amount equal to the greater of (1) the product of (i) the Borrower’s “taxable income” (in the case of a disregarded entity, computed as if such entity were a partnership) for such period (or portion thereof), reduced by the cumulative net taxable loss of the Borrower for all prior periods ending after the date of this Agreement (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income that have not previously been applied to offset the Tax Distribution Amount pursuant to this clause (b), and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to a corporation doing business in New York City for such period or (2) the alternative minimum tax owed by a corporation doing business in New York City as a result of the income of the Borrower (taking into account in each case (x) the deductibility of state and local income taxes for U.S. federal income tax purposes and (y) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a U.S. Term Borrowing, a Euro Term Borrowing and/or a Delayed Draw Term Borrowing, as applicable.

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“Term Commitment” means a Initial Term Commitment and a Delayed Draw Commitment, and “Term Commitments” means all such commitments of the Lenders.
“Term Lender” means, at any time, any lender that has a Term Commitment or holds a Term Loan.
“Term Loan Facility” means (a) prior to the funding of the Term Loans on the Closing Date, the U.S. Term Commitments, the Euro Term Commitments and the Delayed Draw Term Commitments and (b) thereafter, the U.S. Term Loans, the Euro Term Loans and the Delayed Draw Term Loans (together with any outstanding Delayed Draw Commitments), as the context may require.
“Term Loan” means a U.S. Term Loan, a Euro Term Loan and/or a Delayed Draw Term Loan, as applicable.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.
“Total Assets” means the total assets of Holdings, the Borrower and its Restricted Subsidiaries on a Consolidated basis after giving effect to the Transactions, as shown on the most recent balance sheet of Holdings, the Borrower and its Restricted Subsidiaries delivered pursuant to Section 6.01 or, with respect to any determination prior to the first such delivery, the Pro Forma Balance Sheet.
“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period (net of Cash on Hand) to (b) Consolidated EBITDA of the Borrower for such Test Period.
“Total Multicurrency Revolving Outstandings” means, as at any date of determination, the Dollar Equivalent of the sum of the aggregate Outstanding Amount of Multicurrency Revolving Loans and Multicurrency L/C Obligations.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.
“Total U.S. Revolving Outstandings” means, as at any date of determination, the sum of the aggregate Outstanding Amount of U.S. Revolving Loans, Swingline Loans and U.S. L/C Obligations.
“Transaction Costs” has the meaning set forth in the Preliminary Statements.
“Transactions” means, collectively, (a) the Exit, (b)  the Refinancing, (c) the incurrence of the Loans under the Loan Documents and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.
“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or Eurocurrency Rate Loan.

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“UCC” means the Uniform Commercial Code.
“Undisclosed Administration” means, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction if the applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.
“UNIPOL Acquisition” means the acquisition by Borrower effective December 2, 2013, of the Polypropylene Licensing and Catalysts business of The Dow Chemical Company and certain of its subsidiaries, including the UNIPOL™ Polypropylene Process Technology.
“United States”, “U.S.” and “US” mean the United States of America.
“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the date hereof and each Securitization Subsidiary.
“U.S. L/C Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its U.S. Revolving Percentage.
“U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a U.S. Revolving Borrowing.
“U.S. L/C Commitment” means, as to any L/C Issuer, its commitment to issue U.S. Letters of Credit, and to amend, renew or extend U.S. Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “U.S. L/C Commitments” and (b) in the case of any Revolving Lender that becomes a L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding face amount of U.S. Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent.
“U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the principal amount thereof.
“U.S. L/C Fee” has the meaning assigned to such term in Section 2.09(b)(i).

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“U.S. L/C Issuer” means an L/C Issuer that has agreed to issue U.S. Letters of Credit.
“U.S. L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to U.S. Letters of Credit, including, without duplication, all U.S. L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“U.S. Letter of Credit” means any letter of credit issued by an L/C Issuer hereunder for the account of the Borrower or any of its Subsidiaries, including each letter of credit listed on Schedule 1.01(a) that is issued and outstanding as of the Closing Date and designated as a U.S. Letter of Credit. Each such letter of credit listed on Schedule 1.01(a) shall be deemed to constitute a U.S. Letter of Credit and a Letter of Credit issued hereunder on the Closing Date for all purposes under this Agreement and the other Loan Documents.
“U.S. Refinancing Revolving Facility” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”
“U.S. Revolving Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Revolving Lenders.
“U.S. Revolving Commitment” means, as to any Lender, its commitment to (a) make U.S. Revolving Loans, (b) purchase participations in U.S. L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal and/or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “U.S. Revolving Commitments” or in the Assignment and Assumption or other agreement pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof. The amount of the Aggregate U.S. Revolving Commitments on the Closing Date is $250,000,000.
“U.S. Revolving Commitment Fee” has the meaning specified in Section 2.09(a)(i).
“U.S. Revolving Facility” means the U.S. Revolving Commitments and the Credit Extensions thereunder.
“U.S. Revolving Lender” means a Lender that has a U.S. Revolving Commitment or, if the U.S. Revolving Commitments have expired or been terminated, that holds a U.S. Revolving Loan or a participation in a U.S. Letter of Credit or Swingline Loan.
“U.S. Revolving Loan” has the meaning set forth in Section 2.01(b)(i).

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“U.S. Revolving Percentage” means, as to any Revolving Lender as of any date of determination, the percentage which such Lender’s U.S. Revolving Commitment then constitutes of the Aggregate U.S. Revolving Commitments or, at any time after the U.S. Revolving Commitments shall have expired or terminated, the percentage which the sum of the aggregate Outstanding Amount of the U.S. Revolving Loans of such Lender, plus such Lender’s participations in the Outstanding Amount of all U.S. L/C Obligations at such time, plus such Lender’s participations in the Outstanding Amount of all Swingline Loans at such time then constitutes of the Aggregate U.S. Revolving Commitments, but subject to adjustment as provided in Section 2.18(a)(iv).
“U.S. Term Borrowing” means a borrowing consisting of simultaneous U.S. Term Loans of the same Type (if applicable) and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a)(i)(x).
“U.S. Term Commitment” means, as to each Lender, its obligation to make a U.S. Term Loan to the Borrower in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the U.S. Term Commitments on the Closing Date is $700,000,000.
“U.S. Term Lender” means a Lender that has a U.S. Term Commitment.
“U.S. Term Loan” means a term loan denominated in Dollars and made by a Lender to the Borrower pursuant to Section 2.01(a)(i)(x).
“U.S. Term Loan Exposure” means, as to any Lender as of any date of determination, the outstanding principal amount of the U.S. Term Loans of such Lender; provided, that at any time prior to the making of the U.S. Term Loans, the U.S. Term Loan Exposure of any Lender shall be equal to such Lender’s U.S. Term Commitment.
“Valuation Date” means (i) the date two Business Days prior to the making, continuing or converting of any Revolving Loan or the date of issuance or continuation of any Letter of Credit and (ii) any other date designated by the Administrative Agent or L/C Issuer (subject to the limitations set forth in Section 1.08(b)).
“Warrant” means the warrants governed by (i) that certain Warrant Agreement dated as of the Closing Date among Holdings, the WRG Asbestos PI Trust and Wilmington Trust and (ii) the Letter Agreement regarding the Implementation of the Warrant Agreement dated October 25, 2012 among Holdings, Official Committee of Asbestos Personal Injury Claimants, David T. Austern, Asbestos PI Future Claimants’ Representative and Official Committee of Equity Security Holders.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years

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(calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Weighted Average Yield” means with respect to any loan or note, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such loan or note on such date and giving effect to any applicable interest rate floor as well as original issue discount and all upfront or similar fees (which shall be deemed to constitute like amounts of original issue discount) payable by Borrower to all of the lenders or note holders generally with respect to such loan or note in the initial primary syndication thereof (with original issue discount being equated to interest based on assumed four-year life to maturity), but excluding customary arrangement, structuring, underwriting, amendment, commitment fees or other fees not paid generally to all lenders of such Loans or payable to the Arrangers (or their affiliates) or other arranger or agent (or their respective affiliates) in connection with such loans or note (and not payable to lenders or note holders generally).
SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (%4)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The term “including” is by way of example and not limitation.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of a Responsible Officer of Holdings, the Borrower or the German Borrower.
(f)    The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(g)    All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
SECTION 1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the financial statements delivered with the Form 10-K of Holdings for the fiscal year 2013, except as otherwise specifically prescribed herein.
(b)    Notwithstanding anything to the contrary herein (unless expressly stated otherwise), for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, or for which any Specified Transaction is given Pro Forma Effect, Consolidated EBITDA, the Interest Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and Total Assets shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.
(d)    In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio and the First Lien Senior Secured Leverage Ratio and Total Assets) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.
SECTION 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or test is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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SECTION 1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, refinancing, replacements, renewals, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, refinancing, replacements, renewals, restructurings and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
SECTION 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
SECTION 1.08    Exchange Rates; Currency Equivalents Generally. (%3) The Administrative Agent or Bank of America, N.A. in its capacity as an L/C Issuer, as applicable, shall determine the Exchange Rates as of each Valuation Date to be used for calculating Alternative Currency Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent (or, where applicable, Bank of America, N.A., in its capacity as L/C Issuer) at the Exchange Rate as of any Valuation Date.
(a)    Notwithstanding the foregoing, in the case of Loans denominated in an Alternative Currency and Multicurrency Letters of Credit, the Administrative Agent and Bank of America, N.A. (in its capacity as L/C Issuer) may at periodic intervals (no more frequently than monthly (for both the Administrative Agent and Bank of America, N.A., not individually), or more frequently during the continuance of an Event of Default) recalculate the aggregate exposure under such Loans and Multicurrency Letters of Credit to account for fluctuations in the Exchange Rate affecting the Alternative Currency in which any such Loans and/or Multicurrency Letters of Credit are denominated. If, as a result of such recalculation, (i) the Total Multicurrency Revolving Outstandings exceed an amount equal to 105% of the Multicurrency Revolving Commitments then in effect, the Borrower will prepay Multicurrency Revolving Loans and, if necessary, Cash Collateralize the outstanding amount of Multicurrency Letters of Credit in the amount necessary to eliminate such excess or (ii) the aggregate L/C Obligations exceeds an amount equal to 105% of

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the L/C Sublimit, the Borrower will repay Multicurrency Revolving Loans and, if necessary, Cash Collateralize the outstanding amount of Multicurrency Letters of Credit in the amount necessary to eliminate such excess.
(b)    Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 or a unit being rounded upward), as determined by the Administrative Agent or Bank of America, N.A. (in its capacity as L/C Issuer), as the case may be.
(c)    Notwithstanding the foregoing, for purposes of determining compliance with Article 7 (excluding Section 7.14) with respect to any amount of cash on deposit, Indebtedness, Investment, Restricted Payment, Lien, Disposition or Attributable Indebtedness (each, a “Covenant Transaction”) in a currency other than Dollars, (i) no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred and (ii) such amount will be converted into Dollars based on the relevant Exchange Rate in effect on the date such Covenant Transaction occurs and such basket will be measured at the time such Covenant Transaction occurs.
(d)    For purposes of determining compliance under Section 7.14, the amount of any Indebtedness denominated in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.
(e)    For the avoidance of doubt, in the case of a Loan denominated in an Alternative Currency, except as expressly provided herein, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in such Alternative Currency (without any translation into the Dollar Equivalent thereof).
(f)    If at any time on or following the Closing Date all of the Participating Member States that had adopted the Euro as their lawful currency on or prior to the Closing Date cease to have the Euro as their lawful national currency unit, then the Borrower, the Administrative Agent, and the Lenders will negotiate in good faith to amend the Loan Documents to (a) follow any generally accepted conventions and market practice with respect to redenomination of obligations originally denominated in Euro and (b) otherwise appropriately reflect the change in currency.
(g)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be the Exchange Rate. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this

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Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party each agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).
SECTION 1.09    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Leverage Ratio, the Total Leverage Ratio, the Total Assets and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.09; provided that notwithstanding anything to the contrary in Sections 1.09(b), (c) or (d), (i) when calculating the First Lien Leverage Ratio for purposes of the definition of “Prepayment Percentage” and (ii) determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with Section 7.14, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower).
(b)    For purposes of calculating any financial ratio or test, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.09(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.09(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.
(c)    Whenever pro forma effect is to be given to Consolidated EBITDA with respect to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of "run-rate" cost savings, operating expense reductions and synergies projected by the Borrower

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in good faith to be realizable as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, operating changes and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and synergies were realized during the entirety of such period) and "run-rate" means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target's compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, in each case, subject to the limitations set forth in and consistent with the definition of Consolidated EBITDA.
(d)    In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or (ii) subject to Section 1.09(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.
(e)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect for the purposes of determining the Interest Coverage Ratio, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.
SECTION 1.10    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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SECTION 1.01    Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party or the German Borrower shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party or the German Borrower, as applicable, on such Loan Party’s or the German Borrower’s behalf and not in such Person’s individual capacity.
SECTION 1.02    Compliance with Article VII. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VII, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.
Article 2.

THE COMMITMENTS AND CREDIT EXTENSIONS
SECTION 2.01    The Loans.
(h)    The Term Borrowings.
(i)    Subject to the terms and express conditions set forth herein, each Lender severally agrees to make on the Closing Date, (x) a U.S. Term Loan to the Borrower in an amount equal to such Lender’s U.S. Term Commitment and (y) a Euro Term Loan to the Borrower in an amount equal to such Lender’s Euro Term Commitment. The Borrower may make only one borrowing under each of the U.S. Term Commitments and Euro Term Commitments which shall be on the Closing Date. Each Lender’s U.S. Term Commitments and Euro Term Commitments shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s U.S. Term Commitments and Euro Term Commitments on such date.
(ii)    Subject to the terms and express conditions set forth herein, during the Delayed Draw Commitment Period, each Lender severally agrees to make Delayed Draw Term Loans to the Borrower on the applicable Delayed Draw Credit Date in an amount equal to such Lender’s Delayed Draw Percentage of the requested Delayed Draw Term Loans; provided that (x) in no event shall any Lender be required to make Delayed Draw Term Loans in excess of its Delayed Draw Commitment, (y) no more than two Delayed Draw Credit Dates may occur during the Delayed Draw Commitment Period and (z) the aggregate principal amount of each Delayed Draw Term Borrowing shall be no less than $100 million. A portion of each Lender’s Delayed Draw Commitment shall terminate immediately and without further action after giving effect to and in an amount equal to the funding of such portion of such Lender’s Delayed Draw Commitment on the applicable Delayed Draw Credit Date. Any unutilized Delayed Draw Commitments shall terminate in full on the Delayed Draw Commitment Termination Date.

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(iii)    Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. U.S. Term Loans and Delayed Draw Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Euro Term Loans shall be Eurocurrency Rate Loans, as further provided herein. Subject to Sections 2.05(b) and 2.07(a), all amounts owed hereunder with respect to the U.S. Term Loans, the Euro Term Loans and the Delayed Draw Term Loans shall be paid in full no later than the Maturity Date for the Term Loan Facilities.
(i)    The Revolving Borrowings.
(i)    Subject to the terms and express conditions set forth herein, (i) each Revolving Lender severally agrees to make loans to the Borrower denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s U.S. Revolving Commitment (each such loan by any Revolving Lender, a “U.S. Revolving Loan” and collectively, the “U.S. Revolving Loans”) from time to time, on any Business Day during the Revolving Availability Period; provided that, after giving effect to the making of any U.S. Revolving Loans, in no event shall the Total U.S. Revolving Outstandings exceed the U.S. Revolving Commitments then in effect. Within the limits of each Revolving Lender’s U.S. Revolving Commitment, and subject to the other terms and express conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b), in each case without premium or penalty. U.S. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided that all U.S. Revolving Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of U.S. Revolving Loans of the same Type. Each Lender’s U.S. Revolving Commitments shall expire on the Maturity Date for the U.S. Revolving Facility, and all U.S. Revolving Loans and all other amounts owed hereunder with respect to the U.S. Revolving Loans and the U.S. Revolving Commitments shall be paid in full no later than such date.
(ii)    Subject to the terms and express conditions set forth herein, (i) each Revolving Lender severally agrees to make loans to the Borrower or the German Borrower denominated in Dollars or in an Approved Currency in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Multicurrency Revolving Commitment (each such loan by any Revolving Lender, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”) from time to time, on any Business Day during the Revolving Availability Period; provided that, after giving effect to the making of any Multicurrency Revolving Loans, in no event shall the Total Multicurrency Revolving Outstandings exceed the Multicurrency Revolving Commitments then in effect. Within the limits of each Revolving Lender’s Multicurrency Revolving Commitment, and subject to the other terms and express conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b), in each case without premium or penalty. Multicurrency Revolving Loans shall be Eurocurrency Rate Loans unless denominated in Dollars, in which case such Multicurrency Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Each Lender’s Multicurrency Revolving Commitments shall expire on the Maturity

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Date for the Multicurrency Revolving Facility, and all Multicurrency Revolving Loans and all other amounts owed hereunder with respect to the Multicurrency Revolving Loans and the Multicurrency Revolving Commitments shall be paid in full no later than such date.
SECTION 2.02    Borrowings, Conversions and Continuations of Loans. (%3) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable (except as provided in Section 3.02, Section 3.03 and Section 3.04 herein) written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent (x) with respect to any Borrowing on the Closing Date, not later than 11:00 a.m. on the date that is (i) three (3) Business Days before the Closing Date for any Dollar-denominated Borrowing of Eurocurrency Rate Loans, (ii) four (4) Business Days before the Closing Date for any Borrowing of Eurocurrency Rate Loans denominated in an Alternative Currency or (iii) one (1) Business Day before the Closing Date for any Borrowing of Base Rate Loans, (y) with respect to any Borrowing following the Closing Date, not later than 11:00 a.m. on the date that is (i) three (3) Business Days prior to the requested date of any Dollar-denominated Borrowing of Eurocurrency Rate Loans, (ii) four (4) Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in an Alternative Currency or (iii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans, and (z) with respect to any continuation or conversion of Loans after the Closing Date, not later than 11:00 a.m. on the date that is three (3) Business Days prior to the requested date of any continuation of Eurocurrency Rate Loans or any conversion of Loans from one Type to the other; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to all the Lenders. Each notice by the Borrower pursuant to this Section 2.02(a) shall consist of delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c)(i) or Section 2.04(c)(i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing (and the Class of Borrowing being requested), a conversion of Term Loans or Revolving Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) in the case of any Multicurrency Revolving Borrowing, the Approved Currency for the requested Borrowing and whether the Borrower or the German Borrower is requesting such Borrowing, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) in the case of Loans in Dollars,

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the Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the account of the Borrower (or the German Borrower, as applicable) to be credited with the proceeds of such Borrowing. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Borrowing in Dollars or fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing in Dollars, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing in an Alternative Currency, then it will be deemed to have requested a conversion or continuation for an Interest Period of one (1) month. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans), it will be deemed to have specified an Interest Period of one (1) month.
(e)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Principal Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Sections 4.01 and 4.02), the Administrative Agent shall make all funds so received available to the Borrower (or the German Borrower, as applicable) in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.
(f)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.04 in connection therewith. During the continuance of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.
(g)    The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the determination of such change.

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(h)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect plus up to three (3) additional Interest Periods in respect of each Additional Facility.
(i)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
(j)    For the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.
SECTION 2.03    Letters of Credit.
(a)    The Letter of Credit Commitments.
(%4) Subject to the terms and conditions set forth herein, (A) each U.S. L/C Issuer agrees, in reliance upon the agreements of the U.S. Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day from the Closing Date until the L/C Expiration Date, to issue U.S. Letters of Credit for the account of the Borrower or any Subsidiary of the Borrower (provided that the Borrower hereby irrevocably agrees to be bound jointly and severally to reimburse the applicable L/C Issuer for amounts drawn on any U.S. Letter of Credit issued for the account of any Subsidiary) and to amend, renew or extend U.S. Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section, and (2) to honor drawings under the U.S. Letters of Credit; and (B) the U.S. Revolving Lenders severally agree to participate in such U.S. Letters of Credit and any drawings thereunder; provided that no U.S. L/C Issuer shall be obligated to make any U.S. L/C Credit Extension, and no U.S. Revolving Lender shall be obligated to participate in any U.S. Letter of Credit, if, as of the date of such U.S. L/C Credit Extension, (w)  the Total U.S. Revolving Outstandings would exceed the U.S. Revolving Commitments then in effect, (x) the sum of the aggregate Outstanding Amount of the U.S. Revolving Loans of any U.S. Revolving Lender, plus such Lender’s U.S. Revolving Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such Lender’s U.S. Revolving Percentage of the Outstanding Amount of all Swingline Loans would exceed such Lender’s U.S. Revolving Commitment, (y) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the U.S. L/C Obligations with respect to U.S. Letters of Credit issued by such U.S. L/C Issuer would exceed its U.S. L/C Commitment. U.S. Letters of Credit shall constitute utilization of the U.S. Revolving Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain U.S. Letters of Credit to replace U.S. Letters of Credit that have expired or that have been drawn upon and reimbursed.

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(%4) Subject to the terms and conditions set forth herein, (A) each Multicurrency L/C Issuer agrees, in reliance upon the agreements of the Multicurrency Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day from the Closing Date until the L/C Expiration Date, to issue Multicurrency Letters of Credit for the account of the Borrower or any Subsidiary of the Borrower (provided that the Borrower hereby irrevocably agrees to be bound jointly and severally to reimburse the applicable L/C Issuer for amounts drawn on any Multicurrency Letter of Credit issued for the account of any Subsidiary) and to amend, renew or extend Multicurrency Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section, and (2) to honor drawings under the Multicurrency Letters of Credit; and (B) the Multicurrency Revolving Lenders severally agree to participate in such Multicurrency Letters of Credit and any drawings thereunder; provided that no Multicurrency L/C Issuer shall be obligated to make any Multicurrency L/C Credit Extension, and no Multicurrency Revolving Lender shall be obligated to participate in any Multicurrency Letter of Credit, if, as of the date of such Multicurrency L/C Credit Extension, (w)  the Total Multicurrency Revolving Outstandings would exceed the Multicurrency Revolving Commitments then in effect, (x) the sum of the aggregate Outstanding Amount of the Multicurrency Revolving Loans of any Multicurrency Revolving Lender, plus such Lender’s Multicurrency Revolving Percentage of the Outstanding Amount of all Multicurrency L/C Obligations would exceed such Lender’s Multicurrency Revolving Commitment, (y) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the Multicurrency L/C Obligations with respect to Multicurrency Letters of Credit issued by such Multicurrency L/C Issuer would exceed its Multicurrency L/C Commitment. Multicurrency Letters of Credit shall constitute utilization of the Multicurrency Revolving Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Multicurrency Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Multicurrency Letters of Credit to replace Multicurrency Letters of Credit that have expired or that have been drawn upon and reimbursed.
(i)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit or direct that such L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

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(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;
(D)    (x) in the case of U.S. Letters of Credit, if such U.S. Letter of Credit is to be denominated in a currency other than Dollars, and (y) in the case of Multicurrency Letters of Credit, if such Multicurrency Letter of Credit is to be denominated in a currency other than an Approved Currency;
(E)    any Revolving Lender of the applicable Class is at such time a Defaulting Lender, nor shall any L/C Issuer be under any obligation to extend, renew or amend existing Letters of Credit, unless such L/C Issuer has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the applicable outstanding L/C Obligations pursuant to Section 2.18(a)(iv) or the delivery of Cash Collateral, with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure; or
(F)    such Letter of Credit is not a standby letter of credit or, subject to the ability of such L/C Issuer to issue such a Letter of Credit, a commercial letter of credit.
(ii)    No L/C Issuer shall be under any obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.
(iii)    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A)(1) if a standby Letter of Credit, the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months or, in the case of Letters of Credit issued by Bank of America, N.A., eighteen months (or such longer period as may be agreed to by the applicable L/C Issuer) after the then current expiration date of such Letter of Credit) or (2) if a trade or commercial Letter of Credit, the date nine months after the date of issuance of such Letter of Credit and (B) the L/C Expiration Date.
(iv)    The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the L/C Sublimit at all times.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (%4) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three (3) Business Days (or such shorter

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period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and whether the requested Letter of Credit is a U.S. Letter of Credit or a Multicurrency Letter of Credit; (B) the amount thereof and, in the case of Multicurrency Letters of Credit, the Approved Currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as such L/C Issuer or the Administrative Agent may reasonably require.
(i)    Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such U.S. Letter of Credit in an amount equal to such Lender’s U.S. Revolving Percentage of the amount of such U.S. Letter of Credit. Immediately upon the issuance of each Multicurrency Letter of Credit, each Multicurrency Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such Multicurrency Letter of Credit in an amount equal to such Lender’s Multicurrency Revolving Percentage of the amount of such Multicurrency Letter of Credit.
(ii)    If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer shall agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (or such longer period as may be reasonably agreed to by the applicable L/C Issuer) (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be mutually agreed upon at the time

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such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders of the applicable Class shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not (x) permit any such renewal if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise) or (B) it has received notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (y) be obligated to permit such renewal if it has received notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied or waived, and in each such case directing such L/C Issuer not to permit such renewal.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations. (%4) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof, and such L/C Issuer shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such L/C Issuer notifies the Borrower in writing of any payment by such L/C Issuer under a Letter of Credit prior to 3:00 p.m. on the date of such payment, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day; provided that if such notice is not provided to the Borrower prior to 3:00 p.m. on such payment date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the second succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify (i) in the case of any U.S. Letter of Credit, each U.S. Revolving Lender and (ii) in the case of any Multicurrency Letter of Credit, each Multicurrency Revolving Lender of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans (in the case of any Unreimbursed Amount in respect of a U.S. Letter of Credit or a Multicurrency Letter of Credit denominated in Dollars) or Eurocurrency Rate Loans with a period of one month (in the case of any Unreimbursed Amount in respect of a Multicurrency Letter of Credit denominated in an Alternative Currency) to be disbursed on such payment date in an amount equal to such Unreimbursed Amount, without

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regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, as applicable. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this clause (i) must be in writing.
(i)    Each Revolving Lender of the applicable Class (including each Revolving Lender acting as an L/C Issuer) shall upon any notice pursuant to paragraph (c)(i) of this Section make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Principal Office in an amount equal to its Revolving Percentage of the relevant Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (c)(iii) of this Section, each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or, in the case of any Unreimbursed Amount in respect of a Multicurrency Letter of Credit denominated in an Alternative Currency, a Eurocurrency Rate Loan with an interest period of one month) to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in accordance with the instructions provided to the Administrative Agent by such L/C Issuer (which instructions may include standing payment instructions, which may be updated from time to time by such L/C Issuer, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).
(ii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing because the conditions set forth in Section 4.02 are not satisfied or waived or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the U.S. Revolving Facility; or Eurocurrency Rate Loans with an interest period of one month under the Multicurrency Revolving Facility, as applicable. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to paragraph (c)(i) of this Section shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.
(iii)    Until each U.S. Revolving Lender funds its U.S. Revolving Loan or U.S. L/C Advance to reimburse the applicable L/C Issuer for any amount drawn under any U.S. Letter of Credit, interest in respect of such Lender’s U.S. Revolving Percentage of such amount shall be solely for the account of such L/C Issuer. Until each Multicurrency Revolving Lender funds its Multicurrency Revolving Loan or Multicurrency L/C Advance to reimburse the applicable L/C Issuer for any amount drawn under any Multicurrency Letter of Credit, interest in respect of such Lender’s Multicurrency Revolving Percentage of such amount shall be solely for the account of such L/C Issuer.

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(iv)    (i) Each U.S. Revolving Lender’s obligation to make U.S. Revolving Loans or U.S. L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under U.S. Letters of Credit and (ii) each Multicurrency Revolving Lender’s obligation to make Multicurrency Revolving Loans or Multicurrency L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Multicurrency Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to the satisfaction or waiver of the conditions set forth in Section 4.02. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under such Letter of Credit, together with interest as provided herein.
(v)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations. (%4) If, at any time after an L/C Issuer has made payment in respect of any drawing under any U.S. Letter of Credit issued by it and has received from any U.S. Revolving Lender its U.S. L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its U.S. Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s U.S. L/C Advance was outstanding) in like funds as received by the Administrative Agent. If, at any time after an L/C Issuer has made payment in respect of any drawing under any Multicurrency Letter of Credit issued by it and has received from any

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Multicurrency Revolving Lender its Multicurrency L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Multicurrency Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Multicurrency L/C Advance was outstanding) in like funds as received by the Administrative Agent.
(i)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender of the applicable Class shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any

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beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;
(v)    any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (other than the defense of payment or performance);
provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith, material breach or willful misconduct, in each case, as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(f)    Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith, material breach or willful misconduct or such L/C Issuer’s (or its Related Parties’) willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of

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a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.
(h)    Conflict with L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any L/C Application, the terms hereof shall control.
(i)    Reporting. Not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.
(a)    Provisions Related to Extended Revolving Commitments. If the L/C Expiration Date in respect of any Expiring Credit Commitment occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Non-Expiring Credit Commitments in respect of which the L/C Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Non-Expiring Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Non-Expiring Credit Commitments at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit. At all times following the Maturity Date of any Expiring Credit Commitment, the sublimit for Letters of Credit shall in no event exceed the aggregate principal amount of Non-Expiring Credit Commitments then outstanding.
SECTION 2.04    Swingline Loans. (%3) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the U.S. Revolving Lenders set forth in this Section, agrees to make Swingline Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount not to exceed at any time outstanding such Swingline Lender’s Swingline

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Commitment; provided that, after giving effect to any Swingline Loan, (i) in no event shall the Total U.S. Revolving Outstandings exceed the U.S. Revolving Commitments then in effect and (ii) the sum of the aggregate Outstanding Amount of the U.S. Revolving Loans of any Lender, plus such Lender’s Revolving Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such Lender’s Revolving Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s U.S. Revolving Commitment and (iii) the Outstanding Amount of all Swingline Loans shall not exceed the Swingline Sublimit; provided, further, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans without premium or penalty. The Swingline Lender’s Swingline Commitment shall expire on the Maturity Date for the U.S. Revolving Facility. All Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans shall be paid in full on the Maturity Date for the U.S. Revolving Facility.
(a)    Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent. Each such notice shall be in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Swingline Lender and the Administrative Agent not later than noon on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $500,000 or a larger multiple of $100,000 and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Promptly after receipt by a Swingline Lender of such notice, such Swingline Lender will confirm with the Administrative Agent that the Administrative Agent has also received such notice and, if not, the Swingline Lender will notify the Administrative Agent of the contents thereof. Subject to the terms and conditions set forth herein, the Swingline Lender shall make each Swingline Loan available to the Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender, not later than 3:00 p.m. on the requested date of such Swingline Loan (which instructions may include standing payment instructions, which may be updated from time to time by the Borrower, provided that, unless the Swingline Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swingline Lender). Notwithstanding anything herein to the contrary, no Swingline Lender shall be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swingline Loan have been satisfied or waived by the Required Revolving Lenders or (C) at a time when any U.S. Revolving Lender is a Defaulting Lender as set forth in Section 2.18(c) and the amount of such Defaulting Lender’s participation in Swingline Loans has not been reallocated to Non-Defaulting Lenders or Cash Collateralized in full.
(b)    Refinancing of Swingline Loans.
(vi)    With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.05(a)(ii) or repaid pursuant to clause (a) above, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the

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Administrative Agent (which the Administrative Agent shall deliver to the Lenders) with a copy to the Borrower, no later than 11:00 a.m. at least one Business Day in advance of the proposed Credit Extension, a notice (which shall be deemed to be a Committed Loan Notice given by the Borrower) requesting that each U.S. Revolving Lender make U.S. Revolving Loans that are Base Rate Loans to the Borrower on the date of such Credit Extension in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such U.S. Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the applicable Refunded Swingline Loans and (2) on the day such U.S. Revolving Loans are made, the Swingline Lender’s U.S. Revolving Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a U.S. Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans but shall instead constitute part of the Swingline Lender’s outstanding U.S. Revolving Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all U.S. Revolving Lenders in the manner contemplated by Section 2.13.
(vii)    If for any reason any Swingline Loan cannot be refinanced by such a U.S. Revolving Borrowing in accordance with paragraph (c)(i) of this Section in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each of the U.S. Revolving Lenders shall be deemed to have purchased, and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its U.S. Revolving Percentage of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swingline Lender, each U.S. Revolving Lender shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation, each such U.S. Revolving Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender.
(viii)    If any U.S. Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such U.S. Revolving Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), the Swingline Lender shall be entitled to recover from such U.S. Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Swingline Lender in accordance with banking industry rules on

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interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such U.S. Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s U.S. Revolving Loan included in the relevant U.S. Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of a Swingline Lender submitted to any U.S. Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(ix)    Each U.S. Revolving Lender’s obligation to make U.S. Revolving Loans or to purchase and fund participations in Swingline Loans pursuant to this paragraph (c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default or (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swingline Lender had not received prior notice from Borrower or the Required Revolving Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans, were not satisfied at the time such Refunded Swingline Loans or unpaid Swingline Loans were made. No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.
(c)    Repayment of Participations.
(ii)    At any time after any U.S. Revolving Lender has purchased and funded a participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will promptly remit such U.S. Revolving Lender’s applicable U.S. Revolving Percentage of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Revolving Lender’s participation was funded) in like funds as received by the Swingline Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the U.S. Revolving Lenders that shall have funded their participations pursuant to paragraph (c)(ii) of this Section to the extent of their interests therein.
(iii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each U.S. Revolving Lender shall pay to such Swingline Lender its applicable U.S. Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date

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such amount is returned at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the U.S. Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(d)    Payments Directly to Swingline Lenders. Except as otherwise expressly provided herein, the Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender at its Principal Office.
(e)    Provisions Related to Extended Revolving Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Commitments, Additional Revolving Commitments or Extended Revolving Commitments (such expiring tranche, the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Commitments, Additional Revolving Commitments or Extended Revolving Commitments available in Dollars is or are in effect with a longer Maturity Date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender, on the earliest occurring Maturity Date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment. On the Maturity Date of any Expiring Credit Commitment, the sublimit for Swingline Loans shall be agreed solely with the Swingline Lender.
SECTION 2.05    Prepayments. (%3) Optional. (%4) Each of the Borrower and the German Borrower (as applicable) may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in each case, in whole or in part without premium or penalty (but subject to Section 2.09(d)); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans or (2) one Business Day prior to any date of prepayment of Base Rate Loans (other than Swingline Loans); (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding and (C) any prepayment of Base Rate Loans (other than Swingline Loans) shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such Prepayment Notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower (or the German Borrower, if applicable), unless rescinded as set

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forth in clause (iii) hereof, the Borrower (or the German Borrower, if applicable) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of any Loans pursuant to this Section 2.05(a) shall be applied to such Loans and in such order of maturity of principal installments as the Borrower (or the German Borrower, if applicable) may direct in its sole discretion; provided that, in the event the Borrower (or the German Borrower, if applicable) fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied, first, to repay outstanding Swingline Loans on a pro rata basis until paid in full, second, to repay outstanding Revolving Loans (including, for the avoidance of doubt, the U.S. Revolving Loans and the Multicurrency Revolving Loans) on a pro rata basis across Classes and pro rata among Lenders within each Class until paid in full, and third, to prepay the Term Loans (including, for the avoidance of doubt, the U.S. Term Loans, the Euro Term Loans and the Delayed Draw Term Loans) on a pro rata basis across Classes and pro rata among Lenders within each Class in accordance with the respective outstanding principal amounts thereof (which prepayments shall be applied to the scheduled installments of principal in direct order of maturity). Each prepayment made by the Borrower or the German Borrower shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Lenders in accordance with their respective Pro Rata Shares.
(x)    The Borrower may, upon delivery of a Prepayment Notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 in excess thereof or or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(xi)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the Term Loan Facility or Revolving Facility or the occurrence of any other event, which refinancing or event shall not be consummated or shall otherwise be delayed.
(xii)    Notwithstanding anything in this Agreement (including but not limited to Sections 2.07 and 2.13 (which provisions shall not be applicable to this Section 2.05(a)(iv))) or in any other Loan Document to the contrary, so long as a Responsible Officer of the Borrower has delivered a certificate confirming that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) no proceeds of Revolving Loans are used therefor, the Loan Parties and their Subsidiaries may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower), or the Loan Parties or any of their

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Subsidiaries may purchase such outstanding Term Loans and immediately cancel them, on the following basis:
(A)    Any Loan Party or any of its Subsidiaries shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(iv).
(B)    (%6) Any Loan Party or any of its Subsidiaries may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent five (5) Business Days’ notice substantially in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Loan Party or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to subsection (K) below, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice by the applicable Loan Party or the Subsidiary to the Auction Agent) (the “Specified Discount Prepayment Response Date”).
(1)    Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have

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declined to accept the applicable Borrower Offer of Specified Discount Prepayment.
(2)    If there is at least one Discount Prepayment Accepting Lender, the relevant Loan Party or Subsidiary will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and Classes of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Loan Party or Subsidiary of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Loan Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Loan Party or Subsidiary shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (K) below).
(C)    (%6) Any Loan Party or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with 5 Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Loans subject to such offer and the maximum and minimum percentage discounts to par (the

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“Discount Range”) of the principal amount of such Loans with respect to each relevant Class of Loans willing to be prepaid by such Loan Party or such Subsidiary (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to subsection (K) below, each such solicitation by any Loan Party or any of its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended by notice from the Loan Party or Subsidiary to the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify one or more (but no more than three for any Lender) discounts to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.
(1)    The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Loan Party or Subsidiary agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range

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Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).
(2)    Subject to subsection (K) below, if there is at least one Participating Lender, the relevant Loan Party or Subsidiary will prepay the respective outstanding Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Loan Party or Subsidiary of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Loan Party or Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Loan Party or Subsidiary shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (K) below).
(D)    (%6) Any Loan Party or any of its Subsidiaries may from time to time solicit offers for discounted prepayments by providing the Auction Agent with 5 Business Days’ notice in substantially the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the

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sole discretion of such Loan Party or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Loans the Loan Party or Subsidiary is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to subsection (K) below, each such solicitation by any Loan Party or any of its Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer in the form of Exhibit N to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice from the Loan Party or Subsidiary to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify either one or more (but no more than three) discounts to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and Classes of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.
(1)    The Auction Agent shall promptly provide the relevant Loan Party or Subsidiary with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Loan Party or such Subsidiary shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Loan Party or Subsidiary in its sole discretion (the “Acceptable Discount”), if any. If the Loan Party or Subsidiary elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, in no event later than by the third Business Day after the date of receipt by such Loan Party or such Subsidiary from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Loan Party or Subsidiary may submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice in

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the form of Exhibit M from the Loan Party or Subsidiary by the Acceptance Date, such Loan Party or such Subsidiary shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(2)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Loan Party or Subsidiary at the Acceptable Discount in accordance with this Section 2.05(a)(iv)(D). If the Loan Party or Subsidiary elects to accept any Acceptable Discount, then the Loan Party or Subsidiary agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Loan Party or Subsidiary may prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Loan Party or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Loan Party or Subsidiary of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment

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Amount of all Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Loan Party or such Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Loan Party or such Subsidiary shall be due and payable by such Loan Party or such Subsidiary on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (K) below).
(E)    In connection with any Discounted Loan Prepayment, the Loan Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from a Loan Party or Subsidiary in connection therewith.
(F)    If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Loan Party or Subsidiary shall prepay such Loans on the Discounted Prepayment Effective Date without premium or penalty. The relevant Loan Party or Subsidiary shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Principal Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the Classes and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Class of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(iv), each relevant Loan Party and Lender shall render customary “big boy” letters to each other and the Auction Agent regarding Excluded Information.
(G)    To the extent not expressly provided for herein, each Discounted Loan Prepayment (which for the avoidance of doubt, shall not include any open market purchases of Loans or Commitments otherwise permitted by the terms hereof) shall be consummated pursuant to procedures consistent with the provisions in this

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Section 2.05(a)(iv) or as otherwise established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.
(H)    Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(iv), to the extent the Administrative Agent is the Auction Agent, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(I)    Each of the Loan Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.05(a)(iv) as well as activities of the Auction Agent.
(J)    In connection with any Term Loans prepaid and cancelled pursuant to this Section 2.05(a)(iv), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.
(K)    Each Loan Party and any of its Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke or modify its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date.
(L)    Any failure by such Loan Party or such Subsidiary to make any prepayment to a Lender, pursuant to this Section 2.05(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise.
(M)    To the extent the Auction Agent is required to deliver notices or communicate such other information to the Lenders pursuant to this Section 2.05(a)(iv), the Auction Agent will work with the Administrative Agent (and the Administrative Agent will cooperate with the Auction Agent) in order to procure the delivery of such notices and/or the communication of such information to the applicable Lenders.
(N)    Nothing in this Section 2.05(a)(iv) shall require the Loan Parties or any of their Subsidiaries to undertake any Discounted Loan Prepayment.

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(b)    Mandatory.
(iv)    Excess Cash Flow. Within five (5) Business Days after financial statements are required to have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate is required to have been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans, in accordance with Section 2.05(b)(vi), in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year ended December 31, 2015 and, thereafter, the Prepayment Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) the amount of any voluntary prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year (other than prepayments of Term Loans financed by incurring other long-term Indebtedness (other than revolving loans)), in the case of prepayments pursuant to Section 2.05(a)(iv), with credit given for the actual amount of cash payment, and (2) solely to the extent the amount of the Revolving Commitments are permanently reduced pursuant to Section 2.06 in connection therewith (and solely to the extent of the amount of such reduction), the amount of any voluntary prepayments of Revolving Loans made pursuant to Section 2.05(a) during such fiscal year.
(v)    Disposition or Casualty.
(A)    If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets pursuant to Section 7.05(f) (to the extent clause (ii) of the proviso thereto is applicable to such Disposition) or Section 7.05 (k), (l) or (r) or (y) any Casualty Event occurs, which results in the receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is five (5) Business Days after the date of the receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans, in accordance with Section 2.05(b)(vi), in an amount equal to 100% of all Net Cash Proceeds received; provided, however, that a ratable portion of the Net Cash Proceeds may be applied to prepay or offer to purchase any first lien secured notes that are Refinancing Notes or Additional Notes if required under the terms of the documentation governing such Refinancing Notes or Additional Notes (determined on the basis of the aggregate outstanding principal amount of the Term Loans, Refinancing Notes and Additional Notes outstanding at such time); provided, further, that to the extent the holders of Refinancing Notes or Additional Notes decline to have such Indebtedness prepaid or purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
(B)    With respect to any Net Cash Proceeds received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower or its Restricted Subsidiaries may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds received by it in assets useful for their business within 365 days following receipt of such Net Cash Proceeds (or, if committed to

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be reinvested within such 365-day period, so reinvested within 180 days thereafter); provided that if any Net Cash Proceeds are not so reinvested within the applicable time periods set forth above in this Section 2.05(b)(ii)(B), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.05.
(vi)    Debt Proceeds. If the Borrower or any Restricted Subsidiary incurs or issues (A) any Indebtedness not permitted to be incurred or issued pursuant to Section 7.03 or (B) any Refinancing Notes or Refinancing Term Facility, the Borrower shall cause to be prepaid an aggregate amount of Term Loans, in accordance with Section 2.05(b)(vi), in an amount equal to 100% of all Net Cash Proceeds received therefrom on the date of receipt of such Net Cash Proceeds.
(vii)    Revolving Loans. If for any reason (x) the aggregate Outstanding Amount of the U.S. Revolving Loans, U.S. L/C Obligations and Swingline Loans at any time exceeds the Aggregate U.S. Revolving Commitments then in effect or (y) the aggregate Outstanding Amount of the Multicurrency Revolving Loans and Multicurrency L/C Obligations at any time exceeds the Aggregate Multicurrency Revolving Commitments then in effect, the Borrower (or the German Borrower, if applicable) shall promptly prepay the applicable Revolving Loans or Swingline Loans and/or Cash Collateralize the applicable L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower or the German Borrower, as applicable, shall not be required to Cash Collateralize (x) the U.S. L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the U.S. Revolving Loans and Swingline Loans such aggregate Outstanding Amount exceeds such Aggregate U.S. Revolving Commitments then in effect or (y) the Multicurrency L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Multicurrency Revolving Loans such aggregate Outstanding Amount exceeds such Aggregate Multicurrency Revolving Commitments then in effect.
(viii)    Notwithstanding any other provisions of this Section 2.05(b), to the extent that any of Excess Cash Flow or all or any portion of the Net Cash Proceeds of any asset sale or other Disposition or any Casualty Event or Debt Issuance by a Restricted Subsidiary giving rise to mandatory prepayment pursuant to Section 2.05(b)(ii)(A) or Section 2.05(b)(ii)(B) (each such Disposition and Casualty Event, a “Specified Asset Sale”) or Section 2.05(b)(iii) (each such Debt Issuance, a “Specified Debt Issuance”) (A) are prohibited or delayed by applicable local Law or prohibited by material constituent document restrictions (including as a result of minority ownership) from being repatriated to the jurisdiction of organization of the Borrower or (B) with respect to which the Borrower has determined in good faith that repatriation of any of or all the Excess Cash Flow or Net Cash Proceeds of any Specified Asset Sale or Specified Debt Issuance to the jurisdiction of organization of the Borrower could reasonably be expected to have an adverse tax consequence to the Borrower and its Restricted Subsidiaries (including pursuant to Section 956 of the Code), then, solely to the extent such result is not directly attributable to actions taken by the Borrower or any of its Subsidiaries with the intent of avoiding or reducing any prepayment otherwise required under this Section 2.05(b), (1) an amount equal to the portion of such

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Excess Cash Flow or Net Cash Proceeds which would be so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law or material constituent document restriction will not permit such repatriation to the Borrower or such adverse tax consequence would occur, (2) the Borrower agrees to use and to cause the applicable Restricted Subsidiary to use all reasonable efforts to overcome or eliminate any such restrictions and/or to minimize any such adverse tax consequences to make the relevant prepayment (net of an amount equal to the additional Related Taxes that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of repatriation, whether or not a repatriation actually occurs) within one year following the date on which the respective prepayment would otherwise have been required and (3) if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds and Excess Cash Flow is permissible under the applicable local law or applicable constituent documents or if such adverse tax consequence no longer exists (even if such cash is actually not repatriated), an amount equal to the amount of Net Cash Proceeds or Excess Cash Flow otherwise subject to such restrictions, that could be repatriated will be promptly (and in any event not later than five (5) Business Days after such repatriation is or such repatriation could be accomplished) applied (net of an amount equal to the additional Related Taxes that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of repatriation, whether or not a repatriation actually occurs) to the repayment of the Loans pursuant to this Section 2.05(b). The non-application of any prepayment amounts as a consequence of the foregoing provisions (the aggregate sum of any such amounts related to Excess Cash Flow, “Non-Repatriated Amounts”) will not, for the avoidance of doubt, constitute a Default or an Event of Default, and such Non-Repatriated Amounts and such amount of Net Cash Proceeds shall be available for working capital purposes of the Borrower and its Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions.
(ix)    Any prepayment of any Term Loans pursuant to this Section 2.05(b) shall be applied to repay Term Loans of each then outstanding Class on a pro rata basis unless otherwise agreed by any Term Lenders receiving less than their Pro Rata Share and the Borrower. Any prepayment of any Class of Term Loans pursuant to this Section 2.05(b) shall be applied in direct order of maturities and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share (prior to giving effect to any rejection by any Lender of any such prepayment pursuant to clause (vii) below), subject to this clause (vi) and clause (vii) of this Section 2.05(b).
(x)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Any Term

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Lender (a “Declining Lender”, and any Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than two (2) Business Days prior to the proposed prepayment date, a written notice that any mandatory prepayment of a Term Loan otherwise required to be made with respect to the Term Loans held by such Lender pursuant to clauses (i) and (ii) (but not clause (iii)) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the Borrower (“Retained Declined Proceeds”).
(xi)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan, as the case may be, pursuant to Section 3.04. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower (or the German Borrower, if applicable) may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower, any other Loan Party or the German Borrower) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower, any other Loan Party or the German Borrower) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b). Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.
SECTION 2.06    Termination or Reduction of Commitments. (%3) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the U.S. Revolving Commitments, the Multicurrency Revolving Commitments or the Delayed Draw Commitments, or from time to time reduce the unused U.S. Revolving Commitments, Multicurrency Revolving Commitments, Delayed Draw Commitments, the L/C Sublimit or the Swingline Sublimit; provided that (a) each such notice shall be in writing and must be received by the Administrative Agent at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Revolving Commitments or the Delayed Draw Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000 and (c) the Borrower shall not terminate or reduce (i) (x) the U.S. Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Outstandings would exceed the Aggregate U.S. Revolving Commitments or (y) the Multicurrency Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the

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Total Multicurrency Revolving Outstandings would exceed the Aggregate Multicurrency Revolving Commitments, (ii) the L/C Sublimit if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (iii) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Swingline Loans would exceed the Swingline Sublimit; provided, further, that, upon any such partial reduction of the L/C Sublimit or the Swingline Sublimit, unless the Borrower, the Administrative Agent and the applicable L/C Issuer or the Swingline Lender, as the case may be, otherwise agree, the commitment of each L/C Issuer or the Swingline Lender to issue Letters of Credit or extend Swingline Loans, as applicable, will be reduced proportionately by the amount of such reduction. For avoidance of doubt, upon termination of the Revolving Commitments in full, the L/C Sublimit and the Swingline Sublimit shall automatically terminate. Unless previously terminated, (x) the Revolving Commitments shall automatically terminate on the date specified in clause (a) of the definition of “Maturity Date” and (y) the Delayed Draw Commitments shall automatically terminate on the Delayed Draw Commitment Termination Date. Furthermore, subject to clause (a) and clause (c) of the first sentence of this Section 2.06(a), the Borrower may terminate in whole the Revolving Commitment or Delayed Draw Commitment of any Defaulting Lender.
(a)    Mandatory.
(xii)    The Initial Term Commitment of each Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the Closing Date upon the funding of the U.S. Term Loans and the Euro Term Loans. The Delayed Draw Commitment of each Lender shall be automatically and permanently reduced to $0 on the Delayed Draw Commitment Termination Date.
(xiii)    The U.S. Revolving Commitment of each U.S. Revolving Lender and the Multicurrency Revolving Commitment of each Multicurrency Revolving Lender shall be automatically and permanently reduced to $0 on the Maturity Date for the Revolving Facilities.
(b)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit, the Swingline Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced; provided, however, that any termination in whole of the Revolving Commitment and/or Delayed Draw Commitment of a Defaulting Lender pursuant to the last sentence of Section 2.06(a) shall not result in a reduction of any other Lender’s Revolving Commitments or Delayed Draw Commitments. Subject to Section 2.18(a)(iii), all commitment fees accrued until the effective date of any termination of the Commitments of any Class shall be paid to the Administrative Agent (for distribution to the Appropriate Lenders) on the effective date of such termination.

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SECTION 2.07    Repayment of Loans. (%3) Term Loans.
(vii)    The Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Term Lenders and the Delayed Draw Term Lenders the aggregate outstanding principal amount of the U.S. Term Loans and Delayed Draw Term Loans (x) in quarterly installments in an amount equal to 0.25% of the sum of the original principal amount of the U.S. Term Loans made on the Closing Date and the original principal amount of the Delayed Draw Term Loans made on each Delayed Draw Credit Date that has occurred prior to any such repayment (such aggregate amount being recalculated on each Delayed Draw Credit Date to account for the additional Delayed Draw Term Loans made on such date), payable on the last Business Day of each March, June, September and December, commencing on June 30, 2014, and (y) the balance on the Maturity Date of the Term Loan Facilities, which amount, in each case, shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05; provided, however, that the final principal installment in any event shall be in an amount equal to the aggregate principal amount of the U.S. Term Loans and Delayed Draw Term Loans outstanding on such date.
(viii)    The Borrower shall repay to the Administrative Agent for the ratable account of the Euro Term Lenders the aggregate outstanding principal amount of the Euro Term Loans (x) in quarterly installments an amount equal to 0.25% of the sum of the original principal amount of the Euro Term Loans made on the Closing Date, payable on the last Business Day of each March, June, September and December, commencing on June 30, 2014 and (y) the balance on the Maturity Date of the Term Loan Facilities, which amount, in each case, shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05; provided, however, that the final principal installment in any event shall be in an amount equal to the aggregate principal amount of the Euro Term Loans outstanding on such date.
(b)    Revolving Loans.
(iv)    The Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Revolving Lenders on the Maturity Date for the Revolving Facilities the aggregate principal amount of all of the U.S. Revolving Loans outstanding on such date.
(v)    The Borrower and the German Borrower, as applicable, shall repay to the Administrative Agent for the ratable account of the Multicurrency Revolving Lenders on the Maturity Date for the Revolving Facilities the aggregate principal amount of all of the Multicurrency Revolving Loans outstanding on such date.
(c)    Swingline Loans. The Borrower shall repay the aggregate principal amount of all of its Swingline Loans outstanding on the Maturity Date for the Revolving Facilities.
(d)    Additional Term Loans, Extended Term Loans and Extended Revolving Loans. The Borrower (or the German Borrower, if applicable) shall repay the aggregate amount of any Additional Term Loans, Extended Term Loans and Extended Revolving Loans to the Administrative Agent in accordance with a repayment schedule to be agreed by the Borrower (or the German

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Borrower, if applicable) and the relevant Additional Term Lenders, Extended Term Lenders or Extended Revolving Lenders, as applicable, and set forth in the applicable Joinder Agreement, Extension Amendment or other applicable amendment documentation.
SECTION 2.08    Interest. (%3) (i) Each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Applicable Rate with respect to Eurocurrency Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate with respect to Base Rate Loans; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for U.S. Revolving Loans.
(a)    While any payment Event of Default exists, each of the Borrower and the German Borrower shall pay interest on the principal amount of all of its overdue outstanding Obligations incurred hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.
(b)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.09    Fees.
(a)    Commitment Fees.
(iii)    The Borrower shall pay to the Administrative Agent for the account of each U.S. Revolving Lender in accordance with its Pro Rata Share, a commitment fee (each, a “U.S. Revolving Commitment Fee” and, collectively, the “U.S. Revolving Commitment Fees”) equal to the Applicable Rate times the average daily amount by which the Aggregate U.S. Revolving Commitments exceed the sum of (i) the Outstanding Amount of U.S. Revolving Loans (for this purpose, disregarding Swingline Loans as a utilization of the U.S. Revolving Facility) and (ii) the Outstanding Amount of U.S. L/C Obligations; provided that any U.S. Revolving Commitment Fee accrued with respect to the U.S. Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such U.S. Revolving Commitment Fee shall otherwise have been due and payable by the Borrower prior to such

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time; and provided further that no U.S. Revolving Commitment Fee shall accrue on the U.S. Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The U.S. Revolving Commitment Fees shall accrue at all times from the date hereof until the Maturity Date for the Revolving Facilities, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Facilities. The U.S. Revolving Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(iv)    The Borrower shall pay to the Administrative Agent for the account of each Multicurrency Revolving Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Multicurrency Revolving Commitment Fee” and, collectively, the “Multicurrency Revolving Commitment Fees”) equal to the Applicable Rate times the average daily amount by which the Aggregate Multicurrency Revolving Commitments exceed the sum of (i) the Outstanding Amount of Multicurrency Revolving Loans and (ii) the Outstanding Amount of Multicurrency L/C Obligations; provided that any Multicurrency Revolving Commitment Fee accrued with respect to the Multicurrency Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Multicurrency Revolving Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Multicurrency Revolving Commitment Fee shall accrue on the Multicurrency Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Multicurrency Revolving Commitment Fees shall accrue at all times from the date hereof until the Maturity Date for the Revolving Facilities, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Facilities. The Multicurrency Revolving Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(v)    The Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Delayed Draw Commitment Fee” and, collectively, the “Delayed Draw Commitment Fees”) equal to the Applicable Rate times the average daily Delayed Draw Commitments (other than the Delayed Draw Commitment of any Defaulting Lender so long as such Lender shall be a Defaulting Lender); provided that any Delayed Draw Commitment Fee accrued with respect to the Delayed Draw Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not

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be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Delayed Draw Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time. The Delayed Draw Commitment Fees shall accrue at all times from the date hereof until the Delayed Draw Commitment Termination Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Delayed Draw Commitment Termination Date. The Delayed Draw Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(vi)    All fees referred to in this Section 2.09(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.
(b)    L/C Fees.
(i)    The Borrower agrees to pay to the Administrative Agent for the account of each U.S. Revolving Lender a Letter of Credit fee with respect to its participations in the outstanding U.S. Letters of Credit (a “U.S. L/C Fee” and, collectively, the “U.S. L/C Fees”) which shall accrue at a rate per annum equal to the Applicable Rate on the average aggregate daily maximum amount then available to be drawn under all U.S. Letters of Credit (whether or not such maximum amount is then in effect under any U.S. Letter of Credit if such maximum amount increases periodically pursuant to the terms of such U.S. Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Facilities and the date on which such Lender ceases to have any U.S. L/C Obligations; provided that any U.S. L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any U.S. Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other U.S. Revolving Lenders in accordance with the upward adjustments in their respective U.S. Revolving Percentages allocable to such U.S. Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account to the extent its remaining Fronting Exposure is not Cash Collateralized or otherwise participated to U.S. Revolving Lenders.
(ii)    The Borrower agrees to pay to the Administrative Agent for the account of each Multicurrency Revolving Lender a Letter of Credit fee with respect to its participations in the outstanding Multicurrency Letters of Credit (a “Multicurrency L/C Fee” and, collectively, the “Multicurrency L/C Fees”) which shall accrue at a rate per annum equal to the Applicable Rate on the average aggregate daily maximum amount then available to be drawn under all Multicurrency Letters of Credit (whether or not such maximum amount is then in effect under any Multicurrency Letter of Credit if such maximum amount increases

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periodically pursuant to the terms of such Multicurrency Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Facilities and the date on which such Lender ceases to have any Multicurrency L/C Obligations; provided that any Multicurrency L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Multicurrency Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Multicurrency Revolving Lenders in accordance with the upward adjustments in their respective Multicurrency Revolving Percentages allocable to such Multicurrency Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account to the extent its remaining Fronting Exposure is not Cash Collateralized or otherwise participated to Multicurrency Revolving Lenders.
(iii)    Accrued L/C Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Facilities; provided that any such fees accruing after such Maturity Date shall be payable on written demand. Notwithstanding anything herein to the contrary, upon the request of the Required Revolving Lenders, while any Event of Default under Section 8.01(a), (e), or (f) exists, all L/C Fees shall accrue at the applicable Default Rate.
(iv)    All fees referred to in this Section 2.09(b) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.
(c)    L/C Fronting Fees. The Borrower agrees to pay to each L/C Issuer for its own account a fronting fee with respect to the Letters of Credit issued by such L/C Issuer at a rate per annum equal 0.125% on the average aggregate daily maximum amount then available to be drawn under all such Letters of Credit (whether or not such maximum amount is then in effect under any Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Facilities and the date on which such L/C Issuer ceases to have any L/C Obligations. Fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the fifth Business Day following such last day, commencing on the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Facilities; provided that any such fees accruing after such Maturity Date shall be payable on written demand. In addition, the Borrower agrees to pay to each L/C Issuer for its own account the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such L/C Issuer promptly after its written demand therefor (including documentation reasonably supporting such request) and are nonrefundable.
(d)    Term Loan Prepayment Fee. In the event that all or any portion of the Term Loans is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any

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waiver, consent or amendment (in the case of clause (i) and clause (ii), in connection with (x) any waiver, consent or amendment to the Term Loans the primary result of which is the lowering of the Weighted Average Yield of the Term Loans or (y) the incurrence of any term loan debt financing the primary result of which is the lowering of the Weighted Average Yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the date that is six months following the Closing Date, such repayment, prepayment, refinancing, replacement or repricing (in any such case, in connection with a Repricing Transaction) will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 3.06 as a result of such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise to a Repricing Transaction) on or prior to the the date that is six months following the Closing Date, such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.
(e)    Other Fees. The Borrower shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
SECTION 2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.11    Evidence of Indebtedness.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and the German Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be prima facie evidence, absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the German Borrower and the interest and payments thereon; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s or the German Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

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(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register at its Principal Office. The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.07(c), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be prima facie evidence thereof, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any Loan.
(c)    Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower (and the German Borrower, in the case of any Note evidencing a Multicurrency Revolving Commitment but solely with respect to the Obligations of the German Borrower) shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.07) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s U.S. Term Loan, Euro Term Loan, Delayed Draw Commitment and/or Delayed Draw Term Loan, U.S. Revolving Commitment, Multicurrency Revolving Commitment or Swingline Loan, as the case may be.
SECTION 2.12    Payments Generally.
(a)    All payments by the Borrower or the German Borrower of principal, interest, fees and other Obligations shall be made (i) with respect to the U.S. Term Loans, Delayed Draw Term Loans, U.S. Revolving Commitments, U.S. Letters of Credit and Swingline Loans, in Dollars, (ii) with respect to the Euro Term Loans, in Euros, and (iii) with respect to the Multicurrency Revolving Commitments and Multicurrency Letters of Credit, in the applicable Approved Currency in which such Obligations are denominated, in each case, in same day funds, without defense (other than payment in full), recoupment, setoff, condition or deduction for any counterclaim, and delivered to the Administrative Agent not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower or the German Borrower on the next succeeding Business Day, in the Administrative Agent’s sole discretion.
(b)    Notwithstanding the foregoing provisions hereof, if any Committed Loan Notice with respect to a conversion or continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(c)    Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the

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next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
(d)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
(e)    Subject to Section 3.01(h), nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.02 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.03.
SECTION 2.13    Pro Rata Shares; Sharing of Payments; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders required to make such Loans or purchase such participations, simultaneously and proportionately to their respective Pro Rata Shares thereof, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower (or the German Borrower, if applicable) a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter, if such Loan is in Dollars, at the Base Rate, and if such Loan is in Euros or any other Alternative Currency, at the rate certified by the Administrative Agent to be its cost of funds (from any source which it may reasonably select). If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the

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Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent at the Base Rate if such Loan is in Dollars, and at the rate certified by the Administrative Agent to be its cost of funds (from any source which it may reasonably select) if such Loan is in Euros or any other Alternative Currency. Nothing in this Section 2.13(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Commitments and Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    Affiliates. Each Multicurrency Revolving Lender may, at its option, make any Multicurrency Revolving Loan available to the German Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the German Borrower to repay such Loan in accordance with the terms of this Agreement.
(d)    If, other than as provided elsewhere herein (including, without limitation, any prepayments made in connection with Section 2.05(a)(iv), Section 2.15, Section 2.16 or Section 10.07), any Lender shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or the German Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.
SECTION 2.14    Increase in Commitments. (%3) After the Closing Date, upon notice to the Administrative Agent, the Borrower may request increases to the U.S. Revolving Commitments (each such increase, the “Additional U.S. Revolving Commitments”), increases to the Multicurrency Revolving Commitments (each such increase, the “Additional Multicurrency Revolving Commitments” and, together with the Additional U.S. Revolving Commitments, the “Additional Revolving Commitments”), increases to any existing Term

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Loan Facility or one or more new tranches of term loans, including Additional Term A Loans, denominated in either Dollars or Euros (each such increase and/or new tranche, the “Additional Term Commitments”); provided that:
(i)    after giving effect to any such addition, the aggregate amount of Additional Revolving Commitments, Additional Term Commitments and Additional Notes that have been added pursuant to this Section 2.14 shall not exceed (A) $500,000,000, plus (B) the amount of Delayed Draw Commitments that have been cancelled without the funding of Delayed Draw Term Loans thereunder plus (C) the amount of all voluntary prepayments and voluntary commitment reductions of the Facilities prior to the date of any such incurrence (the amounts available pursuant to clauses (A) through (C), the “General Incremental Availability”), plus (D) unlimited additional amounts (the “Ratio Incremental Availability”) to the extent that, in the case of this clause (D) only, as of the last day of the most recently ended Test Period for which financial statements are internally available after giving Pro Forma Effect to such Incurrence of Loans pursuant to such Additional Term Commitments, Additional Revolving Commitments and/or Additional Notes, as applicable, and any Investment consummated with the proceeds therefrom, (x) if the Additional Revolving Loans, Additional Term Loans and/or Additional Notes are secured on a pari passu basis with the Facilities, the First Lien Leverage Ratio does not exceed 1.50:1.00 or (y) if such Additional Revolving Commitments, Additional Term Commitments and/or Additional Notes are unsecured or secured on a junior lien basis to the Facilities, the Total Leverage Ratio does not exceed 3.50:1.00 (but assuming for the purpose of each such calculation that (x) the relevant Additional Revolving Commitments shall be treated as fully drawn, (y) the cash proceeds of Additional Revolving Loans, Additional Term Loans and/or Additional Notes, as applicable, are not treated as Cash On Hand for such purpose and (z) the proceeds of any Additional Loans or Additional Notes that are to be used to repay Indebtedness have been so used to prepay such Indebtedness) and, in each case, after giving effect to any determination that the Borrower may make to designate any such Additional Revolving Commitments, Additional Term Commitments and/or Additional Notes as being Incurred pursuant to the General Incremental Availability or Ratio Incremental Availability in its sole discretion;
(ii)    no existing Lender will be required to participate in any such Additional Facility or Additional Notes without its consent;
(iii)    any such Additional Facility shall, except as otherwise provided in clause (vi)(C) below, be secured on a pari passu basis by the same Collateral securing the Facilities;
(iv)    (x) all Additional U.S. Revolving Commitments shall be on the same terms and conditions and subject to the same documentation as the U.S. Revolving Facility (other than with respect to any upfront fees) and (y) all Additional Multicurrency Revolving Commitments shall be on the same terms and conditions and subject to the same documentation as the Multicurrency Revolving Facility (other than with respect to any upfront fees); and

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(v)    the final maturity date of any Additional Term Loans (other than Additional Term A Loans) shall be no earlier than the Maturity Date for the existing Term Loans, the Weighted Average Life to Maturity of any Additional Term Loans (other than Additional Term A Loans) shall be no shorter than the Weighted Average Life to Maturity for the existing Term Loans, and the terms of any Additional Term Loans shall be determined by the Borrower and the lenders of such Additional Term Loans;
(vi)    the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Additional Term Loans shall be determined by the Borrower and the lenders providing such Additional Term Loans; provided that:
(A)    (x) with respect to any Dollar-denominated Additional Term Loans (excluding any Incremental Equivalent Term Indebtedness and any Additional Term A Loans), if the initial “yield” of such Additional Term Loans exceeds the initial “yield” with respect to the existing U.S. Term Loans and Delayed Draw Term Loans by more than 50 basis points, the applicable margins for the U.S. Term Loans and Delayed Draw Term Loans shall be increased to the extent necessary so that the initial “yield” on the existing U.S. Term Loans and Delayed Draw Term Loans is 50 basis points less than the initial “yield” on such Additional Term Loans and (y) with respect to any Euro-denominated Additional Term Loans (excluding any Incremental Equivalent Term Indebtedness and any Additional Term A Loans), if the initial “yield” of such Additional Term Loans exceeds the initial “yield” with respect to the existing Euro Term Loans by more than 50 basis points, the applicable margins for the Euro Term Loans shall be increased to the extent necessary so that the initial “yield” on the existing Euro Term Loans is 50 basis points less than the initial “yield” on such Additional Term Loans; provided further that, in determining the interest rate margins applicable to the Additional Term Loan and the existing Term Loans, (x) arrangement, commitment, structuring or other fees payable to the Arrangers (or their respective Affiliates) in connection with the existing Term Loans or to one or more arrangers (or their Affiliates) of any Additional Term Loan that are not shared generally with all Lenders providing such Additional Term Loan shall be excluded, (y) original issue discount and upfront fees paid to the Lenders thereunder shall be included (with original issue discount being equated to interest based on assumed four-year life to maturity or, if shorter, the actual Weighted Average Life to Maturity), and (z) if the Additional Term Loans include an interest rate floor greater than the applicable interest rate floor with respect to the applicable existing Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin with respect to the applicable existing Term Loans shall be required, but only to the extent an increase in the interest rate floor in the applicable existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to such existing Term Loans shall be increased to the extent of such differential between interest rate floors;

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(B)    the amortization requirements of such Additional Term Loans may differ from the existing Initial Term Loans and Delayed Draw Term Loans, so long as the Weighted Average Life to Maturity of the Additional Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Initial Term Loans and Delayed Draw Term Loans; provided that Additional Term Loans may be incurred as Additional Term A Loans (and may have a shorter Weighted Average Life to Maturity than the existing Initial Term Loans and the Delayed Draw Term Loans) so long as (x) the aggregate principal amount of Additional Term A Loans that are outstanding at the time of such incurrence, when taken together with the aggregate principal amount of all other Earlier Maturity Indebtedness then outstanding, does not exceed $300,000,000 and (y) the Weighted Average Life to Maturity of any Additional Term A Loans is not less than three years;
(C)    any Additional Term Loans, to the extent secured, shall not be secured by any Lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding Term Loans, or be guaranteed by any Person other than the Guarantors under the then outstanding Term Loans; and
(D)    the Additional Term Loans may rank junior in right of security to the existing Term Loan Facility or may be unsecured, in which case such Additional Term Commitments and corresponding Term Loans will be established as a separate facility than the existing Term Loan Facility hereunder (such Indebtedness, “Incremental Equivalent Term Indebtedness”), and shall be established in each case under a separate credit agreement or credit agreements, and the lender representative validly acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement with terms reasonably acceptable to the Administrative Agent and the Borrower, and the provisions of Section 2.14(a)(vi)(A) shall not apply;
(E)    any Additional Term Loans otherwise permitted to be incurred under this Section 2.14 may be incurred as Additional Notes and the provisions of Section 2.14(a)(vi)(A) shall not apply; and
(F)    to the extent the terms and documentation with respect to any Additional Term Loans (other than Additional Term A Loans) are not consistent with the existing Term Loan Facilities (except to the extent permitted under clauses (A) and (B) of this Section 2.14(a)(vi)) in a manner that is more favorable to the lenders of such Additional Term Loans, the terms and documentation shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest Maturity Date of any existing Facility or any existing Additional Facility at the time such Additional Term Loans are incurred); it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Additional Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any existing Term Facility).

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(b)    If any Additional Term Commitments or Additional Revolving Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (each, an “Additional Commitments Effective Date”) and the final amount of such addition. The Administrative Agent shall promptly notify the Borrower and the Lenders providing such Additional Term Commitments or Additional Revolving Commitments (each of which shall be an Eligible Assignee and, to the extent that consent of the Administrative Agent, any L/C Issuer or the Swingline Lender would be required for an assignment of Loans pursuant to Section 10.07 to any such Lender, consented to by the Administrative Agent, each L/C Issuer or the Swingline Lender, as applicable) of the final amount of such addition and the Additional Commitments Effective Date. The Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (ii) no Event of Default exists or would exist after giving effect to such addition, subject in the case of clauses (i) and (ii) where agreed to by the Lenders providing such Additional Term Loans or Additional Revolving Commitments to customary “Sunguard” limitations to the extent the proceeds of any Additional Loans are being used to finance a Permitted Acquisition or any other permitted Investment.
(c)    The effectiveness of any Additional Loans or Additional Revolving Commitments (and any amendment entered into in connection therewith) shall be subject to the satisfaction (or waiver) on the Additional Commitments Effective Date of each of the conditions as the parties thereto shall agree, including (a) to the extent requested by the Lenders providing such Additional Loans or Additional Revolving Commitments, receipt by the Administrative Agent of (i) customary officer’s certificates and board resolutions and (ii) customary opinions of counsel to the Loan Parties or the German Borrower, if applicable, in each case, to the extent so requested by such Lenders and, to the extent applicable, consistent with those delivered on the Closing Date or thereafter in accordance with the terms of this Agreement (other than changes to legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) or with respect to opinions provided with respect to Foreign Subsidiaries (if any), customary for such jurisdiction and (b) supplemental, additional or reaffirmation agreements and/or such amendments to the Collateral Documents and/or the Guarantee Agreement as may be reasonably requested by the Administrative Agent (including Mortgage amendments) in order to ensure that any Additional Loans or Additional Revolving Commitments (as applicable) are provided with the benefit of the applicable Loan Documents. Any Additional Loans or Additional Revolving Commitments made pursuant to this Section 2.14 shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, each Additional Lender and the Administrative Agent and shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11. Any Additional Term Loans or Additional Revolving Commitments made on an Additional Commitments Effective

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Date shall be designated a separate Series (or a part of an existing Series, as applicable) for all purposes of this Agreement.
(d)    On any Additional Commitments Effective Date on which Additional Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Commitments of the same Class shall assign to each of the Additional Revolving Lenders, and each of the Additional Revolving Lenders shall purchase from each of such Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on such Additional Commitments Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders with Revolving Commitments of the same Class and Additional Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Additional Revolving Commitments to the Revolving Commitments of the applicable Class, (b) each Additional U.S. Revolving Commitment shall be deemed for all purposes a U.S. Revolving Commitment and each Additional U.S. Revolving Loan shall be deemed, for all purposes, a U.S. Revolving Loan, (c) each Additional Multicurrency Revolving Commitment shall be deemed for all purposes a Multicurrency Revolving Commitment and each Additional Multicurrency Revolving Loan shall be deemed, for all purposes, a Multicurrency Revolving Loan, and (d) each Additional Revolving Lender shall become a U.S. Revolving Lender or a Multicurrency Revolving Lender, as applicable, with respect to its Additional Revolving Commitment and all matters relating thereto.
(e)    This Section 2.14 shall supersede any provisions in Section 2.05, Section 2.13 and Section 10.01 to the contrary. The Administrative Agent and the Lenders hereby (i) agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the Incurrence of Indebtedness expressly provided for in this Section 2.14 and (ii) waive the requirements of any other provision of this Agreement or any other Loan Document that may otherwise prohibit the Incurrence of any Indebtedness expressly provided for by this Section 2.14. Notwithstanding any other provision of any Loan Document (except as expressly enumerated in this Section 2.14), each Joinder Agreement may, without the consent of any other Lender, amend the terms of the Loan Documents, if necessary or reasonably advisable, to provide for terms applicable to each Additional Revolving Commitment and Additional Term Commitment.
SECTION 2.15    Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain, from any Lender or any or any Affiliates thereof or any other lender that is an Eligible Assignee (other than in the case of Refinancing Notes), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans, Commitments, Additional Loans, Additional Term Commitments or Additional Revolving Commitments then outstanding under this Agreement in the form of Refinancing Term Facilities, Refinancing Revolving Facilities or Refinancing Notes, in each case, other than Refinancing Notes, pursuant to a Refinancing Amendment. Any Refinancing Term Facility or Refinancing Revolving Facility shall be denominated in the same currency as the portion of the Loans, Commitments, Additional Loans, Additional Term Commitments or Additional Revolving Commitments so refinanced or Dollars or Euros. Any Refinancing Term Facility or Refinancing Revolving Facility may

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participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) with the Term Loan Facilities or Revolving Facilities, as applicable, in any voluntary or mandatory prepayments (and with respect to the Revolving Facilities, extensions of credit and termination of Commitments) hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered under Section 4.01 (which in the case of legal opinions, take into account changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall (i) be in an aggregate principal amount that is not less than $25,000,000 and (ii) with respect to any Refinancing Term Facilities or Refinancing Notes in the case of any Term Loans being refinanced, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced; provided that the requirements of this clause (ii) shall not apply to Credit Agreement Refinancing Indebtedness that constitutes Earlier Maturity Indebtedness to the extent that, after giving effect to such Credit Agreement Refinancing Indebtedness, the aggregate principal amount of all such Earlier Maturity Indebtedness (including any Additional Term A Loans) then outstanding does not exceed $300,000,000. In addition, subject to Section 2.03(j) and Section 2.04(f), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, (x) all Swingline Loans and U.S. Letters of Credit shall be participated on a pro rata basis by all Lenders with Dollar-denominated Revolving Commitments in accordance with their percentage of the U.S. Revolving Commitments, Dollar-denominated Additional Revolving Commitments and Dollar-denominated Extended Revolving Commitments (and, except as provided in Section 2.03(j) or Section 2.04(f), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and U.S. Letters of Credit theretofore incurred or issued) and (y) all Multicurrency Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments denominated in an Alternative Currency in accordance with their percentage of the Multicurrency Revolving Commitments, Additional Revolving Commitments denominated in an Alternative Currency and Extended Revolving Commitments denominated in an Alternative Currency (and, except as provided in Section 2.03(j) or Section 2.04(f), without giving effect to changes thereto on an earlier maturity date with respect to Multicurrency Letters of Credit theretofore incurred or issued). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 and reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments). If, in connection with any proposed Refinancing Amendment, the Administrative Agent and the Borrower reasonably determine that such Credit Agreement Refinancing Indebtedness shall be effected by an amendment of all or a portion of

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the existing Term Loans (in lieu of an equivalent repayment thereof), then upon the payment in cash to each such Lender of the amounts that otherwise would have been payable to such Lender in connection with such Credit Agreement Refinancing Indebtedness (including any applicable premium with respect thereto), such Lender shall be deemed to have agreed to a concurrent assignment of an equivalent portion of such Lender’s applicable Term Loans to the Administrative Agent or such other Lender as the Borrower and the Administrative Agent may agree (without further action by such Lender) pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance and without any representation or warranty by such Lender). This Section 2.15 shall supersede any provisions in Section 2.05, Section 2.13 or Section 10.01 to the contrary. The Lenders hereby waive the requirements of any other provision of this Agreement or any other Loan Document that may otherwise prohibit the Incurrence of any Indebtedness expressly provided for in this Section 2.15.
SECTION 2.16    Extensions of Loans and Commitments. (%3) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to (i) all Lenders of Term Loans or Revolving Loans of the same Class with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Loans of such Class with a like Maturity Date) or (ii) all Revolving Lenders with a Revolving Commitment of the same Class with a like termination date on a pro rata basis (based on the aggregate Revolving Commitments of such Class with a like termination date) and, in each case, on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Loans or Revolving Commitments and otherwise modify the terms of such Loans or such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans or such Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”), and each group of Loans or Revolving Commitments as so extended, as well as the original Loans (not so extended) or Revolving Commitments (not so extended), being a Series; any Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments (each as defined below) shall constitute a separate Series of Loans or Revolving Commitments from the Series of Loans or Revolving Commitments from which they were converted, so long as the following terms are satisfied or waived: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and no Event of Default shall exist immediately after the effectiveness of any Extended Loans or Extended Revolving Commitments, as applicable, (ii) except as to interest rates, yield, AHYDO payments, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans or Revolving Commitments, as applicable, of any Lender that agrees to an Extension with respect to such Loans or Revolving Commitments, as applicable (each, an “Extended Term Lender” or an “Extended Revolving Lender” and, together, the “Extending Lenders”) extended pursuant to any Extension (any such Term Loan whose Maturity Date is so extended, an “Extended Term Loan”, any such Revolving Loan

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whose Maturity Date is so extended, an “Extended Revolving Loan”, and any such Revolving Commitment whose termination date is so extended, an “Extended Revolving Commitment”) shall have substantially same terms or terms that are more favorable to the Borrower and its Restricted Subsidiaries (taken as a whole and as reasonably determined in good faith by the Borrower) than those applicable to the Class of Loans or the Class of Revolving Commitments, as applicable, subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest Maturity Date for the Facilities), (iii) the amortization schedule applicable to any Extended Term Loans pursuant to Section 2.07 for the periods prior to the original Maturity Date for the applicable Term Facility may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the applicable Extension Offer (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Revolving Commitments), (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) or Revolving Commitments, as applicable, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or Revolving Commitments, as applicable, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or the Revolving Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In addition, subject to Section 2.03(j) and Section 2.04(f), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, (x) all Swingline Loans and U.S. Letters of Credit shall be participated on a pro rata basis by all Lenders with Dollar-denominated Revolving Commitments in accordance with their percentage of the U.S. Revolving Commitments, Dollar-denominated Additional Revolving Commitments and Dollar-denominated Extended Revolving Commitments (and, except as provided in Section 2.03(j) or Section 2.04(f), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and U.S. Letters of Credit theretofore incurred or issued) and (y) all Multicurrency Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments denominated in an Alternative Currency in accordance with their percentage of the Multicurrency Revolving Commitments, Additional Revolving Commitments denominated in an Alternative Currency and Extended Revolving Commitments denominated in an Alternative Currency (and, except as provided in Section 2.03(j) or Section 2.04(f), without giving effect to changes thereto on an earlier maturity date with respect to Multicurrency Letters of Credit theretofore incurred or issued).
(a)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for

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purposes of Section 2.05 and (ii) each Extension Offer is required to be in a minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans or Revolving Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.
(b)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to its Revolving Commitments (or a portion thereof) or one or more of its Loans (or a portion thereof). All Extended Loans, Extended Revolving Commitments and all Obligations in respect of the foregoing shall be Obligations under this Agreement and the other Loan Documents and, unless (x) the Loans or Revolving Commitments being extended by this Section 2.16 are unsecured or (y) otherwise agreed by the Borrower and the Lender providing such Extension, such Extended Loans or Extended Revolving Commitments shall be secured by the Collateral on a pari passu basis with all other applicable secured Obligations under this Agreement and the other Loan Documents, where applicable, subject to a customary intercreditor agreement with terms to be mutually agreed by the Administrative Agent, the Borrower and the lenders with respect to such Extended Loans or Extended Revolving Commitments; provided, however, no Extension may provide for any Class of Extended Loans or Extended Revolving Commitments to be secured by any Collateral or other assets of any Loan Party that does not also secure the existing Loans and Commitments. The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents with the Borrower as may be necessary or reasonably advisable in order to establish new Series in respect of the Loans or the Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Series, in each case on terms consistent with this Section 2.16. All such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders.
(c)    In connection with any Extension, the Borrower will provide notification to Administrative Agent (for distribution to the Lenders of the applicable Class) of the requested new maturity date for the extended Loans of each such Class and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. Any Extension shall be effected pursuant to such procedure, if any, as may be mutually agreed by Administrative Agent and Borrower to accomplish the purposes of this Section 2.16.

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(d)    No conversion of Loans pursuant to any Extension shall constitute a voluntary or mandatory prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.05, Section 2.13 or Section 10.01 to the contrary.
SECTION 2.17    Cash Collateral.
(a)    Obligation to Cash Collateralize. Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, or as otherwise required pursuant to Section 8.01, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately within one Business Day of written request of the Administrative Agent or any applicable L/C Issuer or Swingline Lender (in each case, with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of such L/C Issuer or Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in Cash Collateral Accounts which shall bear interest for the benefit of the Borrower. The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuers and the applicable Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to paragraph (c) of this Section. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim (other than non-consensual Permitted Liens which do not have priority over the claim of the Administrative Agent) of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or, if applicable, the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section, Section 2.18 or Section 8.01 or otherwise in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07)), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 8.01(a) or an Event of Default (and following application as provided in this Section may be otherwise applied in accordance with Section 8.03) and (B) the Person providing Cash Collateral and the applicable L/C Issuer(s) or Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder.
SECTION 2.18    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 unless otherwise agreed by the Borrower and the Administrative Agent.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable L/C Issuer(s) or Swingline Lender(s) hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable L/C Issuers or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under

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this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and, eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 (or, if such Loans or were made in the initial Credit Extension, Sections 4.01 and 4.02) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the L/C Borrowings owed to, all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Commitment and L/C Fees. (x) No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive L/C Fees as provided in Section 2.09(b).
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the sum of the aggregate Outstanding Amount of the Revolving Loans of any Non-Defaulting Lender, plus such Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Revolving Percentage of the Outstanding Amount of all Swingline Loans at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative

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Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans and Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.19    Appointment of Borrower as Representative of German Borrower The German Borrower hereby appoints the Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to the German Borrower under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by the German Borrower under this Agreement, and (iv) all other purposes incidental to any of the foregoing. The German Borrower agrees that any action taken by the Borrower as the agent, attorney-in-fact and representative of the German Borrower shall be binding upon the German Borrower to the same extent as if directly taken by the German Borrower.
Article 3.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
SECTION 3.01    Taxes. (%3) Payments to Be Free and Clear. Subject to Section 3.01(b), all sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein.
(a)    Withholding of Taxes. If any Loan Party or the Administrative Agent is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by or on behalf of any Loan Party to the Administrative Agent, or any Lender under any of the Loan Documents: (i) the Borrower shall notify the Administrative Agent or the Administrative Agent shall notify the Borrower, as applicable, of any such requirement or any change in any such requirement as soon as reasonably possible after the Borrower or the Administrative Agent becomes aware of it; (ii) the Borrower or Administrative Agent (or other relevant Loan Party) shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the

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Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Loan Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding, the Administrative Agent or such Lender, as the case may be, receives on the relevant due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which any deduction or withholding has been made, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such deduction or withholding and of the remittance thereof to the relevant tax or other authority; provided, no such additional amount shall be required to be paid under clause (iii) above with respect to any Excluded Taxes.
(b)    Payment of Other Taxes. In addition, the Borrower shall indemnify the Administrative Agent and Lenders for and pay any Other Taxes.
(c)    Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent and Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two executed original copies of Internal Revenue Service Form W-8BEN (claiming the benefits of any applicable income tax treaty), W-8EXP, W-8ECI and/or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code or reasonably requested by the Borrower or Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (ii) a certificate substantially in the form of Exhibit R to the effect that such Lender is not (x) a “bank” or other Person described in Section 881(c)(3) of the Code, (y) not a 10 percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (z) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code, together with two executed original copies of Internal Revenue Service Form W-8BEN (and/or W-8IMY, if applicable) (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code or reasonably requested by the Borrower or Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. If any Lender provides an Internal Revenue Service Form W-8IMY, such Lender must also attach the additional documentation that must be transmitted with Internal Revenue Service Form W-8IMY, including the appropriate forms described in this Section 3.01(d). Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with

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respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any form, certificate, and/or statement required to be attached thereto under the Code or the regulations thererunder, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender and to establish what the applicable U.S. withholding tax is with respect to payments made with respect to such portion. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) and whose name does not indicate that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c) of the United States Treasury Regulations) shall deliver to the Borrower and Administrative Agent on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower and Administrative Agent (each in the reasonable exercise of its discretion) two executed original copies of Internal Revenue Service Form W-9 (or successor forms). Notwithstanding anything to the contrary contained herein, a Non-US Lender shall not be required to deliver any form or statement pursuant to this Section 3.01(d) that such Non-US Lender is not legally able to deliver. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 3.01(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8EXP, W-8ECI, W-8IMY or W-9, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8IMY (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code or reasonably requested by the Borrower or Administrative Agent to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. The Administrative Agent shall provide documentation to the Borrower pursuant to this Section 3.01(d) as if it were a Lender.
(d)    Evidence of Exemption from Non-U.S. Withholding Tax. A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is subject to tax, or any tax treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver, within a reasonable period of time, to the Borrower (with a copy to the Administrative Agent), as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law (including, if relevant, a certificate of residence) as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is able to complete, execute and deliver such documentation legally and without undue prejudice.

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(e)    Borrower Indemnification for Failure to Pay Required Taxes, etc. The Loan Parties shall indemnify the Administrative Agent and the Lenders for any Taxes (other than Excluded Taxes) payable or paid by the Administrative Agent or the Lenders or required to be withheld or deducted from a payment the Administrative Agent or the Lenders and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender shall use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes, so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender (as the case may be), result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Payment under this indemnification must be made within fifteen days from the date any of the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefore accompanied by appropriate evidence of the Tax and its payment.
(f)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and

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withhold from such payment. Solely for purposes of this Section 3.01(h), “FATCA” shall include any amendments made to FATCA after the Closing Date that are not already included in the definition of “FATCA”.
(h)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of any Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)     Definitions. For the purposes of this Section 3.01, the references to “Borrower” and “Loan Party” shall include the German Borrower and the references to “Lender” shall include any L/C Issuers.
SECTION 3.02    Making or Maintaining Eurocurrency Rate Loans.
(b)     Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower), on any Interest Rate Determination Date with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurocurrency Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Committed Loan Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
(c)    Illegality or Impracticability of Eurocurrency Rate Loans In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurocurrency Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurocurrency Rate Loans has become impracticable, as a result of contingencies occurring after

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the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (in writing by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurocurrency Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by the Borrower pursuant to a Committed Loan Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurocurrency Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans (in the case of Affected Loans that are denominated in an Alternative Currency, with an Applicable Rate equal to the Base Rate plus a margin that is 1.00% less than the margin that would otherwise be applicable to Eurocurrency Rate Loans of such Class) on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by the Borrower pursuant to a Committed Loan Notice, the Borrower shall have the option, subject to the provisions of Section 3.04, to rescind such Committed Loan Notice as to all Lenders by promptly giving notice (in writing by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.02(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurocurrency Rate Loans in accordance with the terms hereof.
(d)    Booking of Eurocurrency Rate Loans. Subject to Sections 3.01 and 3.05, any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.02 and under Sections 3.03 and 3.04 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurocurrency Rate” in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a

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domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.02 and under Sections 3.03 and 3.04.
SECTION 3.03    Increased Cost; Capital Adequacy.
(f)    Compensation for Increased Costs and Taxes. Subject to the provisions of Section 3.01 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof (provided that the introduction of any new law, treaty or governmental rule, regulation or order, or any determination of a court or Governmental Authority with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case that becomes effective after the Closing Date shall be considered a change in law whether promulgated before or after the Closing Date), or (B) any guideline, request or directive by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes or Indemnified Taxes, which are exclusively covered by Section 3.01 hereof) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of “Adjusted Eurocurrency Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Eurocurrency Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, so long as such Lender generally requires similar obligors under other credit facilities of this type made available by such Lender to similarly so compensate such Lender, the

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Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 3.03, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that, with respect to a Lender other than a Lender listed on the signature pages hereof on the Closing Date, no such additional amount shall be required to be paid unless such law, treaty, governmental rule, regulation, order, change therein, interpretation, administration or application thereof, or determination becomes effective, or such guideline, request or directive is issued or made, after the effective date of the Assignment and Assumption pursuant to which such Lender became a Lender (provided that the introduction of any new law, treaty or governmental rule, regulation or order, or any determination of a court or Governmental Authority with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case that becomes effective after the date of such Assignment and Assumption shall be considered a change in law whether promulgated before or after such date).
(g)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase‑in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, but including the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (whether or not promulgated before or after the Closing Date) and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III (whether or not promulgated before or after the Closing Date), or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy or liquidity), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount

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or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 3.03(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
SECTION 3.04    Funding Losses. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Committed Loan Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Committed Loan Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.
SECTION 3.05    Matters Applicable to Requests for Compensation. (%3) Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 3.01, 3.02, 3.03 or 3.04, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 3.01, 3.02, 3.03 or 3.04 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 3.05 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.
(c)    Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

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(d)    Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 3.01(f), 3.03 or 3.04 of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, taxes, loss, expense or liability reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by Borrower pursuant to Section 3.01(f), 3.03 or 3.04, as the case may be, to the extent the costs, taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to Borrower that it is obligated to pay the respective amounts pursuant to Section 3.01(f), 3.03 or 3.04, as the case may be. This Section 3.05(c) shall have no applicability to any Section of this Agreement other than Section 3.01(f), 3.03 or 3.04.
SECTION 3.06    Replacement of Lenders Under Certain Circumstances. (%3) If at any time (w) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 as a result of any condition described in such Sections, (x) any Lender becomes a Defaulting Lender, (y) any Lender refuses to make any Extension pursuant to Section 2.16 or (z) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (1) terminate the unused Revolving Commitment of such Lender and repay the Loans of such Lender on a non-pro rata basis or (2) with respect to any such Lenders, replace such Lender (in its capacity as a Lender under the applicable Facility, subject to such Extension or if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee paid) all of its rights and Obligations under this Agreement (in respect of the applicable Class of Loans or Commitments subject to such Extension or if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) to one or more Eligible Assignees; provided that (A) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.
(e)    Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans of the applicable Class, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the

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appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In the event that a Lender does not comply with the requirements of this clause (b) within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.07 on behalf of any Lender being replaced pursuant to Section 3.06(a) above, and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.07.
(f)    Notwithstanding anything to the contrary contained above, (i) any Lender that acts as a L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.07.
(g)    In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all directly and adversely affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Commitments and (iii) either the directly and adversely affected Lenders holding more than 50.1% of such directly and adversely affected Total Outstandings, aggregate unused Delayed Draw Term Commitments and aggregate unused Revolving Commitments or the Required Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
SECTION 3.07    Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.
Article 4.

CONDITIONS PRECEDENT
SECTION 4.01    Conditions Precedent to Closing Date.
The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver by each Lender of the following conditions precedent:
(f)    The Administrative Agent shall have received copies of the Historical Financial Statements and the Pro Forma Balance Sheet.

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(g)    The Administrative Agent and the Arrangers shall have received all documentation and other information about the Borrower, each other Loan Party and the German Borrower at least 3 Business Days prior to the Closing Date as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Administrative Agent or the Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
(a)    The Administrative Agent shall have received with respect to the Borrower, each other Loan Party and the German Borrower: (i) Organizational Documents certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower, each other Loan Party or a managing director (Geschäftsführer) of the German Borrower, as applicable, to be true and complete as of the Closing Date; (ii) resolutions or other action duly adopted by the board of directors (or other governing body) of the Borrower, each other Loan Party and the partners of the German Borrower authorizing and approving the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; (iii) incumbency certificates and/or other certificates (as customary in the relevant jurisdiction and containing specimen signatures) of Responsible Officers authorized to act in connection with this Agreement and the other Loan Documents to which the Borrower, each other Loan Party and the German Borrower is a party; and (iv) such certificates of good standing or the equivalent from the Borrower’s, each other Loan Party’s and the German Borrower’s jurisdiction of organization or formation, as applicable, relating to the existence of the Borrower, each other Loan Party and the German Borrower (where available in such jurisdiction), provided that with respect to the German Borrower a commercial register extract (Handelsregisterauszug) shall be delivered).
(b)    Since December 31, 2012, there shall not have occurred a circumstance or condition that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(c)    The Administrative Agent (or its counsel) shall have received this Agreement, executed and delivered by each Agent, Holdings, the Borrower, the German Borrower and each Lender listed in Schedule 2.01, which schedule shall be on file with the Administrative Agent.
(d)    (i) The Administrative Agent shall have received from the Borrower and each Guarantor either (A) a counterpart of the Security Agreement or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of each such Security Agreement) that the Borrower and each Guarantor has signed a counterpart of the Security Agreement, (ii) the Administrative Agent shall have received from the Borrower either (A) a counterpart of the Lux Holdco Pledge Agreement or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of such Lux Holdco Pledge Agreement) that the Borrower has signed a counterpart of the Lux Holdco Pledge Agreement, (iii) the Administrative Agent shall have received from the Borrower and each Guarantor either (A) a counterpart of the Guarantee Agreement or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of each such Guarantee Agreement) that the Borrower and each Guarantor has signed a counterpart of the Guarantee

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Agreement, and (iv) the Agents shall have received, on or before the Closing Date, all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral for the benefit of the Secured Parties to the extent required by the Loan Documents, including (w) Uniform Commercial Code financing statements required by Law or reasonably requested by the Collateral Agent (to the extent required by the Security Agreement) to be filed, registered, published or recorded to create or perfect (if and to the extent required by the Security Agreement) the Liens (subject only to Liens permitted pursuant by Section 7.01) intended to be created under the Loan Documents, (x) fully executed Intellectual Property Security Agreements in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the intellectual property assets listed in Schedule II to the Security Agreement, (y) a completed Perfection Certificate dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, and (z) all Collateral consisting of intercompany notes, stock certificates (or equivalent) of the Borrower and its Restricted Subsidiaries (including Lux Holdco) and other Instruments to the extent certificated or evidenced by notes and required to be delivered under the Loan Documents, and, to the extent applicable, all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to such Agent for such filing, registration, publication or recordation shall have been made.
(e)    In connection with the Plan and the transactions contemplated thereby: (a) any documents executed in connection with the implementation of the Plan, to the extent they contain provisions differing from in any material respect or not described in the Plan, that are material to the rights or interests of any or all of the Arrangers, Agents or Lenders shall be in form and substance satisfactory to the Arrangers in their good faith judgment; (b) there shall have been no supplement, modification, waiver or amendment to the Plan (as in effect on January 7, 2014) that, in the good faith judgment of the Arrangers, is adverse in any material respect to the rights or interests of the Arrangers, Agents or Lenders or the creditworthiness of Holdings or the Borrower unless, in each case, the Arrangers shall have consented thereto; (c) unless the Arrangers shall have consented thereto in writing, the Authorization Order shall not have been vacated, stayed, reversed or modified or amended in any respect that adversely affects the rights or interests of any or all of the Arrangers, Agents or Lenders as determined by the Arrangers in good faith; and (d) all conditions precedent to the effectiveness of the Plan other than the closing and funding of the Facilities, shall have occurred or been waived.
(f)    There will not exist (pro forma for the Transactions and the financing thereof) any default under any Material Indebtedness of Holdings, Borrower or its Subsidiaries.
(g)    The Refinancing shall have been consummated, or simultaneously with the initial Credit Extension, shall be consummated (and the commitments and loans under Indebtedness the subject of such Refinancing shall have been terminated), and all liens securing such Indebtedness the subject of such Refinancing shall have been released. Following such Refinancing, Holdings, Borrower and its Subsidiaries will have no Indebtedness for borrowered money other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness set forth in or contemplated by the Plan, as the same may be amended, supplemented, modified or waived in accordance with clause (g) above, (iii) letters of credit and surety bonds, (iv) intercompany Indebtedness, (v) all existing lines

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of credit and credit facilities of foreign subsidiaries set forth on Schedule 4.01(i), and (vi) other Indebtedness permitted under Section 7.03.
(h)    The Administrative Agent shall have received (a) a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, counsel for the Loan Parties and (b) customary written opinions of local counsel reasonably acceptable to the Administrative Agent. The Loan Parties and the German Borrower hereby request such counsel to deliver such opinions.
(i)    The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit O.
(j)    All fees and expenses required to be paid or reimbursed on the Closing Date to the Administrative Agent, the Arrangers and the Lenders (including reasonable out-of-pocket expenses and reasonable fees, disbursements and other charges of counsel to the Administrative Agent and of any local counsel to the Administrative Agent and the Arrangers), to the extent invoiced at least three Business Days prior to the Closing Date, shall have been paid in full (which amounts may be offset against the proceeds of the initial Credit Extension, if any).
(k)    The Administrative Agent shall have received a notice with respect to the initial Borrowing, as required by Article 2.
(l)    Collateral Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07(a) is in full force and effect.
(m)    There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in any court or before any arbitrator or Governmental Authority that affects the Transactions (other than the Bankruptcy Cases) that would be material to the Lenders.
Without limiting the generality of the provisions of Article 9, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.02    Conditions Precedent to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (ii) an Additional Facility incurred to finance, or in connection with, a Permitted Acquisition or other permitted Investment in which case the relevant conditions precedent shall be specified in the applicable Additional Facility Agreement) is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

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(a)    The representations and warranties of the Borrower, each other Loan Party and the German Borrower contained in Article 5 or any other Loan Document (other than Sections 5.05(d), 5.06, 5.15 and 5.16, in the case of any Borrowing of Delayed Draw Term Loans) shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as of such earlier date.
(b)    No Default or Event of Default shall have occurred and be continuing or would result from such Credit Extension or from the application of the proceeds therefrom.
(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension delivered by the Borrower (or the German Borrower, if applicable) hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower and the German Borrower on and as of the date of the applicable Credit Extension as to the matters specified in clauses (a) and (b) above in this Section.
Article 5.

REPRESENTATIONS AND WARRANTIES
Each of Holdings, the Borrower and the German Borrower represents and warrants to the Agents and the Lenders on the Closing Date and on each other Credit Date (in the case of any Credit Date other than the Closing Date, solely to the extent required on such Credit Date pursuant to Article 4) that:
SECTION 5.01    Corporate Status.
Each Loan Party, the German Borrower and each of their Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company or other entity in good standing under the laws of the jurisdiction of its organization (or the equivalent thereof in the case of Foreign Subsidiaries, provided that with respect to the German Borrower the concept of good standing does not exist under the laws of the Federal Republic of Germany), (ii) has the requisite power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing (where relevant) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, authorization or good standing, except (1) in the case of each of the foregoing clauses (i) (other than with respect to the Borrower and the German Borrower), (ii) and (iii), to the extent failure to comply therewith would not, individually

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or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (2) as a result of any transaction expressly permitted under Sections 7.04 or 7.05 hereof.
SECTION 5.01    Corporate Power and Authority.
Each Loan Party and the German Borrower has the applicable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance by it of each of such Loan Documents. As of the Closing Date each Loan Party and the German Borrower has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents upon execution constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights, good faith and fair dealing and by equitable principles (regardless of whether enforcement is sought in equity or at law).
SECTION 5.01    No Violation.
Neither the execution, delivery or performance by each Loan Party or the German Borrower of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Collateral Documents) nor the consummation of the transactions contemplated therein (i) will violate any provision of any requirement of Law applicable to any Loan Party or the German Borrower, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Documents) upon any of the property or assets of any Loan Party or the German Borrower pursuant to the terms of any material Contractual Obligation of any Loan Party, the German Borrower or any of their Restricted Subsidiaries, (iii) will violate any provision of any Organizational Document of any Loan Party or the German Borrower or (iv) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) except as have been obtained on or prior to the Closing Date; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (i), (ii) or (iv) to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.02    Governmental Authorization; Other Approvals.
No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Closing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document, except for (a) filings necessary to perfect the Liens (if and to the extent required to be perfected under the Collateral Documents) on the Collateral granted by the Loan Parties in favor of the Secured Parties or to release existing Liens in connection with the Transaction and (b) those approvals, consents, exemptions, authorizations or other actions,

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notices or filings, the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.03    Financial Statements; No Material Adverse Effect; Solvency, etc.
(a)    Financial Statements. The Historical Financial Statements fairly present in all material respects the financial condition and results of operation and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise disclosed), subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.
(b)    Solvency. On and as of the Closing Date, after giving effect to this Agreement and the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
(c)    Pro Forma Financial Statements. The unaudited pro forma consolidated balance sheet of Holdings and its consolidated subsidiaries as at September 30, 2013 (including the notes thereto) (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to the Administrative Agent, has been prepared giving effect as if such events had occurred on such date to the Transactions. The Pro Forma Balance Sheet has been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated subsidiaries as at September 30, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date.
(d)    No Material Adverse Effect. In the case of the Closing Date, since December 31, 2012 and, in all other cases, since the date of the most recent audited financial statements delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 5.01    Litigation and Environmental Matters.
There are no actions, suits, hearings or proceedings, at law or in equity, pending or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against the Loan Parties or any of the Restricted Subsidiaries that, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.
SECTION 5.02    Disclosure.
No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party or the German Borrower to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole, as of the time it was furnished, contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect

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to projected financial information, each of the Borrower and the German Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
SECTION 5.03    Use of Proceeds, Margin Regulation.
(a)    The proceeds of the Term Loans and the Revolving Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.
(b)    Neither the German Borrower nor any Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation T, Regulation U or Regulation X of the FRB.
SECTION 5.04    Taxes. The Loan Parties and each of their Restricted Subsidiaries have timely filed or caused to be filed all tax returns and reports which are required to be filed, except where failure to file any such returns would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and have paid or caused to be paid all taxes required to be paid by the Loan Parties or any Restricted Subsidiary or any assessments made against them or any of their respective material properties, assets, income, businesses and franchises and all other material taxes, fees or other charges imposed on them or any of their respective properties, assets, income, businesses and franchises by any Governmental Authority (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties or any such Restricted Subsidiary, as the case may be), except where failure to take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges (other than such liens or claims, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided) which would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.05    ERISA Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) each Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, (iii) there are no pending or, to the knowledge of any Responsible Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan, (iv) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan and (v) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur(vi) each Foreign Pension Plan is in compliance and in good standing (to the extent such concept

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exists in the relevant jurisdiction) in all respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan.
SECTION 5.06    Ownership of Property.
(a)    Title. The Loan Parties and each of their Restricted Subsidiaries has good and marketable title or, with respect to real property, valid fee simple title (or in each case, the relevant foreign equivalent, if any) to, or a subsisting leasehold interest in (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies), or a valid contractual agreement or other valid right to use, all such Person’s real property used or intended to be used in the business of the Loan Parties and their Restricted Subsidiaries, and good title (or relevant foreign equivalent) to, a valid leasehold interest in, or valid contractual rights or other valid right to (or an agreement for the acquisition of same) use all such Person’s other property (but excluding IP Rights), and, in each case, none of such property is subject to any Lien except for Permitted Liens and except where the failure to have such title or other property interest described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Real Estate. As of the Closing Date, Schedule 5.11(b) contains a true, accurate and complete list of all Material Real Property that is owned by the Loan Parties.
SECTION 5.07    Subsidiaries.
(a)    Organization. Schedule 5.12 sets forth as of the Closing Date a true, complete and correct list of each Subsidiary of any Loan Party and (i) its jurisdiction of organization and (ii) its ownership (by holder and percentage interest).
(b)    Capitalization. As of the Closing Date, all of the issued and outstanding Capital Stock of each Restricted Subsidiary of the Borrower has been duly authorized and validly issued, and, to the extent applicable in the case of Foreign Subsidiaries, is fully paid and non-assessable and is owned as set forth on Schedule 5.12, free and clear of all Liens except for Permitted Liens.
SECTION 5.08    Compliance with Law.
Neither the Loan Parties nor any of their Restricted Subsidiaries is in default under or in violation of any requirement of Law or material Contractual Obligations, in each case, except for such defaults or violations that (a) are being contested in good faith by appropriate proceedings or (b) either in any one case or in the aggregate, would not have a Material Adverse Effect.
SECTION 5.09    Investment Company Act. Neither the Loan Parties nor any of their Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

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SECTION 5.10    Environmental Matters.
(i) The operations of and the real property owned or operated by the Loan Parties and any of their Restricted Subsidiaries are in compliance with all applicable Environmental Laws except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) the Loan Parties and any of their Restricted Subsidiaries has obtained and will continue to maintain all Environmental Permits, and all such Environmental Permits are in good standing and the Loan Parties and their Restricted Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where failure to so obtain, maintain or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) neither the Loan Parties nor any of their Restricted Subsidiaries nor any of their present or past properties or operations (whether owned or leased) is subject to: (A) any Environmental Claim or other written claim, notice, request for information, judgment, order, decree or agreement from or with any Governmental Authority or private party related to any actual or alleged violation of or non-compliance with Environmental Laws or Environmental Permits to the extent any of the foregoing would reasonably be expected to have a Material Adverse Effect, (B) any pending or, to the knowledge of any Responsible Officer of the Borrower, threatened judicial or administrative proceeding, action, suit or investigation related to any Environmental Laws or Environmental Permits which would reasonably be expected to have a Material Adverse Effect, (C) any Remedial Action which if not taken would reasonably be expected to have a Material Adverse Effect or (D) any liabilities, obligations or costs arising from the Release or threat of a Release of a Contaminant into the environment where such Release or threat of a Release would reasonably be expected to have a Material Adverse Effect; (iv) neither the Loan Parties nor any of their Restricted Subsidiaries have received any written notice or claim to the effect that any Loan Party or any Restricted Subsidiary is or may be liable to any Person as a result of the Release or threat of a Release of a Contaminant into the environment, which notice or claim would reasonably be expected to result in a Material Adverse Effect, and (v) no Environmental Lien has attached to any property (whether owned or leased) of the Loan Parties or any of their Restricted Subsidiaries which would, if determined adversely, reasonably be expected to have a Material Adverse Effect, nor are there any facts or circumstances currently known to the Loan Parties or any of the Restricted Subsidiaries that may reasonably be expected to give rise to such an Environmental Lien.
SECTION 5.11    Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the FLSA or any Laws dealing with such matters to the extent that any such violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.16, as of the Closing Date, no Loan

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Party is a party to or bound by any material collective bargaining agreement. As of the Closing Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition to the extent that such proceeding or demand would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the consummation of the Transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.
SECTION 5.12    Intellectual Property.
Each Loan Party and Restricted Subsidiary owns or holds licenses or other rights to or under all of the patents, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor (collectively, “IP Rights”) that are necessary for the operation of its business as currently conducted except where the failure to own or hold such IP Rights would not reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any Restricted Subsidiary has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the IP Rights owned by a Loan Party or Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect, nor has any other Person brought any written claim against any Loan Party or any Restricted Subsidiary that any IP Rights owned by any Loan Party or its Restricted Subsidiaries has infringed or otherwise violated any IP Rights of any such other Person which would reasonably be expected to have a Material Adverse Effect.
SECTION 5.13    Collateral Documents.
The Collateral Documents, upon execution and delivery thereof, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made only to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent only to the extent required by any Collateral Document), such Collateral Document will constitute, to the extent effected by such filings, recordings and taking of possession, fully perfected first priority Liens under U.S. law on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent required under the Collateral Document subject to no other Liens other than Permitted Liens.

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SECTION 5.14    Patriot Act.
(a)    None of the Borrower, the German Borrower or any other Loan Party is in material violation of any material Anti-Terrorism Laws.
(b)    The use of proceeds of the Loans will not violate in any material respect the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).
(c)    The representations and warranties contained in this Section 5.19 made by the German Borrower, solely with respect to itself, are subject to and limited by any Applicable Law applicable to the German Borrower.
SECTION 5.15    FCPA; Anti-Corruption Laws.
No part of the proceeds of the Loans will be used, directly, or, to the knowledge of any Responsible Officer of the Borrower or the German Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Anti-Corruption Laws.
The representations and warranties contained in this Section 5.20 made by the German Borrower, solely with respect to itself, are subject to and limited by any Applicable Law applicable to the German Borrower.
SECTION 5.16    Sanctioned Persons.
(a)    None of the Loan Parties nor any Restricted Subsidiary is currently the target of any U.S. sanctions administered by the OFAC or the U.S. Department of State.
(b)    Neither the Borrower nor the German Borrower will, to its knowledge, directly or indirectly, use the proceeds of the Loans in any manner that will result in a violation by any Lender of any U.S. sanctions administered by the OFAC or the U.S. Department of State.
(c)    The representations and warranties contained in this Section 5.21 made by the German Borrower, solely with respect to itself, are subject to and limited by any Applicable Law applicable to the German Borrower.
SECTION 5.17    Certain Matters Regarding the German Borrower. Solely as of each Credit Date on which a Credit Extension is made to the German Borrower, the German Borrower satisfies at least two of the following three requirements: (1) the German Borrower’s net sales over the immediately preceding twelve-month period prior to the accounting date (Abschlußstichtag) exceed €9,680,000, (2) as of the date of the most recent financial statements delivered pursuant to Section 6.01(a) or (b), the balance sheet reflects at least €4,800,000 in total assets of the German Borrower (after deduction of any deficit on the asset side of the balance

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sheet) and/or (3) the average number of employees of the German Borrower for the last day of the last two fiscal years ended immediately prior to the Credit Date is at least fifty (50).
Article 6.

AFFIRMATIVE COVENANTS
Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent obligations with respect to then unasserted claims, Secured Bank Product Obligations and Designated Credit Lines) shall have been paid in full and (iii) all outstanding Letters of Credit have been Cash Collateralized, each of Holdings (solely in the case of Section 6.01, Section 6.04, Section 6.05, Section 6.06, Section 6.08, Section 6.09, Section 6.12 and Section 6.14) and the Borrower, with respect to itself and each of its Restricted Subsidiaries, hereby covenants and agrees with the Credit Parties that:
SECTION 6.01    Financial Statements. The Borrower will furnish to the Administrative Agent (which the Administrative Agent shall provide to the Lenders):
(a)    within ninety (90) days after the end of each fiscal year of Holdings, the Consolidated balance sheet and related statements of operations, and Consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year for Holdings and its Subsidiaries, setting forth in each case, in comparative form, the Consolidated figures for the previous fiscal year and including a customary narrative management’s discussion and analysis of the financial condition and results of operations for such period, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit (other than as a result of an upcoming maturity of any Facility occurring within one year from the time such opinion is delivered)) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a Consolidated basis in accordance with GAAP;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of any fiscal year of Holdings, the unaudited Consolidated balance sheet and related statements of operations, and Consolidated statements of income, stockholders’ equity and cash flows for Holdings and its Subsidiaries, as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year, setting forth in each case, in comparative form the Consolidated figures for the previous fiscal year and including a customary narrative management’s discussion and analysis of the financial condition and results of operations for such period, all certified by one of Holdings’ Responsible Officers as presenting in all material respects the financial condition and results of operations of the Borrower, the other Loan Parties, the German Borrower and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes;
(c)    within ninety (90) days after the commencement of each fiscal year of Holdings, a detailed, Consolidated budget by quarter for the applicable fiscal year for Holdings and its Subsidiaries;

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(d)    promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party or the German Borrower with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10-K and 10-Q for the Borrower (for so long as the Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended); provided that no such delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting system and the Borrower has advised the Administrative Agent of the filing thereof;
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or the German Borrower as any Agent or any Lender may reasonably request provided that nothing in this clause (e) shall require the Borrower or its Restricted Subsidiaries to provide information (i) which constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, (iii) which is subject to attorney-client or similar privilege or constitutes attorney work-product or (iv) restricted by binding obligations; and
(f)    simultaneously with the delivery of each set of Consolidated financial statements referred to in Section 6.01(a) and (b) above, the related consolidating financial statements (which may be in footnote form) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements.
SECTION 6.02    Certificates; Other Information.
(e)    Notwithstanding the foregoing, the obligations in clauses (a) and (b) of Section 6.01 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (A) the Consolidated financial statements of Holdings or the Borrower (or any direct or indirect parent thereof) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof) SEC Form l0-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such information relates to any direct or indirect parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, or such other independent registered public accounting firm reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as a result of an upcoming maturity of any Facility occurring within one year from the time such opinion is delivered).

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(f)    (i) No later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b) commencing with the fiscal quarter ended June 30, 2014, Borrower shall deliver a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which shall set forth reasonably detailed calculations of Excess Cash Flow (with respect to the financial statements delivered pursuant to Section 6.01(a)) and the Total Leverage Ratio (with respect to all such financial statement deliverables)).
(i)    No later than five (5) days after delivery of the financial statements referred to in Section 6.01(a), Borrower shall deliver a certificate with updated schedules to Section 2B of the Perfection Certificate or certifying that there have been no changes to such information since the Perfection Certificate or any update thereof was last delivered to the Administrative Agent.
(a)    Any of the delivery requirements relating to written financial information set forth in Section 6.01 may be satisfied by either (x) the Borrower posting such information in electronic format readable by the Administrative Agent and the Lenders to a secure address on the world wide web (the “Informational Website”) which is accessible by the Administrative Agent and the Lenders or (y) the Borrower delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to an Informational Website. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrower physical delivery of specific financial information provided for in this Section 6.01. The Borrower shall give the Administrative Agent and each Lender (or, if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website. The Loan Parties shall be responsible for and shall bear all risk associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.
(b)    The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties and the German Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings (or any parent thereof), the Borrower or any of their respective Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion

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of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
SECTION 6.03    Notices. The Borrower will furnish to the Administrative Agent prompt written notice (which the Administrative Agent shall provide to the Lenders) of the occurrence of any of the following after any Responsible Officer of any Loan Party or the German Borrower obtains knowledge thereof:
(a)    a Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Loan Party or any Subsidiary of Holdings that has a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect;
(c)    an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(d)    a Foreign Plan Event that, alone or together with any other Foreign Plan Event that has occurred, would reasonably be expected to result in a Material Adverse Effect, or
(e)    any other development that reasonably could be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 6.03 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
SECTION 6.04    Payment of Obligations. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, such Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (b) the failure to make payment would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 6.05    Preservation of Existence, Etc. Each Loan Party will do all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business and comply with its Organizational Documents, in each case except to the extent that the failure to do

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so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or Disposition permitted under Section 7.04 or Section 7.05, as applicable. Each Loan Party and the German Borrower shall obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.06    Maintenance of Properties. Each Loan Party will keep and maintain all tangible property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Dispositions permitted under Section 7.05.
SECTION 6.07    Maintenance of Insurance. (%3) Each Loan Party shall maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Closing Date or reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment.
(a)    Not later than thirty (30) days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date), the Borrower shall ensure (or, in the case of clause (iii), use commercially reasonable efforts to ensure) that (i) property, casualty, fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to name the Collateral Agent as additional insured or loss payee on behalf of the Secured Parties, as applicable, (ii) commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured and (iii) each such property, casualty, fire, extended coverage or liability policy referred to in this Section 6.07(b) requires that the applicable insurer endeavor to provide the Collateral Agent not less than thirty (30) days’ prior written notice of any cancellation of coverage, non-payment of premium, non-renewal, reduction of coverage or reduction of coverage limits (and give the Collateral Agent the right to cure defaults in the payment of premiums in accordance with the terms under the Loan Documents). The Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, other than in the ordinary course of business, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent, of payment of the premium therefor in accordance with its terms.
(b)    If any portion of any Material Real Property subject to a Mortgage is at any time located in a Flood Zone and is located in a community that participates in the Flood Program, then Borrower shall or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to

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comply in all material respects with the Flood Program and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
SECTION 6.08    Compliance with Laws. Each Loan Party and the German Borrower will comply (i) in all material respects with all Anti-Terrorism Laws and regulations promulgated by OFAC and (ii) with all other Applicable Laws (including, but not limited to, ERISA, Environmental Laws (including, but not limited to, not releasing or disposing of any Contaminants except in compliance with all Environmental Laws), FLSA, OSHA, all Environmental Permits, and the orders or directives of any Governmental Authority, in the case of all Applicable Laws other than Anti-Terrorism Laws and regulations promulgated by OFAC, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.09    Books and Records. Each Loan Party and the German Borrower will keep proper books of record and accounts in accordance with GAAP and in which full, true and correct entries in all material respects are made of all material dealings and transactions in relation to its business and activities.
SECTION 6.10    Inspection Rights. Each Loan Party and the German Borrower will permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during normal business hours, one (1) time per calendar year (or more frequently if an Event of Default has occurred and is continuing) and at the Loan Parties’ (or the German Borrower’s, as applicable) reasonable expense, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as such Loan Party or the German Borrower, as applicable, is afforded an opportunity to be present) and to examine and make extracts from its books and records. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding obligation or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
SECTION 6.11    Use of Proceeds. The proceeds of Term Loans made hereunder on the Closing Date will be used by the Borrower (a) to finance the Transactions and the Transaction Costs, (b) to effect the Refinancing and (c) for working capital, capital expenditures and general corporate purposes (including, without limitation, to make Investments, Restricted Payments, acquisitions and any other transactions, in each case not prohibited by this Agreement). The proceeds of the Revolving Loans made hereunder will be used by the Borrower (or the German Borrower, as applicable) on the Closing Date, (i) to finance the Transactions and the Transaction Costs, (ii) to fund upfront fees and any original issue discount required to be funded on the Closing Date and (iii) for working capital purposes. Letters of Credit issued on the Closing Date shall be used to backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to Holdings or its subsidiaries and for other purposes to be agreed in writing by the

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Administrative Agent. Letters of Credit and the proceeds of the Revolving Loans and Delayed Draw Term Loans will be used by the Borrower (or the German Borrower, as applicable) after the Closing Date for working capital, capital expenditures and general corporate purposes (including, without limitation, to make Investments, Restricted Payments, acquisitions and any other transactions, in each case, not prohibited by this Agreement, including payment of the Warrant). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.
SECTION 6.12    Unrestricted Subsidiaries; Covenant to Guarantee Obligations and Give Security. (a) The Borrower may at any time designate any Restricted Subsidiary (other than the German Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (x) immediately before and after such designation, no Event of Default shall have occurred and be continuing, and (y) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing or Indebtedness incurred under Section 7.03(a). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the net book value of such Person’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
(a)    Upon (A) the formation or acquisition of any new direct or indirect Restricted Subsidiary by any Loan Party or the designation in accordance with Section 6.12(a) of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary, (B) any Subsidiary commencing to constitute a Domestic Subsidiary, or (C) any Restricted Subsidiary constituting a Domestic Subsidiary Guaranteeing or becoming a borrower or issuer under any Additional Notes or any other Permitted Additional Junior Debt incurred pursuant to Section 7.03(x), the Borrower shall, in each case at the Borrower’s expense:
(i)    within sixty (60) days after such formation, acquisition, designation or Guarantee (or such longer period as the Administrative Agent may agree in its reasonable discretion): (A) cause each such Restricted Subsidiary that is a wholly owned Domestic Subsidiary (other than any Excluded Subsidiary), to duly execute and deliver to the Administrative Agent a Guarantee Agreement or joinder thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, Guaranteeing the Obligations of the Borrower; (B) cause each such Restricted Subsidiary that becomes a Guarantor pursuant to the foregoing clause (A) to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent and the Borrower; (C) cause each such Restricted Subsidiary that becomes a Guarantor pursuant to the foregoing clause (A), to duly execute and deliver to the Administrative Agent Mortgages with respect to Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other Security Agreements, as specified by, and in form and substance reasonably satisfactory to

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the Administrative Agent and the Borrower (consistent with the Mortgages to be delivered under Section 6.12(c) and Security Agreements, Intellectual Property Security Agreement and other Collateral Documents in effect on the Closing Date), granting a Lien in substantially all personal property of such Restricted Subsidiary that constitutes Collateral and all Material Real Property, in each case securing the Obligations of such Restricted Subsidiary under its Guarantee Agreement; (D) cause each such Restricted Subsidiary that becomes a Guarantor pursuant to the foregoing clause (A) to deliver any and all certificates representing Capital Stock of a Restricted Subsidiary (other than any Immaterial Subsidiary) owned by such Restricted Subsidiary, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary having a principal amount in excess of $10,000,000, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer in accordance with the terms of the Security Agreement; provided, that, in the case of the Capital Stock of any Subsidiary to be pledged under the Collateral Documents, (1) if any Subsidiary is an Excluded Foreign Subsidiary, shares of Capital Stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of voting Capital Stock and 100% of the outstanding non-voting Capital Stock of such Subsidiary and (2) (I) if such Subsidiary is not a wholly owned Subsidiary to the extent the Organizational Documents or other applicable agreements of such Subsidiary prohibit or require the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to the creation of a Lien on the Capital Stock of such Subsidiary, (II) if such Subsidiary is an Excluded Subsidiary that is not a direct Excluded Subsidiary of a Loan Party or (III) if Applicable Law prohibits the creation of a Lien on the Capital Stock of such Subsidiary, then in each case, no shares of Capital Stock of such Subsidiary are required to be pledged to secure the Obligations; and (E) subject to the limitations set forth in this Section 6.12, Section 6.14 and the other Loan Documents, take and cause such Restricted Subsidiary to take whatever action (including the recording of Mortgages with respect to Material Real Property, the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable Law) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages and the other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms (except as such enforceability may be (w) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights and remedies generally from time to time in effect, (x) subject to capital maintenance rules and general principles of equity, regardless of whether considered in a proceeding in equity or at law (including similar principles, rights and defenses under the law of any other applicable jurisdiction), (y) subject to the need for filings and registrations

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necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (z) subject to the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Capital Stock in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries);
(ii)    within sixty (60) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(b) as the Administrative Agent may reasonably request; and
(iii)    as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to Material Real Property owned by such Restricted Subsidiary that is the subject of such request the deliverables set forth in Section 6.12(c); provided that environmental assessment reports shall only be delivered to the extent already available to the Borrower or applicable Loan Party;
provided, that, notwithstanding the forgoing in this Section 6.12, for the avoidance of doubt none of the following Persons shall be required to deliver a Guarantee (or grant security in connection therewith) of the Obligations hereunder: (a) Excluded Subsidiaries; (b) any Subsidiary that is prohibited by Applicable Law, rule or regulation or, to the extent that such obligation would prevent the granting of such Guarantee, by any Contractual Obligation existing on the Closing Date or existing at the time of acquisition thereof from Guaranteeing the Facilities (to the extent such Contractual Obligation was not created in contemplation of such acquisition) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received); (c) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or Investment permitted by Section 7.02 that is an obligor under any secured Indebtedness permitted to be assumed pursuant to Section 7.03(d) (and not incurred in contemplation of such Permitted Acquisition) and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such subsidiary from becoming a Guarantor and in each case to the extent permitted by Applicable Law; (d) subsidiaries for which the provision of such guarantee would result in adverse tax consequence to the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent) and (e) subsidiaries where the burden or cost of providing a Guarantee outweighs the benefit to the Lenders, as determined in the reasonable discretion of the Administrative Agent and the Borrower.  The Administrative Agent in its reasonable discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this Section 6.12 and Section 6.14 where it and the Borrower reasonably determine that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the

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requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Agreements.
(c)    Prior to, on or within the time periods set forth on Schedule 6.12 (which periods may be extended by the Administrative Agent acting in its reasonable discretion), each Loan Party shall have delivered to the Collateral Agent: (a) a fully executed Mortgage in respect of each Material Real Property, which Mortgage shall be recorded promptly to create valid and enforceable (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the need for filings and registrations necessary to create or perfect the first priority Liens on the Material Real Property granted by the Loan Parties in favor of the Secured Parties), subject to Liens permitted by Section 7.01, on each such Material Real Property subject to a Mortgage in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for its benefit and for the benefit of the Secured Parties, and such financing statements and any other instruments necessary to grant such a mortgage lien under the laws of any applicable jurisdiction, (b) title insurance policies in form, scope and amount reasonably satisfactory in all respects to the Administrative Agent, which have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent and which contain no exceptions to title other than exceptions acceptable to the Administrative Agent, (c) customary written opinions (addressed to Administrative Agent, Collateral Agent and the Lenders) of applicable local counsel with respect to the due authorization, execution and delivery and the enforceability and perfection of the Mortgages and any related fixture filings; (d) an ALTA/ACSM survey reasonably satisfactory to the Administrative Agent and certified to the Collateral Agent, or an existing survey and affidavit sufficient for the title insurance policies to be issued in the required form; (e) a completed Flood Certificate with respect to each Material Real Property subject to a Mortgage, which Flood Certificate shall (i) be addressed to the Administrative Agent, (ii) be completed by a company which has guaranteed the accuracy of the information contained therein, and (iii) otherwise comply with the Flood Program; (f) evidence describing whether the community in which the Material Real Property subject to a Mortgage is located participates in the Flood Program; (g) if the Flood Certificate states that the Material Real Property subject to a Mortgage is located in a Flood Zone, the applicable Loan Party’s written acknowledgement of receipt of written notification from the Administrative Agent (i) as to the existence of such Material Real Property subject to a Mortgage, and (ii) as to whether the community in which such Material Real Property subject to a Mortgage is located is participating in the Flood Program; (h) if the Material Real Property subject to a Mortgage is located in a Flood Zone and is located in a community that participates in the Flood Program, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07 (including, without limitation, flood insurance policies) and the applicable provisions of the Collateral Documents; (i) with respect to each Material Real Property subject to a Mortgage, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the title policies and endorsements contemplated above; and (j) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges,

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costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above.
(d)    Within the time periods set forth on Schedule 6.12 (which periods may be extended by the Administrative Agent acting in its reasonable discretion), each Loan Party shall have executed and delivered to the Collateral Agent all documentation required by Collateral Agent to evidence a perfected pledge of 65% of the outstanding shares of voting Capital Stock and 100% of the outstanding non-voting Capital Stock of each Material First Tier Foreign Subsidiary (other than Lux Holdco) under the relevant laws of its jurisdiction of organization.
SECTION 6.13    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Facilities by each of S&P and Moody’s.
SECTION 6.14    Further Assurances. (a) Each Loan Party and the German Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the Transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (and in each case, to the extent required under this Agreement and the applicable Collateral Documents).
(b)    If any Material Real Property is acquired by any Loan Party after the Closing Date, the Borrower will notify the Collateral Agent promptly and within sixty (60) days (or such longer period as agreed to by the Administrative Agent) of such acquisition the Borrower will cause such Material Real Property to be subjected to a Lien securing the Obligations and will take and deliver, and cause the other Loan Parties to take and deliver, such actions and deliverables as shall be necessary to grant and perfect such Liens, including the actions and deliverables described in Section 6.14(a) and Section 6.12(c), all at the expense of the Loan Parties; provided that environmental assessment reports shall only be delivered to the extent already available to the Borrower or applicable Loan Party.
(c)    Notwithstanding anything to the contrary in Section 6.12, this Section 6.14 or any other Loan Document (except as expressly agreed by such Loan Party), no Loan Party or Restricted Subsidiary shall be required, nor shall the Administrative Agent be authorized, (i) to perfect any pledges, security interests and mortgages (x) by means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to IP Rights as expressly required by the Loan Documents, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates (or equivalent) of the Borrower and its Restricted Subsidiaries and other Instruments to the extent certificated or evidenced by notes, (D) mortgages in respect of Material

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Real Property as expressly required in the Loan Documents or (E) necessary perfection steps with respect to the pledge of the Capital Stock of Lux Holdco and any other Material First Tier Foreign Subsidiary under the relevant laws of its jurisdiction of organization; (ii) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (other than uncertificated securities control agreements with respect to uncertificated equity interests constituting securities under Article 8 of the UCC, if any); (iii) except as specified in clause (i)(E) above or as expressly agreed by the Borrower, to take any action in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction) or (iv) enter into any landlord lien waivers, estoppels or collateral access letters and (y) any other assets that, in the reasonable judgment of the Administrative Agent and the Borrower, the cost of creating, perfecting or maintaining such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such asseets shall be excessive in view of the value of such assets or the practical benefit to the Lenders afforded thereby.
(d)    Notwithstanding anything to the contrary in Section 6.12, this Section 6.14 or any other Loan Document, the German Borrower shall not be liable for any Obligations of the Borrower or any of the Guarantors, nor shall it grant any security interest in any of its assets to secure any Obligations.
SECTION 6.15    Post-Closing Covenants
. Each of the Loan Parties shall satisfy the requirements set forth on Schedule 6.12 on or before the date specified for such requirement or such later date to be determined by Administrative Agent in its reasonable discretion.
Article 7.

NEGATIVE COVENANTS
So long as (i) any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not then due and payable, Secured Bank Product Obligations and Designated Credit Lines) hereunder which is accrued and payable shall remain unpaid or unsatisfied or (ii) any Letter of Credit that has not been Cash Collateralized shall remain outstanding, Holdings (solely in the case of Sections 7.10 and 7.12) and the Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly:
SECTION 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(c)    Liens pursuant to any Loan Document including Liens securing Replacement Term Loans, Additional Term Loans, Additional Revolving Loans and Additional Revolving Commitments;

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(d)    Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, refinancings, renewals, restructurings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(c), and (B) proceeds and products thereof, and (ii) the incurrence, modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;
(e)    Liens for taxes, assessments or governmental charges which are not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;
(f)    statutory and common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;
(g)    (i) Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) Liens arising in the ordinary course of business securing insurance premiums or reimbursement or indemnity obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Loan Parties or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);
(h)    Liens arising to secure (i) the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);
(i)    easements, rights-of-way, land use regulations, covenants, conditions, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects or matters that would be disclosed in an accurate survey affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries (taken as a whole);

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(j)    Liens securing judgments not constituting an Event of Default under Section 8.01(h);
(k)    Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(l)    (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and other Loan Parties (taken as a whole) or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(n)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law or by operation of customary standard terms and conditions of the account keeping bank encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(o)    Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f), Section 7.02(i) or Section 7.02(m) to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 and other customary Liens granted in connection with Dispositions permitted by Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(p)    Liens (i) in favor of Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary or (ii) in favor of the Borrower or any Subsidiary Guarantor, provided that such Lien does not cause or result in any assets or property of the Loan Parties becoming assets or property not constituting Collateral;

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(q)    Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03 of such Restricted Subsidiary or other permitted obligations of such Restricted Subsidiary;
(r)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, refinancings, restructurings, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, refinancings, restructurings, renewals or extension thereof) is permitted under Section 7.03;
(s)    Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;
(u)    Permitted Encumbrances;
(v)    other Liens securing Indebtedness or other obligations permitted under this Agreement and outstanding in an aggregate principal amount not to exceed  $100,000,000 at any time outstanding;
(w)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(x)    any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;
(y)    Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

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(z)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(aa)    Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;
(bb)    security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
(cc)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;
(dd)    any exclusive or non-exclusive licenses granted under any IP Rights that do not secure or is not granted in connection with incurrence of Indebtedness;
(ee)    Liens securing any Refinancing Facility and Refinancing Notes;
(ff)    Liens pursuant to the documentation securing Additional Notes or Incremental Equivalent Term Indebtedness permitted to be incurred; provided, that any such Liens on Collateral securing Indebtedness permitted pursuant to this clause (dd) that are pari passu or junior in priority to the Obligations incurred hereunder shall have their Lien priority effected pursuant to a customary intercreditor agreement with terms to be mutually agreed by the Administrative Agent, the Borrower and the trustee, agent or holders with respect to such Additional Notes or Incremental Equivalent Term Indebtedness entered into prior to the date of such Incurrence;
(gg)    Liens incurred or assumed in connection with secured Indebtedness permitted to be incurred or assumed pursuant to Section 7.03(d) in connection with Permitted Acquisitions or other permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or a majority of the Capital Stock of another Person; provided, that (x) after giving Pro Forma Effect to such Permitted Acquisition and the incurrence or assumption of such Liens, the First Lien Leverage Ratio shall not exceed 1.50:1.00 on a Pro Forma Basis and (y) such Lien does not extend to or cover any other assets or property other than the assets acquired pursuant to such Permitted Acquisition or other permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or a majority of the Capital Stock of another Person (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(hh)     Liens on Securitization Assets arising in connection with a Qualified Securitization Financing;
(ii)    in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement; and

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(jj)    Liens securing Swap Contracts so long as (x) such Swap Contracts do not constitute Secured Bank Product Obligations and (y) the fair market value of the Collateral securing such Swap Contracts does not exceed $50,000,000 at any time.
For purposes of determining compliance with this Section 7.01, in the event that any Lien meets the criteria of more than one of the categories of Liens described in clauses (a) through (hh) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) to the extent such Lien would be permitted to be incurred under such clause at the time of such classification or reclassified, and the Borrower will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.01.
SECTION 7.02    Investments. Make or hold any Investments, except:
(f)    Investments by Holdings, the Borrower or any Restricted Subsidiary in (i) assets that were Cash Equivalents when such Investment was made and (ii) deposit accounts and securities accounts opened in the ordinary course of business (so long as the assets credited to such accounts constitute Cash Equivalents);
(g)    loans or advances to officers, directors, members of management, and employees of Holdings, the Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed $10,000,000 at any time outstanding for business-related travel, entertainment, relocation and analogous ordinary business purposes, or (ii) in connection with such Person’s purchase of Capital Stock of Holdings in an aggregate amount not to exceed $10,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances);
(h)    Investments (i) by any Loan Party in or to the Borrower or any Subsidiary Guarantor, (ii) by any Restricted Subsidiary that is not a Loan Party in or to the Borrower, any Subsidiary Guarantor or in any other Restricted Subsidiary that is also not a Loan Party (provided that, in the case of loans to the Borrower or any Subsidiary Guarantor, all payments thereon must be expressly subordinated to the Obligations under the Loan Documents, it being understood that the Borrower or such Subsidiary Guarantor may make payments thereon prior to the occurrence (but not during the continuance) of an Event of Default under Section 8.01(a), (e) or (f)) or (iii) by the Borrower and any Subsidiary Guarantor in or to any Restricted Subsidiaries that are not Loan Parties that, solely in the case of Investments in the form of capital contributions to and purchases of Capital Stock of such Restricted Subsidiaries, do not exceed $200,000,000 in an aggregate amount at any time outstanding (in the case of clause (iii), determined without regard to any write-downs or write-offs of such Investments);
(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business, and Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Swap

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Contracts, solely to the extent such commodities related to the materials or products to be purchased by the Loan Parties;
(j)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, and Restricted Payments permitted by Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06, respectively;
(k)    Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, restructuring, refinancing, renewal or extension thereof; provided that the amount of the original Investment is not increased except (i) as required by the terms of such Investment, (ii) as otherwise permitted by this Section 7.02 or (iii) by an amount equal to accrued interest, fees, expenses and premium accrued in connection therewith; provided further that to the extent any such Investments have been repaid in full, then additional Investments may be made in Foreign Subsidiaries in an aggregate amount up to the amount of such original Investments.
(l)    Investments in Swap Contracts permitted by Section 7.03;
(m)    promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;
(n)    the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, such Person, or of the Capital Stock in a Person that, upon the consummation thereof, will become a Restricted Subsidiary of the Borrower or one or more of its Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation) and Investments held by any such Person to the extent that such Investments were not made in contemplation of or in connection with such acquisition; provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”), each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12;
(o)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;
(p)    Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(q)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings in accordance with Section 7.06;
(r)    other Investments that do not exceed the greater of (i) $200,000,000 or (ii) 4.0% of Total Assets (such applicable amount, the “Permitted Other Investment Amount”); provided that

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the Permitted Other Investment Amount may be increased by (x) the amount of any Eligible Equity Proceeds which are Not Otherwise Applied, and (y) so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, an amount equal to the Available Amount as in effect immediately prior to the time of the making of such Investment;
(s)    advances of payroll payments to employees in the ordinary course of business;
(t)    Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(u)    Investments in Unrestricted Subsidiaries and Joint Ventures; provided that immediately after giving effect to any such Investment, the fair market value of such Investments in the applicable Unrestricted Subsidiary or Joint Venture, when aggregated with the fair market value of the Investments in all other Unrestricted Subsidiaries and Joint Ventures made pursuant to this clause (p) (measured at the time made), shall not exceed the greater of $250,000,000 and 5.0% of Total Assets;
(v)    Investments by the Borrower or a Restricted Subsidiary in any Restricted Subsidiary pursuant to (and as contemplated by the definition of) the Permitted Tax Restructuring;
(w)    Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent), to the extent the applicable Restricted Payment is permitted by Section 7.06;
(x)    earnest money required in connection with Permitted Acquisitions and other permitted Investments;
(y)    Investments consisting of loans and advances to the Borrower or its Restricted Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Loan Parties in the ordinary course of business;
(z)    capitalization or forgiveness of any Indebtedness (i) owed to any Loan Parties by any other Loan Parties, (ii) owed to any Restricted Subsidiary which is not a Loan Party by a Loan Party and (iii) owed to any Restricted Subsidiary which is not a Loan Party by any Restricted Subsidiary which is not a Loan Party;
(aa)    Investments to the extent the consideration paid therefor consists solely of Capital Stock of Holdings (or any direct or indirect parent thereof);
(bb)    Investments consisting of the Transactions;
(cc)    loans and advances to Advanced Refining Technologies LLC in an aggregate amount not to exceed $50,000,000 at any time outstanding;

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(dd)    Investments in a Joint Venture in the Middle East in an aggregate amount not to exceed $150,000,000;
(ee)    (i) Investments in a Securitization Subsidiary or other Subsidiary of the Borrower that in turn then transfers to a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person, in each case, in connection with a Qualified Securitization Financing (provided, however, that any such Investment in a Securitization Subsidiary or other Subsidiary of the Borrower is in the form of a contribution of additional Securitization Assets or in the form of customary Investments in a Securitization Subsidiary or other Subsidiary of the Borrower in connection with a Qualified Securitization Financing) and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Purchase Obligation in connection with a Qualified Securitization Financing;
(ff)    Investments in any Captive Insurance Subsidiary in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed (plus any excess capital generated as a result of any such prior investment that would result in an unfavorable tax or reimbursement impact if distributed), and other investments in any Captive Insurance Subsidiary to cover reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;
(gg)    Investments by any Captive Insurance Subsidiary;
(hh)    Investments in any Captive Insurance Subsidiary in connection with a push down by the Borrower of insurance reserves;
(ii)    Investments by any Foreign Subsidiary in debt securities issued by any nation in which such Foreign Subsidiary has cash which is the subject of restrictions on export, or any agency or instrumentality of such nation or any bank or other organization organized in such nation, in an aggregate amount not to exceed $50,000,000 at any time outstanding; and
(jj)    additional Investments; provided that the Total Leverage Ratio does not exceed 1.75:1.00, as of the last day of the most recently ended Test Period for which financial statements are internally available after giving Pro Forma Effect to such Investment.
To the extent an Investment is permitted to be made by a Loan Party directly in or to any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or Holdings, and further substantially contemporaneously advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly in or to the Target Person).
SECTION 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

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(a)     any Additional Notes;
(b)    Indebtedness of the Loan Parties under the Loan Documents (including Replacement Loans or Replacement Notes) and Incremental Equivalent Term Indebtedness of any Loan Party incurred pursuant to Section 2.14(a)(vi)(D);
(c)    Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $150,000,000 and 3.0 % of Total Assets at any time outstanding;
(d)    Indebtedness incurred or assumed in connection with Permitted Acquisitions and other permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or all of the Capital Stock of another Person, so long as (i) if such Indebtedness is secured, the aggregate principal amount of such Indebtedness does not exceed (x) $100,000,000 plus (y) additional amounts so long as, after giving Pro Forma Effect to such Permitted Acquisition the First Lien Leverage Ratio does not exceed 1.50:1.00 on a Pro Forma Basis as of the last day of the most recent Test Period for which financial statements are internally available (recalculated assuming for the purpose of this calculation that the Net Cash Proceeds of such Indebtedness, if any, are not treated as Cash on Hand for such purpose) and (ii) if such Indebtedness incurred is unsecured, such Indebtedness shall be permitted by Section 7.03(x);
(e)    Designated Credit Lines;
(f)    Indebtedness of the Borrower owing to any Restricted Subsidiary and of any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary, in each case, consisting of an Investment permitted by Section 7.02 or arising pursuant to the Permitted Tax Restructuring; provided that all such Indebtedness of the Borrower or any Subsidiary Guarantor owed to any Restricted Subsidiary that is not a Subsidiary Guarantor must be expressly subordinated to the Obligations under the Loan Documents, it being understood that such Borrower or Subsidiary Guarantor may make payments thereon prior to the occurrence (but not during the continuance) of an Event of Default under Section 8.01(a), (e) or (f);
(g)    Indebtedness consisting of promissory notes issued to future, present or former officers, directors and employees, members of management, or consultants of Holdings (or any direct or indirect parent) or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings, to the extent the applicable Restricted Payment is permitted by Section 7.06;
(h)    Existing Indebtedness outstanding on the date hereof, including any unused commitment thereunder, and listed on Schedule 7.03(h) and any Permitted Refinancing thereof and, in the event any such Existing Indebtedness listed on Schedule 7.03(h) is terminated and/or repaid in full, the incurrence of additional Indebtedness of Foreign Subsidiaries in an amount up to the

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amount of such terminated and repaid Existing Indebtedness, including any unused commitment thereunder;
(i)    Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes and Guarantees of suppliers’ obligations permitted pursuant to Section 7.02(d);
(j)    Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (i) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing or other Indebtedness of a Loan Party under Section 7.03(a) shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations under the Loan Documents substantially on the terms set forth in the applicable Guarantee Agreement to the extent required by Section 6.12, (ii) if the Indebtedness being Guaranteed is subordinated to the Obligations under the Loan Documents, such Guarantee shall be subordinated to the Guarantee of the Obligations under the Loan Documents on terms at least as favorable (taken as a whole) (as reasonably determined in good faith by the Borrower) to the Lenders as those contained in the subordination provisions of such Indebtedness; provided that nothing in this clause (j) shall provide for a guarantee that is otherwise prohibited by the definitions of Credit Agreement Refinancing Indebtedness or Incremental Equivalent Term Indebtedness or not permitted to be incurred under Section 7.03(x) and (iii) Guarantees by a Loan Party of Indebtedness of Foreign Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred under Sections 7.03(h) and (w)) shall not exceed an aggregate principal amount of $150,000,000 at any time outstanding;
(k)    Indebtedness of the Borrower or Restricted Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not to exceed the greater of $200,000,000 and 4.0% of Total Assets, measured at the time of incurrence, or, in the case of an unused commitment, the effectiveness thereof;
(l)    Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;
(m)    Indebtedness representing deferred compensation to employees of the Holdings (or any direct or indirect parent) or any Restricted Subsidiary incurred in the ordinary course of business;
(n)    Indebtedness incurred in a Permitted Acquisition, permitted Investment or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;
(o)    Indebtedness consisting of obligations under deferred compensation (including earnouts) or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or all of the Capital Stock of another Person;

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(p)    Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;
(q)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(r)    (i) Indebtedness incurred by the Borrower or any Restricted Subsidiary with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (ii) other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such other Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(s)    obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;
(t)    Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;
(u)    Attributable Indebtedness and Indebtedness, in each case, incurred in connection with sale-leaseback transactions permitted under Section 7.05;
(v)    without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest to the extent such Indebtedness is permitted hereunder;
(w)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding after the Closing Date for all such Persons taken together not to exceed 2.5% of Total Assets, measured at the time of the incurrence or, in the case of an unused commitment, effectiveness thereof;
(x)    any other Indebtedness; provided that the Interest Coverage Ratio shall be not less than 2.00:1.00, as of the last day of the most recently ended Test Period for which financial statements are internally available after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of the proceeds thereof; provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor shall not exceed $350,000,000.
(y)    Credit Agreement Refinancing Indebtedness;
(z)    obligations of non-wholly-owned Foreign Subsidiaries that are Restricted Subsidiaries in respect of Disqualified Capital Stock in an amount not to exceed $10,000,000 at any time outstanding;

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(aa)    Indebtedness of any Loan Party supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;
(bb)    Indebtedness incurred in connection with a Qualified Securitization Financing; and
(cc)    all premiums (if any), interest (including post-petition interest, accretion of accreted value and payment of interest in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb).
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (bb) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) to the extent such Indebtedness would be permitted to be incurred under such clause at the time of such classification or reclassified, and the Borrower will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (b) of this Section 7.03.
SECTION 7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:
(a)    any Restricted Subsidiary may merge with or liquidate into (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent and the Jurisdictional Requirements shall be satisfied or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;
(b)    (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party (in the case of any merger or consolidation with or into the German Borrower, so long as the German Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the German Borrower in a manner reasonably acceptable to the Administrative Agent and the Jurisdictional Requirements shall be satisfied) and (ii) any Subsidiary (other than the German Borrower) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the business of the Borrower (provided that a Loan Party may dissolve or liquidate only into another Loan Party);
(c)    the Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and (B) to the extent

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constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.12; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (1) no Event of Default exists or would result therefrom, (2) the Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent and (3) the Jurisdictional Requirements shall be satisfied;
(d)    so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Borrower or the German Borrower, as applicable, is a party to any transaction effected pursuant to this Section 7.04(d), (i) the Borrower or the German Borrower, as applicable, shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent and (ii) the Jurisdictional Requirements shall be satisfied; and
(e)    so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, in each case, by and among Restricted Subsidiaries, the purpose of which is to effect the Permitted Tax Restructuring.
SECTION 7.05     Dispositions. Make any Disposition except:
(a)    Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in, or no longer material to, the conduct of the business of the Borrower and the Restricted Subsidiaries and any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) of less than $25,000,000 per year;
(b)    Dispositions of inventory and other assets in the ordinary course of business;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, then (i) the transferee thereof must be a Loan Party, (ii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 or (iii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02;

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(e)    Dispositions consisting of Investments permitted by Section 7.02, fundamental changes under Section 7.04 and Restricted Payments under Section 7.06 and Liens permitted by Section 7.01;
(f)    Dispositions by the Borrower or any Restricted Subsidiary of property pursuant to sale-leaseback transactions for fair value; provided that any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease obligation, such Capital Lease obligation is permitted by Section 7.03 and any Lien made the subject of such Capital Lease obligation is permitted by Section 7.01 and; provided, that (i) the purchase price for such property shall be paid to the Borrower or any Restricted Subsidiary for not less than 75% cash consideration, and (ii) to the extent the gross proceeds of all Dispositions pursuant to this Section 7.05(f) of property, together with all Dispositions permitted hereunder exceeds $50,000,000, all further Net Cash Proceeds shall be applied to prepay Term Loans pursuant to Section 2.05(b)(ii);
(g)    Dispositions of Cash Equivalents;
(h)    Dispositions, licenses or sublicenses of IP Rights to Borrower or any Restricted Subsidiary;
(i)    leases, subleases, licenses or sublicenses (including with respect to IP Rights, including the provision of software under an open source license), in each case (x) in the ordinary course of business and that do not materially and adversely interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (y) would not adversely affect the Lenders in any material respect;
(j)    transfers of property subject to Casualty Events;
(k)    any Dispositions for fair value, provided that (i) no Event of Default exists or would arise as a result of the transaction and (ii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $50,000,000, the Person making such Disposition shall receive not less than 75% of such consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in the form of cash or Cash Equivalents; provided that for the purposes of this subclause (ii) the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of any Loan Party (other than subordinated Indebtedness) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) any Designated Non-Cash Consideration

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received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to Section 7.05 that is at that time outstanding, not to exceed the greater of $100,000,000 and 2.00% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(l)    Dispositions of Investments in Joint Ventures, including to the extent required by, or made pursuant to buy/sell arrangements between the Joint Venture parties set forth in, Joint Venture arrangements and similar binding arrangements;
(m)    (i) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof and (ii) the factoring of accounts receivables by Foreign Subsidiaries consistent with past practice or otherwise in the ordinary course of business, in the case of this clause (ii) in an amount not to exceed $50,000,000 in the aggregate;
(n)    (i) sales of non-core assets acquired in connection with Permitted Acquisitions or other Investments for fair value, provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business and (ii) Dispositions of property not constituting Collateral, provided that (A) the First Lien Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Disposition had been made on the last day of such fiscal quarter, shall be shall be no greater than 1.50:1.00 or (B) the fair market value of such Dispositions that do not meet the requirements of subclause (A) shall not exceed $50,000,000 in the aggregate;
(o)    any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;
(p)    [Reserved];
(q)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower;
(r)    any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(s)    the unwinding of any Swap Contracts pursuant to its terms;
(t)    terminations of leases, subleases, licenses and sublicenses in the ordinary course of business;

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(u)    any Disposition by the Borrower or a Restricted Subsidiary of the Capital Stock of, or indebtedness owned by, a Foreign Subsidiary to any Restricted Subsidiary pursuant to the Permitted Tax Restructuring;
(v)    the abandonment, lapse or expiration of any Collateral consisting of IP Rights pursuant to the reasonable business judgment of any Loan Party; and
(w)    any Disposition of Securitization Assets to a Securitization Subsidiary or other Subsidiary of the Borrower that in turn then transfers to a Securitization Subsidiary, in each case, in connection with a Qualified Securitization Financing; provided that this clause (w) shall be the exclusive clause of this Section 7.05 that permits Dispositions in connection with a Qualified Securitization Financing;
provided that the fair value of any property Disposed of pursuant to this Section 7.05 shall be the fair market value of such property at the time of such Disposition as reasonably determined in good faith by the Borrower.
SECTION 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(c)    each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to (i) the Borrower or such Restricted Subsidiary and (ii) to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);
(d)    the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of such Person;
(e)    the Borrower and the Restricted Subsidiaries may make Restricted Payments necessary to consummate the Transactions and other capital contributions on the Closing Date;
(f)    to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04, Section 7.05 or Section 7.08;
(g)    the Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdings:
(i)the proceeds of which will be used to pay the Tax Distribution Amount or any Parent Expenses;
(ii)the proceeds of which will be used by Holdings (or any direct or indirect parent) to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings (or any direct or indirect parent) held by any future, present or former employee, director, officer, member of management or consultant of Holdings (or any direct or indirect parent) or any of

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its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing) either pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided that the aggregate amount of Restricted Payments made under this clause (e)(ii) does not exceed in any calendar year $20,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum of $5,000,000 of such amounts being applied in any calendar year); and provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds from the sale of Capital Stock to employees, directors, officers, members of management or consultants of Holdings or of its Subsidiaries that occurs after the Closing Date to the extent such proceeds constitute Eligible Equity Proceeds plus (2) the cash proceeds of key man life insurance policies received by Holdings (to the extent such proceeds are contributed to the Borrower) or the Borrower or any Restricted Subsidiary after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (1) and (2) above in any calendar year) less (4) the amount of any Restricted Payments previously made pursuant to clauses (1) and (2) of this clause (e)(ii);
(iii)to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (B) Holdings shall, immediately following the closing or consummation thereof, cause or have caused (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or a Restricted Subsidiary (or a Person that will become a Restricted Subsidiary upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;
(iv)the proceeds of which shall be used by Holdings (or any direct or indirect parent) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings (or any direct or indirect parent) or in connection with any dividend, split or combination thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Borrower (or any authorized committee thereof));

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(v)the proceeds of which shall be used by Holdings (or any direct or indirect parent) to pay fees and expenses (other than to Affiliates) related to any equity or debt offering or Investment permitted by this Agreement;
(vi)the proceeds of which shall be used by Holdings to pay customary salary, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent) to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries;
(vii)[Reserved];
(viii)the proceeds of which shall be used by Holdings (or any direct or indirect parent) (1) to pay withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with the exercise of stock options by such Person and (2) to repurchase Capital Stock in consideration of such payments (including deemed repurchases in connection with the exercise of stock options); and
(ix)the proceeds of which shall be used by Holdings to fund payments in respect of the DPO;
(h)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, in addition to the foregoing Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the sum of (A) $500,000,000, plus (B) an amount equal to the Available Amount as in effect immediately prior to the time of the making of such prepayment;
(i)    in addition to the foregoing Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments; provided that after giving Pro Forma Effect thereto, the Total Leverage Ratio shall not exceed 1.75:1.00 on a Pro Forma Basis as of the last day of the most recent Test Period for which financial statements are internally available;
(j)    the Borrower or any Restricted Subsidiary may, and may make Restricted Payments to Holdings to permit Holdings to, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(k)    any Restricted Payment by a Restricted Subsidiary to another Restricted Subsidiary to effectuate the Permitted Tax Restructuring;
(l)    any Restricted Payment required pursuant to, or in connection with the exercise of, the Warrant; and

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(m)    the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(k) shall be deemed to have utilized capacity under such other provision of this Agreement).
SECTION 7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, supportive, complementary, corollary or ancillary thereto or reasonable extension thereof.
SECTION 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower with a fair market value in excess of $5,000,000, whether or not in the ordinary course of business, other than (a) transactions between or among the Loan Parties or any entity that becomes a Loan Party as a result of such transaction, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees, costs and expenses in connection with the consummation of the Transactions, (d) loans and other transactions by the Borrower and the Restricted Subsidiaries to the extent not prohibited by this Agreement, (e) entering into employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business, to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (g) transactions pursuant to the other permitted agreements in existence on the Closing Date or any amendment thereto to the extent such an amendment (taken as a whole) (as reasonably determined in good faith by the Borrower) is not adverse to the Lenders in any material respect, (h) Restricted Payments permitted under Section 7.06 by the Borrower and its Restricted Subsidiaries, (i) payment of reasonable compensation to directors, officers, employees and consultants for services actually rendered to any Loan Party or any of its Subsidiaries, (j) stock option, compensation and benefit plans of the Loan Parties and their Subsidiaries, (k) advances and loans to officers, directors, members of management and employees of Holdings, the Borrower or any Restricted Subsidiary to the extent specifically permitted under Section 7.02(b), (l) Investments consisting of promissory notes issued to future, present or former officers, directors and employees, members of management, or consultants of the Borrower (or any direct or indirect parent) or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings, to the extent the applicable Restricted Payment is permitted by Section 7.06, (m) the issuance or transfer of Capital Stock (other than Disqualified Capital Stock) of Holdings to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, and any other issuance of Capital Stock by Holdings, (n) transactions by the Borrower and its Restricted Subsidiaries with customers, clients, joint venture partners, suppliers or purchasers

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or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or the senior management of the relevant Person, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (o) the Transactions, (p) transactions described on Schedule 7.08, (q) any Disposition of Securitization Assets and any repurchase of Securitization Assets pursuant to a Securitization Purchase Obligation, in each case, in connection with any Qualified Securitization Financing, (r) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02, and (s) other transactions specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Dispositions, Investments and Indebtedness).
SECTION 7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or customary terms in any documentation providing for any Permitted Refinancing thereof) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor (other than Holdings) or to otherwise transfer property to or invest in the Borrower or any Guarantor (other than Holdings), or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) arise under Applicable Law, (y) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto or (z) to the extent Contractual Obligations permitted by clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension, replacement, restructuring or refinancing of such Indebtedness so long as such renewal, extension, replacement, restructuring or refinancing does not (taken as a whole) materially expand the scope of the restrictions described in clause (a) or (b) that are contained in such Contractual Obligation (as reasonably determined in good faith by the Borrower), (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) are restrictions contained in documents governing Indebtedness (and Permitted Refinancings thereof) permitted to be incurred pursuant to Section 7.03 provided that such restrictions (x) apply solely to Restricted Subsidiaries that are not Guarantors, or (y) are no more restrictive than the limitations (taken as a whole) set forth in the Loan Documents or (z) such encumbrances or restrictions do not materially impair the Borrower’s ability to grant the security interests to the Collateral Agent contemplated by the Loan Documents or pay the Obligations under the Loan Documents as and when due (as reasonably determined in good faith by the Borrower), (iv) arise in connection with any Disposition permitted by Section 7.05 to the extent relating solely to the assets or Capital Stock that are the subject of such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and the Capital Stock issued thereby, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent

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any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not adversely affect in any material respect its obligation or ability to make any payments required hereunder, (xiv) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xv) are restrictions regarding licensing or sublicensing by Holdings and its Restricted Subsidiaries of IP Rights in the ordinary course of business or that is not adverse to the Lenders in any material respect or that is not related to material IP Rights, (xvii) are restrictions pursuant to the terms of a Qualified Securitization Financing and (xvi) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.
SECTION 7.10    Holdings.
Holdings (i) shall not engage in any material business or material activity other than (1) the ownership of all the outstanding Capital Stock in the Borrower (or, indirectly, other Capital Stock in accordance with clause (ii) below) and activities incidental thereto, (2) activities necessary or advisable to consummate the Transactions and (3) corporate maintenance activities (including the payment of taxes and similar administrative expenses associated with being a holding company), (ii) shall not own or acquire any material assets (other than Capital Stock in the Borrower or any immaterial Subsidiary in existence on the Closing Date or, indirectly, other Subsidiaries of the Borrower and cash and Cash Equivalents), (iii) shall not create, incur, assume or permit to exist any Lien on the Capital Stock of the Borrower owned by it, other than Liens under the Loan Documents or non-consensual Liens of the type permitted under Section 7.01, (iv) may make any public offering of its common stock or any other issuance of its Capital Stock not prohibited by Article 7 or constituting a Change of Control, (v) may engage in financing activities, including the issuance of securities, incurrence of debt, payment of dividends not otherwise prohibited by Section 7.08, contribute to the capital of the Borrower and its Subsidiaries described in clause (i) above and guarantee the obligations of the Borrower and its Subsidiaries described in clause (i) above, (vi)

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may participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) may provide indemnification to officers and directors, (viii) may engage in activities incidental or reasonably related to the foregoing, and (ix) may engage in any transaction that Holdings is otherwise expressly permitted to enter into or consummate under this Article 7.
SECTION 7.11    Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organizational Documents in a manner material and adverse to the Administrative Agent or the Lenders or (b) any subordination terms of any Junior Financing Documentation in any manner material and adverse to the interests of the Administrative Agent or the Lenders (as reasonably determined in good faith by the Borrower) (unless otherwise permitted by an applicable intercreditor agreement or subordination agreement), in each case without the consent of the Administrative Agent.
SECTION 7.12    Fiscal Year. Neither the Borrower nor Holdings shall make any change in its fiscal year; provided, however, that the Borrower and Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are deemed reasonably necessary by the Administrative Agent, and not objected to by the Required Lenders, to reflect such change in fiscal year.
SECTION 7.13    Prepayments, Etc. of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and AHYDO payments shall be permitted) (A) any subordinated Material Indebtedness Incurred after the Closing Date that is subordinated in right of payment or lien on the Collateral to the Obligations under the Loan Documents, (B) any Permitted Additional Junior Debt to the extent contractually subordinated in right of payment or lien on the Collateral to the Obligations under the Loan Documents or (C) any Additional Notes that are contractually subordinated in right of payment to the Obligations under the Loan Documents (the Indebtedness described in clauses (A) through (C), collectively, “Junior Financing”), except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (x) for an aggregate purchase price not to exceed $200,000,000 plus an amount equal to the Available Amount as in effect immediately prior to the time of the making of such prepayment or (y) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing or with Eligible Equity Proceeds that are Not Otherwise Applied, (ii) the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock), (iii) payments in respect of any intercompany indebtedness and (iv) additional prepayments, redemptions, purchases, defeasances or satisfaction; provided that after giving Pro Forma Effect thereto, the Total Leverage Ratio shall not exceed 1.75:1.00 on a Pro Forma Basis as of the last day of the most recent Test Period for which financial statements are internally available.
SECTION 7.14    Total Leverage Ratio. Except with the written consent of the Required Revolving Lenders, the Borrower shall not permit the Total Leverage Ratio as of the last day of any

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Test Period, commencing with the Test Period ending on the last day of the first full fiscal quarter of the Borrower following the Closing Date, to be greater than 4.00:1.00.
Article 8.

EVENTS OF DEFAULT AND REMEDIES
SECTION 8.01    Events of Default.
Any of the following events, acts, occurrences or states of facts shall constitute an “Event of Default” for purposes of this Agreement:
(kk)    Failure to Make Payments When Due. There shall occur a default in the payment of (i) principal on any of the Loans or any reimbursement obligation with respect to any Letter of Credit when due; (ii) interest on any of the Loans or any fee pursuant to Section 2.09 when due and such default in payment shall continue for five (5) Business Days; or (iii) any other amount owing hereunder or under any other Loan Document when due and such default in payment shall continue for ten (10) days; or
(ll)    Representations and Warranties. Any representation or warranty made by or on the part of the Borrower, any other Loan Party or the German Borrower, as the case may be, contained in any Loan Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect in any material respect when made or deemed made; or
(mm)    Covenants. The Borrower, the German Borrower or any Loan Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VII hereof or Sections 6.03(a), 6.05 (as to the Borrower and the German Borrower) or 6.11, (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent; provided that any Event of Default as a result of the Borrower’s failure to comply with Section 7.14 shall not constitute an Event of Default with respect to any of the Term Facilities until the date on which the Required Revolving Lenders have declared all Revolving Loans and related Obligations to be immediately due and payable in accordance with the provisions of Section 8.02 as a result of the Borrower’s failure to perform or observe any term, covenant or agreement contained in Section 7.14 and such declaration has not been rescinded; or
(nn)    Default Under Other Loan Documents. Any Loan Party or the German Borrower shall default in the performance or compliance with any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 8.01) and such default shall continue unremedied for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent; or
(oo)    Insolvency Proceedings, Etc. (i) Any Loan Party, the German Borrower or any of the Material Subsidiaries institutes or consents to, or fails to contest in good faith, the institution

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of any involuntary proceeding under any Debtor Relief Law against any Loan Party, the German Borrower or any of the Material Subsidiaries, or makes a general assignment for the benefit of creditors or applies for or consents to, or fails to contest in good faith, the entry of an order for relief or the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or a substantial part of its property; or (ii) any order for relief is entered in any proceeding under any Debtor Relief Law against any Loan Party, the German Borrower or any of the Material Subsidiaries or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed for it or for all or a substantial part of its property or business and such appointment shall remain undischarged or unstayed for a period of sixty (60) days; or (iii) any involuntary proceeding under any Debtor Relief Law shall be instituted against any Loan Party, the German Borrower or any of the Material Subsidiaries without the application or consent of such Person and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or (iv) any Loan Party, the German Borrower or any of the Material Subsidiaries shall take any corporate or other organizational action to authorize any of the actions set forth above in this subsection (e); or
(pp)    Inability to Pay Debts. Any Loan Party, the German Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(qq)    Default Under Other Agreements. (i) The Borrower, the German Borrower or any of the Material Subsidiaries shall fail to make any payment beyond the applicable grace period with respect thereto, if any, whether at stated maturity or otherwise, of any amount pursuant to any Material Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents), or (ii) a default shall occur in the performance or observance of any agreement under any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to the stated maturity thereof; provided that this clause (g)(ii) shall not apply to (x) secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) such Indebtedness that is required to be prepaid upon a “Change of Control” (or equivalent term) so long as on or prior to the date the events constituting such “Change of Control” (or equivalent term) occur, either (I) the terms of such Indebtedness have been amended to eliminate the requirement to make such offer, (II) such Indebtedness has been defeased or discharged so that such requirement shall no longer apply (and, in the event such “Change of Control” (or equivalent term) is subject to a requirement that a specific credit ratings event or similar condition subsequent occur, no Event of Default shall exist until such time as the specific credit ratings event or similar condition subsequent has also occurred resulting in the obligor under such Indebtedness becoming unconditionally obligated to make such offer) or (III) solely in the case of Indebtedness of any Person acquired by the Borrower or any of its Subsidiaries where such “Change of Control” (or equivalent term) under such Indebtedness resulted

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from the Borrower or one of its Subsidiary’s acquisition of such Person, (x) the sum of Available Liquidity plus any available debt financing commitments from any Revolving Lender or any Affiliate of a Revolving Lender or any other financial institution of nationally recognized standing available to the Borrower or its Subsidiaries for purposes of refinancing such Indebtedness is at least equal to the aggregate amount that would be required to repay such Indebtedness pursuant to any required “Change of Control offer” (or equivalent term) pursuant to the terms of such Indebtedness at all times prior to the expiration of the rights of the holders of such Indebtedness to require the repurchase or repayment of such Indebtedness as a result of such acquisition and (y) the Borrower or the applicable Subsidiary complies with the provisions of such Indebtedness that are applicable as a result of such acquisition (including by consummating any required “Change of Control offer” (or equivalent term) for such Indebtedness; provided, further, that this clause (g) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Revolving Commitments or acceleration of the Loans pursuant to Section 8.02; or
(rr)    Judgments. One or more judgments or decrees shall be entered against any Loan Party, the German Borrower or any Material Subsidiary for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by independent third-party insurance company or an indemnitor as to which coverage or indemnification, as the case may be, has not been disclaimed) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(ss)    Collateral Documents. At any time after the execution and delivery thereof, any of the Collateral Documents shall cease to be in full force and (other than as permitted pursuant to the provisions thereof or hereof) cease to create a valid and perfected lien on and security interest in, any material portion of the Collateral having the lien priority required by this Agreement and the Collateral Documents, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent (through no fault of the Loan Parties) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or (ii) as a result of the sale, release or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or
(tt)    ERISA. An ERISA Event shall occur that would reasonably be expected to have a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability; or
(uu)    Guaranties. Any material Guarantee under the Guarantee Agreement shall (other than in accordance with its terms) cease to be in full force and effect in accordance with its terms (other than as permitted pursuant to the terms hereof and thereof), or any material Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guarantee Agreement (other than a discharge of such Guarantor in accordance with the terms of the Loan Documents); or
(vv)    Change of Control. A Change of Control shall occur.

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SECTION 8.02    Remedies Upon Event of Default.
(a)    If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(c)(ii) as a result of the Borrower’s failure to comply with Section 7.14 unless the conditions of the proviso contained therein have been satisfied), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:
(i)    declare the Commitments to be terminated, whereupon such Commitments shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be, whereupon all such sums shall become, immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the German Borrower;
(iii)    require that the Borrower Cash Collateralize the L/C Obligations issued and then outstanding (in an amount equal to the then stated amount thereof); and
(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an Event of Default under Section 8.01(e) or (f) with respect to the Borrower or the German Borrower, the obligation of each Lender to make Loans and any L/C Obligations (and the Commitments) shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without notice of any kind, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
(b)    If any Event of Default under Section 8.01(c)(ii) as a result of the Borrower’s failure to comply with Section 7.14 occurs and is continuing, the Administrative Agent may and, at the request of the Required Revolving Lenders, shall take any or all of the following actions:
(i)    declare the commitment of each Lender to make Revolving Loans and Swing Line Loans and any L/C Obligations to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Revolving Loans and Swing Line Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document under or in respect of the Revolving Facility to be immediately due and payable, without presentment, demand,

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protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)    require that the Borrower Cash Collateralize the outstanding L/C Obligations; and
(iv)    exercise on behalf of itself and the Revolving Lenders all rights and remedies available to it and the Revolving Lenders under the Loan Documents or applicable Laws, in each case under or in respect of the Revolving Facilities.
SECTION 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in accordance with Section 6.02 of the Security Agreement.
SECTION 8.04    Rights not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
Article 9.

ADMINISTRATIVE AGENT AND OTHER AGENTS
SECTION 9.01    Appointment of Agents.
Goldman Sachs is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Deutsche Bank Securities Inc. is hereby appointed as the Syndication Agent hereunder, and each Lender hereby authorizes Deutsche Bank Securities Inc. to act as the Syndication Agent in accordance with the terms hereof and the Loan Documents. Bank of America, N.A. and HSBC Securities (USA) Inc. are hereby appointed Documentation Agents hereunder, and each Lender hereby authorizes Bank of America, N.A. and HSBC Securities (USA) Inc. to act as Documentation Agents in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 9 are solely for the benefit of the Agents and Lenders and no Loan Party or the German Borrower shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of the Syndication Agent and Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Deutsche Bank Securities, Inc. in its capacity as the Syndication Agent, nor Bank of America, N.A. or HSBC Securities (USA)

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Inc. in their respective capacities as the Documentation Agents, shall have any obligations but shall be entitled to all benefits of this Article 9. Each of the Syndication Agent and Documentation Agents may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.
SECTION 9.02    Powers and Duties
. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

SECTION 9.03    General ImmunityNo Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or the German Borrower to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party, the German Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the L/C Obligations or the component amounts thereof.
(x)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under

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Section 10.01) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.01).
(y)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 and Section 10.05 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 and Section 10.05 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties, the German Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
SECTION 9.04    Agents Entitled to Act as Lender

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. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or the German Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.
SECTION 9.05    Lenders’ Representations, Warranties and AcknowledgmentEach Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
(a)    Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption or a Joinder Agreement and funding its U.S. Term Loans, Euro Term Loans and/or Revolving Loans on the Closing Date or by the funding of any Delayed Draw Term Loans or Additional Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable on the Closing Date or as of the date of funding of such Delayed Draw Term Loans and Additional Loans.
(b)    Each Lender acknowledges that the Borrower may purchase Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and in Section 10.07.
SECTION 9.06    Right to Indemnity
. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party or the German Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses

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or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
SECTION 9.07    Successor Administrative Agent, Collateral Agent and Swing Line Lender.
(a)    The Administrative Agent shall have the right to resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Required Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, the Required Lenders shall have the right, with the Borrower’s consent (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent; provided that Borrower consent shall not be required if an Event of Default pursuant to Section 8.01(a), (e) or (f) has occurred and is continuing. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent (consented to by the Borrower, if applicable), the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or L/C Issuers under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Collateral Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative

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Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.07 shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Collateral Agent signed by the Required Lenders. Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, the Required Lenders shall have the right, with the Borrower’s consent (not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent; provided that Borrower consent shall not be required if an Event of Default pursuant to Section 8.01(a), (e) or (f) has occurred and is continuing. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders or L/C Issuers under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

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(c)    Any resignation or removal of Goldman Sachs or its successor as the Administrative Agent pursuant to this Section 9.07 shall also constitute the resignation or removal of Goldman Sachs or its successor as the Swingline Lender, and any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Swingline Lender for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swingline Loans made by the retiring or removed Administrative Agent in its capacity as Swingline Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swingline Lender shall surrender any Swingline Note held by it to Borrower for cancellation, and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and Swingliine Lender, a new Swingline Note to the successor Administrative Agent and Swingline Lender, in the principal amount of the Swingline Sublimit then in effect and with other appropriate insertions.
SECTION 9.08    Collateral Documents and GuarantyAgents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee Agreement, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Hedging Obligations. Subject to Section 10.01, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may, and each Lender, on behalf of themselves and their respective Affiliates as Secured Bank Product Providers, irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Security Agreement and any customary intercreditor agreements as required herein for the benefit of the Lenders and the other Secured Parties, and to execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement or the designation of a Guarantor as an Unrestricted Subsidiary in accordance with Section 6.12, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented, or if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under this Section 9.08, or (ii) release any Guarantor from the Guarantee Agreement pursuant to Section 12 of the Guarantee Agreement or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or if such Person otherwise ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents or (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document in lieu of any release permitted pursuant to this Section 9.08, and the Administrative Agent or Collateral Agent, as applicable, may subordinate any such Liens on the Collateral to another Lien permitted under Section 7.01 that the Administrative Agent or Collateral Agent, as applicable, determines in its commercially reasonable judgment was intended by operation of Law or otherwise to be subordinate to another Lien permitted under Section 7.01.
(a)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the

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Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
(b)    Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) contingent indemnity obligations that are not due and payable and (ii) obligations and liabilities in respect of any Bank Products or Designated Credit Lines) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (except to the extent Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), all obligations under the Loan Documents and all security interests created by the Loan Documents and the guarantees made herein shall automatically terminate and, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Bank Product Provider or Designated Credit Line Provider) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Bank Products or Designated Credit Lines. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(c)    The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared

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by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.09    Withholding Taxes. To the extent required by any Applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.09. The agreements in this Section 9.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 9.10    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party or the German Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03, 2.04, 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

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(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05. out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or L/C Issuers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 9.11    Secured Bank Product Provider
(a)    s and Designated Credit Line Providers. Each Secured Bank Product Provider, by its acceptance of the benefits of the Collateral, and each Designated Credit Line Provider, by its delivery to the Administrative Agent of notice of its provision of a Designated Credit Line and its acceptance of the benefits of the Collateral, as applicable, agrees to be bound by Section 6.02 of the Security Agreement and this Article 9. Each Secured Bank Product Provider and each Designated Credit Line Provider shall indemnify and hold harmless each Agent and each of its directors, officers, employees, or agents, to the extent not reimbursed by the Loan Parties or the German Borrower, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or its directors, officers, employees, or agents in connection with such provider’s Secured Bank Product Obligations or Designated Credit Lines, as applicable; provided, however, that no Secured Bank Product Provider or Designated Credit Line Provider shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. No Swap Contract, other Bank Product agreement or Designated Credit Line will create (or be deemed to create) in favor of any Secured Bank Product Provider or Designated Credit Line Provider, as applicable, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. By accepting the benefits of the Collateral, each such Secured Bank Product Provider and Designated Credit Line

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Provider shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.11.
Article 10.

MISCELLANEOUS
SECTION 10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, any other Loan Party or the German Borrower therefrom, shall be effective unless (x) in the case of any amendment necessary or reasonably advisable to implement the terms of any Additional Term Loans, Additional Revolving Loans or Extension Offers, as applicable, in accordance with the terms hereof, in writing signed solely by the Borrower, the German Borrower, the Administrative Agent and the relevant Additional Term Lenders, Additional Revolving Lenders or Lenders accepting such Extension Offer, as applicable, and (y) in the case of any other amendment, in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Administrative Agent and the Borrower, the German Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(f)    change the stated currency in which any Lender is required to make Loans or the Borrower or the German Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(g)    extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(h)    postpone any date scheduled for any payment of principal (including final maturity) or interest under Section 2.07 or Section 2.08 or fees under Section 2.09, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver (or amendment to the terms of) of any mandatory prepayment of the Loans, any obligation of the Borrower or the German Borrower to pay interest at the Default Rate, or any Default or Event of Default shall not constitute such a postponement of any date scheduled for the payment of principal, interest or fees and it further being understood that any change to the definition of “Total Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);
(i)    reduce or forgive the principal of, or the rate of interest specified herein on any Loan or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of

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“Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower or the German Borrower to pay interest at the Default Rate;
(j)    change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Revolving Lenders”, or any other provision hereof specifying the number or percentage of Lenders (but only to the extent reducing such number or percentage) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender (it being understood that, with the consent of the Required Lenders or Required Revolving Lenders, as applicable, (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders or Required Revolving Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Required Revolving Lenders, as applicable, on substantially the same basis as the Term Commitments or Revolving Commitments, as applicable);
(k)    change the definition of “Pro Rata Share”, Section 2.12(a), Section 2.13, Section 8.03 or Section 6.02 of the Security Agreement in any manner that would alter the pro rata sharing of payments or other amounts required thereby without the written consent of Lenders holding more than 50% of the outstanding Loans and Commitments of each Class directly and adversely affected thereby; provided that the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making such determination; provided further that modifications to Sections 2.12(a), 2.13 or 8.03, Section 6.02 of the Security Agreement or the definition of “Pro Rata Share” in connection with (x) any buy back of Term Loans by the Borrower pursuant to Section 10.07(j), (y) any amendment pursuant to Section 2.14 or (z) any amendment effectuating an Incremental Equivalent Term Indebtedness, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders; or
(l)    release all or substantially all of the Collateral or release any material Guarantor from its obligations under the Guarantee Agreement in any transaction or series of related transactions except as expressly provided in the Loan Documents (including a transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender directly and adversely affected thereby;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by any L/C Issuer (in addition to the Lenders required above), directly and adversely affect the rights or duties of such L/C Issuer under this Agreement or any L/C Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, directly and adversely affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document, (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the

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consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification, (v) only the consent of the Required Revolving Lenders shall be necessary to amend or waive the terms and provisions of Section 7.14, Section 8.01(c) (solely as it relates to Section 7.14), and related definitions, if any, solely as used in such Sections, but not as used in other Sections of this Agreement and no such amendment or waiver of any such terms or provisions (and such related definitions) shall be permitted without the consent of the Required Revolving Lenders, and (vi) in connection with an amendment that addresses solely a re-pricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans that bear (or is modified in such a manner such that the resulting term loans bear) a lower effective yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment but any such non-continuing Lender shall be entitled to any applicable fee under Section 2.09(d) as if such non-continuing Lender was a Non-Consenting Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the German Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
Notwithstanding anything to the contrary contained in Section 10.01 but without limitation of Section 2.15, in the event that the Borrower request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders or of all the Lenders directly and adversely affected thereby and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower, the German Borrower and the Required Lenders, the Borrower, the German Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender that are (x) Revolving Lenders, (y) Term Lenders or (z) both, at the election of the Borrower, the German Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Commitment after giving effect to such

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amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full with accrued interest, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Refinanced Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable (taken as a whole) to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Maturity Date of the Term Loans in effect immediately prior to such refinancing.
Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower, without the need to obtain the consent of any Lender, if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Further, notwithstanding anything to the contrary contained in Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

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Further, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party or the German Borrower in any case shall entitle any Loan Party or the German Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party, and, if signed by the German Borrower, the German Borrower.
SECTION 10.02    Notices and Other Communications; Facsimile Copies.
(z)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be delivered by hand or overnight courier service, mailed by certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the German Borrower, or any other Loan Party, or the Administrative Agent, any L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties (provided that any notices to the German Borrower may be delivered to the Borrower as representative for the German Borrower); and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the L/C Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swingline Lender pursuant to Article 2 shall

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not be effective until actually received by such Person; provided, further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) as designated by Administrative Agent from time to time. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(aa)    Electronic Communications. Notices and other communications to any Agent, the Lenders, the Swingline Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, any Swingline Lender or any applicable L/C Issuer pursuant to Article 2 if such Person has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(bb)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission (e.g., portable document format (“pdf”)). The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the German Borrower, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(cc)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY

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RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the German Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach or willful misconduct of the Administrative Agent, the Collateral Agent, their controlled Affiliates or any of their respective officers, directors, employees, agents, controlling persons or members; provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, exemplary, consequential or punitive damages (as opposed to direct or actual damages); provided that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.
(dd)    Change of Address, Etc. The Borrower, the German Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Agent, each L/C Issuer and each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower or the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(ee)    Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower or the German Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and the German Borrower shall indemnify the Agent Parties and each Lender from all actual losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or the German Borrower in accordance with Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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SECTION 10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Agent or any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and shall be in addition to and independent of any rights, remedies, powers and privileges provided by Law or any of the other Loan Documents.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties, the German Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party or the German Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 10.04    Attorney Costs, Expenses and Taxes. The Borrower agrees upon and following the Closing Date (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates for all reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), and the consummation and administration of the Transactions contemplated hereby and thereby (in the case of legal fees and expenses, limited to reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates, and such other local counsel in each Material Real Property jurisdiction as reasonably necessary (and other counsel retained with the Borrower’s consent), unless the interests of the Administrative Agent and the Lenders are in actual or perceived conflict, in which case one (1) additional counsel may be appointed for the affected Persons (taken as a whole)), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan

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Documents or in connection with the Loans made (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or during any workout, restructuring or negotiations in respect of such Loans) (in the case of legal fees and expenses, limited to reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, such other local counsel as is reasonably necessary, and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for such affected Persons. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees, and other reasonable out-of-pocket expenses incurred by any Agent but, with respect to clause (a) shall not include the expenses and fees of any other consultants or advisors without the prior consent of the Borrower. All amounts due under this Section 10.04 shall be paid promptly (but in any event within 30 days) following receipt by the Borrower of a written invoice relating thereto setting forth such expenses in reasonable detail. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations. If any Loan Party or the German Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, upon 5 Business Days’ prior written notice such amount may be paid on behalf of such Loan Party or the German Borrower by the Administrative Agent, the Collateral Agent, any Arranger or any Lender, in its sole discretion. This Section 10.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
SECTION 10.05    Indemnification by the Borrower.
(a)    In addition to the payment of expenses pursuant to Section 10.04, whether or not the Transactions shall be consummated, Holdings and its Subsidiaries shall indemnify and hold harmless each Agent-Related Person, each Arranger, each L/C Issuer, each Lender and their respective Affiliates, and the respective directors, officers, employees, counsel, agents, members, controlling persons, attorneys-in-fact, trustees, advisors and other representative, permitted assign and successor of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, any and all losses, damages, and claims and reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders (plus one local counsel to the Administrative Agent and the Lenders in each appropriate jurisdiction), and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for such affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the Transactions, including the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the Transactions contemplated thereby or the consummation of the Transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or

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alleged presence or release of Contaminants on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any inquiry or investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by Borrower, Holdings, Holdings’ equity holders, Affiliates, creditors or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims, fees or expenses (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its controlled Affiliates, or their respective officers, directors, employees, agents, advisors or controlling persons or members, (y) arise from a material breach of any Loan Document (as determined by a court of competent jurisdiction in a final non-appealable judgment) by any such Indemnitee or its controlled Affiliates, or their respective officers, directors, employees, agents, advisors or controlling persons or members or (z) arise from any claim, litigation, investigation or proceeding (including any inquiry or investigation) that does not involve an act or omission by Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than in connection with the a Person acting in its capacity as an Arranger, Swingline Lender, L/C Issuer, Administrative Agent or any other Agent or co-agent (if any) designated by the Arrangers, in each case in their respective capacities as such, or an Agent solely in connection with its syndication activities as contemplated hereunder). By accepting the benefits of this Section 10.05, each Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to clauses (x), (y) or (z) of the foregoing sentence. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems (including IntraLinks) in connection with this Agreement except to the extent such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such party or any of its affiliates or related parties, as determined in a final, non-appealable judgment of a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the Transactions contemplated hereunder or under any of the other Loan Documents is consummated. The Borrower shall not be liable for any settlement in connection with any Indemnified Liabilities effected without the Borrower’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a final judgment against such Indemnitee, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements by reason of such settlement or judgment in accordance with the other provisions of this Section 10.05.  The Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not

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be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee.
(b)    All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (including documentation reasonably supporting such demand). The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
(c)    To the fullest extent permitted by Applicable Law, none of Holdings, the Borrower or the German Borrower, on the one hand, nor the Indemnitees, on the other, shall assert, and each such party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, the Borrower, the German Borrower or Holdings, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver does not otherwise affect the indemnification and reimbursement obligations of the Borrower in Section 10.04 and this Section 10.05.
(d)    In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure.  Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.
SECTION 10.06    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower or the German Borrower is made to any Agent or any Lender, or any Agent or any Lender enforces any security interest or exercises any right of setoff, and such payment or

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the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 10.07    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns permitted hereby, except that neither the Borrower nor the German Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or Section 10.07(h), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(d)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participation in L/C Obligations and in Swingline Loans) at the time owing to it) upon the giving of notice to the Borrower and the Administrative Agent; provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $2,500,000 in the case of any assignment in respect of the Revolving Facility, or $500,000 (or lesser amounts if agreed between the Borrower and the Administrative Agent), in the case of any assignment in respect of any Term Loans, provided, that contemporaneous assignments by or to two or more Approved Funds related to the same Lender

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(or Affiliates thereof) shall be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) except in the case of assignments (x) of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (y) made to Goldman Sachs or (z) made by Goldman Sachs to the extent that such assignments are made in the primary syndication to Eligible Assignees to whom the Borrower has consented prior to the Closing Date, each of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Event of Default in respect of Section 8.01(a), (e) or (f) has occurred and is continuing, the Borrower consents to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer having received notice thereof); (iii) unless otherwise consented to by the Borrower, so long as the list thereof is available to all Lenders, no such assignment shall be to a Disqualified Institution, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iv) shall not (x) apply to rights in respect of Swingline Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (v) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swingline Lender (each such consent not to be unreasonably withheld or delayed); (vi) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption; (vii) the parties to each assignment shall deliver to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01(d), together with a payment to the Administrative Agent of a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and such processing and recordation fee shall not apply to any assignments by Goldman Sachs or any of its Affiliates; provided further, that only a single fee shall apply to contemporaneous assignments by or to two or more Approved Funds related to the same Lender (or Affiliates thereof); and (viii) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto on the effective date specified in the Assignment and Assumption but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower or the German Borrower, as applicable, (at its expense) shall promptly

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execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(e)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error and the Borrower, the German Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that, to the extent Administrative Agent acts in its capacity as non-fiduciary agent of the Borrower for purposes of maintaining the Register as set forth in this Section 10.07(c), Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.” This Section 10.07(c) shall be construed so that the Loans, L/C Obligations and L/C Borrowings are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(f)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the German Borrower or the Administrative Agent, sell participations to any Eligible Assignee, excluding, to the extent the list thereof has been made available to all Lenders, Disqualified Institutions (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument shall provide that the voting rights of such Participant are limited to matters which, under Section 10.01, require a unanimous vote of all Lenders or the vote of all directly and adversely affected Lenders (to the extent the Participant is directly and adversely affected). Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections and Section 3.06. To

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the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(g)    A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant complies with Section 3.01 and Section 3.06 as if such Participant were a Lender. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 and Section 3.06 as though it were a Lender.
(h)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower or the German Borrower under this Agreement (including its obligations under Section 3.01, Section 3.04 or Section 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such

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Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(j)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).
(k)    Notwithstanding anything herein to the contrary, if at any time any Revolving Lender that is also acting as an L/C Issuer or a Swingline Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) of this Section, such Revolving Lender may, (i) upon 30 days’ written notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ written notice to the Borrower, resign as a Swingline Lender. In the event of any such resignation as an L/C Issuer or a Swingline Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swingline Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of such Revolving Lender as an L/C Issuer or a Swingline Lender, as the case may be. If any such Revolving Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in unreimbursed L/C Borrowings pursuant to Section 2.03(c)). If any such Revolving Lender resigns as a Swingline Lender, it shall retain all the rights of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Revolving Lender to effectively assume the obligations of such Revolving Lender with respect to such Letters of Credit.

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(l)    Notwithstanding the foregoing or anything to the contrary set forth herein, any Lender may, at any time, without any consent, assign all or a portion of its Term Loans to the Borrower (x) in accordance with Section 2.05(a)(iv) or (y) through open market purchases, in each case, on a non-pro rata basis, provided that:
(i)    no Event of Default has occurred or is continuing or would result therefrom;
(ii)    for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to the Borrower;
(iii)    no assignment of Term Loan to the Borrower may be purchased with proceeds of any Revolving Loan or Swingline Loan;
(iv)    each Lender participating in any assignment to the Borrower shall acknowledge and agree that in connection with such assignment, (1) the assignee then may have, and later may come into possession of Excluded Information; (2) such Lender has independently and, without reliance on the Borrower, any other Loan Party or the German Borrower, the Agents or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information; (3) none of the Borrower, any other Loan Party or the German Borrower, the Agents or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, any other Loan Party and the German Borrower, the Agents and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; and (4) that the Excluded Information may not be available to the Agents or the other Lenders;
(v)    immediately upon purchase by the Borrower pursuant to this Section 10.07(j), the Term Loans so purchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document and, in connection with any Term Loans purchased and cancelled pursuant to this Section 10.07(j), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.
SECTION 10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential) on a “need to know” basis; (b) to the extent required or requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by

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Applicable Laws or regulations or by any subpoena or similar legal process; (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall notify the Borrower as soon as practicable of such requested disclosure to the extent permitted by Applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 or other confidentiality obligations owed to the Borrower or any of its Affiliates (or as may otherwise be reasonably acceptable to the Borrower for the benefit of the Borrower), (i) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement other than a Disqualified Institution; (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (f) with the prior written consent of the Borrower; (g) to the extent such Information becomes generally available to the public other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or otherwise not in violation of any confidentiality obligation owed to the Borrower or any of its Affiliates; (h) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender (provided that the Agent or Lender that discloses any Information pursuant to this clause (h) shall notify the Borrower as soon as practicable following such requested disclosure to the extent permitted by Applicable Law); (i) on a confidential basis (x) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Agent or Lender) in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the German Borrower or any Loan Party relating to the German Borrower, any Loan Party or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the German Borrower or such Loan Party and not in violation of any confidentiality obligation known by such Agent or Lender to be owed to the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in any event a reasonable degree of care.
Each of the Agents and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c)

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it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.
SECTION 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), each Lender and their Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any other Loan Party or the German Borrower, any such notice being waived by each of the Borrower (on its own behalf and on behalf of each Loan Party) and the German Borrower, and without notice to any other Person (other than Administrative Agent), to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by (other than payroll, trust, petty cash, employee benefit or tax accounts), and other Indebtedness (in whatever currency) at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the respective Loan Parties or the German Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made any demand under this Agreement or any other Loan Document, and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and their respective Affiliates under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Subsidiary, it being understood that (a) the Capital Stock of any Foreign Subsidiary does not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s or the German Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b).
SECTION 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may,

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to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute a single contract. Delivery by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.
SECTION 10.12    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document (other than any intercreditor agreement), the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations to the extent not then due and payable, Letters of Credit that have been Cash Collateralized in a manner satisfactory to the applicable L/C Issuer or Secured Bank Product Obligations and Designated Credit Lines) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(j).
SECTION 10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity

NY\6127033.17

of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 10.15    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. Such service may be made by mailing or delivering a copy of such process to the German Borrower or such Loan Party at the address set forth in Section 10.02. Nothing in this Section 10.15 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by Applicable Law or affect the right of any Lender or the Administrative Agent to bring any suit, action or proceeding against the German Borrower, each Loan Party or its property in the courts of other jurisdictions.
SECTION 10.16    GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
(a)    EACH OF THE BORROWER, EACH OTHER LOAN PARTY AND THE GERMAN BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ANY AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL

NY\6127033.17

AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY OTHER LOAN PARTY OR THE GERMAN BORROWER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
SECTION 10.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
SECTION 10.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower, each other

NY\6127033.17

Loan Party and the German Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party, the German Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, Arrangers and the Lenders, on the other hand, (B) each of the Borrower, the other Loan Parties and the German Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower, each other Loan Party and the German Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party, the German Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arrangers nor any Lender has any obligation to the Borrower, any other Loan Party, the German Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties, the German Borrower and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party, the German Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, each other Loan Party and the German Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 10.19    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.20    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the German Borrower, the Lenders and the Administrative Agent, and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and when the conditions set forth in Section 4.01 shall have been satisfied or waived, and thereafter shall be binding upon and inure to the benefit of the Borrower, the German Borrower, each Agent and each Lender and their

NY\6127033.17

respective permitted successors and assigns, except that neither the Borrower nor the German Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
SECTION 10.21    PATRIOT Act Notice. Each Lender and L/C Issuer that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party and the German Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party and the German Borrower, which information includes the name and address of each Loan Party and the German Borrower and other information that will allow such Lender, L/C Issuer or the Administrative Agent, as applicable, to identify each Loan Party and the German Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent, any Lender or any L/C Issuer, provide all documentation and other information that the Administrative Agent, such Lender or such L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
SECTION 10.22    Affiliate Activities. Holdings and its Subsidiaries each acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through Affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments, in each case in accordance with Applicable Law. Such investment and other activities may involve securities and instruments of the Borrower, the German Borrower and their respective Affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Borrower, the German Borrower and their respective Affiliates, or (iii) have other relationships with the Borrower, the German Borrower and their respective Affiliates. In addition, such Agents and Arrangers and their respective Affiliates may provide investment banking, underwriting and financial advisory services to such other entities and Persons. Such Agents and Arrangers and their respective Affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, the German Borrower and their respective Affiliates or such other entities. The transactions contemplated by this Agreement and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.
SECTION 10.23    Obligations Several; Independent Nature of Lenders’ Rights

NY\6127033.17

. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
SECTION 10.24    Headings
. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

NY\6127033.17

K&E Draft 1/31/14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
W. R. GRACE & CO.,
as Holdings

By:    /s/ Hudson La Force III
Name: Hudson La Force III
Title: Chief Financial Officer

W. R. GRACE & CO.-CONN.,
as the Borrower

By:    /s/ Hudson La Force III
Name: Hudson La Force III
Title: Chief Financial Officer

GRACE GMBH & CO. KG,
as the German Borrower

By:    /s/ Dr. David Hartill
Name: Dr. David Hartill
Title: Managing Director (Geschäftsführer)

By:    /s/ Robin Frank Pearce
Name: Robin Frank Pearce
Title: Managing Director (Geschäftsführer)

KE 29605922.2
NY\6157076.3

GOLDMAN SACHS BANK USA,
as the Administrative Agent, Swingline Lender and a Lender

By:    /s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

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NY\6157076.3

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:    /s/ Marcus V. Tarkington
Name: Marcus V. Tarkington
Title: Director

By:    /s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

KE 29605922.2
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BANK OF AMERICA N.A., as a Lender

By:    /s/ George Hlentzas
Name: George Hlentzas
Title: Director

KE 29605922.2
NY\6157076.3

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:    /s/ David A. Mandell
Name: David A. Mandell
Title: Managing Director

KE 29605922.2
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CITIBANK, N.A.,
as a Lender

By:    /s/ David Jaffe
Name: David Jaffe
Title: Vice President

KE 29605922.2
NY\6157076.3

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES,
as a Lender

By:    /s/ Diane Pockaj
Name: Diane Pockaj
Title: Managing Director

By:    /s/ Michael Weinert
Name: Michael Weinert
Title: Vice President

KE 29605922.2
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PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:    /s/ John E. Hehr
Name: John E. Hehr
Title: Senior Vice President

KE 29605922.2
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KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Brian P. Fox
Name: Brian P. Fox
Title: Vice President

KE 29605922.2
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SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:    /s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Executive Director

KE 29605922.2
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SCOTIABANC INC.,
as a Lender

By:    /s/ J.F. Todd
Name: J.F. Todd
Title: Vice President

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THE BANK OF NOVA SCOTIA,
as a Lender

By:    /s/ David Mahmood
Name: David Mahmood
Title: Managing Director

KE 29605922.2
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SCOTIABANK EUROPE PLC,
as a Lender

By:    /s/ John O’Connor
Name: John O’Connor
Title: Head of Credit Risk Control

By:    /s/ Steve Caller
Name: Steve Caller
Title: Manager, Credit Risk Control

KE 29605922.2
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TD BANK, N.A.,
as a Lender

By:    /s/ Michele Dragonetti
Name: Michele Dragonetti
Title: Senior Vice President

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UniCredit Bank AG, New York Branch,
as a Lender

By:    /s/ Douglas Weir
Name: Douglas Weir
Title: Director

By:    /s/ Umberto Serrano
Name: Umberto Serrano
Title: Director

KE 29605922.2
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SCHEDULE I
GUARANTORS

1.	Alltech Associates, Inc., an Illinois corporation

KE 29605922.2
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SCHEDULE 1.01(a)
EXISTING U.S. LETTERS OF CREDIT

Loan Party	Beneficiary	Amount (USD)
W. R. Grace & Co.-Conn.	NJ EPA Dept of Environment	$2,000,000
W. R. Grace & Co.-Conn.	NJ EPA	$2,000,000
W. R. Grace & Co.-Conn.	U.S. EPA	$1,135,000
W. R. Grace & Co.-Conn.	Hartford Fire Insurance	$5,500,000
W. R. Grace & Co.-Conn.	Hartford Fire Insurance	$5,000,000
W. R. Grace & Co.-Conn.	ACE American Insurance	$1,000,000
W. R. Grace & Co.-Conn.	MidAmerican Energy	$384,164
W. R. Grace & Co.-Conn.	Centerpoint Energy	$1,750,000
W. R. Grace & Co.-Conn.	BP- Canada Energy	$400,000
W. R. Grace & Co.-Conn.	NIPSCO	$88,105
W. R. Grace & Co.-Conn.	Pacificorp	$55,000
W. R. Grace & Co.-Conn.	EPB	$189,000
W. R. Grace & Co.-Conn.	IBM	$2,000,000
W. R. Grace & Co.-Conn.	Nippon Shokubai	$1,200,000
W. R. Grace & Co.-Conn.	Nippon Shokubai	$800,000
W. R. Grace & Co.-Conn.	NA Industries	$2,200,000
W. R. Grace & Co.-Conn.	AK Chemtech	$83,200
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$741,576
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$1,436,990
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$1,066,752
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$741,576
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$1,066,752
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$229,726
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$668,472
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$211,411
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$211,411
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$113,358
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$108,990
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$101,024
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$101,024
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$98,784
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$23,500
W. R. Grace & Co.-Conn.	Afianzadora/Pemex	$108,990
W. R. Grace & Co.-Conn.	Bank of America	$213,957
W. R. Grace & Co.-Conn.	KNPC	$2,629,469

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Loan Party	Beneficiary	Amount (USD)
W. R. Grace & Co.-Conn.	PetroPeru	$1,443,850
W. R. Grace & Co.-Conn.	Banco Bradesco	$12,506,072
W. R. Grace & Co.-Conn.	HSBC Argentina	$2,150,000
W. R. Grace & Co.-Conn.	Howard County Government	$16,936
W. R. Grace & Co.-Conn.	Howard County Government	$845,720
W. R. Grace & Co.-Conn.	Bank of America	$2,750,000
W. R. Grace & Co.-Conn.	Bank of America	$2,200,000
W. R. Grace & Co.-Conn.	Bank of America	$5,000,000
W. R. Grace & Co.-Conn.	Bank of America	$5,000,000
W. R. Grace & Co.-Conn.	Bank of America	$3,000,000
W. R. Grace & Co.-Conn.	National Union Fire	$1,940,000
W. R. Grace & Co.-Conn.	Pemex Refinacion	$358,344
W. R. Grace & Co.-Conn.	Pemex Refinacion	$406,800
W. R. Grace & Co.-Conn.	Pemex Refinacion	$938,190
W. R. Grace & Co.-Conn.	Pemex Refinacion	$737,730
W. R. Grace & Co.-Conn.	Pemex Refinacion	$702,540
W. R. Grace & Co.-Conn.	Pemex Refinacion	$493,500
W. R. Grace & Co.-Conn.	Pemex Refinacion	$1,026,144
W. R. Grace & Co.-Conn.	Pemex Refinacion	$1,042,182
W. R. Grace & Co.-Conn.	Pemex Refinacion	$770,688

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SCHEDULE 1.01(b)
EXISTING MULTICURRENCY LETTERS OF CREDIT
None.

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SCHEDULE 2.01
COMMITMENTS
U.S. Term Commitments

Lender	Commitment	Percentage
Goldman Sachs Bank USA	$700,000,000	100%

Euro Term Commitments

Lender	Commitment	Percentage
Goldman Sachs Bank USA	€150,000,000	100%

Delayed Draw Term Commitments

Lender	Commitment	Percentage
Goldman Sachs Bank USA	$250,000,000	100%

U.S. Revolving Commitments

KE 29605922.2
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Lender	Commitment	Percentage
Goldman Sachs Bank USA	$32,812,500	13.125%
Deutsche Bank AG New York Branch	$32,812,500	13.125%
Bank of America N.A.	$28,125,000	11.250%
HSBC Bank USA, National Association	$28,125,000	11.250%
Citibank, NA	$21,875,000	8.750%
Commerzbank AG, New York Branch	$21,875,000	8.750%
KeyBank National Association	$21,875,000	8.750%
PNC Bank, National Association	$21,875,000	8.750%
Sumitomo Mitsui Banking Corporation	$21,875,000	8.750%
Scotiabanc, Inc.	$6,250,000	2.500%
TD Bank, N.A.	$6,250,000	2.500%
Unicredit Bank AG, New York Branch	$6,250,000	2.500%
Total	$250,000,000	100%

Multicurrency Revolving Commitments

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Lender	Commitment	Percentage
Goldman Sachs Bank USA	$19,687,500	13.125%
Deutsche Bank AG New York Branch	$19,687,500	13.125%
Bank of America N.A.	$16,875,000	11.250%
HSBC Bank USA, National Association	$16,875,000	11.250%
Citibank, NA	$13,125,000	8.750%
Commerzbank AG, New York Branch	$13,125,000	8.750%
KeyBank National Association	$13,125,000	8.750%
PNC Bank, National Association	$13,125,000	8.750%
Sumitomo Mitsui Banking Corporation	$13,125,000	8.750%
ScotiaBank Europe PLC	$3,750,000	2.500%
TD Bank, N.A.	$3,750,000	2.500%
Unicredit Bank AG, New York Branch	$3,750,000	2.500%
Total	$150,000,000	100%

L/C Commitment

L/C Issuer	Commitment (U.S. L/C Commitment + Multicurrency L/C Commitment)	Percentage
Bank of America, N.A.	$150,000,000	100%

Swingline Commitment

Lender	Commitment	Percentage
Goldman Sachs Bank USA	$50,000,000	100%

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SCHEDULE 4.01(i)

FOREIGN CREDIT FACILITIES

Subsidiary	Bank	Currency	Amount (USD)
W. R. Grace Argentina S. A.	BBVA	ARS	$100,000
W. R. Grace Argentina S. A.	HSBC	ARS	$300,000
Grace Brasil Ltda.	Bradesco	BRL	$800,000
Grace Brasil Ltda.*	Bradesco	BRL	$9,500,000
Grace Colombia S.A.	Banco de Occidente	COP	$500,000
Grace Venezuela, S.A.	Banco Venezuela	VEF	$2,400,000
Grace Venezuela, S.A.	Citibank	VEF	$10,000,000
Grace Yapi Kimyasallari Sanayi ve Ticaret A. S.	Yapi Kredi Bank	TRY	$1,000,000
Grace Yapi Kimyasallari Sanayi ve Ticaret A. S.	İş Bank	TRY	$600,000
Grace Yapi Kimyasallari Sanayi ve Ticaret A. S.	Garantie Bank	TRY	$100,000
Grace GmbH & Co. KG	Coface	EUR	$69,300,000
W. R. Grace Argentina S. A.*	HSBC	ARS	$1,500,000
Grace Brazil Ltda.	HSBC	BRL	$1,200,000
Grace Quimica Compania Limitada	HSBC	CLP	$100,000
Grace Colombia S.A.	HSBC	COP	$400,000
W. R. Grace Holdings, S. A. de C. V.	HSBC	MXN	$7,000,000
Grace Container, S. A. de C. V.	HSBC	MXN	$500,000
W. R. Grace Holdings, S. A. de C. V.	HSBC	MXN	$500,000
W. R. Grace Vietnam Company Limited	HSBC	VND	$2,000,000
Various German entities	Commerzbank	EUR	$27,700,000

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Subsidiary	Bank	Currency	Amount (USD)
Grace Canada, Inc.	Bank of America	USD	$7,500,000
Various Asian Entities	Bank of America	USD	$80,000,000
W. R. Grace Africa (Pty) Ltd.	Citibank	ZAR	$2,000,000
Emirates Chemicals LLC	HSBC	AED	$5,400,000
Grace China Ltd.	HSBC	CNY	$4,900,000

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SCHEDULE 5.11(b)
MATERIAL REAL PROPERTIES

1.	4099 West 71st Street, Chicago, IL 60629

2.	1800 Davison Road, PO Box 3247 Hwy #27, Sulfur (Lake Charles), LA 70601

3.	7500 Grace Drive, Columbia, MD 21044

4.	5500 Chemical Road, Curtis Bay, MD 21226

5.	1290 Industrial Way, Albany, OR 97322

6.	350 Magnolia Drive, Mt. Pleasant, TN 38474

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SCHEDULE 5.12
SUBSIDIARIES

Subsidiary	Holder	Jurisdiction	Ownership Percentage
W. R. Grace & Co.-Conn.	W. R. Grace & Co.	Connecticut	100%
Remedium Group, Inc.	W. R. Grace & Co.	Delaware	100%
Alltech Associates, Inc.	W. R. Grace & Co.-Conn.	Illinois	100%
Construction Products Dubai, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Darex Puerto Rico, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Asia Pacific, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Chemical Company of Cuba	W. R. Grace & Co.-Conn.	Illinois	100%
Grace Chemicals, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Collections, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Europe, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Management Services	W. R. Grace & Co.-Conn.	Delaware	100%
Grace International Holdings, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Guanica-Caribe Land Development Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
Hanover Square Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
Dewey and Almy, LLC	W. R. Grace & Co.-Conn.	Delaware	100%
Grace PAR Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
W. R. Grace Land Corporation	W. R. Grace & Co.-Conn.	New York	100%
Water Street Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Energy Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
Kootenai Development Company	W. R. Grace & Co.-Conn.	Montana	66.667%
Verifi LLC	W. R. Grace & Co.-Conn.	Delaware	95%
De Neef Construction Chemicals (US) Inc.	W. R. Grace & Co.-Conn.	Texas	100%
W. R. Grace Specialty Chemicals (Malaysia) Sdn. Bhd.	W. R. Grace & Co.-Conn.	Malaysia	100%
Grace China Ltd.	W. R. Grace & Co.- Conn.	China	100%
W. R. Grace & Co. (India) Private Limited	W. R. Grace & Co.-Conn.	India	99.99%
Grace (New Zealand) Limited	W. R. Grace & Co.-Conn.	New Zealand	100%

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Subsidiary	Holder	Jurisdiction	Ownership Percentage
W. R. Grace (Thailand) Limited	W. R. Grace & Co.-Conn.	Thailand	99.99%
W. R. Grace N.V.*	W. R. Grace & Co.-Conn.	Netherlands Antilles	100%
Darex UK Limited	W. R. Grace & Co.-Conn.	United Kingdom	100%
Grace Construction Products (Ireland) Limited	W. R. Grace & Co.-Conn.	Ireland	100%
Grace Sp. z o. o.	W. R. Grace & Co.-Conn.	Poland	100%
W. R. Grace Italiana S.p.A.	W. R. Grace & Co.-Conn.	Italy	99.9%
Grace Hellas E.P.E.	W. R. Grace & Co.-Conn.	Greece	99%
W. R. Grace Africa (Proprietary) Limited	W. R. Grace & Co.-Conn.	South Africa	100%
Amicon Ireland Limited	W. R. Grace & Co.-Conn.	Ireland	100%
Grace, S.A.	W. R. Grace & Co.-Conn.	Spain	100%
W. R. Grace Foundation, Inc.	W. R. Grace & Co.-Conn.	Florida	100%
W. R. Grace & Co. Employees Disaster Relief Foundation, Inc.	W. R. Grace & Co.-Conn.	Maryland	100%
Grace Luxembourg S.à r.l.	W. R. Grace & Co.-Conn.	Luxembourg	100%
Envases Industriales y Comerciales, S.A.‡	W. R. Grace & Co.-Conn.	Cuba	100%
Papelera Camagueyana, S.A.‡	W. R. Grace & Co.-Conn.	Cuba	100%
Grace European Finance (Dublin) Limited	W. R. Grace & Co.-Conn.	Ireland	99.99%
W. R. Grace Finance (NRO) Ltd.	W. R. Grace & Co.-Conn.	Canada	100%
GEC Divestment Corporation Ltd.	W. R. Grace & Co.-Conn.	Canada	100%
Grace Canada, Inc.	W. R. Grace & Co.-Conn.	Canada	100%
Grace N.V.\S.A.	W. R. Grace & Co.-Conn.	Belgium	99.9%
Grace Venezuela, S.A.	W. R. Grace & Co.-Conn.	Venezuela	100%
Grace Colombia S.A.	W. R. Grace & Co.-Conn.	Colombia	94.8%
Inversiones GSC, S.A.	W. R. Grace & Co.-Conn.	Venezuela	100%
W. R. Grace Holdings, S.A. de C.V.	W. R. Grace & Co.-Conn.	Mexico	99.99%
W. R. Grace Limited	W. R. Grace & Co.-Conn.	United Kingdom	100%
W. R. Grace S.A.	W. R. Grace & Co.-Conn.	France	99%
Alltech Associates (Australia) Pty. Ltd.	Alltech Associates, Inc.	Australia	100%
Alltech France S.A.R.L.	Alltech Associates, Inc.	France	100%

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Subsidiary	Holder	Jurisdiction	Ownership Percentage
Alltech Scientific (China) Limited	Alltech Associates, Inc.	Hong Kong	99%
Alltech Applied Science Labs (HK) Limited	Alltech Associates, Inc.	Hong Kong	99%
Alltech Italia S.R.L.	Alltech Associates, Inc.	Italy	100%
Alltech Applied Science B.V.	Alltech Associates, Inc.	Netherlands	100%
Alltech Associates Applied Science Limited	Alltech Associates, Inc.	United Kingdom	100%
W. R. Grace (Panama) S.A.	Alltech Associates, Inc.	Panama	100%
Alltech Grom GmbH	Alltech Associates, Inc.	Germany	100%
LC Service B.V.*	Alltech Associates, Inc.	Netherlands	100%
Alltech y Applied Science Para Mexico, S.A. de C.V.*	Alltech Associates, Inc.	Mexico	51%
Grace Brasil Ltda.	Grace Canada, Inc.	Brazil	99.7%
Grace Quimica Compania Limitada	Grace Canada, Inc.	Chile	99.7755%
W. R. Grace Argentina S.A.	Grace Canada, Inc.	Argentina	95%
Borndear 3 Limited*	W. R. Grace Limited	United Kingdom	100%
Cormix Limited*	W. R. Grace Limited	United Kingdom	100%
Emerson & Cuming (Trading) Ltd.*	W. R. Grace Limited	United Kingdom	100%
Emerson & Cuming (UK) Ltd.*	Emerson & Cuming (Trading) Ltd.	United Kingdom	100%
Borndear 1 Limited*	W. R. Grace Limited	United Kingdom	100%
Borndear 2 Limited*	Borndear 1 Limited	United Kingdom	100%
Servicised Ltd.*	Borndear 2 Limited	United Kingdom	100%
A.A. Consultancy & Cleaning Company Limited	Borndear 2 Limited	United Kingdom	100%
Grace Construction Products Limited	W. R. Grace Limited	United Kingdom	100%
De Neef UK Ltd	Grace Construction Products Limited	United Kingdom	100%
Grace Silica N.V.*	Grace N.V.\S.A.	Belgium	100%
Grace Construction Products N.V.	Grace N.V.\S.A.	Belgium	76%
Inverco Benelux N.V.	Grace N.V.\S.A.	Belgium	100%

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Subsidiary	Holder	Jurisdiction	Ownership Percentage
Grace Produits de Construction SAS	W. R. Grace S.A.	France	100%
Grace Construction Products S.A.	Grace Construction Produits de S.A.S.	Switzerland	98%
Pieri U.K. Limited*	Grace Construction Produits de S.A.S.	United Kingdom	100%
AP Chem Incorporated	Grace Construction Produits de S.A.S.	Maryland	100%
Grace Container, S.A. de C.V.	W. R. Grace Holdings, S.A. de C.V.	Mexico	99.99%
Grace Netherlands B.V.	Grace Luxembourg S.à r.l.	Netherlands	100%
Grace AB	Grace Luxembourg S.à r.l.	Sweden	100%
Grace Sweden AB	Grace AB	Sweden	100%
De Neef Scandinavia AB	Grace AB	Sweden	100%
Grace Europe Holding Gmbh	Grace Luxembourg S.à r.l.	Germany	100%
Grace Germany GmbH	Grace Europe Holding Gmbh	Germany	90%
Grace Értékesito Kft.	Grace Germany GmbH	Hungary	100%
Denac Nederland B.V.	Grace Germany GmbH	Netherlands	100%
Grace Catalyst AB	Grace Germany GmbH	Sweden	100%
Grace Silica GmbH	Grace Germany GmbH	Germany	100%
Grace Darex GmbH	Grace Germany GmbH	Germany	100%
Grace Bauprodukte GmbH	Grace Darex GmbH	Germany	100%
Grace Management GP GmbH	Grace Germany GmbH	Germany	100%
Grace Davison Ltda.	Grace Management GP GmbH	Brazil	99.9%
Grace GP GmbH	Grace Management GP GmbH	Germany	100%
Grace Davison (Proprietary) Limited	Grace Management GP GmbH	South Africa	100%
Grace GmbH & Co. KG	Grace Management GP GmbH	Germany	99%
Grace CIS LLC	Grace GmbH & Co. KG	Russia	100%
Grace Catalysts (Qingdao) Company Limited	Grace Luxembourg S.à r.l.	China	100%
De Neef Construction Chemicals BVBA (Belgium)	Grace Luxembourg S.à r.l.	Belgium	99%
Union Financiere SA	Grace Luxembourg S.à r.l.	Switzerland	100%
De Neef Asia Pte. Ltd. (Singapore)	Union Financiere SA	Singapore	100%
De Neef Construction Chemicals (China) Limited	Union Financiere SA	Hong Kong	100%
De Neef France SARL	Union Financiere SA	France	100%
Grace Portugal, LDA.	Union Financiere SA	Portugal	100%

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Subsidiary	Holder	Jurisdiction	Ownership Percentage
De Neef Deustchland	Union Financiere SA	Germany	100%
De Neef Technologies S. L.	Union Financiere SA	Spain	100%
De Neef (CH) AG	Union Financiere SA	Switzerland	100%
W. R. Grace (Hong Kong) Limited	W. R. Grace Land Corporation	Hong Kong	100%
W. R. Grace (Malaysia) Sendiran Berhad	W. R. Grace (Hong Kong) Limited	Malaysia	100%
W. R. Grace (Singapore) Private Limited	W. R. Grace (Hong Kong) Limited	Singapore	100%
W. R. Grace Taiwan, Inc.	W. R. Grace (Singapore) Private Ltd.	Taiwan	100%
Grace Trading (Shanghai) Co. Ltd.	W. R. Grace (Singapore) Private Ltd.	China	100%
PT. Grace Specialty Chemicals Indonesia	W. R. Grace (Singapore) Private Ltd.	Indonesia	84.4%
W. R. Grace Vietnam Company Limited	W. R. Grace (Singapore) Private Ltd.	Vietnam	100%
W. R. Grace (Philippines), Inc.	W. R. Grace (Singapore) Private Ltd.	Philippines	73.7%
W. R. Grace Operations Center, Inc.	W. R. Grace (Philippines), Inc.	Philippines	99%
Grace Australia Pty. Ltd.	W. R. Grace Land Corporation	Australia	100%
Grace Japan Kabushiki Kaisha	W. R. Grace Land Corporation	Japan	100%
Grace Chemicals Kabushiki Kaisha	Grace Japan Kabushiki Kaisha	Japan	81%
Exemere Limited	Alltech Associates Applied Science Limited	United Kingdom	100%
Grace Davison Chemicals India Pvt. Ltd.	Alltech Associates Applied Science Limited	India	100%
Grace Korea Inc.	W. R. Grace & Co.-Conn.	Korea	100%
Gloucester New Communities Company, Inc.	W. R. Grace Land Corporation	New Jersey	100%
W. R. Grace Capital Corporation	W. R. Grace Land Corporation	New York	100%

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SCHEDULE 5.16
LABOR MATTERS

1.
2013 -2016 Agreement dated as of January 22, 2013, by and between W. R. Grace & Co.-Conn. Grace Davison and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on Behalf of Local Union No. 9777-17.

2.	Agreement dated as of March 15, 2012, by and between W. R. Grace & Co.-Conn. Grace Davison Lake Charles Plant and Lake Charles Metal Trades Council AFL-CIO.

3.
Collective Bargaining Agreement dated as of April 22, 2012, by and between Grace Construction Products W. R. Grace & Co.-Conn and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on Behalf of Local Union No. 9777-17.

4.	Cambridge Agreement dated as of December 1, 2012, by and between W. R. Grace & Co.-Conn. Grace Davison and International Chemical Workers Union Council, UFCW, Local No. 560-C.

5.	Agreement dated as of June 1, 2011, by and between W. R. Grace & Co.-Conn. Grace Division and United Steelworkers Local 14087.

6.	Agreement dated as of September 30, 2012, by and between Grace Davison Curtis Bay Site and International Chemical Worker’s Union Council of the United Food and Commercial Workers Union Local 976C.

7.
Agreement dated as of May 1, 2010, by and between Grace Davison W. R. Grace & Co.-Conn. East Chicago Plant and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union & Its Local 00696.

8.
National Master Freight Agreement and New Jersey-New York and Local 701 General Trucking Supplemental Agreement dated as of April 1, 2008, supplemented by New Jersey-New York Over-the-Road Supplemental Agreement dated as of April 1, 2008, and New Jersey-New York General Trucking Supplemental Agreement dated as of April 1, 2008.

9.
Agreement dated as of November 1, 2010, by and between W. R. Grace & Co.-Conn. Grace Construction Products North Bergen, New Jersey, and The New York New Jersey Regional Joint Board Workers United, an SEIU Affiliate, Local 7587.

10.
Memorandum of Agreement Grace Construction Products North Bergen dated as of October 29, 2013, by and between W. R. Grace & Co.-Conn. Grace Construction Products North Bergen, New Jersey, and The New York New Jersey Regional Joint Board Workers United, an SEIU Affiliate, Local 7587.

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11.	Agreement Between Teamsters Local Union 701 and W. R. Grace dated as of March 20, 2013, by and between W. R. Grace and Teamsters Local Union 701.

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SCHEDULE 6.12
POST-CLOSING COVENANTS

1.
On or before February 4, 2014, the Loan Parties shall deliver or cause to be delivered to the Administrative Agent, a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders) of OPF Partners, counsel for Lux Holdco, reasonably acceptable to the Administrative Agent (it being agreed that the form of opinion approved by the Administrative Agent on January 30, 2014 is reasonably acceptable).

2.	On or before April 4, 2014, each Loan Party shall have delivered or cause to be delivered to the Administrative Agent, each of the following:

a.
Subordination Agreement, by and among Borrower, German Borrower, Holdings, the other Guarantors, WRG Asbestos PI Trust, as Subordinated Creditor (“PI Trust”), and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent and pursuant to which (a) Borrower’s obligations under that certain Deferred Payment Agreement (PI), dated as of the Closing Date, between the Borrower and PI Trust and (b) Holdings’ obligations under that certain W.R. Grace & Co. Guarantee Agreement (PI), between Holdings and PI Trust, are expressly subordinated to the payment in full of the Obligations;

b.
Subordination Agreement, by and among Borrower, German Borrower, Holdings, the other Guarantors, WRG Asbestos PD Trust, on behalf of the holders of Asbestos PD Claims, as Subordinated Creditor (“PD Trust”), and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent and pursuant to which (a) Borrower’s obligations under that certain Deferred Payment Agreement (Class 7A PD), dated as of the Closing Date, between the Borrower and PD Trust and (b) Holdings’ obligations under that certain W.R. Grace & Co. Guarantee Agreement (Class 7A PD), between Holdings and PD Trust, are expressly subordinated to the payment in full of the Obligations; and

c.
Subordination Agreement, by and among Borrower, German Borrower, Holdings, the other Guarantors, PD Trust, on behalf of the holders of US ZAI PD Claims, as Subordinated Creditor, and Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent and pursuant to which (a) Borrower’s obligations under that certain Deferred Payment Agreement (Class 7B ZAI), dated as of the Closing Date, between the Borrower and PD Trust and (b) Holdings’ obligations under that certain W.R. Grace & Co. Guarantee Agreement (Class 7B ZAI), between Holdings and PD Trust, are expressly subordinated to the payment in full of the Obligations.

3.
On or before May 4, 2014, each Loan Party shall have delivered to the Collateral Agent each Mortgage, title insurance policy, opinion, survey, certificate, affidavit, document, instrument and other deliverable required by Section 6.12(c).

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4.
Each Loan Party shall have executed and delivered to the Collateral Agent all documentation required by Collateral Agent to evidence a perfected pledge of 65% of the outstanding shares of voting Capital Stock and 100% of the outstanding non-voting Capital Stock of each Material First Tier Foreign Subsidiary (other than Lux Holdco) under the relevant laws of its jurisdiction of organization (1) on or before May 3, 2014, with respect to each Material First Tier Foreign Subsidiary organized under the laws of the United Kingdom, Canada, Ireland or Australia, (2) on or before August 3, 2014, with respect to each Material First Tier Foreign Subsidiary organized under the laws of France, Belgium or South Africa and (3) on or before February 3, 2015, with respect to each Material First Tier Foreign Subsidiary (including without limitation Material First Tier Foreign Subsidiaries organized under the laws of Hong Kong, Venezuela or Mexico).

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SCHEDULE 7.01(b)
LIENS

1.
Asbestos Insurance Transfer Agreement effective as of the Effective Date of the First Amended Joint Plan of Reorganization Under Chapter 11 of W. R. Grace & Co., et al., by and between the Insurance Contributors and Asbestos PI Trust, all as enumerated and defined therein.

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SCHEDULE 7.02(f)
INVESTMENTS

1.	The Investments of the Loan Parties set forth on Schedule 5.12 are incorporated by reference herein.

2.
W. R. Grace & Co.-Conn. holds: (i) a 50% interest in Advanced Refining Technologies LLC, a Delaware limited liability company (ii) a 40% interest in Asian Food Investment Limited, a company organized and existing under the laws of Hong Kong; (iii) a 25% interest in GKA Company Limited, a company organized and existing under the laws of the British Virgin Islands; and (iv) a 25.8% interest in Arral & Partners Limited, a company organized and existing under the laws of the British Virgin Islands.

3.	Grace PAR Corporation holds a 50% interest in Paramount Coal Company, a Virginia partnership.

4.
Construction Products Dubai, Inc. holds: (i) a 49% interest in Cormix Middle East, LLC, a company organized and existing under the laws of Dubai; (ii) a 49% interest in Emirates Chemicals, LLC, a company organized and existing under the laws of Dubai; and (iii) a 50% interest in Grace Yapi Kimyasallari Sanayi ve Ticaret A.S., a company organized and existing under the laws of Turkey.

5.	Darex UK Limited holds a 31% interest in OAO Kriz, a company organized and existing under the laws of the Russian Federation.

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SCHEDULE 7.03(h)
INDEBTEDNESS

1.	The Foreign Credit Facilities set forth on Schedule 4.01(i) and the guarantees thereof by any Loan Party as indicated therein are incorporated by reference herein.

2.	Indebtedness owed to Advanced Refining Techologies, LLC listed below.

Borrower	Lender	Currency	Amount (USD)
W. R. Grace & Co.-Conn.	Advanced Refining Technologies LLC	USD	$3,484,632
W. R. Grace & Co.-Conn.	Advanced Refining Technologies LLC	USD	$1,788,811
W. R. Grace & Co.-Conn.	Advanced Refining Technologies LLC	USD	$3,473,669
W. R. Grace & Co.-Conn.	Advanced Refining Technologies LLC	USD	$6,816,008
W. R. Grace & Co.-Conn.	Advanced Refining Technologies LLC	USD	$6,739,676
W. R. Grace & Co.-Conn.	Advanced Refining Technologies LLC	USD	$6,461,770

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SCHEDULE 7.08
TRANSACTIONS WITH AFFILIATES

1.	The Investments set forth on Schedule 7.02(f) between Loan Parties and Affiliates of Loan Parties are incorporated by reference herein.

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SCHEDULE 7.09
BURDENSOME AGREEMENTS
None.

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SCHEDULE 10.02
NOTICES
If to any Loan Party:
W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Facsimile: (410) 531-4545
Attention: Mark Shelnitz
Email: Mark.Shelnitz@grace.com
with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY, 10022
Facsimile (212) 446-4900
Attention: Ashley Gregory

If to Administrative Agent:
Goldman Sachs Bank USA
Address: 30 Hudson Street, 4th Floor
City/State/Zip: Jersey City, NJ 07302
Facsimile:
Attention: SBD Operations
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:

Goldman Sachs Bank USA
Address: 200 West Street
City/State/Zip: New York, NY 10282-2198
Facsimile:
Attention: Patrick Pakan
Email: patrick.pakan@gs.com
Telephone: (917) 343-6823

Bank of America, N.A.
Address: 1 Fleet Way
City/State/Zip: Scranton, PA 18507
Facsimile: 1(800) 755-8743

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Attention: Trade Operations Standby-Unit Al Malave
If to Swing Line Lender:
Goldman Sachs Bank USA
Address: 200 West Street
City/State/Zip: New York, NY 10282-2198
Facsimile:
Attention: Patrick Pakan
Email: patrick.pakan@gs.com
Telephone: (917) 343-6823

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EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ________________

To:	Goldman Sachs Bank USA, as Administrative Agent GOLDMAN SACHS BANK USA
30 Hudson Street, 4th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Email: gsd.link@gs.com and gs-sbdagency-borrowernotices@gs.com
Re: Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, as the Borrower, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Ladies and Gentlemen:
The Borrower refers to the above described Credit Agreement and hereby irrevocably notifies you of the Borrowing requested below:
I.    The proposed action is a [U.S. Term Borrowing / Euro Term Borrowing / Delayed Draw Term Borrowing / U.S. Revolving Borrowing / Multicurrency Revolving Borrowing / Swingline Borrowing] / [conversion of [U.S. Term / Euro Term / Delayed Draw Term / U.S. Revolving / Multicurrency Revolving] Loans from [Base Rate / Eurocurrency Rate] Loans to [Base Rate / Eurocurrency Rate] Loans] / [continuation of Eurocurrency Rate Loans].
II.    The Business Day of the proposed Borrowing / continuation / conversion is ____________, 20[__].
III.    The aggregate amount of the proposed Borrowing     / continuation / conversion is $ ____________ (which shall be, except as provided in Section 2.03(c)(i) or Section 2.04(c)(i) of the Credit Agreement, in a whole multiple of $500,000.00 but not less than $1,000,000.00 in the case of Eurocurrency Rate Loans, $100,000.00 but not less than $500,000.00 in the case of Base Rate Loans and $100,000.00 but not less than $500,000.00 in the case Swingline Loans) and which consists of the following Types:

Form of Committed Loan Notice
A-1-1
NY\6158255.3

Type of Borrowing or Conversion (Base Rate Loans / Eurocurrency Rate / Swingline Loans)	Currency	Amount	Interest Period for Eurocurrency Rate Loans
		_______________________	[months][weeks]
		_______________________	[months][weeks]
		_______________________	[months][weeks]
		_______________________	[months][weeks]
IV.    Proceeds of the proposed Borrowing are to be disbursed to the following account(s):
___________________________
___________________________
[V.    The Borrower hereby certifies that the following statements are true and correct on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
A.    The representations and warranties of the Loan Parties and the German Borrower contained in the Credit Agreement and the other Loan Documents [(other than Sections 5.05(d), 5.06, 5.15 and 5.16 of the Credit Agreement)] are true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as though made on and as of the date of the proposed Borrowing (both immediately prior to and after giving effect to the proposed Borrowing); except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as of such earlier date; and
B.    No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing or the application of the proceeds thereof.]
[SIGNATURE PAGE FOLLOWS]

Form of Committed Loan Notice
A-1-2
NY\6158255.3

W. R. GRACE & CO.-CONN.
as Borrower
By:
Name:
         Title:

Form of Committed Loan Notice
A-1-3
NY\6158255.3

EXHIBIT B-1
FORM OF INITIAL TERM NOTE
Dated: [______], 20[___]
FOR VALUE RECEIVED, the undersigned, W. R. GRACE & CO.-CONN. (the “Borrower”), HEREBY PROMISES TO PAY to the order of [_______________] or its registered assigns (the “Lender”) for the account of its applicable Lending Office the aggregate unpaid principal amount of the [U.S. Term Loan][Euro Term Loan] owing from time to time to the Lender by the Borrower pursuant to that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, as the Borrower, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), on the dates and in the amounts specified in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of the [U.S. Term Loan][Euro Term Loan] owing to the Lender by the Borrower, such interest to be paid from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in [Dollars][Euros] to the Administrative Agent, at GOLDMAN SACHS BANK USA, 30 Hudson Street, 4th Floor, Jersey City, NJ 07302 Attention: SBD Operations (or such other address as specified by the Administrative Agent to the Borrower in accordance with the Credit Agreement), in same day funds. The [U.S. Term Loan][Euro Term Loan] owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Initial Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a [U.S. Term Loan][Euro Term Loan] by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the Indebtedness of the Borrower resulting from such [U.S. Term Loan][Euro Term Loan] being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

Form of Initial Term Note
B-1-1
NY\6158255.3

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles of the State of New York.
[SIGNATURE PAGE FOLLOWS]

Form of Initial Term Note
B-1-2
NY\6158255.3

W. R. GRACE & CO.-CONN.,
as the Borrower
By:
Name:
Title:

Form of Initial Term Note
B-1-3
NY\6158255.3

TERM LOAN AND PRINCIPAL PAYMENTS

Date	Amount of [U.S. Term Loan][Euro Term Loan] Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By
	Base Rate	Euro Curr-ency Rate		Base Rate	Euro Curr-ency Rate	Base Rate	Euro Curr-ency Rate

Form of Initial Term Note
B-1-4
NY\6158255.3

EXHIBIT B-2
FORM OF REVOLVING NOTE
Dated: [______], 20[___]
FOR VALUE RECEIVED, the undersigned, [W. R. GRACE & CO.-CONN. (the “Borrower”)][GRACE GMBH & CO. KG (the “German Borrower”)], HEREBY PROMISES TO PAY to the order of [_______________] or its registered assigns (the “Lender”) for the account of its applicable Lending Office the lesser of (a) $[_______] and (b) the aggregate unpaid principal amount of all [U.S. Revolving Loans][Multicurrency Revolving Loans] owing from time to time to the Lender by the [Borrower][German Borrower] pursuant to that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, as the Borrower, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each lender from time to time party thereto and GOLDMAN SACHS BANK USA, Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), on the dates and in the amounts specified in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The [Borrower][German Borrower] also promises to pay interest on the unpaid principal amount of each [U.S. Revolving Loan][Multicurrency Revolving Loan] owing to the Lender by the [Borrower][German Borrower], such interest to be paid from the date of each such [U.S. Revolving Loan][Multicurrency Revolving Loan] until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in [Dollars][Euros] to the Administrative Agent, at at GOLDMAN SACHS BANK USA, 30 Hudson Street, 4th Floor, Jersey City, NJ 07302 Attention: SBD Operations (or such other address as specified by the Administrative Agent to the Borrower in accordance with the Credit Agreement), in same day funds. The [U.S. Revolving Loans][Multicurrency Revolving Loans] owing to the Lender by the [Borrower][German Borrower], and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the [Borrower][German Borrower] under this Promissory Note.
This Promissory Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of [U.S. Revolving Loans][Multicurrency Revolving Loans] by the Lender to the [Borrower][German Borrower] in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the [Borrower][German Borrower] resulting from such [U.S. Revolving Loans][Multicurrency Revolving Loans] being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and

Form of Revolving Note
B-2-1
NY\6158255.3

also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the [Borrower][German Borrower] under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents. The German Borrower shall not be liable for any obligations of the Borrower or any other Loan Party.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles of the State of New York.
[SIGNATURE PAGE FOLLOWS]

Form of Revolving Note
B-2-2
NY\6158255.3

[W. R. GRACE & CO.-CONN.,
as the Borrower][GRACE GMBH & CO. KG, as the German Borrower]
By:
Name:
Title:

Form of Revolving Note
B-2-3
NY\6158255.3

REVOLVING LOANS AND PRINCIPAL PAYMENTS

Date	Amount of [U.S. Revolving Loan][Multicurrency Revolving Loan] Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By
	Base Rate	Euro Curr-ency Rate		Base Rate	Euro Curr-ency Rate	Base Rate	Euro Curr-ency Rate

Form of Revolving Note
B-2-4
NY\6158255.3

EXHIBIT B-3
FORM OF SWINGLINE NOTE
Dated: [______], 20[___]
FOR VALUE RECEIVED, the undersigned, W. R. GRACE & CO.-CONN. (the “Borrower”), HEREBY PROMISES TO PAY to the order of [_______________] or its registered assigns (the “Lender”) for the account of its applicable Lending Office the lesser of (a) $[_______] and (b) the aggregate unpaid principal amount of all Swingline Loans owing from time to time to the Lender by the Borrower pursuant to that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, as the Borrower, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each lender from time to time party thereto and GOLDMAN SACHS BANK USA, Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), on the dates and in the amounts specified in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan owing to the Lender by the Borrower, such interest to be paid from the date of each such Swingline Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent, at GOLDMAN SACHS BANK USA, 30 Hudson Street, 4th Floor, Jersey City, NJ 07302 Attention: SBD Operations (or such other address as specified by the Administrative Agent to the Borrower in accordance with the Credit Agreement), in same day funds. The Swingline Loans owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.
This Promissory Note is one of the Swingline Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Swingline Loans by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Swingline Loans being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

Form of Swingline Note
B-3-1
NY\6158255.3

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles of the State of New York.
[SIGNATURE PAGE FOLLOWS]

Form of Swingline Note
B-3-2
NY\6158255.3

W. R. GRACE & CO.-CONN.,
as the Borrower
By:
Name:
Title:

Form of Swingline Note
B-3-3
NY\6158255.3

SWINGLINE LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Swingline Loan Made	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

Form of Swingline Note
B-3-4
NY\6158255.3

EXHIBIT B-4
FORM OF DELAYED DRAW TERM NOTE
Dated: [______], 20[___]
FOR VALUE RECEIVED, the undersigned, W. R. GRACE & CO.-CONN. (the “Borrower”), HEREBY PROMISES TO PAY to the order of [_______________] or its registered assigns (the “Lender”) for the account of its applicable Lending Office the lesser of (a) $[_______] and (b) the aggregate unpaid principal amount of all Delayed Draw Term Loans owing from time to time to the Lender by the Borrower pursuant to that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, the Borrower, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each lender from time to time party thereto and GOLDMAN SACHS BANK USA, Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), on the dates and in the amounts specified in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of each Delayed Draw Term Loan owing to the Lender by the Borrower, such interest to be paid from the date of each such Delayed Draw Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in [Dollars][Euros] to the Administrative Agent, at GOLDMAN SACHS BANK USA, 30 Hudson Street, 4th Floor, Jersey City, NJ 07302 Attention: SBD Operations (or such other address as specified by the Administrative Agent to the Borrower in accordance with the Credit Agreement), in same day funds. The Delayed Draw Term Loans owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Promissory Note.
This Promissory Note is one of the Delayed Draw Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Delayed Draw Term Loans by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Delayed Draw Term Loans being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

Form of Delayed Draw Term Note
B-4-1
NY\6158255.3

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles of the State of New York.
[SIGNATURE PAGE FOLLOWS]

Form of Delayed Draw Term Note
B-4-2
NY\6158255.3

W. R. GRACE & CO.-CONN.,
as the Borrower
By:
Name:
Title:

Form of Delayed Draw Term Note
B-4-3
NY\6158255.3

DELAYED DRAW TERM LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Delayed Draw Term Loan Made		Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By

	Base Rate	Euro Curr-ency Rate	Base Rate	Euro Curr-ency Rate	Base Rate	Euro Curr-ency Rate

Form of Delayed Draw Term Note
B-4-4
NY\6158255.3

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Date of Certificate: _________________

To:	Goldman Sachs Bank USA GOLDMAN SACHS BANK USA
30 Hudson Street, 4th Floor
Jersey City, NJ 07302
Attention: SBD Operations

Reference is made to that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies (solely in his or her capacity as an officer of the Borrower) to the Administrative Agent as follows:
I.    DEFAULTS / EVENTS OF DEFAULT.
A.    [Except as set forth on Appendix I] no Default or Event of Default has occurred and is continuing.
II.    [EXCESS CASH FLOW. The reasonably detailed calculations setting forth Excess Cash Flow are attached hereto as Appendix II.]
III.    TOTAL LEVERAGE RATIO. The reasonably detailed calculations setting forth the Total Leverage Ratio as of the last day of the most recently completed Test Period are attached hereto as Appendix III.
IV.    FINANCIAL INFORMATION.

A.
Except as set forth in Appendix IV, there has been no material change in GAAP or in the application thereof since ______________________ (the date of the Borrower’s most recent audited financial statements), and if such a change has occurred, the effect of such change on the financial statements is reasonably detailed in Appendix IV.

(Note: if no change has occurred, insert “Not Applicable.”)

Form of Compliance Certificate

NY\6158255.3

V.    PERFECTION CERTIFICATE. [An updated Section 2B to the Perfection Certificate since the Perfection Certificate or any update thereof was last delivered to the Administrative Agent is attached as Appendix V.] / [There has been no change that requires an update to Section 2B of the Perfection Certificate or any update thereof last delivered to the Administrative Agent.]

[SIGNATURE PAGE FOLLOWS]

Form of Compliance Certificate

NY\6158255.3

IN WITNESS WHEREOF, the Borrower, on behalf of itself and each of the other Loan Parties, has duly executed this Compliance Certificate as of the date first stated above.
W. R. GRACE & CO.-CONN.
as Borrower
By:
Name:
Title:

Form of Compliance Certificate

NY\6158255.3

Appendix I to Compliance Certificate
Except as set forth below, no Default or Event of Default has occurred and is continuing. [If a Default or Event of Default has occurred and is continuing, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

Form of Compliance Certificate

NY\6158255.3

Appendix II to Compliance Certificate
The following is a calculation of the Excess Cash Flow for the Fiscal Year ending on ______________________:

Form of Compliance Certificate

NY\6158255.3

Appendix III to Compliance Certificate
The following is a calculation of the Total Leverage Ratio for the [Fiscal Year/Fiscal Quarter] ending on ______________________:

Form of Compliance Certificate

NY\6158255.3

Appendix IV to Compliance Certificate
Except as set forth below, no material change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 6.01(a) of the Credit Agreement. [If such material changes have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such change in GAAP or in the application thereof on the financial statements delivered in accordance with the Credit Agreement.]

Form of Compliance Certificate

NY\6158255.3

Appendix V to Compliance Certificate

[Updated Section 2B to the Perfection Certificate, if any]

Form of Compliance Certificate

NY\6158255.3

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
Reference is made to that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The assignor named below (the “Assignor”) and the assignee named below (the “Assignee”) agree as follows:
I.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof that represents the applicable percentage interest(s) specified in Section 1 of Schedule I hereto of all outstanding rights and obligations of the Lenders under the Credit Agreement (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it).
II.    The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, that the amount of the Commitment or Loans subject to this Assignment and Assumption is not less than $500,000.00 for Term Loans or $2,500,000.00 for Revolving Loans and Commitments.
III.    The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

Form of Assignment and Assumption

NY\6158255.3

Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) represents and warrants that it is an Eligible Assignee; and (g) represents and warrants that it is not a Disqualified Institution.
IV.    Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with (unless waived by the Administrative Agent or unless such assignment is by an Initial Lender or any Affiliate of an Initial Lender) a processing and recordation fee of $3,500.00, to the Administrative Agent for acceptance by the Administrative Agent and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of recordation thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).
V.    Upon consent to such assignment by the Administrative Agent (which consent shall not be required if the interest assigned by this Assignment and Assumption is being assigned to a Lender, an Affiliate of a Lender or an Approved Fund) and consent to such assignment by the Borrower (which consent shall not be required in the case of such assignment described in the prior parenthetical or if an Event of Default in respect of [Section 8.01(a), (e) or (f)] has occurred and is continuing) and recording thereof by the Administrative Agent, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations under the Credit Agreement of a Lender thereunder, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, except as otherwise provided in Section 10.07 of the Credit Agreement.
VI.    From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.
VII.    This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles of the State of New York.
[Remainder of page intentionally left blank]

Form of Assignment and Assumption

NY\6158255.3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.
[    ], as Assignor
By:
Name:
Title:
[    ], as Assignee
By:
Name:
Title:
Lending Office (and address for notices):
[Address]
Accepted this ___ day
of ___________, ____
GOLDMAN SACHS BANK USA,
as Administrative Agent
By:
 Name:
 Title:

Form of Assignment and Assumption

NY\6158255.3

Acknowledged and, to the extent required under the Credit Agreement, consented to, this ____ day of ____________________, 20__.
W. R. GRACE & CO.-CONN.,
as Borrower
By:  __________________________________
Name:
Title:
[    ]
as L/C Issuer
By:  __________________________________
Name:
Title:
[    ]
as Swingline Lender
By:  __________________________________
Name:
Title:

Form of Assignment and Assumption

NY\6158255.3

Schedule I
to
Assignment and Assumption
Dated________________, ______
Section 1.

Facility Assigned [3]	Aggregate Amount of Commitment/ Loans for all Lenders[4]	Amount of Commitment/ Loans Assigned	Percentage of Commitment/ Loans[5]
____________	$____________	$__________	%_________
____________	$____________	$__________	%_________
____________	$____________	$__________	%_________
Section 2.

Effective Date:                            ____________,____

3Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “U.S. Term Loans”, “Euro Term Loans,” “U.S. Revolving Commitments”, “Multicurrency Revolving Commitments,” “Additional Term Loans”, etc.).
4Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made prior to the Effective Date.
5Set forth, to at least 9 decimals, as a percentage of the Commitment Loans of all Lenders thereunder.

Form of Assignment and Assumption

NY\6158255.3

EXHIBIT E

FORM OF GUARANTEE AGREEMENT

[To Be Attached]

Form of Guarantee Agreement

NY\6158255.3

Execution Version
GUARANTEE AGREEMENT
GUARANTEE AGREEMENT (this “Guarantee Agreement”), dated as of February 3, 2014, by each of the Persons listed as a “Guarantor” on the signature pages hereto and each other Person who shall become a Party hereto by execution of a Guarantee Joinder Agreement substantially in the form of Exhibit A attached hereto (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) in favor of Goldman Sachs Bank USA, as administrative and collateral agent for its own benefit and the benefit of the other Secured Parties (as defined in the Credit Agreement referred to below) (in such capacities, together with permitted successors and assigns, the “Agent”).
W I T N E S S E T H
WHEREAS, reference is made to that certain Credit Agreement, dated as of February 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) W. R. Grace & Co., a Delaware corporation (“Holdings”), (ii) W. R. Grace & Co.-Conn., a Connecticut corporation (the “Borrower”), (iii) Grace GmbH & Co. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357 (the “German Borrower”), (iv) each Lender from time to time party thereto and (v) the Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement; and
WHEREAS, the Lenders have agreed to make Loans to the Borrower and the German Borrower, pursuant to, and upon the terms and subject to the conditions expressly specified in, the Credit Agreement. Each Guarantor acknowledges that it is an integral part of a consolidated enterprise and that it will derive substantial direct and indirect benefits from the availability of the Commitments provided for in the Credit Agreement and from the making of the Loans by the Lenders. The obligations of the Lenders to make Loans are conditioned on, among other things, the execution and delivery by the Guarantors of a guarantee agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Loans and provide the Commitments, the Guarantors are willing to execute this Guarantee Agreement.
Accordingly, the parties hereto agree as follows:
1.Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment (whether at the stated maturity, by required prepayment, by acceleration or otherwise) of all Obligations (collectively, the “Guaranteed Obligations”), including all such Guaranteed Obligations which shall become due but for the operation of the Bankruptcy Code of the United States (the “Bankruptcy Code”); provided, however, that Guaranteed Obligations consisting of obligations arising under any Swap Contract shall exclude all Excluded Swap Obligations. For the purposes of this Section, “Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.) (as amended from time to time, and together with any successor statute, the “Commodity Exchange Act”) if, and to the extent that, all or a portion of the

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Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor would otherwise have been effective. If a Swap Obligation arises under a master agreement governing more than one swap, then to the maximum extent permitted by Applicable Law, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon the Guarantee Agreement notwithstanding any extension or renewal of any Guaranteed Obligation. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, at the time (i) any transaction is entered into under a Swap Contract or (ii) such Guarantor becomes a Guarantor hereunder, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions outstanding under any Swap Contract as of such the date such Guarantor becomes a Guarantor hereunder.
Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the operation of the Bankruptcy Code) for the Guaranteed Obligations.
2.Guaranteed Obligations Not Waived or Affected. To the fullest extent permitted by Applicable Law, each Guarantor expressly waives presentment to, demand of payment from and protest to the German Borrower or any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of the Guarantee hereunder, notice of protest for nonpayment and all other notices of any kind. To the fullest extent permitted by Applicable Law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the German Borrower or any Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, amendment or modification of (including, without limitation, any extension, renewal restructuring, any acceptance of late or partial payments under, or any change in the amount of borrowings), or any release from, any of the terms or provisions of this Guarantee Agreement, the Credit Agreement, or any other Loan Document or any other agreement, with respect to the German Borrower or any Loan Party or with respect to the Guaranteed Obligations, (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Agent or any other Secured Party (including, but not limited to, lapse in perfection, impairment of any security for any of the Guaranteed Obligations), (d) any lack of legality, validity or enforceability of the Credit Agreement, any of the Notes or any other Loan Document, or any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guaranteed Obligations, (e) any existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Obligations or (f) the lack of legal existence of the German Borrower or any Loan Party or legal obligation to discharge any of the Guaranteed Obligations by the German Borrower or any Loan Party for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of the German Borrower or any Loan Party.

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It is the express purpose and intent of the parties hereto that this Guarantee Agreement and the Guarantors’ Guaranteed Obligations hereunder and under each Guarantee Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.
3.Security. Each Guarantor hereby acknowledges and agrees that the Agent and each of the other Secured Parties may (a) take and hold security for the payment of the Guarantee hereunder and the Guaranteed Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, the Borrower, the German Borrower, other Guarantors or other obligors, in each case without affecting or impairing in any way the liability of any Guarantor hereunder.
4.Guarantee of Payment. Each Guarantor further agrees that the Guarantee hereunder constitutes a guarantee of payment when due of all Guaranteed Obligations and not of collection, and waives any right to require that any resort be had by the Agent or any other Secured Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any other Secured Party in favor of the German Borrower or any Loan Party or any other Person or to any other guarantor of all or part of the Guaranteed Obligations. Any payment required to be made by the Guarantors hereunder may be required by the Agent or any other Secured Party on any number of occasions and shall be payable to the Agent, for the benefit of the Agent and the other Secured Parties, in the manner provided in the Credit Agreement.
5.Indemnification. Each Guarantor, jointly with the other Guarantors and severally, agrees to indemnify and hold harmless the Indemnitees to the same extent that the Borrower is required to do so pursuant to Section 10.05 of the Credit Agreement and shall be bound by the terms and conditions of Section 10.05 of the Credit Agreement as if a signatory thereto. To the fullest extent permitted by Applicable Law, no Guarantor or Indemnitee shall assert, and each Guarantor or Indemnitee hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or Guarantor, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guarantee Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
6.No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations and as provided in Section 12 hereof with respect to the release of a Guarantor upon the occurrence of certain permitted transactions), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than the payment in full in cash of the Guaranteed Obligations). Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Guarantee Agreement, the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).
7.Defenses Waived. To the fullest extent permitted by Applicable Law, each of the Guarantors waives any defense based on or arising out of any defense of the German Borrower or any

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Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the German Borrower or any Loan Party, other than the payment in full in cash of all the Guaranteed Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines and Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made). To the fullest extent permitted by Applicable Law, each Guarantor further waives any defense based on amendment or waiver of any Guaranteed Obligation, non-perfection or release of Collateral or any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation. Each Guarantor hereby acknowledges that the Agent and the other Secured Parties may foreclose on any security held by one or more of the Secured Parties by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the German Borrower or any Loan Party or exercise any other right or remedy available to them against the German Borrower or any Loan Party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent that all the Guaranteed Obligations have been paid in full in cash (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines and Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made). Pursuant to and to the extent permitted by Applicable Law, each of the Guarantors waives any defense arising out of any such election and waives any benefit of and right to participate in any such foreclosure action, even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the German Borrower or any Loan Party, as the case may be, or any security. Each Guarantor agrees that it shall not assert any claim in competition with the Agent or any other Secured Party in respect of any payment made hereunder in any bankruptcy, insolvency, reorganization, or any other proceeding.
Each Guarantor hereby agrees that payment by such Guarantor of its Guaranteed Obligations under this Guarantee Agreement may be enforced by the Agent on behalf of the Secured Parties upon demand by the Agent to such Guarantor without the Agent being required (such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Agent) to (i) prosecute collection or seek to enforce or resort to any remedies against the German Borrower, the Borrower or any other Guarantor or any other guarantor of the Guaranteed Obligations, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Agent or any Lender or other party to any Loan Document by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Obligations or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTEE AGREEMENT MAY BE MADE BY THE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.
8.Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the German Borrower or any Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will promptly pay, or cause to be paid, to the Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Agent or any Secured Party as provided above, all rights of such Guarantor

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against the German Borrower or any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines and Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made). If any amount shall erroneously be paid to any Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held for the benefit of the Secured Parties and shall forthwith be paid to the Agent to be credited against the payment of the Guaranteed Obligations in accordance with the terms of the Credit Agreement.
9.Representations and Warranties; Covenants.
(a) Each Guarantor warrants and represents to the Agent, for the benefit of the Secured Parties, that, as of the date hereof, (i) it has the applicable power and authority to execute, deliver and perform the terms and provisions of this Guarantee Agreement and has taken all necessary corporate or other organizational action to authorize its execution, delivery and performance of this Guarantee Agreement, (ii) it has duly executed and delivered this Guarantee Agreement and, upon execution, this Guarantee Agreement constitutes such Guarantor’s legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights, good faith and fair dealing and by equitable principles (regardless of whether enforcement is sought in equity or at law), (iii) neither the execution, delivery or performance by such Guarantor of this Guarantee Agreement nor the consummation of the transactions contemplated herein (w) will violate any provision of any Applicable Law applicable to any Loan Party or the German Borrower, (x) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Documents) upon any of the property or assets of any Loan Party or the German Borrower pursuant to the terms of any material Contractual Obligation of any Loan Party, the German Borrower or any of their Restricted Subsidiaries, (y) will violate any provision of any Organizational Document of any Loan Party or the German Borrower or (z) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) except as have been obtained on or prior to the date hereof; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (w), (x) or (z) to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Each Guarantor represents and warrants to the Agent, for the benefit of the Secured Parties, as of the Closing Date and at the time of each Credit Extension (in each case solely to the extent required on the date for such Credit Extension pursuant to Article 4 of the Credit Agreement), that the representations and warranties set forth in the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is incorporated herein by reference, are true and correct in all material respects as of such date, unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Agent and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein.
(c)Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines) shall have been paid in full and (iii) all outstanding Letters of Credit have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have

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been made, each Guarantor covenants and agrees with the Agent for the benefit of the Secured Parties that, from and after the date of this Guarantee Agreement until the Borrower is released from its obligations under Article 6 and 7 of the Credit Agreement (or, if earlier, the date such Guarantor is released from this Guarantee Agreement), such Guarantor shall comply with the terms of Article 6 and 7 of the Credit Agreement as if such covenants were fully set forth herein.
10.Limitation on Guarantee of Guaranteed Obligations.
(a)     In any action or proceeding with respect to any Guarantor involving any state corporate law, the Bankruptcy Code or any other state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of such Guarantor under Section 1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party, the Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
(a)Each Guarantor, and by its acceptance of this Guarantee Agreement, the Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guarantee Agreement and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, any other state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally or any other similar legislation to the extent applicable to this Guarantee Agreement and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor (other than Holdings) under this Guarantee Agreement at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guarantee Agreement not constituting a fraudulent transfer or conveyance (or similar legal concepts under Applicable Law) after giving full effect to the liability under this Guarantee Agreement and its related contribution rights set forth herein but before taking into account any liabilities under any other Guarantee (other than any other Guarantee of Indebtedness that is pari passu (in right of payment and claims on Collateral) with the Obligations).
(b)To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all Guarantees of such Guarantor other than the Guarantee hereunder and any other Guarantee of Indebtedness that is pari passu (in right of payment and claims on Collateral) with the Obligations will be deemed to be enforceable and payable after the Guarantee hereunder and any other Guarantee of such pari passu Indebtedness.
11.Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the German Borrower’s and each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any of the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

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12.Termination; Release of Guarantor. This Guarantee Agreement (a) shall automatically terminate when (i) the Commitments have expired or been terminated and (ii) the Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines and Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made) under the Credit Agreement shall have been paid in full, and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the bankruptcy or reorganization of the German Borrower or any Loan Party or otherwise. This Guarantee Agreement shall automatically terminate as to any Guarantor (x) upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to (and in accordance with) Section 6.12 of the Credit Agreement, (y) upon the Disposition of such Guarantor permitted pursuant to Section 7.05 of the Credit Agreement and compliance by the German Borrower and the Loan Parties with all of the terms and conditions of the Credit Agreement relating to such Section 7.05 or (z) otherwise in accordance with Section 10.01(g) of the Credit Agreement. The Agent shall take such actions as are necessary to provide evidence of each release described in this Section 12.
13.Costs of Enforcement. Without limiting any of their obligations under the Credit Agreement or the other Loan Documents, and without duplication of any fees, expenses or indemnification provided for under the Credit Agreement and the other Loan Documents, each Guarantor, jointly with the other Guarantors and severally, agrees to pay all Credit Party expenses to the same extent that the Borrower is required to do so pursuant to Section 10.04 of the Credit Agreement and shall be bound by the terms and conditions of Section 10.04 of the Credit Agreement as if a signatory thereto.
14.Binding Effect; Several Agreement; Assignments. Whenever in this Guarantee Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party, and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Guarantee Agreement shall bind and inure to the benefit of each party hereto and their respective successors and permitted assigns. This Guarantee Agreement shall be binding upon each of the Guarantors and their respective successors and permitted assigns, and shall inure to the benefit of the Agent and the other Secured Parties, and their respective successors and assigns, except that the duties and obligations of the Guarantors may not be delegated or transferred except as permitted by the Credit Agreement. This Guarantee Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
15.Waivers; Amendment.
(a)No failure or delay of the Agent or any Secured Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and of the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guarantee Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor shall entitle German Borrower or any Loan Party to any other or further notice or demand in the same, similar or other circumstances.
(b)Neither this Guarantee Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to

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which such waiver, amendment or modification relates and the Agent, subject to any consent of the Lenders required in accordance with Section 10.01 of the Credit Agreement.
16.Copies and Facsimiles. This instrument and all documents which have been or may be hereinafter furnished by the Guarantors to the Agent may be reproduced by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).
17.Governing Law. THIS GUARANTEE AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES OF THE STATE OF NEW YORK THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
18.Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement, provided that communications and notices to the Guarantors may be delivered to the Borrower on behalf of each of the Guarantors.
19.Survival of Agreement; Severability.
(a)All covenants, agreements, indemnities, representations and warranties made by the Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Guarantee Agreement, the Credit Agreement or any other Loan Document shall be considered to have been relied upon by the Agent and the other Secured Parties and shall survive the execution and delivery of this Guarantee Agreement, the Credit Agreement and the other Loan Documents, regardless of any investigation made by the Agent or other Secured Party or on their behalf and, notwithstanding that the Agent or other Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended, and shall continue in full force and effect until (x) the Commitments have expired or been terminated and (y) the Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines and Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made) under the Credit Agreement shall have been paid in full. The provisions of Sections 5 and 13 hereof shall survive and remain in full force and effect regardless of the repayment of the Guaranteed Obligations, the expiration or termination of the Commitments or the termination of this Guarantee Agreement or any provision hereof.
(b)Any provision of this Guarantee Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
20.Counterparts. This Guarantee Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Guarantee Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guarantee Agreement.
21.Rules of Interpretation. The rules of interpretation specified in Section 1.02 through Section 1.12 of the Credit Agreement shall be applicable to this Guarantee Agreement.
22.Jurisdiction; Consent to Service of Process.

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(a)Each Guarantor agrees that any suit for the enforcement of this Guarantee Agreement may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts. Each Guarantor hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Guarantee Agreement against a Guarantor or its properties in the courts of any jurisdiction.
(b)Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 18 hereof. Nothing in this Guarantee Agreement or any other Loan Document will affect the right of the Agent or any Secured Party to serve process in any other manner permitted by law.
23.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS GUARANTEE AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTEE AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WAR-RANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 23 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
24.Right of Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), each Lender and their Affiliates is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor, and without notice to any other Person (other than the Agent), to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by (other than payroll, trust, petty cash, employee benefit or tax accounts), and other Indebtedness (in whatever currency) at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the respective Guarantor against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made any demand under this Guarantee Agreement or any other Loan Document, and although such Obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all

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amounts so set off shall be paid over immediately to the Agent and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Guarantor after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent, each Lender and their respective Affiliates under this Section 24 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Subsidiary, it being understood that (a) the Capital Stock of any Foreign Subsidiary does not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s or the German Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b) of the Credit Agreement.
25.Acknowledgment and Agreement to Certain Provisions of the Credit Agreement. Without limiting any of their obligations under the Credit Agreement or the other Loan Documents, each Guarantor acknowledges and agrees to Sections 2.05(a)(iv)(I) and 10.18 of the Credit Agreement.
26.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 26, or otherwise under this Guarantee Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 26 shall remain in full force and effect until payment in full in cash of all the Guaranteed Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines and Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made).  Each Qualified ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[SIGNATURE PAGES FOLLOW]

Signature page to Guarantee

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Signature page to Guarantee

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IN WITNESS WHEREOF, the Guarantors have duly executed this Guarantee Agreement as of the day and year first above written.
GUARANTORS:                    W. R. GRACE & CO.,
as a Guarantor

By:
Name:
Title:

W. R. GRACE & CO.-CONN.,
as a Guarantor

By:
Name:
Title:

ALLTECH ASSOCIATES, INC.,
as a Guarantor

By:
Name:
Title:

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A-1

EXHIBIT A

Form of Guarantee Joinder Agreement

GUARANTEE JOINDER AGREEMENT

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THIS GUARANTEE JOINDER AGREEMENT dated as of _____________, 201_ (this “Guarantee Joinder Agreement”), is made by _______________________________, a ________________ (the “Joining Guarantor”), in favor of GOLDMAN SACHS BANK USA, as administrative and collateral agent for its own benefit and the benefit of the other Secured Parties (as defined in the Credit Agreement referenced below) (in such capacities, together with successors and permitted assigns, the “Agent”).

RECITALS:

A.    W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “Borrower”), Grace GmbH & Co. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357 (the “German Borrower”), each Lender from time to time party thereto and the Agent are party to a Credit Agreement dated as of February 3, 2014 (as in effect on the date hereof, the “Credit Agreement”).

B.    Holdings, the Borrower and certain Subsidiaries of the Borrower are from time to time party to a Guarantee Agreement dated as of February 3, 2014 (as in effect on the date hereof, the “Guarantee Agreement”, capitalized terms used but not defined herein have the meanings given to such terms in the Guarantee Agreement or the Credit Agreement, as applicable).

C.    The Joining Guarantor is a Subsidiary of the Borrower and is required by the terms of the Credit Agreement to be joined as a party to the Guarantee Agreement as a Guarantor (as defined in the Guarantee Agreement).

D.    The Joining Guarantor will materially benefit directly and indirectly from the making and maintenance of the extensions of credit made from time to time under the Credit Agreement.

In order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, the Joining Guarantor hereby agrees as follows:

1.    Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guarantee Agreement as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Agent for the benefit of the Secured Parties of the payment in full of the Guaranteed Obligations (as defined in the Guarantee Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guarantee Agreement.

2.    Affirmations. The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guarantee Agreement.

3.    Severability. If any provision of this Guarantee Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guarantee Joinder Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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4.    Counterparts. This Guarantee Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guarantee Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor. Without limiting the foregoing provisions of this Section 4, the provisions of Sections 10.11 and 10.12 of the Credit Agreement shall be applicable to this Guarantee Joinder Agreement. Delivery of an executed signature page to this Guarantee Joinder Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guarantee Joinder Agreement.

5.    Delivery. The Joining Guarantor hereby irrevocably waives (to the extent permitted by Applicable Law) notice of acceptance of this Guarantee Joinder Agreement and acknowledges that the Guaranteed Obligations are and shall be deemed to be incurred, and credit extensions under the Loan Documents, made and maintained, in reliance on this Guarantee Joinder Agreement and the Joining Guarantor’s joinder as a party to the Guarantee Agreement as herein provided.

6.    Governing Law; Jurisdiction; Waiver of Jury Trial; Etc. The provisions of Sections 17, 22 and 23 of the Guarantee Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guarantee Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

__________________________________________

By:_______________________________________
Name:    ____________________________________
Title:    ____________________________________

[Address for Notices:
________________________________
________________________________
________________________________
Facsimile: (___) ___-____]

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EXHIBIT F-1

FORM OF SECURITY AGREEMENT

[To Be Attached]

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SECURITY AGREEMENT

among

W. R. GRACE & CO.,
W. R. GRACE & CO.-CONN.,

THE OTHER GRANTORS PARTY HERETO

and

GOLDMAN SACHS BANK USA,
as Collateral Agent

Dated as of February 3, 2014

Page

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ARTICLE I

Definitions
Section 1.01    Definitions.    1
Section 1.02    Other Defined Terms    1
ARTICLE II

Pledge of Securities
Section 2.01    Pledge    6
Section 2.02    Delivery of the Pledged Collateral.    7
Section 2.03    Representations, Warranties and Covenants    8
Section 2.04    Certification of Limited Liability Company and Limited Partnership Interests    10
Section 2.05    Registration in Nominee Name; Denominations    10
Section 2.06    Voting Rights; Dividends and Interest.    10
Section 2.07    Collateral Agent Not a Partner or Limited Liability Company Member    12
Section 2.08    Conflicting Provisions    12
Section 2.09    Agreement to Be Bound    12
ARTICLE III

Security Interests in Other Personal Property
Section 3.01    Security Interest    12
Section 3.02    Secured Obligations    14
Section 3.03    Representations and Warranties    14
Section 3.04    Covenants.    16
Section 3.05    [Reserved].    18
Section 3.06    Other Actions    18
ARTICLE IV

Special Provisions Concerning Intellectual Property Collateral
Section 4.01    Grant of License to Use Intellectual Property    19
Section 4.02    Protection of Collateral Agent’s Security.    20

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ARTICLE V

[Reserved]
ARTICLE VI

Remedies
Section 6.01    Remedies Upon Default    21
Section 6.02    Application of Proceeds    24
ARTICLE VII

Indemnity, Subrogation and Subordination
ARTICLE VIII

Miscellaneous
Section 8.01    Notices    26
Section 8.02    Waivers; Amendment.    26
Section 8.03    Collateral Agent’s Fees and Expenses; Indemnification.    27
Section 8.04    Successors and Assigns    27
Section 8.05    Survival of Agreement    27
Section 8.06    Counterparts; Effectiveness; Several Agreement    27
Section 8.07    Severability    28
Section 8.08    Right of Set-Off    28
Section 8.09    GOVERNING LAW.    28
Section 8.10    WAIVER OF RIGHT TO TRIAL BY JURY    29
Section 8.11    Headings    30
Section 8.12    Security Interest Absolute    30
Section 8.13    Termination or Release.    30
Section 8.14    Additional Grantors    31
Section 8.15    Collateral Agent Appointed Attorney-in-Fact    32
Section 8.16    Recourse; Limited Obligations    32
Section 8.17    Mortgages    33
Section 8.18    Reinstatement    33
Section 8.19    Reasonable Care    33

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SCHEDULES
Schedule I-A    Certain Excluded Instruments
Schedule I-B    Pledged Equity; Pledged Debt
Schedule II        Intellectual Property

EXHIBITS
Exhibit A    Form of Security Agreement Supplement
Exhibit B    Form of Perfection Certificate
Exhibit C    Grant of Security Interest in United States Trademarks
Exhibit D    Grant of Security Interest in United States Patents
Exhibit E    Grant of Security Interest in United States Copyrights

34

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SECURITY AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of February 3, 2014 by and among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “Borrower”), the grantors party hereto (together with the Borrower, Holdings and any other Person that becomes a party hereto pursuant to Section 8.14, collectively, the “Grantors”) and Goldman Sachs Bank USA, as Collateral Agent (together with its successors and assigns, in such capacity, the “Collateral Agent”) for the Secured Parties. Capitalized terms used herein and defined in Article I are used herein as therein defined.
Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, the German Borrower (as defined therein),

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each lender from time to time party thereto (collectively, the “Lenders” and individually, each a “Lender”) and the Administrative Agent.
The Lenders have agreed to extend credit to the Borrower and the German Borrower, subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by each of the Grantors. The Grantors are affiliates of one another, are an integral part of a consolidated enterprise and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower and the German Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I
ARTICLE II
ARTICLE IIIDefinitions
Section . Definitions.
(a)Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. Unless otherwise defined in the Credit Agreement, all terms defined in the UCC and used but not defined in this Agreement have the meanings specified in the UCC; the term “instrument” has the meaning specified in Article 9 of the UCC.
(b)The rules of interpretation specified in Article I of the Credit Agreement also apply to this Agreement.
Section . Other Defined Terms
. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
“Agreement” has the meaning assigned to such term in the preamble.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).
“Blue Sky Laws” has the meaning assigned to such term in Section 6.01.
“Borrower” has the meaning assigned to such term in the preamble.
“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.
“Collateral Agent” has the meaning assigned to such term in the preamble.
“Copyright License” means any written agreement, now or hereafter in effect, granting any use right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any use right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

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“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those United States copyright registrations and applications owned by such Grantor that are listed on Schedule II and all (i) rights and privileges arising under Applicable Law with respect to such Grantor’s use of such copyrights, (ii) renewals and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future Infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future Infringements thereof.
“Credit Agreement” has the meaning assigned to such term in the preamble.
“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.
“Equipment” means any “equipment” as such term is defined in Article 9 of the UCC.
“Excluded Assets” means any of the following assets:
(a)    any property or assets owned by a Foreign Subsidiary;
(b)    Excluded Contracts;
(c)    Excluded Equipment;
(d)    any interest in fee-owned real property of the Borrower and the Grantors other than (x) fee-owned real property set forth on Schedule 5.11(b) of the Credit Agreement and (x) fee-owned real property located in the U.S. and acquired after the Closing Date with a fair market value of at least $20,000,000;
(e)    any interest in leased real property of the Borrower and the Grantors (and no landlord waivers, estoppels or collateral access letters shall be required);
(f)    motor vehicles, airplanes and other assets subject to certificates of title;
(g)    [Reserved];
(h)    any “intent to use” Trademark, unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed with the United States Patent and Trademark Office;
(i)    assets as to which the Collateral Agent, in consultation with the Borrower in accordance with the Collateral Documents, reasonably determines in writing that the burden

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or cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit of the security to be afforded thereby;
(j)    stock and assets of Excluded Subsidiaries that have not elected to become Guarantors in accordance with the Credit Agreement;
(k)    any assets subject to a Lien permitted by Section 7.01(p) of the Credit Agreement or Section 7.01(ee) of the Credit Agreement, in each case, so long as the agreement governing such Lien does not permit Collateral Agent to validly possess a security interest therein;
(l)    margin stock and stock or assets of any Person other than a wholly-owned Restricted Subsidiary to the extent prohibited by the Organizational Documents of such Person or requiring third party consent;
(m)    Commercial Tort Claims;
(n)    governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under Applicable Laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other Applicable Law notwithstanding such prohibition (other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC);
(o)    except for the Lux Holdco Pledge Agreement and as required by Section 6.14(c) of the Credit Agreement, any assets located outside the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any Intellectual Property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required); provided, that this clause (o) shall not operate to exclude any such asset to the extent that such asset is otherwise included in the definition of Collateral and a security interest in such asset may be created and perfected under the laws of the State of New York (or any other applicable state of the United States) for the purposes of determinations under such laws by the filing of a UCC financing statement;
(p)    any property or assets to the extent that the grant of a security interest therein would result in adverse tax consequences to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent; and
(q)    proceeds and products from any and all of the foregoing excluded collateral described in clauses (a) through (p), unless such proceeds or products would otherwise constitute Collateral.

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“Excluded Contract” means at any date any rights or interest of the Borrower or any Grantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Borrower, a direct or indirect parent of the Borrower, a Grantor or a Restricted Subsidiary or any requirement of law, prohibits, or requires any consent or establishes any other condition for or would terminate because of an assignment thereof or a grant of a security interest therein by the Borrower or a Grantor; provided that: (x) rights under any such Contract otherwise constituting an “Excluded Contract” by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Sections 9-406, 9-407, 9-408 and 9-409 of the UCC and (y) all proceeds paid or payable to the Borrower or any Grantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral (unless such proceeds otherwise constitute Excluded Assets, other than as a result of clause (q) of the definition thereof).
“Excluded Equipment” means at any date any Equipment or other assets of the Borrower or any Grantor which is subject to a Capital Lease Obligation, a purchase money obligation or other contract permitted by the Credit Agreement if and to the extent that (i) a restriction in favor of a Person who is not the Borrower, a direct or indirect parent of the Borrower, a Grantor or a Restricted Subsidiary contained in the agreements or documents governing such Capital Lease Obligation, purchase money obligation or similar contract prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Borrower or any Grantor and (ii) in the case of restrictions set forth the agreements or documents governing Capital Lease Obligations and purchase money obligations, such restriction relates only to the asset or assets acquired by the Borrower or any Grantor with the proceeds of such Capital Lease Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor and, in the case of restrictions set forth in any other contract, such restriction relates only to the Equipment or assets that are the subject of such contract; provided that: (x) any Equipment or other assets that would constitute “Excluded Equipment” by virtue of this definition shall be included in the Collateral to the extent permitted by the agreement or document governing such Capital Lease Obligation, purchase money obligation or other contract or by Sections 9-406, 9-407, 9-408 and 9-409 of the UCC and (y) all proceeds paid or payable to the Borrower or any Grantor from any sale, transfer or assignment of such Equipment or other asset and all rights to receive such proceeds shall be included in the Collateral (unless such proceeds otherwise constitute Excluded Assets, other than as a result of clause (q) of the definition thereof).
“General Intangibles” has the meaning provided in Article 9 of the UCC.
“Grant of Security Interest” means a Grant of Security Interest in certain Intellectual Property substantially in the form of Exhibit C, D or E attached hereto.
“Grantors” has the meaning assigned to such term in the preamble.
“Holdings” has the meaning assigned to such term in the preamble.

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“Infringement” means infringement, misappropriation, dilution, tarnishment, impairment or other violation.
“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Grantor, including (a) inventions, designs, Domain Names, Patents, Copyrights, Licenses, Trademarks, trade secrets, and (b) confidential or proprietary technical and business information, know how, show how, or other proprietary data or information relating to its business, software, databases, and all other proprietary information relating to its business.
“Intellectual Property Collateral” means Collateral consisting of Intellectual Property.
“Lenders” has the meaning assigned to such term in the preamble.
“License” means any Patent License, Trademark License, Copyright License or other intellectual property license or sublicense agreement relating solely to Intellectual Property to which any Grantor is a party, including the Intellectual Property listed on Schedule II.
“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, have made, use, sell, offer to sell or import any invention covered in whole or in part by a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, have made, use, sell, offer to sell or import any invention covered in whole or in part by a patent, now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States, all registrations thereof, and all applications for letters patent of the United States, including registrations and pending applications in the United States Patent and Trademark Office, including those United States patents and applications for United States patents owned by such Grantor that are listed on Schedule II, and (b) all (i) rights and privileges arising under Applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future Infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future Infringements thereof.
“Perfection Certificate” means a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed on behalf of each Grantor.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt” has the meaning assigned to such term in Section 2.01.
“Pledged Equity” has the meaning assigned to such term in Section 2.01.

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“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Proceeds” means all “proceeds” as defined in Article 9 of the UCC, with respect to the Collateral.
“Receivables” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment.
“Secured Obligations” shall mean all Obligations other than Excluded Swap Obligations (as defined in the Guarantee Agreement).
“Securities Act” has the meaning assigned to such term in Section 6.01.
“Security Agreement Supplement” means an instrument substantially in the form of Exhibit A hereto.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, and designs, now owned or hereafter adopted, acquired or assigned to, all registrations and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, including those United States trademark registrations and applications for United States trademark registrations owned by such Grantor that are listed on Schedule II and all goodwill or the business connected with the use of any trademark and (b) any and all (i) rights and privileges arising under Applicable Law with respect to such Grantor’s use of any trademarks, (ii) renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future Infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future Infringements thereof.

ARTICLE IV
ARTICLE V
ARTICLE VIPledge of Securities
Section . Pledge

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. As security for the payment in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:
(i)all Capital Stock held by it including, without limitation, those listed on Schedule I-B and any other Capital Stock obtained in the future by such Grantor and the certificates representing all such Capital Stock (the “Pledged Equity”); provided that (x) in the case of Capital Stock of any Excluded Foreign Subsidiary, shares of Capital Stock of such Excluded Foreign Subsidiary to be pledged shall be limited to 65% of the outstanding shares of voting Capital Stock and 100% of the outstanding non-voting Capital Stock of each such Person; (y) in no event shall Pledged Equity include nor the Security Interest attach to any Excluded Assets and (z) in no event shall Pledged Equity include nor the Security Interest attach to the Capital Stock of any Subsidiaries that are not directly held by a Grantor;
(ii) (A) the promissory notes and any instruments evidencing indebtedness owned by it and listed opposite the name of such Grantor on Schedules I-A and I-B and (B) any promissory notes and instruments evidencing Indebtedness obtained in the future by such Grantor (the “Pledged Debt”);
(iii)all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01;
(iv)subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;
(v)subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and
(vi)all Proceeds of and Supporting Obligations in respect of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”; provided that Excluded Assets shall not constitute Pledged Collateral), including, for the avoidance of doubt, any component definition thereof.
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the applicable Secured Parties.
Section . Delivery of the Pledged Collateral.
(a)Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the applicable Secured Parties, any and all Pledged Equity (other than any uncertificated securities, but only for so long as such securities remain uncertificated) and all Pledged Debt to the extent such Pledged Debt consists of promissory notes and instruments evidencing Indebtedness, only as are required to be delivered under clause (b) immediately below.
(b)To the extent evidenced by a promissory note, each Grantor will cause any Indebtedness for borrowed money having a principal amount equal to or in excess of $10,000,000, which for avoidance of doubt excludes accounts receivable in the ordinary course of business, owed

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to such Grantor by any Person promptly to be pledged and each such promissory note delivered to the Collateral Agent, for the benefit of the applicable Secured Parties; provided that, until the date that is ninety (90) days following the Closing Date, no Grantor shall be required to deliver the promissory notes set forth on Schedule I-A.
(c)Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock or bond powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request (other than instruments or documents requiring actions in any non-U.S. jurisdiction related to Capital Stock of Foreign Subsidiaries, except with respect to the pledge of Capital Stock in Lux Holdco and as otherwise required by Section 6.14 of the Credit Agreement) and (ii) all Pledged Debt and other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request (other than instruments or documents requiring actions in any non-U.S. jurisdiction related to Capital Stock of Foreign Subsidiaries, except with respect to the pledge of Capital Stock in Lux Holdco and as otherwise required by Section 6.14 of the Credit Agreement). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule I-B and be made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
Section . Representations, Warranties and Covenants
. Each Grantor represents, warrants and covenants, as to itself and the other Grantors, to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date and at the time of each Credit Extension that:
(a)    Schedule I-B correctly sets forth, with respect to each Grantor, (i) all Capital Stock owned by such Grantor in any Subsidiary and the percentage of the issued and outstanding units of each class of the Capital Stock of the issuer thereof represented by the Pledged Equity owned by such Grantor and (ii) all Pledged Debt held by such Grantor required to be delivered pursuant to Section 2.02(b);
(b)    the Pledged Equity issued by the Grantors and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a Subsidiary of the Borrower, to the best of the Borrower’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (to the extent applicable), are fully paid and non-assessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a Subsidiary of the Borrower, to the best of the Borrower’s knowledge), are legal, valid and binding obligations of the issuers thereof, enforceable in accordance with their terms (except as such enforceability may be (x) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and (y) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law);
(c)    except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue

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to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I-B as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Permitted Liens, (iii) will make no collateral assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents and (B) Permitted Liens, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;
(d)    as of the Closing Date, except for (i) restrictions and limitations imposed by the Loan Documents, any Collateral Document or securities laws generally, (ii) in the case of Pledged Equity of Persons that are not wholly owned Subsidiaries, transfer restrictions that existed at the time of acquisition of Capital Stock in such Persons or (iii) as permitted by the Credit Agreement, (x) the Pledged Collateral is and will continue to be freely transferable and assignable, and (y) none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would prohibit, impair, delay or otherwise affect, in each case, in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;
(e)    each of the Grantors has all requisite organizational power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated (it being understood that such Grantor’s power and authority to pledge the Capital Stock of a non-wholly owned Subsidiary may be limited by the Organizational Documents of such Subsidiary);
(f)    except as described in Section 2.03(d) above, no consent or approval of any Governmental Authority was or is necessary to the validity of the pledge effected hereby, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings necessary to perfect Liens created under the Loan Documents and enforce the rights of the Lenders and the Secured Parties under the Loan Documents or (iii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect;
(g)    by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected Lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, except as such Lien may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, (ii) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) subject to the need for filings and registrations necessary to create

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or perfect the Liens on the Collateral granted by the Grantors in favor of the Secured Parties; and
(h)    the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.
Section . Certification of Limited Liability Company and Limited Partnership Interests
. Each interest in any limited liability company controlled by any Grantor and pledged under Section 2.01, to the extent such limited liability company elects to treat its limited liability company interests as “securities” within the meaning of Article 8 of the UCC, shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the UCC and shall be governed by Article 8 of the UCC. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request during the continuance of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions, subject to compliance with Applicable Law, from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.
Section . Registration in Nominee Name; Denominations
. If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower three (3) Business Days’ prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.
Section . Voting Rights; Dividends and Interest.
(a)Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower three (3) Business Days’ prior written notice that the rights of the Guarantors under this Section 2.06 are being suspended:
(i)Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that, such rights and powers shall not be exercised in any manner in contravention of the Credit Agreement.

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(ii)The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.
(iii)Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that the payment or making of such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement the other Loan Documents, and Applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral in accordance with Section 2.01 hereof, to the extent constituting Pledged Collateral, and, if received by any Grantor, shall be promptly delivered to the Collateral Agent in accordance with and to the extent required by Section 2.02 hereof in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.
(b)Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors in accordance with Section 2.06(a)(i) or Section 2.06(a)(iii), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i) and to receive any dividends and other amounts pursuant to Section 2.06(a)(iii), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers and to receive dividends; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i) and, to the extent not otherwise applied to repay Secured Obligations pursuant to the terms of the Loan Documents, the Collateral Agent shall promptly repay to each Grantor (without interest unless such Collateral consists of cash held in a Cash Collateral Account bearing interest) any dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) which then remain in the Collateral Agent’s possession, each Grantor shall have the exclusive right to receive any dividends and other amounts pursuant to Section 2.06(a)(iii), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.

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(c)Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under Section 2.06(a)(i) or Section 2.06(a)(iii) (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Section 2.06(a)(i) or (iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
Section .Collateral Agent Not a Partner or Limited Liability Company Member
. Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.
Section . Conflicting Provisions
.     To the extent any provision, representation or warranty in this Article II is duplicative of, or in conflict with, any provision in Article III as applied to Pledged Collateral, the Article II provision shall prevail.
Section .Agreement to Be Bound
. Each Grantor that is the issuer of Pledged Equity agrees that it will be bound by the terms of this Agreement with respect to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it.

ARTICLE VII
ARTICLE VIII
ARTICLE IXSecurity Interests in Other Personal Property
Section . Security Interest
.
(a)As security for the payment in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of its right, title or interest in or to any and all of the following assets and properties whether now existing or hereafter arising or acquired from time to time (collectively, the “Article 9 Collateral”):
(i)all Accounts;
(ii)all Chattel Paper;
(iii)all Deposit Accounts;
(iv)all Documents;
(v)all General Intangibles;

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(vi)all Goods (including, without limitation, Inventory and Equipment);
(vii)Instruments;
(viii)all insurance;
(ix)Intellectual Property;
(x)Investment Property;
(xi)Letter of Credit Rights;
(xii)Money;
(xiii)all Cash Collateral Accounts, and all cash, securities and other investments deposited therein;
(xiv)all Receivables;
(xv)all Supporting Obligations;
(xvi)all Security Entitlements in any or all of the foregoing;
(xvii)all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(xviii)to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding anything herein to the contrary, in no event shall the Collateral include nor the Security Interest attach to any Excluded Assets.
(b)Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets, whether now existing or hereafter arising” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.
(c)The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.
(d)The Collateral Agent is authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such recordings with such offices as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States Intellectual Property (other than immaterial Copyrights) of each Grantor in which a security interest has been granted by each Grantor, and naming any Grantor

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or the Grantor as debtors and the Collateral Agent as secured party; provided that Collateral Agent will use commercially reasonable efforts to provide copies of such filings to such Grantor.
(e)Notwithstanding anything to the contrary, none of the Grantors shall be required (i) to perfect the Security Interest or the security interests granted pursuant to Article II or III by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), (B) filings in United States government offices with respect to registered or applied-for United States Patents, Trademarks and material Copyrights owned by such Grantor or registered U.S. copyrights exclusively licensed to such Grantor, but only to the extent the applicable copyright registration number is specifically referenced in such license, as expressly required elsewhere herein, (C) the delivery to the Collateral Agent to be held in its possession of all Pledged Collateral as required and in accordance with Section 2.02 and Instruments as required and in accordance with Section 3.06(a), (D) the grant to the Collateral Agent of control over certain investment property in accordance with Section 3.06(b), or (E) other methods provided herein or (ii) to take any action (other than the actions expressly listed in clause (i)(C) above) with respect to any assets located outside of the United States.
Section . Secured Obligations
. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Secured Obligations.
Section . Representations and Warranties
. Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date and at the time of each Credit Extension that:
(a)Each Grantor has good and valid rights (not subject to any Liens other than Permitted Liens) and/or title in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights and/or title, are in any event, sufficient under Section 9-203 of the UCC), except where a failure to do so would not reasonably be expected to result in a Material Adverse Effect, and has all requisite organizational power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of, registration or filing with, or any other action by, any Governmental Authority (except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings necessary to perfect Liens created under the Loan Documents and enforce the rights of the Lenders and the Secured Parties under the Loan Documents or release Liens as contemplated hereunder or (iii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect).
(b)The Perfection Certificate has been duly prepared, completed, executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date (or, with respect to any supplements to the Perfection Certificate required pursuant to the terms of the

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Credit Agreement, as of the date such supplement is delivered to the Collateral Agent). The UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office in the jurisdiction of organization of each Grantor specified in Section I.A. of the Perfection Certificate, are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and material Copyrights) that are necessary to establish a legal, valid and perfected security interest under the UCC in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by (except as may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and (ii) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) such filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions. Each Grantor represents and warrants that, as of the Closing Date, fully executed Grants of Security Interest substantially in the form attached as Exhibit C, D or E, as applicable, containing a description of all Collateral consisting of Intellectual Property that is (i) United States issued Patents (and Patents for which United States applications are pending), (ii) registered United States Trademarks (and Trademarks for which United States applications to register are pending) or (iii) United States registered material Copyrights, as applicable, and, in each case of (i) through (iii), owned by such Grantor, have been delivered to the Collateral Agent for recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.
(c)The Security Interest constitutes (i) a legal and valid security interest (except as may be (x) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, (y) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (z) subject to the need for filings and registrations in foreign jurisdictions necessary to create the Liens on the Collateral granted by the Grantors in favor of the Secured Parties) in all the Article 9 Collateral securing the payment of the Secured Obligations, (ii) subject to the filings described in Section 3.01(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) subject to the recording of the relevant Grant of Security Interest in the form attached as Exhibit C, D or E with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, a security interest that shall be perfected in all Collateral (other than immaterial Copyrights) in which a security interest may be perfected upon (and to the extent such security interest is perfected by) recording with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens to the extent permitted by the Credit Agreement.
(d)The representations and warranties set forth in Article V of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of

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which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein.
Section . Covenants.
(a)Each Grantor agrees to promptly notify the Collateral Agent in writing (x) at least five (5) Business Days prior to (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor or(iii) in the jurisdiction of organization of any Grantor and (y) within twenty (20) Business Days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after any change (i) in the “location” (as determined in accordance with Section 9-307 of the UCC) of any Grantor or (ii) in the organizational identification number of any Grantor. In addition, if any Grantor does not have an organizational identification number on the Closing Date (or the date such Grantor becomes a party to this Agreement) and later obtains one, the Borrower shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions necessary to maintain the security interests (and the priority thereof) of the Collateral Agent in the Collateral intended to be granted hereby fully perfected (to the extent perfection of the security interest in such Collateral is required by the terms hereof) and in full force and effect.
(b)Subject to Section 3.01(f), each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary, as determined by each Grantor’s business judgment, to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien and each Grantor shall take all commercially reasonable actions necessary to maintain the Collateral Agent’s first-priority security interest (subject, in the case of priority, to Permitted Liens) in all Article 9 Collateral; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is permitted by the Credit Agreement.
(c)[Reserved].
(d)Subject to Section 3.01(f), the Borrower agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as necessary as reasonably determined by the Borrower or as reasonably requested by the Collateral Agent or such other instruments or documents as the Collateral Agent may reasonably request, to assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.
(e)At its option and upon five (5) Business Days’ prior written notice to the Grantors, during the continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or

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placed on the Article 9 Collateral (other than Permitted Liens), and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent for such costs and expenses to the same extent that Borrower is required to do so pursuant to Section 10.04 of the Credit Agreement and shall be bound by the terms and conditions of Section 10.04 of the Credit Agreement as if a signatory thereto. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(f)Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance to the same extent that Borrower is required to do so pursuant to Section 10.05 of the Credit Agreement and shall be bound by the terms and conditions of Section 10.05 of the Credit Agreement as if a signatory thereto. In addition, each Grantor hereby acknowledges and agrees that the Collateral Agent shall have no obligation or duty to perform any obligation of any Grantor under the contracts, agreements or instruments constituting or relating to the Collateral and that each Grantor shall at all times remain solely and exclusively liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument constituting or relating to the Collateral.
(g)Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations that are not due and payable, obligations and liabilities in respect of any Bank Products or Designated Credit Lines) shall have been paid in full and (iii) all outstanding Letters of Credit have been Cash Collateralized or as to which other arrangements reasonable satisfactory to the Agent and the applicable L/C Issuer have been made, each Grantor covenants and agrees with the Agent for the benefit of the Secured Parties that, from and after the date of this Agreement until the Borrower is released from its obligations under Article 6 and 7 of the Credit Agreement (or, if earlier, the date such Grantor is released from this Agreement), such Grantor shall comply with the terms of Article 6 and 7 of the Credit Agreement as if such covenants were fully set forth herein.
Section . [Reserved].
Section . Other Actions
. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a)    Instruments. If any Grantor shall at any time hold or acquire any Instrument constituting Collateral and evidencing an amount equal to or in excess of $10,000,000 such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or

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assignment duly executed in blank as the Collateral Agent may from time to time reasonably request (other than instruments or documents requiring actions in any non-U.S. jurisdiction related to Capital Stock of Foreign Subsidiaries); provided that, until the date that is ninety (90) days following the Closing Date, no Grantor shall be required to deliver the Instruments set forth on Schedule 1-A.
(b)    Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request (other than instruments or documents constituting Excluded Assets or requiring actions in any non-U.S. jurisdiction related to Capital Stock of Foreign Subsidiaries). If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request during the continuance of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. Each Grantor that is the issuer of Pledged Equity agrees that it will be bound by the terms of this Agreement with respect to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it.
(c)    Use and Disposition of Collateral. None of the Grantors shall make or permit to be made any collateral assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral or shall grant Control (for purposes of security) of any Collateral to any Person, except for Permitted Liens. Except as permitted pursuant to Section 7.05 of the Credit Agreement, none of the Grantors shall make or permit to be made any sale or transfer of the Collateral.
(d)    [Reserved].
(e)    Insurance. The Grantors shall maintain insurance on the Collateral as required by Section 6.07 of the Credit Agreement, which insurance shall include the endorsements and provisions required by Section 6.07 of the Credit Agreement. All such insurance policies shall name the Collateral Agent as additional insured or loss payee, as applicable, to the extent required by Section 6.07 of the Credit Agreement. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent and attorney-in-fact, exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance

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and for making all determinations and decisions with respect thereto. In the event any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby within the grace periods established therefor in this Agreement or in the Credit Agreement, or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion and upon five (5) Business Days’ prior written notice to the Grantors, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems reasonably advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.06(e), including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable by the Grantors to the Collateral Agent to the same extent that such costs would be payable by the Borrower in accordance with Section 10.04 of the Credit Agreement and shall be additional Secured Obligations secured hereby.
(f)    Legend. At the request of the Collateral Agent during the continuance of an Event of Default, each Grantor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, its Accounts and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts have been pledged to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

ARTICLE X
ARTICLE XI
ARTICLE XIISpecial Provisions Concerning Intellectual Property Collateral
Section . Grant of License to Use Intellectual Property
. Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any Intellectual Property Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon request by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, grant to the Collateral Agent to the full extent such Grantor is permitted to grant such a nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors and revocable in accordance with the termination of this Agreement pursuant to Section 8.13) to use, license or, solely to the extent necessary to exercise such rights and remedies, sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and, to the extent permitted by such Grantor’s existing contractual obligations, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default and provided, further, that the terms of any license or sublicense shall include all terms and restrictions that are customarily required to

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ensure the continuing validity and effectiveness of the Intellectual Property at issue, such as, without limitation, quality control and inure provisions with regard to Trademarks, patent designation provisions with regard to Patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation, the actions and conduct described in Section 4.02 below.
Section . Protection of Collateral Agent’s Security.
(a)Except to the extent that failure to act would not reasonably be expected to have a Material Adverse Effect, with respect to any registration or pending application of each item of its Intellectual Property Collateral owned by a Grantor, each such Grantor agrees to take, at its expense, all commercially reasonable steps in the U.S. Patent and Trademark Office and the U.S. Copyright Office, to (i) maintain the validity and enforceability of any registered Intellectual Property Collateral owned by such Grantor and maintain such registered Intellectual Property Collateral owned by such Grantor in full force and effect, and (ii) pursue the registration and maintenance of each material Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral and owned by such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office or the U.S. Copyright Office, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition and cancellation proceedings.
(b)Except to the extent that failure to act would not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or knowingly omit to do any act whereby any of its registered Intellectual Property Collateral would reasonably be expected to prematurely lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, become publicly known).
(c)Except to the extent that failure to act would not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks owned by such Grantor, consistent with the quality of (or of higher quality than) the products and services as of the date hereof, and taking all commercially reasonable steps necessary to ensure that all licensed users of any of the Trademarks owned by such Grantor abide by the applicable license’s terms with respect to the standards of quality.
(d)Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property Collateral after the Closing Date (i) the provisions of this Agreement shall

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automatically apply thereto, and (ii) any such Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.
(e)Within ninety (90) days after the date on which the certificate required by Section 6.02(b)(ii) of the Credit Agreement is required to be delivered, each Grantor shall sign and deliver to the Collateral Agent an appropriate Grant of Security Interest substantially in the form of Exhibits C, D and E, as applicable, with respect to all registered or applied for United States Intellectual Property (other than immaterial Copyrights) owned by such Grantor and registered U.S. copyrights exclusively licensed to such Grantor, but only to the extent the applicable copyright registration number is specficially referenced in such license, to the extent that such Intellectual Property is not covered by any previous Grant of Security Interest so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office.
(f)Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, causing or permitting expiration, lapse or abandonment, or failing to renew any applications or registrations of any of its Intellectual Property Collateral to the extent not prohibited by the Credit Agreement if such Grantor determines in its reasonable business judgment that such actions are desirable in the conduct of its business.
ARTICLE XIII
ARTICLE XIV
ARTICLE XV[Reserved]
ARTICLE XVI
ARTICLE XVII
ARTICLE XVIIIRemedies
Section . Remedies Upon Default
. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, as applicable, under the UCC or other Applicable Law, and also may, (i) require each Grantor to, and each Grantor agrees that it will at its expense and promptly following request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise or as otherwise required hereby; (iv) withdraw any and all cash or other Collateral from any Cash Collateral Account and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 6.02 of this Agreement; (v) subject to the mandatory requirements of Applicable Law and the notice

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requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate; and (vi) with respect to any Intellectual Property Collateral, on demand (but subject to any and all rights or licenses previously granted to any Person), cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Intellectual Property Collateral by the applicable Grantors to the Collateral Agent, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Intellectual Property Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (subject to the terms of Licenses that are included in such Intellectual Property Collateral (to the extent such terms are enforceable under Applicable Law)); provided that such terms shall include all terms and restrictions customarily required to ensure the continuing validity and effectiveness of the Intellectual Property at issue, such as, without limitation, quality control and inure provisions with regard to Trademarks, patent designation provisions with regard to Patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software. The Grantors recognize that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. § 77 (as amended and in effect, the “Securities Act”), or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) that neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Collateral Agent shall give the applicable Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. The Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral

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Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, provided that such terms shall include all terms and restrictions that customarily required to ensure the continuing validity and effectiveness of the Intellectual Property at issue, such as, without limitation, quality control and inure provisions with regard to Trademarks, patent designation provisions with regard to Patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 6.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.
With respect to any Collateral consisting of Inventory, Goods, and Equipment, the Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned,

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leased, or occupied by any Grantor (subject to any restrictions on the use of such premises set forth in any applicable lease or by Applicable Law). The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.
By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.
Section . Application of Proceeds
.
After the exercise of remedies provided for in Section 8.02 of the Credit Agreement (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Secured Obligations shall be applied by the Collateral Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Administrative Agent and to the Collateral Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities (other than principal and interest, reimbursement obligations with respect to Letters of Credit and obligations to Cash Collateralize Letters of Credit) payable to the Secured Parties, ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of any outstanding Swingline Loans and amounts drawn under Letters of Credit and not reimbursed by the Borrower or the applicable Revolving Lenders;
Fourth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal

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of the Loans and Designated Credit Lines and the face amounts, principal and Swap Termination Value under Secured Bank Product Obligations and for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE XIX
ARTICLE XX
ARTICLE XXIIndemnity, Subrogation and Subordination
Each Grantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Grantor that arise from the existence, payment, performance or enforcement of such Grantor’s Secured Obligations under or in respect of this Agreement or any other Collateral Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Grantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Grantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Secured Obligations (other than (i) contingent indemnity obligations that are not due and payable and (ii) obligations and liabilities in respect of any Bank Products or Designated Credit Lines) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (except to the extent Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made). If any amount shall erroneously be paid to the Borrower or any other Grantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Collateral Agent to be

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credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents.

ARTICLE XXII
ARTICLE XXIII
ARTICLE XXIVMiscellaneous
Section . Notices
. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.
Section . Waivers; Amendment.
(a)No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder, or any abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights, remedies, powers and privileges that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.02 and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantors, subject to any consent required in accordance with Section 10.01 of the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
Section . Collateral Agent’s Fees and Expenses; Indemnification.
(a)The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement and Section 13 of the Guarantee Agreement and shall be indemnified as set forth in Section 10.05 of the Credit Agreement and Section 5 of the Guarantee Agreement.
(b)Any such amounts payable as provided hereunder shall be additional Secured Obligations secured by the Collateral Documents. The provisions of this Section 8.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 8.03 shall be payable within thirty (30) Business Days of written demand therefor (including documentation reasonably supporting such request).
Section . Successors and Assigns

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. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
Section . Survival of Agreement
. All covenants, agreements, indemnities, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the incurrence of the Loans thereunder regardless of any investigation made by any such other party or on its behalf and, notwithstanding that the Collateral Agent or any other Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended, and shall continue in full force and effect until this Agreement is terminated as provided in Section 8.13 hereof, or with respect to such Grantor or such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.
Section . Counterparts; Effectiveness; Several Agreement
. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or by electronic pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. This Agreement shall become effective when it shall have been executed by the Grantors and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Grantor and the Collateral Agent and their respective permitted successors and assigns, except that no Grantor shall have the right to assign its rights hereunder or any interest herein except as otherwise permitted by the Credit Agreement.
Section . Severability
. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section . Right of Set-Off
. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), each Lender and their Affiliates is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived each Grantor, and without notice to any other Person (other than Administrative Agent), to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at

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any time held by (other than payroll, trust, petty cash, employee benefit or tax accounts), and other Indebtedness (in whatever currency) at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the respective Grantor against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made any demand under this Agreement or any other Loan Document, and although such Obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Grantor and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and their respective Affiliates under this Section 8.08 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Subsidiary, it being understood that (a) the Capital Stock of any Foreign Subsidiary does not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s or the German Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b) of the Credit Agreement.
Section . GOVERNING LAW.
(a)THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
(b)THE BORROWER AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE

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COLLATERAL AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)THE BORROWER AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section . WAIVER OF RIGHT TO TRIAL BY JURY
. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WAR-RANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS

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WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section . Headings
. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section . Security Interest Absolute
. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 8.13 or the defense of payment or performance in full, but without prejudice to reinstatement rights under Section 12 of the Guarantee Agreement, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.
Section . Termination or Release.
(a)This Agreement, the Security Interest and all other security interests granted hereby remain in full force and effect until the Secured Obligations (other than (1) contingent indemnity obligations that are not due and payable and (2) obligations and liabilities in respect of any Bank Products or Designated Credit Lines) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (except to the extent Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made).
(b)Any Grantor that is a Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary Guarantor; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

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(c)Upon any sale or other transfer by any Grantor of any Collateral (other than to another Grantor) that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.08 or 10.01 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.
(d)In connection with evidencing any termination or release pursuant to paragraph (a), (b), or (c), the Collateral Agent shall promptly (after reasonable advance notice) execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 8.13 shall be without representation, recourse to or warranty by the Collateral Agent.
(e)The Security Interest granted hereby in any Collateral shall be automatically subordinated to another Lien permitted by Section 7.01 of the Credit Agreement, in accordance with the terms of Section 9.08(a) of the Credit Agreement, either (i) upon a written election by the Administrative Agent to subordinate such security interest or (ii) in respect of liens permitted by Sections 7.01(g) and 7.01(i) of the Credit Agreement, upon Borrower’s request (with Administrative Agent’s consent, not to be unreasonably withheld, delayed or conditioned).
(f)At any time that the respective Grantor desires that the Collateral Agent take any action described in the preceding clause (d), it shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a), (b) or (c). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Agreement.
Section . Additional Grantors
. From time to time subsequent to the date hereof, in accordance with the terms of Section 6.12 of the Credit Agreement, additional Persons may be required to (or elect to) become party hereto as additional Grantors, by executing a Security Agreement Supplement. Upon delivery of any such Security Agreement Supplement to the Collateral Agent, notice of which is hereby waived by the Grantors, each such additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Borrower to become an additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
Section . Collateral Agent Appointed Attorney-in-Fact
. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and, upon three (3) Business Days’ prior written notice to the Grantors, taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, as applicable, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and (unless an Event of Default of the type specified in Sections 8.01(a), (e) or (f) of the Credit Agreement has occurred and is ongoing) delivery of three (3) Business Days’ prior written notice by the Collateral

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Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (b) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (c) to send verifications of Accounts to any Account Debtor; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (f) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent or to an account designated by the Collateral Agent and adjust, settle or compromise the amount of payment of any Account; and (g) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.
Section . Recourse; Limited Obligations
. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Loan Documents and the other Loan Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party. It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.
Section . Mortgages
. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of Fixtures and real estate leases, letting and licenses of, and contracts, and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.
Section . Reinstatement
. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other

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Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
Section . Reasonable Care
. The Collateral Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Collateral Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.
GRANTORS:
W. R. GRACE & CO.,
as Holdings
By:
Name:
Title:

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W. R. GRACE & CO.-CONN.,
as the Borrower
By:
Name:
Title:
ALLTECH ASSOCIATES, INC., as a Grantor
By:
Name:
Title:
COLLATERAL AGENT:    GOLDMAN SACHS BANK USA
By:
Name:
Title:

[Schedule I]
1

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SCHEDULE I-A

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Certain Excluded Instruments
SCHEDULE I-B

Pledged Equity; Pledged Debt
Pledged Equity:

Grantor	Issuer	Certificate #	% Ownership	% Pledged

Pledged Debt:

[Schedule II]
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SCHEDULE II

Intellectual Property
UNITED STATES PATENTS:
Registrations:

Title	Country	App. No. / Date	Patent or Pub. No. / Date	Owner

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Applications:

Title	Country	App. No./ Date	Patent or Pub. No./ Date	Owner

UNITED STATES TRADEMARKS:
Registrations:

Mark	Country	App. No./ Filing Date	Reg. No./ Reg. Date	Owner

Applications:

MATERIAL UNITED STATES COPYRIGHTS

Registrations:

Applications:
A-4

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B-1

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EXHIBIT A TO SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT
SUPPLEMENT NO. __, dated as of ________ (this “Supplement”), to the Security Agreement (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms thereof, the “Security Agreement”), dated as of February 3, 2014 by and among W. R. GRACE & CO., a Delaware corporation (the “Holdings”), W. R. GRACE & CO.-CONN., a Connecticut corporation (the “Borrower”), the grantors party thereto (together with the Borrower and any other Person that becomes a party thereto pursuant to Section 8.14 of the Security Agreement, collectively, the “Grantors”) and GOLDMAN SACHS BANK USA, as Collateral Agent (together with its successors and assigns, in such capacity, the “Collateral Agent”) for the Secured Parties.
1.Reference is made to that certain Credit Agreement, dated as of February 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, the German Borrower (as defined therein), the Lenders from time to time party thereto and the Administrative Agent.
2.    Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement or the Security Agreement, as applicable.
3.    The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.
Accordingly, the Collateral Agent and the New Subsidiary agree as follows:
Section 1. In accordance with Section 8.14 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof (provided that representations and warranties that specifically refer to an earlier date shall be made with respect to the date hereof). In furtherance of the foregoing, the New Subsidiary, as security for the payment in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of

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the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary. The Security Agreement is hereby incorporated herein by reference.
Section 2. The New Subsidiary represents and warrants to the Collateral Agent, for the benefit of the Secured Parties that, as of the date hereof, (a) it is duly authorized by all necessary corporate, membership, partnership or other necessary action to execute and deliver this Supplement and to perform its obligations under this Supplement; (b) this Supplement has been duly executed and delivered by the New Subsidiary; and (c) this Supplement when executed and delivered by the New Subsidiary will constitute, a legal, valid and binding obligation of the New Subsidiary Guarantor, enforceable in accordance with its terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, (ii) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) subject to the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Guarantor in favor of the Secured Parties.
Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
Section 4. The New Subsidiary hereby represents and warrants the information set forth in the attached Perfection Certificate is correct and complete in all material respects. Such Perfection Certificate shall be deemed to supplement the Schedules to the Security Agreement.
Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
Section 6. THIS SUPPLEMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this SUPPLEMENT and the transactions contemplated hereby SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK.
Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the

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Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Security Agreement.
Section 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement in accordance with (and subject to) Section 8.03(a) of the Security Agreement; provided however, that the Borrower shall remain primarily liable for such expenses pursuant to the Credit Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the date first above written.
[NAME OF NEW SUBSIDIARY],
as the New Subsidiary and a Grantor
By:
Name:
Title:
Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:
GOLDMAN SACHS BANK USA,
as the Collateral Agent
By:

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Name:
Title:
B-1

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EXHIBIT B TO SECURITY AGREEMENT
FORM OF PERFECTION CERTIFICATE
[To be attached.]

C-3

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EXHIBIT C TO SECURITY AGREEMENT
GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS
This Trademark Security Agreement, dated as of [______________] by and between [Name of Grantor], a [________] formed under the laws of [_________] (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, in its capacity as Collateral Agent pursuant to the Credit Agreement dated as of February 3, 2014 (in such capacity together with its successors and assigns, the “Grantee”).
W I T N E S S E T H:
Whereas, the Grantor is party to a Security Agreement dated as of February 3, 2014 (as amended, modified or supplemented, the “Security Agreement”) in favor of the Grantee pursuant to which the Grantor is required to execute and deliver this Trademark Security Agreement;

Form of Security Agreement
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Now, therefore, in consideration of the premises and to induce the Grantee, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Grantee as follows:
SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2. Grant of Security Interest in Trademark Collateral. The Grantor hereby pledges and grants to the Grantee for the benefit of the Secured Parties a security interest in and to all of its right, title and interest in, to and under all the Trademarks owned by such Grantor including, without limitation, those registered or applied for Trademarks listed on Schedule I attached hereto and all Proceeds of any and all of the foregoing; provided that with respect to any United States Trademark, applications in the United States Patent and Trademark Office on the basis of any Grantor’s “intent to use” such Trademarks will not be deemed to be Collateral unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed with the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral.
SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. Grantor hereby acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms. In the event that any provision of this Trademark Security Agreement is deemed to conflict with or is otherwise inconsistent with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 4. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office.
SECTION 5. Termination. Upon termination of the Security Agreement, the security interest granted pursuant to this Trademark Security Agreement shall be automatically released and the Grantee shall, at the reasonable request of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, lien and security interest in all the Trademarks owned by the Grantor, including, without limitation, those registered or applied for Trademarks listed on Schedule I attached hereto. Upon (i) the sale or other transfer by the Grantor of any Collateral constituting Trademarks (other than to another Grantor) that is permitted under the Credit Agreement or (ii) the Grantor being released

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from its obligations under the Security Agreement, in each case, the security interest granted pursuant to this Trademark Security Agreement shall be automatically released in accordance with (and subject to) Section 8.13 of the Security Agreement.
SECTION 6. Governing Law. THIS TRADEMARK SECURITY AGREEMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK.
SECTION 7. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery of an executed signature page to this Trademark Security Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Trademark Security Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.
Very truly yours,
[NAME OF GRANTOR],
as the Grantor
By:
Name:
Title:
Accepted and Agreed:
GOLDMAN SACHS BANK USA,

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as the Collateral Agent and the Grantee
By:
Name:
Title
C-4

| NY

6153312.5||

| NY

5630343.4||
SCHEDULE I
to
GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS

Trademark	Registration No. or Application No.

D-4

| NY

6153312.5||

| NY

5630343.4||

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F-1-48
NY\6158255.3

EXHIBIT D TO SECURITY AGREEMENT

GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS
This Patent Security Agreement, dated as of [________], by and between [Name of Grantor], a [________] formed under the laws of [___________] (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, in its capacity as Collateral Agent pursuant to the Credit Agreement dated as of February 3, 2013 (in such capacity together with its successors and assigns, the “Grantee”).
W I T N E S S E T H:
Whereas, the Grantor is party to a Security Agreement dated as of February 3, 2014 (as amended, modified or supplemented, the “Security Agreement”) in favor of the Grantee pursuant to which the Grantor is required to execute and deliver this Patent Security Agreement;
Now, therefore, in consideration of the premises and to induce the Grantee, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Grantee as follows:
SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2. Grant of Security Interest in Patent Collateral. The Grantor hereby pledges and grants to the Grantee for the benefit of the Secured Parties a security interest in and to all of its right, title and interest in, to and under all the Patents owned by the Grantor including, without limitation, those issued Patents and Patent applications on Schedule I attached hereto and all Proceeds of any and all of the foregoing.
SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. Grantor hereby acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms. In the event that any provision of this Patent Security Agreement is deemed to conflict with or is otherwise inconsistent with the Security Agreement, the provisions of the Security Agreement shall control.

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SECTION 4. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office.
SECTION 5. Termination. Upon termination of the Security Agreement, the security interest granted pursuant to this Patent Security Agreement shall be automatically released and the Grantee shall, at the reasonable request of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, lien and security interest in all Patents owned by the Grantor, including, without limitation, those issued Patents and Patent applications listed on Schedule I attached hereto. Upon (i) the sale or other transfer by the Grantor of any Collateral constituting Patents (other than to another Grantor) that is permitted under the Credit Agreement or (ii) the Grantor being released from its obligations under the Security Agreement, in each case, the security interest granted pursuant to this Patent Security Agreement shall be automatically released in accordance with (and subject to) Section 8.13 of the Security Agreement.
SECTION 6. Governing Law. THIS PATENT SECURITY AGREEMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK.
SECTION 7. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. Delivery of an executed signature page to this Patent Security Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Patent Security Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.
Very truly yours,
[NAME OF GRANTOR],
as the Grantor

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By:
Name:
Title:
Accepted and Agreed:
GOLDMAN SACHS BANK USA,
as the Collateral Agent and the Grantee
By:
Name:
Title:

SCHEDULE I
to
GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS

PATENT AND PATENT APPLICATION NUMBER	TITLE

E-4

| NY

6153312.5||

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F-1-51
NY\6158255.3

| NY

5630343.4||
EXHIBIT E TO SECURITY AGREEMENT

GRANT OF SECURITY INTEREST
IN UNITED STATES COPYRIGHTS
This Copyright Security Agreement, dated as of [__________], by and between [Name of Grantor] , a [____________] formed under the laws of [_________] (the “Grantor”), in favor of GOLDMAN SACHS BANK USA, in its capacity as Collateral Agent pursuant to the Credit Agreement dated as of February 3, 2014 (in such capacity together with its successors and assigns, the “Grantee”).
W I T N E S S E T H:
Whereas, the Grantor is party to a Security Agreement dated as of February 3, 2014 (as amended, modified or supplemented, the “Security Agreement”) in favor of the Grantee pursuant to which the Grantor is required to execute and deliver this Copyright Security Agreement;
Now, therefore, in consideration of the premises and to induce the Grantee, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Grantee as follows:
SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
SECTION 2. Grant of Security Interest in Copyright Collateral. The Grantor hereby pledges and grants to the Grantee for the benefit of the Secured Parties a security interest in and to all of its right, title and interest in, to and under all the Copyrights owned by the Grantor including, without limitation, those registered Copyrights and Copyright applications listed on Schedule I attached hereto and all Proceeds of any and all of the foregoing.
SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. Grantor hereby acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The Security Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its

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terms. In the event that any provision of this Copyright Security Agreement is deemed to conflict with or is otherwise inconsistent with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 4. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Copyright Office.
SECTION 5. Termination. Upon termination of the Security Agreement, the security interest granted pursuant to this Copyright Security Agreement shall be automatically released and the Grantee shall, at the reasonable request of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, lien and security interest in all Copyrights owned by the Grantor including, without limitation, those registered Copyrights and Copyright applications listed on Schedule I attached hereto. Upon (i) the sale or other transfer by the Grantor of any Collateral constituting Copyrights (other than to another Grantor) that is permitted under the Credit Agreement or (ii) the Grantor being released from its obligations under the Security Agreement, in each case, the security interest granted pursuant to this Copyright Security Agreement shall be automatically released in accordance with (and subject to) Section 8.13 of the Security Agreement.
SECTION 6. Governing Law. THIS COPYRIGHT SECURITY AGREEMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK.
SECTION 7. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.
Very truly yours,
[NAME OF GRANTOR],
as the Grantor

Form of Security Agreement
F-1-53
NY\6158255.3

By:
Name:
Title:
Accepted and Agreed:
GOLDMAN SACHS BANK USA,
as the Collateral Agent and the Grantee
By:
Name:
Title:
SCHEDULE I
to
GRANT OF SECURITY INTEREST
IN UNITED STATES COPYRIGHTS

Title	Registration Number

Form of Security Agreement
F-1-54
NY\6158255.3

EXHIBIT F-2

FORM OF LUX HOLDCO PLEDGE AGREEMENT

[To Be Attached]

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FEBRUARY 3, 2014

BETWEEN
W.R. Grace & Co.-Conn
as Pledgor
AND
Goldman Sachs Bank USA
as Collateral Agent
AND
Grace Luxembourg S.à r.l.
as Company

SHARE PLEDGE AGREEMENT

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1.    DEFINITIONS AND INTERPRETATION    4
2.    PLEDGE    6
3.    RELATED RIGHTS    7
4.    REPRESENTATIONS AND WARRANTIES    8
5.    GENERAL OBLIGATIONS    10
6.    EFFECTIVENESS OF THE PLEDGE    13
7.    RIGHTS OF RECOURSE    14
8.    ENFORCEMENT    14
9.    EXPENSES AND INDEMNITY    15
10.    DELEGATION    16
11.    RELEASE    16
12.    AMENDMENTS AND WAIVERS    16
13.    SEVERABILITY    16
14.    COUNTERPARTS - ORIGINAL COPIES    17
15.    NOTICES    17
16.    LANGUAGE    17
17.    JURISDICTION    17
18.    GOVERNING LAW    17
SCHEDULE A - RESOLUTIONS OF THE PLEDGOR    21
THIS AGREEMENT (the “Pledge Agreement”) is made on February 3, 2014.
BETWEEN:

(1)	W.R. Grace & Co.-Conn, a corporation incorporated under the laws of the state of Connecticut, having its registered office at 7500, Grace Drive, USA - Columbia, Maryland, hereinafter referred to as the “Pledgor”;

(2)
Goldman Sachs Bank USA, having its registered office at 200 West Street, New York, New York 10282-2198, in its capacity as Administrative Agent under the Credit Agreement (as defined below) acting for and on behalf of itself and the Secured Parties, hereinafter referred to as the “Collateral Agent”;

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AND

(3)
Grace Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having a share capital of EUR 193,275,261, having its registered office at 7A, rue Robert Stümper, L-2557 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162209, hereinafter referred to as the “Company”.
The Pledgor, the Collateral Agent and the Company are hereinafter referred to as the Parties.
RECITALS

(A)	Pursuant to the Credit Agreement, the Lenders have agreed to make available to the Pledgor the Loans (as defined therein);

(B)	The Pledgor currently owns the Shares and of the Voting Rights (each as defined below) in the Company.

(C)	The Pledgor enters into this Pledge Agreement in favour of the Collateral Agent in order to secure payment and discharge of the Secured Obligations (as defined below).

(D)	In consideration of the above, the Parties have agreed to enter into and execute this Pledge Agreement on the following terms:

1.	DEFINITIONS AND INTERPRETATION

1.	INTERPRETATION
In this Pledge Agreement, unless the context otherwise requires:

(a)	a reference to a person is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors, permitted assigns or transferees;

(b)	references to Clauses and Schedules are references to Clauses and Schedules of this Pledge Agreement and references to this Pledge Agreement include its Schedules;

(c)
references in this Pledge Agreement to any other agreement shall be construed as a reference to that other agreement as the same may from time to time be, amended, varied, supplemented or novated (however fundamentally, including in case of an increase of the Secured Obligations);

(d)
a reference to a law or statutory instrument or any provision thereof is to be construed as a reference to that law or statutory instrument or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	a time of day is a reference to Luxembourg time (unless otherwise specified);

(f)	the headings in this Pledge Agreement are inserted for convenience only and are to be ignored in construing this Pledge Agreement;

(g)	words importing the plural shall include the singular and vice versa; and

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(h)	unless otherwise defined in this Pledge Agreement, words and expressions defined in the Credit Agreement shall bear the same meanings when used in this Pledge Agreement.

2.	DEFINITIONS
When used in this Pledge Agreement:

“Business Day”	means a day, other than a Saturday or Sunday, on which banks are open to the public in Luxembourg-City.
“Credit Agreement”
means the credit agreement dated on or about the date of this Pledge Agreement between, among others, the Pledgor as borrower, the Collateral Agent as administrative agent and the other Lenders (as defined therein).

“Discharge Date”
means the date when the Secured Obligations (other than (i) contingent indemnity obligations that are not due and payable and (ii) obligations and liabilities in respect of any Bank Products or Designated Credit Lines (as both terms are defined in the Credit Agreement)) have been fully paid, all Commitments (as defined in the Credit Agreement) have terminated or expired and no Letter of Credit shall be outstanding (except to the extent Cash Collateralized (as defined in the Credit Agreement) or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer (both terms as defined in the Credit Agreement) shall have been made). The obligations of the Pledgor under this Pledge Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

"Event of Default"	has the meaning given to it in the Credit Agreement.
“Financial Collateral Law”	means the Luxembourg law of 5 August 2005 on financial collateral arrangements.
“Pledge”	means the first ranking pledge (gage de premier rang) created by this Pledge Agreement.
“Register”	means the register of shares of the Company.
“Related Rights”
means any dividend or other distribution paid or payable in relation to any of the Shares and any rights, moneys or property accruing or offered at any time in relation to any of the Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise, and, where permitted under the Credit Agreement, the proceeds of sale of the Shares.

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“Rights of Recourse”
means any and all rights, actions and claims the Pledgor may have against any Secured Party, including the rights, actions and claims arising under or pursuant to the enforcement of the present Pledge including, in particular, any rights of recourse the Pledgor may have under the terms of articles 1251, 1285, 2021, 2022, 2026 and 2028 ss. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation and any other similar right, action or claim under any applicable law.

"Secured Obligations”	has the meaning given to it in the Credit Agreement.
“Secured Parties”	has the meaning given to it in the Credit Agreement.
“Security Assets”	means the Shares and the Related Rights.
“Security Period“	means the period commencing on the date of this Pledge Agreement and ending on the Discharge Date or the date on which the Pledge is released pursuant to Clause 11 (Release).
“Shares”
means the shares issued by the Company and representing at any time 65% of the share capital of the Company entitled to vote, and such additional shares to be issued by the Company, regardless of the reason of such issuance (the “Future Shares”), provided that in no event shall the Future Shares combined with any existing shares constitute more than 65% of the Company’s share capital entitled to vote.

“Voting Rights”	means the voting rights attached to any of the Shares as well as any and all ancillary and/or accessory rights to such voting rights.

2.	PLEDGE
The Pledgor hereby pledges the Security Assets in favour of the Collateral Agent, acting for itself and on behalf of the other Secured Parties, who accepts, as a first ranking security for the full payment and discharge of the Secured Obligations.
The Company shall, on the date hereof, register the Pledge in the Register and deliver a certified copy of the Register to the Collateral Agent, by fax or email.
The following wording shall be used for the registration of the Pledge in the Register of the Company:
“Pursuant to a share pledge agreement dated February 3, 2014 (the “Share Pledge Agreement”), W.R. Grace & Co.-Conn has pledged its Shares and Related Rights (as defined in the Share Pledge Agreement), representing at all times 65% of the share capital of Grace Luxembourg S.à r.l., and in particular 19,327,526,100 shares owned by W.R. Grace & Co.-Conn on the date of the Share Pledge Agreement, in favour of Goldman Sachs Bank USA, acting as collateral agent for the Secured Parties (as defined in the Share Pledge Agreement), as first ranking security interest in order to secure the Secured Obligations (as defined in the Share Pledge Agreement). The Shares and the Related Rights

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may not be disposed of in any way without the prior written consent of the Collateral Agent. No second ranking pledge may be taken on the Shares without the prior written consent of the Collateral Agent”.
The Parties appoint any manager of the Company in order to record the Pledge in the Company’s Register.
In case any Future Shares are issued to or acquired by the Pledgor, the Pledgor shall, on the date of issuance or acquisition, as the case may be, notify the Company, procure the registration of the Pledge over the Future Shares in the Company’s Register and provide the Collateral Agent with a certified copy of the updated Register.
The Pledgor hereby authorises the Collateral Agent to take any steps to be taken for the purposes of perfecting the Pledge, and undertakes to take any such steps itself if so requested by the Collateral Agent.
The Company undertakes that all certificates (if any) representing the Shares shall, on the date of execution of this Pledge Agreement and on the date of any issuance of further certificates, be deposited with the Collateral Agent.

3.	RELATED RIGHTS

1.	DIVIDENDS
Prior to the occurrence of an Event of Default, all dividends or any other distributions (including by way of reduction of share premium) permitted under the Credit Agreement with respect to the Shares issued by the Company will be distributed to the Pledgor and not to the Collateral Agent.
After the occurrence of an Event of Default which is continuing, any dividends shall be paid exclusively to the Collateral Agent, which shall hold the same as additional collateral apply it towards the Secured Obligations in accordance with Section 8.03 of the Credit Agreement.

2.	VOTING RIGHTS
Prior to the occurrence of an Event of Default, only the Pledgor will be entitled to exercise the Voting Rights, provided that it shall not exercise those Voting Rights in any manner which adversely affects the rights of the Collateral Agent and the Secured Parties hereunder in any material respect and/or the validity or enforceability of the Pledge, or cause an Event of Default to occur, or cause the Collateral Agent to incur liabilities. The Pledgor shall not cast any vote, give any consent or waiver or take any action which would be inconsistent with or violate any provision of this Pledge Agreement and/or any Loan Document.
Following the occurrence and during the continuance of an Event of Default, the Collateral Agent shall

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be entitled, after giving written notice to this effect to the Pledgor and the Company, to exercise the Voting Rights in any manner the Collateral Agent deems reasonably fit, including the right to appear, participate in and cast votes at any shareholders’ meeting or written resolution.
In the exercise of such Voting Rights, and after the occurrence and during the continuance of an Event of Default, the Collateral Agent may only have consideration for its interests and the interests of the Secured Parties and need not to have any consideration for the interests of any other person (including the Pledgor).
The Pledgor shall deliver to the Collateral Agent a copy of convening notices, proposal of written resolutions or information of any shareholders’ meeting and/or shareholders written resolutions which may in any material respect adversely affect the validity or enforceability of the Pledge or cause an Event of Default to occur, or cause the Collateral Agent to incur liabilities.
The Pledgor waives any claim it may have in respect of the exercise by the Collateral Agent of the Voting Rights in case of the occurrence and continuance of an Event of Default, except in case of fraud, gross negligence or wilful misconduct of the Collateral Agent, or as otherwise provided for in the Credit Agreement.

4.	REPRESENTATIONS AND WARRANTIES

1.
The Pledgor represents and warrants to the Collateral Agent that, on the date hereof and on the date of a Credit Extension (as defined in the Credit Agreement), except to the extent that the representations and warranties refer specifically to an earlier date, in which case they are given as of such earlier date:

i.
It is and will remain the only registered and absolute legal and beneficial owner of the Security Assets and it has the power and authority, including all necessary corporate authorizations, to pledge the Security Assets in the manner hereby done or contemplated.

ii.	It has not transferred, assigned, pledged or in any way encumbered, except in favour of the Collateral Agent pursuant to this Pledge Agreement, the Security Assets or any rights relating thereto.

iii.
The Security Assets are free and clear of any and all disputes, liens, encumbrances, debts, options to purchase or sell, warrant, third party rights, security interests or mortgages, except for those expressly provided for in this Pledge Agreement.

iv.
By virtue of the execution by the Pledgor of this Pledge Agreement and the recording of the Pledge as provided for in Clause 2 (Pledge) above, the Collateral Agent will obtain a valid, binding and perfected first lien upon and security interest in the Security Assets enforceable under the laws of Luxembourg as security for the Secured Obligations, not subject to any prior or pari passu encumbrances.

v.	No person (other than the Pledgor) holds any rights or warrants entitling it to subscribe the Shares.

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2.
Each of the Pledgor and the Company represents and warrants to the Collateral Agent that, on the date hereof and on the date of a Credit Extension (as defined in the Credit Agreement), except to the extent that the representations and warranties refer specifically to an earlier date, in which case they are given as of such earlier date:

i.
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) the Company’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Luxembourg and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other Member State of the European Union.

ii.	Neither the Company nor the Pledgor is subject to any bankruptcy or similar insolvency proceeding.

iii.	The Shares are fully paid-up, validly issued and are not subject to any options to purchase or similar rights of any person.

iv.	The Company has not declared any dividends that remain unpaid at the date hereof in relation to the Shares.

v.	No unsatisfied judgement or award is outstanding against the Pledgor or the Company.

vi.	No counterclaim as to which a right of set-off or right of retention could be exercised exists with respect to the Security Assets.

vii.
No guarantee, loan capital, borrowed money or interest is overdue for payment by the Pledgor or the Company, and no other obligation or indebtedness is outstanding which is overdue for performance or payment where such fact could have a Material Adverse Effect.

viii.
The execution and performance of this Pledge Agreement does not violate or conflict with any provision of the Company’s organizational or corporate documents, and shall not constitute a violation or a breach of any agreement to which the Company is a party.

ix.
There is no agreement or other document, right or claim of any sort whatsoever regarding the issuance, subscription, acquisition, repurchase, redemption, assignment, voting rights, rights of first refusal or pre-emptive rights with respect to any of the Shares and which could adversely affect the liens created under this Pledge Agreement or any of the rights granted hereby to the Collateral Agent.

x.
All necessary authorisations to enable it to enter into this Pledge Agreement have been obtained and are in full force and effect, including especially but not exclusively, the written approval by the shareholders of the Company dated February 3, 2014 (a copy of which is attached as Schedule A) of any transferee of the Shares further to the enforcement of the Pledge, and it has the necessary power to enter into and perform its obligations under this Pledge Agreement.

5.	GENERAL OBLIGATIONS

1.	Except with the Collateral Agent’s prior written consent, the Pledgor shall not be entitled to transfer or grant a lien over the Security Assets during the Security Period.

2.	The Pledgor hereby undertakes to notify the Collateral Agent of any future Shares to be issued by the Company.

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3.
The Pledgor will immediately inform the Collateral Agent of any insolvency or liquidation proceedings commenced in respect of the Pledgor or the Company, and the Pledgor shall use its best efforts to ensure that no attachment (saisie) is made on the Security Assets and that any such attachment (saisie)

4.
The Pledgor shall promptly inform the Collateral Agent of the occurrence of any event which may render any of the representations set out in this Pledge Agreement materially inaccurate or of any event which may be expected to have an adverse effect on the validity or enforceability of the Pledge.

5.
During the Security Period, the Pledgor shall not, after a claim has been made or by virtue of any payment made, security realised or moneys received hereunder for or on the account of the liabilities of any other party:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Collateral Agent or be entitled to any right of contribution or indemnity; or

(ii)	claim, rank, prove or vote as a creditor of any party to this Pledge Agreement for its estate in competition with the Collateral Agent;

(i)
receive claims or have the benefit of payments, distributions or security from or on account of any party to this Pledge Agreement, or exercise any rights of set off as against such other party to this Pledge Agreement, other than as permitted by the Credit Agreement or hereunder;

6.
It is expressly agreed that, notwithstanding anything to the contrary herein contained, the Pledgor shall remain liable to observe and to perform all of the conditions and obligations assumed by it in respect of this Pledge and the Collateral Agent shall be under no obligation or liability by reason of or arising out of this Pledge, other than by its fraud, gross negligence or wilful neglect, except as provided for in the Credit Agreement.

7.
Except in accordance with the terms of the Credit Agreement or this Pledge Agreement or with the written consent of the Collateral Agent, the Pledgor shall not, until the expiry of the Security Period:

i.	permit any person other than itself, the Collateral Agent or the Collateral Agent’s nominee to be registered as holder of the Shares or of any part thereof; or

ii.	create or permit to be outstanding any pledge over all or any of the Security Assets, other than the Pledge created hereby; or

iii.	grant or promise to grant any rights over, sell, transfer, assign or otherwise dispose of any of the Security Assets or permit any person to do any such thing; or

iv.	exercise the Voting Rights so as to violate or otherwise adversely affect the rights of the Collateral Agent in any material respect under this Pledge Agreement or cause an Event of Default to occur;

8.	The Pledgor shall, until the expiry of the Security Period:

i.
protect the Security Assets against and hold the Security Assets and the security interest created hereby harmless from any and all acts, lawsuits or other proceedings that may, in any way, affect the rights of the Collateral Agent under this Pledge Agreement. The Pledgor shall promptly notify the Collateral Agent of any event, fact, act or circumstance, including, without limitation, any

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decision, suit, claim, investigation or change in law (or in the interpretation thereof), or, to the best of its knowledge, any threatened event, fact, act or circumstance, which could reasonably be expected to affect the validity, legality, perfection and first priority of the liens created hereby on the Security Assets or otherwise restrict, reduce or adversely affect the rights of the Collateral Agent under this Pledge Agreement;

ii.
act in good faith to maintain the rights of the Collateral Agent (and the Secured Parties) hereunder, and in particular shall not take steps nor do anything which would adversely affect the existence of the Pledge or cause an Event of Default to occur; and

iii.
cooperate with the Collateral Agent and sign or cause to be signed all such further documents and take all such further action as the Collateral Agent may from time to time reasonably request to perfect and protect the Pledge of the Security Assets and to carry out the provisions and purposes of this Pledge Agreement, including the exercise by the Collateral Agent of the Voting Rights pursuant to clause 3.2 above;

9.	Each of the Pledgor and the Company hereby undertakes that, during the subsistence of this Pledge Agreement, the Shares will be kept in registered form.

10.
The Company undertakes that all certificates (if any) representing the Shares shall, on the date of execution of this Pledge Agreement and on the date of any issuance of further certificates, be deposited with the Collateral Agent.

11.
The Pledgor shall at its own expense execute and do all such assurances, acts and things as the Collateral Agent may reasonably require for perfecting or protecting the security interest intended to be created hereby over the Security Assets or any part thereof or for facilitating (if and when this security becomes enforceable) the realisation of the Security Assets or any part thereof and in the exercise of all powers, authorities and discretions vested in the Collateral Agent over the Security Assets or any part thereof or in any delegate of the Collateral Agent.

12.
The Pledgor irrevocably appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Collateral Agent may consider to be requisite for (i) carrying out any obligation imposed on the Pledgor under this Agreement or (ii) exercising any of the rights conferred on the Collateral Agent by this Pledge Agreement or by law. The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.

13.
Upon the transfer by the Pledgor of any shares it holds in the Company, other than the Shares, the Pledgor undertakes to (i) request the managers of the Company to convene a general shareholders’ meeting, or, (ii) if not done by the managers, convene a shareholders’ meeting, in accordance to article 196 of the law dated 10 August 1915 on commercial companies, for the purpose of approving as potential future shareholder of the Company in case of enforcement of the Pledge:

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a.
the Collateral Agent as well as any wholly owned affiliate of the Collateral Agent who has obtained the Collateral Agent’s position as collateral agent under this Pledge Agreement, in accordance with the terms and conditions of the Credit Agreement, or

b.	any third party who has obtained the Collateral Agent’s position as collateral agent under this Pledge Agreement, in accordance with the terms and conditions of the Credit Agreement, or

c.	any third party that has been delegated by the Collateral Agent expressly in writing and in compliance with this Pledge Agreement and the Credit Agreement.

14.	The Pledgor undertakes to take the steps in 5.13 above and procures that any new shareholder of the Company votes to approve any other person designated by the Collateral Agent for this purpose.

6.	EFFECTIVENESS OF THE PLEDGE

1.
The liens to be created hereunder in favour of the Collateral Agent shall be senior in all respects and prior to any other liens on the Security Assets, notwithstanding the date, manner or order of grant, attachment or perfection of such other liens.

2.	The Pledge shall remain in full force and effect until the expiry of the Security Period.

3.
The Pledge shall not be affected by the unused committed credit facility(ies) or temporary repayment of the credit facility(ies) or by the partial fulfilment of the obligations under the Credit Agreement.

4.
It is expressly agreed between the Parties to this Pledge Agreement that all rights and claims of the Collateral Agent under this Pledge Agreement shall not be affected or discharged if the Collateral Agent should agree to defer payments, to release any collateral given or to be given, to release the guarantors from their liability under their respective guarantee, or to conclude arrangements of whatsoever kind with the Pledgor.

5.
The rights, powers and discretions of the Collateral Agent herein are in addition to and not exclusive of those provided by law, by any agreement with or any security in favour of the Collateral Agent.

6.
For the purpose of article 1278 of the Luxembourg civil Code, to the extent required under applicable law and without prejudice to the provisions in the Credit Agreement, the Collateral Agent hereby expressly reserves the preservation of this Pledge and the security interest created hereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising for it under the Credit Agreement.

7.
Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Collateral Agent by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:

•
any amendment to, or any variation, waiver or release of, any Secured Obligation, except in case of release in accordance with clause 11 upon expiry of the Security Period or as otherwise agreed in writing by the Collateral Agent;

•	any failure to take, or fully take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

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•
any failure to realise, or fully realise, the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations, except in case of release of the Pledge granted hereunder pursuant to clause 11; or

•
any other act, event or omission which, but for this clause might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Collateral Agent by this Pledge Agreement, the Pledge or by law, except in case of release pursuant to clause 11.

7.	RIGHTS OF RECOURSE

1.
The Pledgor waives the exercise of Rights of Recourse or any other rights against any Loan Party by way of provisional measures such as provisional attachment (saisie arrêt conservatoire) or by way of set off or the taking of any action in relation to such Rights of Recourse or other similar rights.

2.	The Pledgor hereby waives the exercise of Rights of Recourse against any Loan Party following the enforcement of the Pledge, in accordance with Article 2 (6) of the Financial Collateral Law.

3.	This Clause 7 (Rights of Recourse) shall remain in full force and effect notwithstanding any discharge or release of this Pledge Agreement.

8.	ENFORCEMENT
Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall be entitled to enforce to Pledge in the most favourable manner provided for by law and may, in particular, but without limitation:

(a)
appropriate the Shares or have a third party appropriate the Shares, at a value determined, on or after appropriation, by an independent auditor (réviseur d’entreprise) appointed by the Collateral Agent. The value of such Shares shall be determined in accordance with standard practice evaluation rules based on the net assets of the Company reflected in the most recent annual accounts of the Company and, if required, as adjusted in order to reflect the real economic value of these net assets. The costs incurred by such valuation shall be paid by the Pledgor; and/or

(b)	proceed to a private sale at arm’s length terms (conditions commerciales normales) in accordance with applicable legal provisions; and/or

(c)	demand payment, transfer and delivery of the Security Assets and in view to satisfy the Secured Obligations in compliance with article 11 paragraph (1) c) of the Financial Collateral Law; and/or

(d)	proceed to the sale of the Shares on the stock exchange or by public auction by a public officer appointed by the Collateral Agent.
All moneys from time to time received by the Collateral Agent shall after an occurrence and continuance of an Event of Default be applied in accordance with the Credit Agreement and any amount exceeding

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the Secured Obligations shall be transferred to the Pledgor as soon as possible.
In compliance with article 12 (2) of the Financial Collateral Law, the Pledgor, in its capacity as shareholder of the Company, has accepted (i) the Collateral Agent as well as any wholly owned affiliated of the Collateral Agent who has obtained the Collateral Agent’s position as collateral agent under this Pledge Agreement in accordance with the terms and conditions of the Credit Agreement, (ii) any third party who has obtained the Collateral Agent’s position under this Pledge Agreement or (iii) any third party that has been delegated expressly in writing by the Collateral Agent, as potential future shareholder of the Company, in case of enforcement of the Pledge (a copy of the resolution being enclosed as Schedule A).

9.	EXPENSES AND INDEMNITY
All reasonable costs, expenses, taxes, duties and similar charges incurred by the Pledgor and/or the Collateral Agent by virtue of this Pledge Agreement, now or in the future, including all costs of perfection, any costs of registration and notification, and all court and legal expenses arising out of the enforcement of their rights shall be paid in accordance with the terms of the Credit Agreement.
The Collateral Agent shall not be liable for any losses arising in connection with the exercise of any of its rights, powers or discretions hereunder save for liabilities and expenses that have been determined in the final, non-appealable judgement of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or wilful misconduct of the Collateral Agent.
The Pledgor shall indemnify the Collateral Agent in accordance with the terms of the Credit Agreement.

10.	DELEGATION
The Collateral Agent may delegate all or any of the powers, authorities and discretions which are for the time being exercisable by the Collateral Agent under this Pledge Agreement in relation to the Security Assets or any part thereof, subject to the terms and conditions of the Credit Agreement.

11.	RELEASE
The Pledge created hereby shall be released at the request and cost of the Pledgor upon the expiry of the Security Period or as otherwise agreed in writing by the Collateral Agent.

12.	AMENDMENTS AND WAIVERS
This Pledge Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Parties hereto.

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13.	SEVERABILITY
If a provision of this Pledge Agreement becomes illegal, invalid, or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provisions of this Pledge Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Pledge Agreement.
If any provision of this Pledge Agreement is or becomes prohibited or unenforceable in any jurisdiction, that shall not affect the validity or enforceability of any other provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction. The prohibited or unenforceable provisions shall be replaced by the Parties by new provisions reflecting the initial intention of the Parties.

14.	COUNTERPARTS - ORIGINAL COPIES
This Pledge Agreement shall be executed in as many original copies as parties and each party to this Pledge Agreement declares having received one original copy.
This Pledge Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

15.	NOTICES
All notices or other communications under or in connection with this Pledge Agreement shall be given in the manner and become effective as set forth in the Credit Agreement.

16.	LANGUAGE
Any notice given under or in connection with this Pledge Agreement shall be in English.
All other documents provided under or in connection with this Pledge Agreement shall be in English, or if not English, accompanied with a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

17.	JURISDICTION
Exclusive jurisdiction is granted to the Courts of the City of Luxembourg (Grand Duchy of Luxembourg) and any claims arising under this Pledge Agreement shall be submitted to the Courts of the City of Luxembourg.

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18.	GOVERNING LAW
This Pledge Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Pledge Agreement) shall be exclusively governed by and construed in all respects in accordance with Luxembourg law.
THIS PLEDGE AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS PLEDGE AGREEMENT.
EXECUTION PAGES

1.     W.R. Grace & Co.-Conn
as Pledgor
By:     ________________________________
Title:

By:     ________________________________
Title:
2.     Goldman Sachs Bank USA
as Collateral Agent
By:     ________________________________
Title:

By:     ________________________________
Title:
3.    Grace Luxembourg S.à r.l.

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By:     ________________________________
Title:

By:     ________________________________
Title:

SCHEDULE A - RESOLUTIONS OF THE PLEDGOR

Grace Luxembourg S.à r.l.
Société à responsabilité limitée
Registered office: 7A, rue Robert Stümper, L-2557 Luxembourg
RCS Luxembourg: B 162209
(the “Company”)

RESOLUTIONS OF THE SOLE SHAREHOLDER OF THE COMPANY ADOPTED ON _____________ 2014

W.R. Grace & Co.-Conn, a US law governed corporation, having its registered office at 7500, Grace Drive, USA - Columbia, Maryland, United Stated of America, being the sole shareholder of the Company (the “Sole Shareholder”), has decided to take the following resolution on the following agenda:
AGENDA:

•
Acceptance as potential future shareholder of the Company of (i) Goldman Sachs Bank USA (the “Collateral Agent”) as well as any wholly owned affiliate of the Collateral Agent who has obtained the Collateral Agent’s position as collateral agent under a pledge granted over 65% of the shares issued by the Company pursuant to the terms and conditions of a share pledge agreement governed by Luxembourg law entered into on February 3, 2014 between the Sole Shareholder as pledgor, the Collateral Agent and the Company (the “Pledge Agreement”), in accordance with the terms and conditions of the Credit Agreement (as defined in the Pledge Agreement), (ii) any third party who has obtained the Collateral Agent’s position as collateral agent under the Pledge Agreement, in accordance with the terms and conditions of the Credit Agreement (as defined in the Pledge Agreement), or (iii) any third party that has been delegated by the Collateral Agent expressly in writing and in compliance

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with the Pledge Agreement and the Credit Agreement, as a result of the enforcement of the pledge granted under the Pledge Agreement.
According to Article 12 (2) of the law dated 5 August 2005 on financial collateral arrangements, as amended, and in compliance with Articles 189 and 200-2 of the law of 10 August 1915 on commercial companies, as amended, the Sole Shareholder adopted the following resolution:
SOLE RESOLUTION
The Sole Shareholder hereby RESOLVES to accept:

•
the Collateral Agent as well as any wholly owned affiliate of the Collateral Agent who has obtained the Collateral Agent’s position as collateral agent under the Pledge Agreement, in compliance with the Credit Agreement, or

•	any third party who has obtained the Collateral Agent’s position as collateral agent under the Pledge Agreement, in compliance with the Credit Agreement, or

•	any third party that has been delegated by the Collateral Agent expressly in writing and in compliance with the Pledge Agreement’s and the Credit Agreement’s terms and conditions, as potential future shareholder of the Company in case of enforcement of the pledge granted under the Pledge Agreement (attached as Schedule A).

________________________________
W.R. Grace & Co.-Conn
By:
Capacity:
Schedule A - Pledge Agreement

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EXHIBIT G
FORM OF ADMINISTRATIVE QUESTIONNAIRE
GOLDMAN SACHS BANK USA
30 Hudson Street, 4th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Email: gsd.link@gs.com and gs-sbdagency-borrowernotices@gs.com
ADMINISTRATIVE QUESTIONNAIRE FOR:
Please accurately complete the following information and return via fax or e-mail to the attention of SBD Operations at Goldman Sachs Bank USA as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.
LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:
NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:
GENERAL INFORMATION -- DOMESTIC LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:

CREDIT CONTACTS/NOTIFICATION METHODS
Contact Name:
Street Address:
City, State, Zip Code:
Telephone Number:
Fax Number:
E-Mail Address:

TAX STATUS:
Is your institution a non-Resident Alien, foreign corporation or partnership?
Yes     No
If yes:
What is the country of incorporation or organization? :

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Tax Form W-8BEN or W-8EC1 should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.
If no:
Please submit Tax Form W-9
Lender's Tax Identification Number:
CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS—BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.
Contact Name:
Street Address:
City, State, Zip Code:
Telephone Number:
Fax Number:
E-Mail Address:

BID LOAN NOTIFICATION: (IF APPLICABLE)
Contact Name:
Street Address:
City, State, Zip Code:
Telephone Number:
Fax Number:
E-Mail Address:

PAYMENT INSTRUCTIONS:
Name of Bank where funds are to be transferred:
Routing Transit/ ABA Number of Bank where funds are to be transferred:
Name of Account, if applicable:
Account Number:
Additional Information:

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EXHIBIT H
FORM OF DISCOUNT RANGE PREPAYMENT NOTICE
Date: _____, 20__
To: [________________], as Auction Agent
Ladies and Gentlemen:
This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv) of that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. In the event of any conflict between this Discount Range Prepayment Notice and the Credit Agreement, the terms of the Credit Agreement shall control.
Pursuant to Section 2.05(a)(iv) of the Credit Agreement, the undersigned hereby requests that [each Lender] [each Lender of the [_____] tranche[s] of the [_____] Class of Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:
1.    This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the undersigned to [each Lender] [each Lender of the [_______] tranche[s] of the [_______] Class of Loans].
2.    The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[●] of Loans] [$[●] of the [________] tranche[(s)] of the [________] Class of Loans] (the “Discount Range Prepayment Amount”).
3.    The undersigned is willing to make Discounted Loan Prepayments at a percentage discount to par value greater than or equal to [[●]% but less than or equal to [●]% in respect of the Loans] [[●]% but less than or equal to [●]% in respect of the [_________] tranche[(s)] of the [_____] Class of Loans] (the “Discount Range”).
To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., Eastern time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement [(or such later date specified herein)].
The undersigned hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [______] tranche[s] of the [______] Class of Loans] as follows:
Pursuant to Section 2.05(a)(iv) of the Credit Agreement (a) no Event of Default has occurred and is continuing or would result therefrom and (b) no proceeds of Revolving Loans will be used to make any Discounted Loan Prepayment.

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The undersigned acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.
The undersigned requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Discount Range Prepayment Notice.
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IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.
[NAME OF APPLICABLE LOAN PARTY OR SUBSIDIARY]
By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

Form of Discount Range Prepayment Notice

NY\6158255.3

EXHIBIT I
FORM OF DISCOUNT RANGE PREPAYMENT OFFER
Date: ______, 20___
To: [____________], as Auction Agent
Ladies and Gentlemen:
Reference is made to (a) that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), and (b) that certain Discount Range Prepayment Notice, dated [______], 20[_], from the applicable Loan Party or Subsidiary of a Loan Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement. In the event of any conflict between this Discount Range Prepayment Offer and the Credit Agreement, the terms of the Credit Agreement shall control.
The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:
1.    This Discount Range Prepayment Offer is available only for prepayment on [the Loans] [the [_______] tranche[s] of the [_______] Class of Loans] held by the undersigned.
2.    The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):
[Loans - $[●]]
[[________] tranche[s] of the [______] Class of Loans - S[●]]
3.    The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[●]% in respect of the Loans] [[●]% in respect of the [_______] tranche[(s)] of the [_______] Class of Loans] (the “Submitted Discount”).
The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[_______] tranche[s] of the [____] Class of Loans] indicated above pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.
The undersigned Lender acknowledges and agrees that, in connection with any prepayment on the terms indicated above:

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1.[Insert Name of Loan Party or Subsidiary that delivered the Notice] may have and later may come into possession of Excluded Information.
2.Such undersigned Lender has independently and, without reliance on the Loan Parties or any of their Subsidiaries, the Agents or any other Agent-Related Persons, made its own analysis and determination to participate in such prepayment notwithstanding such undersigned Lender’s lack of knowledge of the Excluded Information.
3.None of the Loan Parties, their respective Subsidiaries or Affiliates, the Agents or any other Agent-Related Persons shall have any liability to such undersigned Lender, and such undersigned Lender hereby waives and releases, to the maximum extent permitted by law, any claims such undersigned Lender may have against the Loan Parties, any of their Subsidiaries or Affiliates, the Agents and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.
4.The Excluded Information may not be available to the Agents or the other Lenders.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.
[NAME OF LENDER]
By:
Name:
Title:

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NY\6158255.3

EXHIBIT J
FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE
Date:_______, 20___
To: [____________], as Auction Agent
Ladies and Gentlemen:
This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(B) of that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. In the event of any conflict between this Specified Discount Prepayment Notice and the Credit Agreement, the terms of the Credit Agreement shall control.
Pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement, the undersigned hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [_______] tranche[s] of the [_____] Class of Loans] on the following terms:
1.    This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [______] tranche[s] of the [_____] Class of Loans].
2.    The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[●] of Loans] [$[●] of the [_____] tranche[(s)] of the [_____] Class of Loans] (the “Specified Discount Prepayment Amount”).
3.    The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[●]% in respect of the Loans] [[●]% in respect of the [______] tranche[(s)] of the [______] Class of Loans] (the “Specified Discount”).
To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., Eastern time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement [(or such later date specified herein)].
The undersigned hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [____] tranche[s] of the [____] Class of Loans] as follows:
Pursuant to Section 2.05(a)(iv) of the Credit Agreement, (a) no Event of Default has occurred and is continuing and (b) no proceeds of Revolving Loans will be used to make any Discounted Loan Prepayment.
The undersigned acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice

Form of Specified Discount Prepayment Notice

NY\6158255.3

and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.
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Form of Specified Discount Prepayment Notice

NY\6158255.3

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.
[NAME OF APPLICABLE LOAN PARTY
OR SUBSIDIARY]
By:
Name:
Title:
Enclosure: Form of Specified Discount Prepayment Response

Form of Specified Discount Prepayment Notice

NY\6158255.3

EXHIBIT K
FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE
Date: ______, 20___
To: [____________], as Auction Agent
Ladies and Gentlemen:
Reference is made to (a) that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), and (b) that certain Specified Discount Prepayment Notice, dated [______], 20[__], from the applicable Loan Party or Subsidiary of a Loan Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement. In the event of any conflict between this Specified Discount Prepayment Response and the Credit Agreement, the terms of the Credit Agreement shall control.
The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Loans] [[__________] tranche[s] of the [___] Class of Loans - $[●]] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:
[Loans - $[●]]
[[_______] tranche[s] of the [_______] Class of Loans - $[●]]
The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[_______] tranche[s] of the [___] Class of Loans] pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.
The undersigned Lender acknowledges and agrees that, in connection with any prepayment on the terms indicated above:
1.[Insert Name of Loan Party or Subsidiary that delivered the Notice] may have and later may come into possession of Excluded Information.
2.Such undersigned Lender has independently and, without reliance on the Loan Parties or any of their Subsidiaries, the Agents or any other Agent-Related Persons, made its own analysis and determination to participate in such prepayment notwithstanding such undersigned Lender’s lack of knowledge of the Excluded Information.

Form of Specified Discount Prepayment Response

NY\6158255.3

3.None of the Loan Parties, their respective Subsidiaries or Affiliates, the Agents or any other Agent-Related Persons shall have any liability to such undersigned Lender, and such undersigned Lender hereby waives and releases, to the maximum extent permitted by law, any claims such undersigned Lender may have against the Loan Parties, any of their Subsidiaries or Affiliates, the Agents and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.
4.The Excluded Information may not be available to the Agents or the other Lenders.
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Form of Specified Discount Prepayment Response

NY\6158255.3

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.
[NAME OF LENDER]
By:
Name:
Title:

Form of Specified Discount Prepayment Response

NY\6158255.3

EXHIBIT L
FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE
Date: ______, 20____
To: [________________], as Auction Agent
Ladies and Gentlemen:
This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(D) of that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. In the event of any conflict between this Solicited Discount Prepayment Notice and the Credit Agreement, the terms of the Credit Agreement shall control.
Pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, the undersigned hereby requests that [each Lender] [each Lender of the [________] tranche[s] of the [____] Class of Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:
1.    This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the undersigned to [each Lender] [each Lender of the [_______] tranche[s] of the [______] Class of Loans].
2.    The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):
[Loans - $[●]]
[[____________] tranche[s] of the [___] Class of Loans - $[●]]
To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., Eastern time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement [(or such later date specified herein)].
The undersigned requests that the. Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.
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Form of Solicitated Discounted Prepayment Notice
L-1
NY\6158255.3

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.
[NAME OF LOAN PARTY OR SUBSIDIARY]
By:
Name:
Title:
Enclosure: Form of Solicited Discounted Prepayment-Offer

Form of Solicitated Discounted Prepayment Notice
L-2
NY\6158255.3

EXHIBIT M
FORM OF ACCEPTANCE AND PREPAYMENT NOTICE
Date: _____, 20____
To: [________________], as Auction Agent
Ladies and Gentlemen:
This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(iv)(D) of that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), and (b) that certain Solicited Discounted Prepayment Notice, dated _____, 20___, from the undersigned (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement. In the event of any conflict between this Acceptance and Prepayment Notice and the Credit Agreement, the terms of the Credit Agreement shall control.
Pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, the undersigned hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[●]% in respect of the Loans] [[●]% in respect of the [__________] tranche[(s)] of the [___] Class of Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.
The undersigned expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(iv)(D) of the Credit Agreement.
The undersigned hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [__________] tranche[s] of the [____] Class of Loans] as follows:
Pursuant to Section 2.05(a)(iv) of the Credit Agreement, no Event of Default has occurred and is continuing.
The undersigned acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.
The undersigned requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.
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Form of Acceptance and Prepayment Notice
M-1
NY\6158255.3

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.
[NAME OF LOAN PARTY OR SUBSIDIARY]
By:
Name:
Title:

Form of Acceptance and Prepayment Notice
M-2
NY\6158255.3

EXHIBIT N
FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER
Date: ______, 20____
To: [_______________], as Auction Agent
Ladies and Gentlemen:
Reference is made to (a) that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”), and (b) that certain Solicited Discounted Prepayment Notice, dated [______], 20[__], from the Loan Party or Subsidiary of a Loan Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement. In the event of any conflict between this Solicited Discount Prepayment Offer and the Credit Agreement, the terms of the Credit Agreement shall control.
To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m., Eastern time, on the third Business Day following your receipt of this notice.
The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:
1.    This Solicited Discounted Prepayment Offer is available only for prepayment on the [Loans] [[_______] tranche[s] of the [____] Class of Loans] held by the undersigned.
2.    The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):
[Loans - $[●]]
[[____________] tranche[s] of the [____] Class of Loans - $[●]]
3.    The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[●]% in respect of the Loans] [[●]% in respect of the [____________] tranche[(s)] of the [_____] Class of Loans] (the “Offered Discount”).
The undersigned Lender hereby expressly-and irrevocably consents and agrees to a prepayment of its [Loans] [[________] tranche[s] of the [___] Class of Loans] pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

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NY\6158255.3

The undersigned Lender acknowledges and agrees that, in connection with any prepayment on the terms indicated above:
1.[Insert Name of Loan Party or Subsidiary that delivered the Notice] may have and later may come into possession of Excluded Information.
2.Such undersigned Lender has independently and, without reliance on the Loan Parties or any of their Subsidiaries, the Agents or any other Agent-Related Persons, made its own analysis and determination to participate in such prepayment notwithstanding such undersigned Lender’s lack of knowledge of the Excluded Information.
3.None of the Loan Parties, their respective Subsidiaries or Affiliates, the Agents or any other Agent-Related Persons shall have any liability to such undersigned Lender, and such undersigned Lender hereby waives and releases, to the maximum extent permitted by law, any claims such undersigned Lender may have against the Loan Parties, any of their Subsidiaries or Affiliates, the Agents and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.
4.The Excluded Information may not be available to the Agents or the other Lenders.
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Form of Solicited Discounted Prepayment Offer

NY\6158255.3

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.
[NAME OF LENDER]
By:
Name:
Title:

Form of Solicited Discounted Prepayment Offer

NY\6158255.3

EXHIBIT O
FORM OF SOLVENCY CERTIFICATE
of
W. R. GRACE & CO.-CONN.
AND ITS RESTRICTED SUBSIDIARIES
[DATE]
Pursuant to Section 4.01(k) of that certain Credit Agreement, dated as of [______], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), by and among W. R. GRACE & CO., a Delaware corporation, as Holdings, W. R. GRACE & CO.-CONN., a Connecticut corporation, as the Borrower, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent, the undersigned hereby certifies to the Administrative Agent and Lenders, solely in such undersigned’s capacity as chief financial officer of Holdings, and not individually (and without personal liability), as follows:
As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)
the fair value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)
the present fair saleable value of the property (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)
The Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)
The Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this solvency certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured

Form of Solvency Certificate

NY\6158255.3

liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries (taken as a whole). In reaching the conclusions set forth in this solvency certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[Signature Page Follows.]

Form of Solvency Certificate

NY\6158255.3

IN WITNESS WHEREOF, the undersigned has executed this solvency certificate in such undersigned’s capacity as chief financial officer of Holdings, on behalf of Holdings, and not individually, as of the date first stated above.

______________________________
Name:
Title: Chief Financial Officer of
W. R. GRACE & CO.

Form of Solvency Certificate

NY\6158255.3

EXHIBIT P
FORM OF PREPAYMENT NOTICE

Date: _______, ____
To: Goldman Sachs Bank USA,
as Administrative Agent
[●]
Attention: _______________
Telephone: ______________
Facsimile: _______________
Email: __________________

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of [_____], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors and assigns, the “Administrative Agent”).
This Prepayment Notice is delivered to you pursuant to Section 2.05(a) of the Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:
1.    (select Type(s) of Loans)
Eurocurrency Rate Loans with an Interest Period ending ______, 20__ in the aggregate principal amount of $________.
Base Rate Loans in the aggregate principal amount of $________.
Swingline Loans in the aggregate principal amount of $________.
2.    (list applicable tranche(s) and class(es) of Loans (e.g., U.S. Term Loan, Euro Term Loan, Additional Term Loan, U.S. Revolving Loan, Multicurrency Revolving Loan, Additional Revolving Loan, Swingline Loan, Other Loan or Extended Term Loan, etc.).)
3.    On __________, 20__ (a Business Day).
4.    Borrower directs prepayment to be applied ___________.

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NY\6158255.3

[Signature Page Follows.]

Form of Prepayment Notice

NY\6158255.3

W. R. GRACE & CO.-CONN.,
as Borrower
By:
Name:
         Title:

Form of Prepayment Notice

NY\6158255.3

EXHIBIT Q
FORM OF JOINDER AGREEMENT
JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of [__________ __, 20__] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), W. R. GRACE & CO.-CONN., a Connecticut corporation (“Borrower”), and GOLDMAN SACHS BANK USA (“GS”), as Administrative Agent.
RECITALS:
WHEREAS, reference is hereby made to the Credit Agreement, dated as of [___________], 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, W. R. GRACE & CO., a Delaware corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, the Lenders party thereto from time to time, and GS, as Administrative Agent; and
WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request Additional U.S. Revolving Commitments, Additional Multicurrency Revolving Commitments and/or Additional Term Commitments by entering into one or more Joinder Agreements with the Additional Revolving Lenders and/or Additional Term Lenders, as applicable.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”) and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

NY\6158724.2

Each Lender hereby agrees to make its Commitment on the following terms and conditions:

1.
Applicable Rate. The Applicable Rate for each Series [__] Additional Term Loan shall mean, as of any date of determination, [___]% per annum. [Insert other pricing terms as applicable, to the extent consistent with Section 2.14 of the Credit Agreement.]

2.	Principal Payments. Borrower shall make principal payments on the Series [__] Additional Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [__] Additional Term Loans
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
TOTAL	$__________

3.
Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [__] Additional Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [__] Additional Term Loans in accordance with Sections 2.05 and 2.07 of the Credit Agreement, respectively.

4.
Prepayment Fees. Borrower agrees to pay to each Additional Term Lender the following prepayment fees, if any: [__________]. [Insert other prepayment provisions with respect to Additional Term Loans, to the extent consistent with Section 2.14 of the Credit Agreement.]

5.	Maturity Date. The maturity date for the Series [__] Additional Term Loans shall be: [____].

NY\6158724.2

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow [Series [__] New Term Loans] from New Term Loan Lender as follows (the “Proposed Borrowing”):
a.    Business Day of Proposed Borrowing: ___________, ____
b.    Amount of Proposed Borrowing: $___________________
c.    Interest rate option:        a. Base Rate Loan(s)
b. Eurocurrency Rate Loans
with an initial Interest
Period of ____ month(s)

7.	Additional Provisions. [Insert other provisions with respect to the Series [__] Additional Term Loans, to the extent consistent with Section 2.14 of the Credit Agreement.]

8.	[Other Fees. Borrower agrees to pay each [Additional Term Lender] [Additional Revolving Lender] its Pro Rata Share of an aggregate fee equal to [________ __, ____] on [_________ __, ____].]

9.
[New Lenders. Each [Additional Term Lender] [Additional Revolving Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of Series [___] Additional Term Loans] that such [Additional Term Lender] [Additional Revolving Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]

10.
Credit Agreement Governs. Except as set forth in this Agreement, [Series [__] Additional Revolving Loans] [Series [__] Additional Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

11.
Borrower’s Certifications. By its execution of this Agreement, the undersigned officer of the Borrower hereby certifies, in the capacity of an officer and not in any individual capacity, that Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the Additional Commitments Effective Date.

12.	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

i.
[Borrower shall make any payments required pursuant to Section 3.04 of the Credit Agreement in connection with the [Additional U.S. Revolving Commitments] [Additional Multicurrency Revolving Commitments;]]

ii.	Borrower shall deliver or cause to be delivered all certificates, resolutions, opinions, agreements and other documents required to be delivered by

NY\6158724.2

Section 2.14 of the Credit Agreement, including without limitation the certificate of Responsible Officer described in Section 2.14(b) of the Credit Agreement.

13.	Eligible Assignee. By its execution of this Agreement, each [Additional Term Lender][Additional Revolving Lender] represents and warrants that it is an Eligible Assignee.

14.	Notice. For purposes of the Credit Agreement, the initial notice address of each [Additional Term Lender][Additional Revolving Lender] shall be as set forth below its signature below.

15.
Non-US Lenders. For each [Additional Term Lender][Additional Revolving Lender] that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [Additional Term Lender][Additional Revolving Lender] may be required to deliver to Administrative Agent pursuant to Section 3.01(d) of the Credit Agreement.

16.
Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [__] Additional Term Loans][ Series [__] Additional Revolving Loans] made by [Additional Term Lenders][Additional Revolving Lenders] in the Register.

17.
Amendment, Modification and Waiver. This Agreement may not be amended, restated, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

18.
Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

19.
GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF NEW YORK THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

20.
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

NY\6158724.2

21.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or by electronic .tif or .pdf copy of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

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NY\6158724.2

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [_____________, ______].
[NAME OF LENDER]
By:______________________________
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:
W. R. GRACE & CO.-CONN.

By: __________________________
Name:
Title:

Consented to by:
GOLDMAN SACHS BANK USA,
as Administrative Agent

By: _____________________________
    Authorized Signatory

NY\6158724.2

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[___________________]	[Additional Term Commitment] [Additional U.S. Revolving Commitment] [Additional Multicurrency Revolving Commitment]	$________________

Total: $_________________

NY\6158724.2

EXHIBIT R
FORM OF CERTIFICATE OF NON BANK STATUS
[To Be Attached]

Form of Joinder Agreement

NY\6158255.3

EXHIBIT R-1

TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Form of Joinder Agreement

NY\6158255.3

EXHIBIT R-2

TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Form of Joinder Agreement

NY\6158255.3

EXHIBIT R-3

TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Form of Joinder Agreement

NY\6158255.3

EXHIBIT R-4

TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [ ], 2014, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. GRACE & CO., a Delaware corporation, W. R. GRACE & CO.-CONN., a Connecticut corporation, GRACE GMBH & CO. KG, a limited partnership organized and existing under the laws of Germany, registered with the local court Mainz under number HRA 11357, each Lender from time to time party thereto and GOLDMAN SACHS BANK USA, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Form of Joinder Agreement

NY\6158255.3